As filed with the Securities and Exchange Commission on July 2, 2024

Registration No. 333-280190

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UMB FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Missouri	6021	43-0903811
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	1010 Grand Boulevard Kansas City, Missouri 64106 (816) 860-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John C. Pauls Executive Vice President, General Counsel and Secretary 1010 Grand Boulevard Kansas City, Missouri 64106 (816) 860-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Lee Hochbaum, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Jay L. Kim Heartland Financial USA, Inc. 1800 Larimer Street, Suite 1800 Denver, Colorado 80202 (303) 285-9200	Jacob A. Kling, Esq. Steven R. Green, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the mergers described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY-SUBJECT TO COMPLETION-DATED JULY 2, 2024

To the Shareholders of UMB Financial Corporation and the Stockholders of Heartland Financial USA, Inc.

MERGERS PROPOSED—YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of UMB Financial Corporation (“UMB”) and Heartland Financial USA, Inc. (“HTLF”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed acquisition of HTLF by UMB. We are requesting that you take certain actions as a holder of UMB common stock or a holder of HTLF common stock.

The boards of directors of UMB and HTLF have each unanimously approved an agreement for UMB to acquire HTLF. Pursuant to the Agreement and Plan of Merger, dated as of April 28, 2024, among UMB, HTLF and Blue Sky Merger Sub Inc. (“Merger Sub”) (as amended from time to time, the “merger agreement”), (i) Merger Sub will merge with and into HTLF (the “merger”), with HTLF surviving the merger as a wholly-owned subsidiary of UMB (the “surviving entity”) and (ii) immediately following the effective time of the merger (the “effective time”) and as part of a single, integrated transaction, the surviving entity will merge with and into UMB (the “second merger” and, together with the merger, the “mergers”), with UMB surviving the second merger (the “surviving corporation” or “UMB,” as the case may be).

The proposed mergers will leverage the strengths of both organizations, creating a diversified, community-focused banking franchise with a network of more than 180 branches across 13 states. We believe the mergers will position the surviving corporation as a premier banking institution, with increased scale, an expanded geographic footprint and an enhanced platform for future growth. In addition, we believe that the surviving corporation will benefit from the talented management teams, similar core values and strong commitments to serving their customers and communities of both UMB and HTLF.

In the merger, holders of HTLF common stock will receive 0.5500 shares (the “exchange ratio” and such shares, the “merger consideration”) of UMB common stock for each share of HTLF common stock they own. Holders of UMB common stock will continue to own their existing shares of UMB common stock. Based on the closing price of UMB common stock on the Nasdaq Global Select Market (the “Nasdaq”) on April 26, 2024, the last trading day before public announcement of the mergers, the exchange ratio represented approximately $45.74 in value for each share of HTLF common stock. Based on the closing price of UMB common stock on the Nasdaq on July 1, 2024, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, of $82.40, the exchange ratio represented approximately $45.32 in value for each share of HTLF common stock. The value of HTLF common stock at the closing date of the mergers (the “closing date”) could be greater than, less than or the same as the value of UMB common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of UMB common stock (trading symbol “UMBF”) and HTLF common stock (trading symbol “HTLF”).

In addition, in the mergers, each share of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, par value $1.00 per share, of HTLF (“HTLF preferred stock”) will be converted into the right to receive a share of a newly created series of preferred stock of UMB, par value $0.01 per share, with such rights, preferences, privileges and powers as set forth in the Certificate of Designation attached to the merger agreement (the “new UMB preferred stock”). Each HTLF depositary share representing a 1/400th interest in a share of HTLF preferred stock will become a new UMB depositary share and will represent a 1/400th interest in a share of new UMB preferred stock. The HTLF depositary shares representing a 1/400th interest in a share of HTLF preferred stock are currently listed on the Nasdaq under the symbol “HTLFP.” The new UMB depositary shares representing a 1/400th interest in a share of new UMB preferred stock are expected to be listed on the Nasdaq upon the closing date.

We expect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, holders of HTLF common stock and HTLF preferred stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of HTLF common stock for UMB common stock and shares of HTLF preferred stock for new UMB preferred stock in the mergers, except with respect to any cash received instead of fractional shares of UMB common stock.

Based on the number of shares of HTLF common stock outstanding and reserved for issuance as of June 26, 2024, UMB expects to issue approximately 25 million shares of UMB common stock in the merger. Following the completion of the merger, former holders of HTLF common stock will own approximately thirty-one percent (31%) and existing holders of UMB common stock will own approximately sixty-nine percent (69%) of the common stock of the surviving corporation.

The special meeting of holders of UMB common stock will be held on August 6, 2024 virtually via the Internet, at http://www.meetnow.global/MD9TFPP, at 9:00 a.m., Central Time. The special meeting of holders of HTLF common stock will be held on August 6, 2024 virtually via the Internet, at http://www.virtualshareholdermeeting.com/HTLF2024SM, at 1:00 p.m., Mountain Time. At our respective special meetings, in addition to other business, UMB will ask its shareholders to (i) approve the issuance of UMB common stock to holders of HTLF common stock pursuant to the merger agreement and (ii) an amendment to the UMB articles of incorporation (the “UMB articles amendment proposal”) to effect an increase in the number of authorized shares of UMB’s common stock, and HTLF will ask its stockholders to approve the adoption of the merger agreement and the transactions contemplated thereby (the “HTLF merger proposal”). Information about these meetings and the mergers is contained in the accompanying joint proxy statement/prospectus. In particular, see the section entitled “Risk Factors” beginning on page 28. We urge you to read the accompanying joint proxy statement/prospectus carefully and in its entirety.

Holders of HTLF preferred stock and holders of depositary shares representing a 1/400th interest in a share of HTLF preferred stock are not entitled to, and are not requested to, vote at the HTLF special meeting.

Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting “AGAINST” the HTLF merger proposal and the UMB articles amendment proposal, as applicable.

Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards of directors in their recommendations.

J. Mariner Kemper Chairman of the Board and Chief Executive Officer UMB Financial Corporation	Bruce K. Lee President and Chief Executive Officer Heartland Financial USA, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the mergers or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the mergers are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either UMB or HTLF, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying joint proxy statement/prospectus is dated July [   ], 2024, and is first being mailed to holders of UMB common stock and holders of HTLF common stock on or about July [   ], 2024.

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, Missouri 64106

Notice of Special Meeting of Shareholders

To the Shareholders of UMB Financial Corporation:

On April 28, 2024, UMB Financial Corporation (“UMB”), Heartland Financial USA, Inc. (“HTLF”) and Blue Sky Merger Sub Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock, par value $1.00 per share, of UMB (“UMB common stock” and such meeting, the “UMB special meeting”) will be held on August 6, 2024 virtually via the Internet, at http://www.meetnow.global/MD9TFPP (the “UMB special meeting website”), at 9:00 a.m. Central Time. We are pleased to notify you of and invite you to the UMB special meeting.

At the UMB special meeting, you will be asked to consider and vote on the following matters:

•

Proposal to approve an amendment to the UMB articles of incorporation to increase the number of authorized shares of UMB common stock from eighty million (80,000,000) shares to one hundred sixty million (160,000,000) shares (the “UMB articles amendment” and such proposal, the “UMB articles amendment proposal”);

•

Proposal to approve the issuance of UMB common stock to holders of HTLF common stock pursuant to the merger agreement (the “UMB share issuance” and such proposal, the “UMB share issuance proposal”); and

•

Proposal to adjourn or postpone the UMB special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the UMB articles amendment proposal or the UMB share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of UMB common stock (the “UMB adjournment proposal”).

The UMB board of directors has fixed the close of business on July 1, 2024 as the record date for the UMB special meeting. Only holders of record of UMB common stock as of the close of business on the record date for the UMB special meeting are entitled to notice of, and to vote at, the UMB special meeting or any adjournment or postponement thereof.

The UMB board of directors unanimously recommends that holders of UMB common stock vote “FOR” the UMB articles amendment proposal, “FOR” the UMB share issuance proposal and “FOR” the UMB adjournment proposal.

UMB has determined that holders of UMB common stock are not entitled to appraisal or dissenters’ rights with respect to the mergers contemplated under the merger agreement under Section 351.455 of the General and Business Corporation Law of Missouri (“Missouri law”).

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of UMB common stock approve the UMB articles amendment proposal and the UMB share issuance proposal. The affirmative vote of two-thirds of the voting power of the issued and outstanding shares of

UMB common stock entitled to vote at the UMB special meeting is required to approve the UMB articles amendment proposal. The affirmative vote of a majority of the votes cast by holders of shares of UMB common stock present in person or represented by proxy and entitled to vote at the UMB special meeting is required to approve the UMB share issuance proposal.

Each copy of the joint proxy statement/prospectus mailed to holders of UMB common stock is accompanied by a form of proxy card with instructions for voting.

Whether or not you plan to attend the UMB special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

The joint proxy statement/prospectus of which this notice is part provides a detailed description of the merger agreement, the mergers contemplated thereby and the other matters to be considered at the UMB special meeting. A summary of the merger agreement is included in the joint proxy statement/prospectus in the sections entitled “The Mergers” and “The Transaction Agreements—Description of the Merger Agreement”, and a copy of the merger agreement is attached as Annex A to the joint/proxy statement prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.

If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact Okapi Partners LLC, UMB’s proxy solicitor, by calling toll-free at (844) 343-2623, or for banks and brokers, collect at (212) 297-0720.

By Order of the Board of Directors

J. Mariner Kemper Chairman of the Board and Chief Executive Officer UMB Financial Corporation

July [ ], 2024

Heartland Financial USA, Inc.

1800 Larimer Street, Suite 1800

Denver, Colorado 80202

Notice of Special Meeting of Stockholders

To the Stockholders of Heartland Financial USA, Inc.:

On April 28, 2024, Heartland Financial USA, Inc. (“HTLF”), UMB Financial Corporation (“UMB”) and Blue Sky Merger Sub Inc., a wholly-owned subsidiary of UMB, entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the joint/proxy statement prospectus of which this notice is a part, pursuant to which, through two successive mergers, HTLF will merge with and into UMB (collectively, the “mergers”).

NOTICE IS HEREBY GIVEN that a special meeting of holders of HTLF common stock (the “HTLF special meeting”) will be held virtually on August 6, 2024, at 1:00 p.m., Mountain Time (unless it is adjourned or postponed to a later date). The HTLF special meeting will be held exclusively online via webcast. You will be able to attend the HTLF special meeting by visiting http://www.virtualshareholdermeeting.com/HTLF2024SM (the “HTLF special meeting website”) and using the 16-digit control number included in your proxy card or the voting instruction form provided by your bank, broker, trustee, nominee or other holder of record if you hold your shares of HTLF common stock in “street name.” You will be able to vote your shares electronically over the Internet during the meeting by logging in to the HTLF special meeting website and using the control number. We are pleased to notify you of and invite you to the HTLF special meeting.

At the HTLF special meeting, you will be asked to consider and vote on the following matters:

•	Proposal to approve and adopt the merger agreement and the transactions contemplated thereby (the “HTLF merger proposal”);

•

Proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to HTLF’s named executive officers that is based on or otherwise relates to the mergers (the “HTLF compensation proposal”); and

•

Proposal to adjourn or postpone the HTLF special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the HTLF merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of HTLF common stock (the “HTLF adjournment proposal”).

The HTLF board of directors has fixed the close of business on June 26, 2024 as the record date for the HTLF special meeting. Only holders of record of HTLF common stock as of the close of business on the record date for the HTLF special meeting are entitled to notice of, and to vote at, the HTLF special meeting or any adjournment or postponement thereof.

The HTLF board of directors unanimously recommends that holders of HTLF common stock vote “FOR” the HTLF merger proposal, “FOR” the HTLF compensation proposal and “FOR” the HTLF adjournment proposal.

HTLF has determined that holders of HTLF common stock are not entitled to appraisal or dissenters’ rights with respect to the mergers under Section 262 of the Delaware General Corporation Law.

Your vote is important, regardless of the number of shares you own. We cannot complete the transactions contemplated by the merger agreement unless the holders of HTLF common stock approve the HTLF merger proposal. The affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock entitled to vote thereon at the HTLF special meeting is required to approve the HTLF merger proposal.

Each copy of the joint proxy statement/prospectus mailed to HTLF common stockholders is accompanied by a form of proxy card with instructions for voting.

Whether or not you plan to attend the HTLF special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

The joint proxy statement/prospectus of which this notice is a part provides a detailed description of the mergers, the merger agreement and the other matters to be considered at the HTLF special meeting. A summary of the merger agreement is included in the joint proxy statement/prospectus in the sections entitled “The Mergers” and “The Transaction Agreements—Description of the Merger Agreement,” and a copy of the merger agreement is attached as Annex A to the joint/proxy statement prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.

If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact HTLF’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders Call Toll-Free: +1 (800) 207-2872

Banks and Brokers Call: +1 (212) 493-6952

By Email: HTLF@dfking.com

By Order of the HTLF Board of Directors,

John K. Schmidt Chairman Heartland Financial USA, Inc.

Bruce K. Lee President & CEO Heartland Financial USA, Inc.

July [ ], 2024

ADDITIONAL INFORMATION

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this joint proxy statement/prospectus incorporates important business and financial information about UMB and HTLF from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the SEC website at http://www.sec.gov.

Copies of documents filed by UMB with the SEC are available at the investor relations page of UMB’s website, www.investorrelations.umb.com, and are also available to you free of charge upon your request in writing or by telephone to UMB at the address and telephone number below. Copies of documents filed by HTLF with the SEC are available at the investor relations page of HTLF’s website, www.ir.htlf.com, and are also available to you free of charge upon your request in writing or by telephone to HTLF at the address and telephone number below.

• if you are a UMB shareholder: UMB Financial Corporation 1010 Grand Boulevard Kansas City, Missouri 64106 (816) 860-7889 Attention: Corporate Secretary	• if you are a HTLF stockholder: Heartland Financial USA, Inc. 1800 Larimer Street, Suite 1800 Denver, Colorado 80202 (303) 285-9200 Attention: Corporate Secretary

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must make your request no later than five (5) business days before the date of your applicable special meeting. This means that holders of UMB common stock requesting documents must do so by July 30, 2024, in order to receive them before the UMB special meeting, and holders of HTLF common stock requesting documents must do so by July 30, 2024 in order to receive them before the HTLF special meeting.

See the section of the accompanying joint proxy statement/prospectus entitled “Where You Can Find More Information” for further information. The contents of the websites of the SEC, UMB and HTLF are not being incorporated into this proxy statement/prospectus. This information about how you can obtain certain documents that are being incorporated by reference into this joint proxy statement/prospectus at these websites is being provided only for your convenience.

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by UMB, constitutes a prospectus of UMB under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of UMB common stock to be issued to holders of HTLF common stock pursuant to the merger agreement. UMB is also issuing shares of new UMB preferred stock to holders of HTLF preferred stock. This joint proxy statement/prospectus also constitutes a proxy statement of each of UMB and HTLF under Section 14(a) the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This joint proxy statement/prospectus also constitutes a notice of meeting with respect to the UMB special meeting and a notice of meeting with respect to the HTLF special meeting.

Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding HTLF has been provided by HTLF and information contained in, or incorporated by reference into, this document regarding UMB and Merger Sub has been provided by UMB.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated July [ ], 2024, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to holders of UMB common stock or holders of HTLF common stock nor the issuance by UMB of shares of UMB common stock in connection with the mergers will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

All currency amounts referenced in this proxy statement/prospectus are in U.S. dollars. In this joint proxy statement/prospectus, except as otherwise indicated or the context otherwise requires, references to:

•	“BofA Securities” refers to BofA Securities, Inc., financial advisor to UMB;

•	“closing” refers to the closing of the mergers;

•	“closing date” refers to the date on which the closing occurs;

•

“forward sale agreement” refers to the forward sale agreements between UMB and Bank of America, N.A., as forward purchaser, dated as of April 28, 2024 and April 30, 2024, in which the forward purchaser or its affiliates borrowed from third parties an aggregate of 3,220,000 shares of UMB common stock.

•	“HTLF” refers to Heartland Financial USA, Inc., a Delaware corporation;

•	“HTLF Bank” refers to HTLF Bank, a Colorado state-chartered bank and wholly owned subsidiary of HTLF;

•	“HTLF board of directors” refers to the board of directors of HTLF;

•	“HTLF bylaws” refers to the Amended and Restated Bylaws of HTLF, dated as of June 14, 2023;

•	“HTLF CEO support agreement” refers to the Support Agreement, by and between by and between Bruce K. Lee and UMB Financial Corporation, dated as of April 28, 2024;

•	“HTLF certificate of incorporation” refers to the Amended and Restated Certificate of Incorporation of HTLF, dated as of June 14, 2023;

•	“HTLF common stock” refers to the common stock, par value $1.00 per share, of HTLF;

•	“HTLF depositary shares” refers to the depositary shares representing a 1/400th interest in a share of HTLF preferred stock;

•	“HTLF preferred stock” refers to the 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, par value $1.00 per share, of HTLF;

•	“KBW” refers to Keefe, Bruyette & Woods, Inc., financial advisor to HTLF;

•	“merger” refers to the merger of Merger Sub with and into HTLF, with HTLF surviving the merger as a wholly-owned subsidiary of UMB as the surviving entity.

•	“mergers” refers to the merger and second merger, collectively

•	“Merger Sub” refers to Blue Sky Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of UMB;

•	“Missouri law” refers to the General Business Corporation Law of Missouri, as amended;

•	“new UMB depositary shares” refers to the depositary shares each representing a 1/400th interest in a share of new UMB preferred stock;

•

“new UMB preferred stock” refers to the 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of UMB, having the terms set forth on Annex C to this joint proxy statement/prospectus.

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“second merger” refers to the merger of the surviving entity with and into UMB, with UMB surviving the second merger as the surviving corporation.

•	“surviving corporation” refers to UMB after HTLF merges into UMB as part of the second merger, with UMB surviving the second merger.

•	“surviving entity” refers to HTLF after the merger of Merger Sub into HTLF, with HTLF surviving the merger as a wholly-owned subsidiary of UMB and as the surviving entity of the merger.

•	“transactions” refers to the mergers and the other transactions contemplated by the merger agreement;

•	“UMB” refers to UMB Financial Corporation, a Missouri corporation;

•	“UMB articles of incorporation” refers to the Articles of Incorporation of UMB;

•	“UMB Bank” refers to UMB Bank, National Association, a national bank and wholly owned subsidiary of UMB;

•	“UMB board of directors” refers to the board of directors of UMB;

•	“UMB common stock” refers to the common stock, par value $1.00 per share, of UMB; and

•	“UMB CEO support agreement” refers to the Support Agreement, by and between J. Mariner Kemper and Heartland Financial USA, Inc., dated as of April 28, 2024.

v

Annex A	Agreement and Plan of Merger, dated as of April 28, 2024, by and among Heartland Financial USA, Inc., UMB Financial Corporation and Blue Sky Merger Sub Inc.	A-1
Annex B	Form of UMB Articles Amendment	B-1
Annex C	Form of Certificate of Designation for the UMB Series A Preferred Stock	C-1
Annex D	Support Agreement, by and between J. Mariner Kemper and Heartland Financial USA, Inc., dated as of April 28, 2024	D-1
Annex E	Support Agreement, by and between Bruce K. Lee and UMB Financial Corporation, dated as of April 28, 2024	E-1
Annex F	Opinion of BofA Securities, Inc.	F-1
Annex G	Opinion of Keefe, Bruyette & Woods, Inc.	G-1

QUESTIONS AND ANSWERS

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because UMB, HTLF and Merger Sub have entered into an Agreement and Plan of Merger, dated as of April 28, 2024 (as it may be amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Under the merger agreement, subject to the satisfaction (or to the extent permitted by law and in accordance with the merger agreement, waiver) of the conditions to the mergers set forth in the merger agreement, (i) Merger Sub will merge with and into HTLF, so that HTLF survives the merger (sometimes referred to in such capacity as the “surviving entity”), and (ii) immediately afterwards and as part of a single, integrated transaction, UMB will cause the surviving entity to be merged with and into UMB, so that UMB is the surviving corporation (sometimes referred to in such capacity as the “surviving corporation”). Following the completion of the mergers, HTLF Bank will merge with and into UMB Bank (the “bank merger” and together with the mergers, the “transactions”), with UMB Bank as the surviving bank (the “surviving bank”).

To complete the mergers, among other things:

•	holders of HTLF common stock must approve the merger agreement (the “HTLF merger proposal”);

•

holders of UMB common stock must approve the issuance of the shares of UMB common stock constituting the merger consideration pursuant to the merger agreement (the “UMB share issuance” and such proposal the “UMB share issuance proposal”); and

•

holders of UMB common stock must approve an amendment to the UMB articles of incorporation to increase the number of authorized shares of UMB common stock from 80,000,000 shares to 160,000,000 shares (the “UMB articles amendment” and such proposal, the “UMB articles amendment proposal”).

UMB is holding a special meeting of holders of UMB common stock (the “UMB special meeting”) to obtain approval of the UMB share issuance proposal and the UMB articles amendment proposal. Holders of UMB common stock will also be asked to approve the proposal to adjourn or postpone the UMB special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the UMB special meeting to approve the UMB articles amendment proposal, the UMB share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the holders of UMB common stock (the “UMB adjournment proposal”). A copy of the UMB articles amendment is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein.

Concurrently with the execution and delivery of the merger agreement, J. Mariner Kemper, the Chairman of the UMB board of directors and Chief Executive Officer of UMB, entered into a support agreement (the “UMB CEO support agreement”) pursuant to which, among other things, he agreed to vote the shares of UMB common stock he owns and has the sole power to vote or direct the voting of (constituting approximately 5.50% of the voting power represented by issued and outstanding shares of UMB common stock as of July 1, 2024, the record date for the UMB special meeting) in favor of the UMB share issuance proposal and the UMB articles amendment proposal, on the terms and subject to the conditions set forth therein.

Holders of UMB common stock are not entitled to appraisal or dissenters’ rights in connection with the mergers.

HTLF is holding a special meeting of holders of HTLF common stock (the “HTLF special meeting”) to obtain approval of the HTLF merger proposal. Holders of HTLF common stock will also be asked to (i) approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to HTLF’s named executive officers that is based on or otherwise relates to the mergers (the “HTLF compensation proposal”) and (ii)approve the proposal to adjourn or postpone the HTLF special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the HTLF special meeting to approve the HTLF merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of HTLF common stock (the “HTLF adjournment proposal”).

Concurrently with the execution and delivery of the merger agreement, Bruce K. Lee, the President and Chief Executive Officer of HTLF, entered into a support agreement (the “HTLF CEO support agreement” and together with the UMB CEO support agreement, the “support agreements”) pursuant to which, among other things, he agreed to vote the shares of HTLF common stock he owns and has the sole power to vote or direct the voting of (constituting approximately 0.2% of the voting power represented by issued and outstanding shares of HTLF common stock as of June 26, 2024, the record date for the HTLF special meeting) in favor of the HTLF merger proposal, on the terms and subject to the conditions set forth therein.

Holders of HTLF preferred stock are not entitled to, and are not requested to, vote at the HTLF special meeting. Holders of HTLF common stock and HTLF preferred stock are not entitled to appraisal or dissenters’ rights in connection with the mergers. This document is also a prospectus that is being delivered to holders of HTLF common stock because, in connection with the mergers, UMB is offering shares of UMB common stock to holders of HTLF common stock. UMB is also issuing shares of new UMB preferred stock to holders of HTLF preferred stock. Each share of HTLF preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of new UMB preferred stock.

This joint proxy statement/prospectus contains important information about the mergers and the proposals being voted on at the UMB special meeting and the HTLF special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of UMB common stock or HTLF common stock, as applicable, voted by proxy without attending your respective meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the mergers?

A:

In the mergers, (i) Merger Sub will merge with and into HTLF, so that HTLF is the surviving entity, and (ii) immediately afterwards and as part of a single, integrated transaction, UMB will cause HTLF to be merged with and into UMB, so that UMB is the surviving corporation. Each share of HTLF common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”), other than certain shares held by UMB or HTLF, will be converted into the right to receive 0.5500 shares (the “exchange ratio”) of UMB common stock (and cash in lieu of fractional shares) (the “merger consideration”). Each share of HTLF preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of new UMB preferred stock.

After completion of the mergers, HTLF will cease to exist and will no longer be a public company and HTLF common stock and HTLF preferred stock will be delisted from the Nasdaq Global Select Market (“Nasdaq”), deregistered under the Exchange Act and cease to be publicly traded. Holders of UMB common stock will continue to own their existing shares of UMB common stock. See the information provided in the section entitled “The Transaction Agreements—Description of the Merger Agreement—Structure of the Mergers” and the merger agreement attached as Annex A to this joint proxy statement/prospectus for more information about the mergers.

Q:	When and where will each of the special meetings take place?

A:	The UMB special meeting will be held virtually via the UMB special meeting website, which can be accessed at http://www.meetnow.global/MD9TFPP, on August 6, 2024 at 9:00 a.m. Central Time.

The HTLF special meeting will be held virtually via the HTLF special meeting website, which can be accessed at http://www.virtualshareholdermeeting.com/HTLF2024SM, on August 6, 2024 at 1:00 p.m., Mountain Time.

Even if you plan to attend the UMB special meeting or the HTLF special meeting, as applicable, UMB and HTLF each recommend that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the applicable special meeting.

Q:	What matters will be considered at each of the special meetings?

A:	At the UMB special meeting, holders of UMB common stock will be asked to consider and vote on the following proposals:

•	Proposal 1: the UMB share issuance proposal: approval of the issuance of the shares of UMB common stock constituting the merger consideration pursuant to the merger agreement;

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Proposal 2: UMB articles amendment proposal: approval of an amendment to the UMB articles of incorporation to increase the number of authorized shares of UMB common stock from 80,000,000 shares to 160,000,000 shares; and

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Proposal 3: UMB adjournment proposal: approval of the adjournment or postponement of the UMB special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the UMB special meeting to approve the UMB articles amendment proposal or the UMB share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the holders of UMB common stock.

At the HTLF special meeting, holders of HTLF common stock will be asked to consider and vote on the following proposals:

•	Proposal 1: HTLF merger proposal: approval and adoption of the merger agreement and the transactions contemplated thereby;

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Proposal 2: HTLF compensation proposal: approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to HTLF’s named executive officers that is based on or otherwise relates to the mergers; and

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Proposal 3: HTLF adjournment proposal: approval of the adjournment or postponement of the HTLF special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the HTLF special meeting to approve the HTLF merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of HTLF common stock.

In order to complete the mergers, among other things, holders of UMB common stock must approve the UMB share issuance proposal and the UMB articles amendment proposal and holders of HTLF common stock must approve the HTLF merger proposal. None of the approvals of the UMB adjournment proposal, the HTLF compensation proposal or the HTLF adjournment proposal are conditions to the obligations of UMB or HTLF to complete the mergers.

Q:	What will holders of HTLF common stock receive at the effective time?

A:

At the effective time, holders of HTLF common stock will receive 0.5500 shares of UMB common stock for each share of HTLF common stock held immediately prior to the effective time (other than certain shares held by UMB or HTLF). UMB will not issue any fractional shares of UMB common stock at the effective time. Holders of HTLF common stock who would otherwise be entitled to a fractional share of UMB common stock will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average of the closing-sale prices per share of UMB common stock on the Nasdaq for the consecutive period of five (5) full trading days immediately preceding (but not including) the day on which the mergers are completed (the “UMB closing share value”) by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of UMB common stock that such stockholder would otherwise be entitled to receive.

Q:	What will holders of HTLF preferred stock receive at the effective time?

A:

At the effective time, holders of HTLF preferred stock will receive one (1) share of new UMB preferred stock for each share of HTLF preferred stock held immediately prior to the effective time. The HTLF preferred stock is currently traded on the Nasdaq under the symbol “HTLFP”. Upon completion of the mergers, (i) UMB will enter into a new deposit agreement with Computershare Trust Company, N.A., Computershare, Inc. and the holders from time to time of the depositary receipts described therein governing the new UMB preferred stock and related depositary shares and (ii) the new UMB preferred stock is expected to be listed on the Nasdaq.

Q:	What will holders of UMB common stock receive at the effective time?

A:

Holders of UMB common stock will not receive any consideration at the effective time, and their shares of UMB common stock will remain outstanding and will constitute shares of the surviving corporation. Following the effective time, shares of UMB common stock will continue to be listed on the Nasdaq.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the effective time?

A:

Yes. Although the number of shares of UMB common stock that holders of HTLF common stock will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the effective time based on the market value of UMB common stock. Any fluctuation in the market price of UMB common stock after the date of this joint proxy statement/prospectus will change the value of the shares of UMB common stock that holders of HTLF common stock will receive. Neither UMB nor HTLF is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of UMB common stock or HTLF common stock.

Q:	How will the mergers affect the HTLF equity awards?

A:	At the effective time:

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Each outstanding time-vesting restricted stock unit award in respect of shares of HTLF common stock (an “HTLF RSU”) that is vested or held by a former service provider or non-employee director will fully vest and be cancelled and converted automatically into the right to receive the merger consideration. Each other HTLF RSU will be assumed by UMB and will be converted into a restricted stock unit award with respect to a number of shares of UMB common stock determined by multiplying the number of shares of HTLF common stock subject to the HTLF RSU immediately prior to the effective time by the exchange ratio (each, an “Assumed RSU”). Each Assumed RSU will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding HTLF RSU immediately prior to the effective time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination (as defined below) of the holder’s employment following the mergers);

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Each performance-vesting restricted stock unit award of HTLF (each, an “HTLF PSU”) that is held by a former service provider will fully vest based on target performance and be cancelled and converted automatically into the right to receive the merger consideration. Each other HTLF PSU will be assumed by UMB and converted (based on target performance) into a time-vesting restricted stock unit award with respect to the number of shares of UMB common stock determined by multiplying the number of shares of HTLF common stock subject to the HTLF PSU immediately prior to the effective time by the exchange ratio (each, an “Assumed PSU”). Each Assumed PSU will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding HTLF PSU (other than performance-based vesting conditions) immediately prior to the effective time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the mergers); and

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Each option to purchase HTLF common stock (each, an “HTLF Option” and, together the HTLF RSUs and HTLF PSUs, the “HTLF Equity Awards”) that is vested or held by a former service provider will fully vest and be cancelled and converted automatically into the right to receive the merger consideration, reduced by a number of shares required to satisfy the applicable exercise price. Each HTLF Option for which the applicable per share exercise price exceeds the closing price of a share of HTLF common stock on the trading day immediately preceding the closing date will be cancelled as of the effective time for no consideration. Each other HTLF Option will be assumed by UMB and will be converted into a stock option to purchase the number of shares of UMB common stock determined by multiplying the number of shares of HTLF common stock subject to the HTLF Option immediately prior to the effective time by the exchange ratio, at an exercise price determined by dividing the exercise price of the HTLF Option immediately prior to the effective time by the exchange ratio (each an “Assumed Option”). Each Assumed Option will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding HTLF Option immediately prior to the effective time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the mergers).

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“Qualifying Termination” means that a holder experiences a Termination of Service (as defined in the HTLF 2020 Long-Term Incentive Plan (the “HTLF Stock Plan”)) due to (i) UMB, the surviving entity or one of their affiliates terminating such holder’s service other than for Cause (as defined in the HTLF Stock Plan), (ii) death or Disability (as defined in the HTLF Stock Plan), (iii) Qualifying Retirement (as defined in the award agreement applicable to the corresponding HTLF Equity Award) or (iv) the holder terminating employment for Good Reason (as defined in confidential disclosure schedules to the merger agreement), in each case during the period beginning at the effective time and ending on the twenty-four (24)-month anniversary of the closing date.

Q:	What if I own HTLF preferred stock?

A:

If you are a holder of HTLF preferred stock, no action is required of you. You are not entitled to, and are not requested to, vote on the HTLF merger proposal, the HTLF compensation proposal or the HTLF adjournment proposal or to exercise appraisal or dissenters’ rights.

In the mergers, each share of HTLF preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of new UMB preferred stock. For more information, see the sections entitled “The Transaction Agreements—Description of the Merger Agreement—Conversion of Shares; Exchange of HTLF Stock Certificates” and “Description of New UMB Preferred Stock.”

Q:	How does the UMB board of directors recommend that I vote at the UMB special meeting?

A:	The UMB board of directors unanimously recommends that you vote “FOR” the UMB share issuance proposal, “FOR” the UMB articles amendment proposal and “FOR” the UMB adjournment proposal.

In considering the recommendations of the UMB board of directors, holders of UMB common stock should be aware that UMB directors and executive officers may have interests in the mergers that are different from, or in addition to, the interests of holders of UMB common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Mergers—Interests of UMB’s Directors and Executive Officers in the Mergers.”

Q:	How does the HTLF board of directors recommend that I vote at the HTLF special meeting?

A:

The HTLF board of directors unanimously recommends that the holders of HTLF common stock vote “FOR” the HTLF merger proposal, “FOR” the HTLF compensation proposal and “FOR” the HTLF adjournment proposal.

In considering the recommendations of the HTLF board of directors, holders of HTLF common stock should be aware that HTLF directors and executive officers may have interests in the mergers that are different from, or in addition to, the interests of holders of HTLF common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Mergers—Interests of HTLF’s Directors and Executive Officers in the Mergers.”

Q:	Who is entitled to vote at the UMB special meeting?

A:

The record date for the UMB special meeting is July 1, 2024. All holders of UMB common stock who held shares at the close of business on the record date for the UMB special meeting are entitled to receive notice of, and to vote at, the UMB special meeting.

Each holder of UMB common stock is entitled to cast one (1) vote on each matter properly brought before the UMB special meeting for each share of UMB common stock that such holder owned of record as of the record date. As of the close of business on the record date for the UMB special meeting, there were 48,744,131 outstanding shares of UMB common stock. Attendance at the UMB special meeting is not required to vote. See the section entitled “The UMB Special Meeting—Proxies” for instructions on how to vote your shares without attending the UMB special meeting.

Q:	Who is entitled to vote at the HTLF special meeting?

A:

The record date for the HTLF special meeting is June 26, 2024. All holders of HTLF common stock who held shares at the close of business on the record date for the HTLF special meeting are entitled to receive notice of, and to vote at, the HTLF special meeting.

Each holder of HTLF common stock is entitled to cast one (1) vote on each matter properly brought before the HTLF special meeting for each share of HTLF common stock that such holder owned of record as of the record date. As of the close of business on the record date for the HTLF special meeting, there were 42,828,519 outstanding shares of HTLF common stock. Attendance at the HTLF special meeting is not required to vote. See the section entitled “The HTLF Special Meeting—Proxies” for instructions on how to vote your shares without attending the HTLF special meeting.

Q:	What constitutes a quorum for the UMB special meeting?

A:

Holders of at least a majority of the outstanding shares of UMB common stock entitled to vote at the UMB special meeting must be present via electronic means or by proxy at the UMB special meeting to constitute a quorum for the transaction of business at the UMB special meeting. If you fail to submit a proxy or to vote at the UMB special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of UMB common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:	What constitutes a quorum for the HTLF special meeting?

A:

Holders of at least a majority of the outstanding shares of HTLF common stock must be represented at the HTLF special meeting to constitute a quorum for the transaction of business at the HTLF special meeting. In the event that a quorum is not present at the HTLF special meeting, the affirmative vote of holders of at least a majority of the outstanding shares of HTLF common stock present online or by proxy at the HTLF special meeting may adjourn the HTLF special meeting to a later date and time (subject to applicable law and compliance with the terms of the HTLF certificate of incorporation and bylaws). If you fail to submit a proxy or to vote at the HTLF special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of HTLF common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:	If my shares of common stock are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:

If you hold your shares in a stock brokerage account or if your shares are held by a bank, broker, trustee or other nominee (that is, in “street name”) and fail to give voting instructions, your bank, broker, trustee or other nominee will not vote those shares. This applies to shares of both UMB common stock and HTLF common stock.

Please follow the voting instructions provided by your broker, bank, trustee or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to UMB or HTLF or by voting at either special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker, trustee or other nominee. Further, brokers who hold shares of UMB common stock or HTLF common stock may not give a proxy to UMB or HTLF to vote those shares on any of the UMB proposals or any of the HTLF proposals, respectively, without specific instructions from their customers.

Q:	What vote is required for the approval of each proposal at the UMB special meeting?

A:

Proposal 1: UMB share issuance proposal: approval of the UMB share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of UMB common stock present in person or represented by proxy and entitled to vote at the UMB special meeting. Shares of UMB common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the UMB share issuance proposal;

Proposal 2: UMB articles amendment proposal: approval of the UMB articles amendment proposal requires the affirmative vote of two-thirds of the voting power of the issued and outstanding shares of UMB common stock entitled to vote at the UMB special meeting. Shares of UMB common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the UMB articles amendment proposal; and

Proposal 3: UMB adjournment proposal: approval of the UMB adjournment proposal requires the affirmative vote of the majority of the votes cast on the proposal. Shares of UMB common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of the UMB adjournment proposal.

Concurrently with the execution and delivery of the merger agreement, J. Mariner Kemper, the Chairman of the UMB board of directors and Chief Executive Officer of UMB, entered into a support agreement pursuant to which, among other things, he agreed to vote the shares of UMB common stock he owns and has the sole power to vote or direct the voting of (constituting approximately 5.50% of the voting power represented by issued and outstanding shares of UMB common stock as of July 1, 2024, the record date for the UMB special meeting) in favor of the UMB share issuance proposal and the UMB articles amendment proposal, on the terms and subject to the conditions set forth therein.

Q:	What vote is required for the approval of each proposal at the HTLF special meeting?

A:

Proposal 1: HTLF merger proposal: approval of the HTLF merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock entitled to vote on the merger agreement at the HTLF special meeting. Shares of HTLF common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as a vote “AGAINST” the HTLF merger proposal;

Proposal 2: HTLF compensation proposal: approval of the HTLF compensation proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock represented at the HTLF special meeting and entitled to vote. Any abstention will have the same effect as a vote “AGAINST” the HTLF compensation proposal. Any broker non-vote and any other failure to be represented at the HTLF special meeting will have no effect on the outcome of the HTLF compensation proposal; and

Proposal 3: HTLF adjournment proposal: Approval of the HTLF adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock represented at the HTLF special meeting and entitled to vote. Any abstention will have the same effect as a vote “AGAINST” the HTLF adjournment proposal. Any broker non-vote and any other failure to be represented at the HTLF special meeting will have no effect on the outcome of the HTLF adjournment proposal.

Concurrently with the execution and delivery of the merger agreement, Bruce K. Lee, the President and Chief Executive Officer of HTLF, entered into a support agreement pursuant to which, among other things, he agreed to vote the shares of HTLF common stock he owns and has the sole power to vote or direct the voting of (constituting approximately 0.2% of the voting power represented by issued and outstanding shares of HTLF common stock as of June 26, 2024, the record date for the HTLF special meeting) in favor of the HTLF merger proposal, on the terms and subject to the conditions set forth therein.

Q:	Why am I being asked to consider and vote on the HTLF compensation proposal?

A:

Under SEC rules, HTLF is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to HTLF’s named executive officers that is based on or otherwise relates to the mergers.

Q:	What happens if the holders of HTLF common stock do not approve, by non-binding, advisory vote, the compensation proposal?

A:

The vote on the HTLF compensation proposal is separate and apart from the votes to approve the other proposals being presented at the HTLF special meeting. Because the vote on the HTLF compensation proposal is advisory only, it will not be binding upon HTLF, UMB, or the surviving corporation or affect their obligation to pay or provide the compensation contemplated by the compensation agreements and arrangements. Accordingly, the merger-related compensation will be paid to HTLF’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the holders of HTLF common stock do not approve the HTLF compensation proposal.

Q:	What if I hold shares in both UMB and HTLF?

A:

If you hold shares of both UMB common stock and HTLF common stock, you will receive two (2) separate packages of proxy materials. A vote cast as a holder of UMB common stock will not count as a vote cast as a holder of HTLF common stock, and a vote cast as a holder of HTLF common stock will not count as a vote cast as a holder of UMB common stock. Therefore, please submit separate proxies for your shares of UMB common stock and your shares of HTLF common stock.

Q:	How can I vote my shares while in attendance at my respective special meeting?

A:

Record holders: Shares held directly in your name as the holder of record of UMB common stock or HTLF common stock may be voted at the UMB special meeting or the HTLF special meeting, as applicable. If you choose to vote your shares of UMB common stock at the UMB special meeting via the UMB special meeting website, please follow the instructions on your proxy card. If you choose to vote your shares of HTLF common stock at the HTLF special meeting via the HTLF special meeting website, please follow the instructions on your proxy card.

Shares in “street name”: If your shares of UMB common stock or HTLF common stock are held in street name and you wish to vote your shares at the UMB special meeting or the HTLF special meeting, as applicable, via their respective special meeting websites, you must have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.

Plan holders: If your shares of UMB common stock are held through the UMB Profit-Sharing and 401(k) Savings Plan (the “profit-sharing plan”) or the UMB Employee Stock Ownership Plan (the “ESOP”) and you wish to vote your shares at the UMB special meeting via the UMB special meeting website, please follow the voting instructions provided to you by UMB’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), via e-mail or in the mailed proxy materials. In the absence of instructions from you on how to vote such shares, the trustee will vote your shares in the same proportion that the other shares in the profit-sharing plan or ESOP are voted. If your shares of HTLF common stock are held in a retirement plan account that allows you to choose how to vote the shares in your account and you wish to vote your shares at the HTLF special meeting via the HTLF special meeting website, please follow the voting instructions provided to you by the plan trustee or administrator. In the absence of instructions from you on how to vote such shares, the plan trustee may vote those shares in accordance with the terms of the plan.

Even if you plan to attend the UMB special meeting or the HTLF special meeting, as applicable, UMB and HTLF each recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend your respective special meeting.

Additional information on attending the special meetings can be found under the section entitled “The UMB Special Meeting” and under the section entitled “The HTLF Special Meeting.”

Q:	How can I vote my shares without attending my respective special meeting?

A:

Whether you hold your shares directly as the holder of record of UMB common stock or HTLF common stock or beneficially in “street name”, you may direct your vote by proxy without attending the UMB special meeting or the HTLF special meeting, as applicable.

If you are a record holder of UMB common stock or HTLF common stock, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name”, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

If you hold shares of UMB common stock through the profit-sharing plan or the ESOP, you should follow the instructions provided to you by Computershare via e-mail or in the mailed proxy materials. In the absence of instructions from you on how to vote such shares, the trustee will vote your shares in the same proportion that the other shares in the profit-sharing plan or ESOP are voted.

If you hold shares of HTLF common stock in a retirement plan account that allows you to choose how to vote the shares in your account, you should follow the voting instructions provided to you by the plan trustee or administrator. In the absence of instructions from you on how to vote such shares, the plan trustee may vote those shares in accordance with the terms of the plan.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time, on the day before the UMB special meeting or the HTLF special meeting, as applicable, except that (i) your proxy must be received by 1:00 p.m. Central Time on the day that is five days before the UMB special meeting if you hold shares of UMB common stock through the profit-sharing plan or the ESOP and (ii) your proxy must be submitted by 11:59 p.m. Eastern Time on the day that is five days before the HTLF special meeting if you hold shares of HTLF common stock in a retirement plan account. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the UMB special meeting or the HTLF special meeting, as applicable.

Additional information on attending the special meetings can be found under the section entitled “The UMB Special Meeting” and under the section entitled “The HTLF Special Meeting.”

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote as soon as possible. If you hold shares of UMB common stock or HTLF common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you hold shares beneficially in “street name”, you should follow the voting instructions provided by your bank, broker, trustee or other nominee and if you hold shares of HTLF common stock in a retirement plan account that allows you to choose how to vote the shares in your account, you should follow the voting instructions provided to you by the plan trustee or administrator.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for UMB or HTLF to obtain the necessary quorum to hold its respective special meeting. In addition, your failure to submit a proxy or vote at the respective special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, will have the same effect as a vote “AGAINST” the UMB articles amendment proposal and the HTLF merger proposal, as applicable.

The UMB share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of UMB common stock at the UMB special meeting. The UMB articles amendment proposal requires the affirmative vote of the holders of two-thirds of the voting power of the issued and outstanding shares of UMB common stock entitled to vote thereon. The UMB adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of UMB common stock at the UMB special meeting. The UMB board of directors unanimously recommends that you vote “FOR” the UMB share issuance proposal, “FOR” the UMB articles amendment proposal and “FOR” the UMB adjournment proposal.

The HTLF merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock entitled to vote on the merger agreement at the HTLF special meeting. The HTLF compensation proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock represented at the HTLF special meeting and entitled to vote. The HTLF adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock represented at the HTLF special meeting and entitled to vote. The HTLF board of directors unanimously recommends that you vote “FOR” the HTLF merger proposal, “FOR” the HTLF compensation proposal and “FOR” the HTLF adjournment proposal.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A: Yes. You can change your vote at any time before your proxy is voted at your respective special meeting. You can do this by:

•	timely delivery of a written notice of revocation of your proxy to HTLF’s or UMB’s corporate secretary, as applicable, before the date of the respective special meeting;

•

signing and returning a subsequently dated proxy by 11:59 p.m. Eastern Time, on the day before the UMB special meeting or the HTLF special meeting, as applicable, except that your proxy must be submitted by 11:59 p.m. Eastern Time on the day that is five days before the HTLF special meeting if you hold shares of HTLF common stock in a retirement plan account;

•	voting by telephone or the Internet at a later time; or

•	attending and voting virtually at the respective special meeting.

If you hold your shares of UMB common stock or HTLF common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.

Q:

Will UMB be required to submit the UMB share issuance proposal and the UMB articles amendment proposal to its shareholders even if the UMB board of directors has withdrawn or modified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the UMB special meeting, UMB is required to submit the UMB share issuance proposal and the UMB articles amendment proposal to its shareholders even if the UMB board of directors has withdrawn or modified its recommendation.

Q:	Will HTLF be required to submit the HTLF merger proposal to its stockholders even if the HTLF board of directors has withdrawn or modified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the HTLF special meeting, HTLF is required to submit the HTLF merger proposal to its stockholders even if the HTLF board of directors has withdrawn or modified its recommendation.

Q:	What happens if I sell my shares of UMB common stock or HTLF common stock after the record date but before the date of the UMB special meeting or the HTLF special meeting?

A:

The record date of the UMB special meeting and the HTLF special meeting is earlier than the date of the UMB special meeting and the HTLF special meeting and the date that the mergers are expected to be completed. If you transfer your shares of UMB common stock or HTLF common stock after the applicable record date but before the date of the UMB special meeting or the HTLF special meeting, you will retain your right to vote at the UMB special meeting or the HTLF special meeting, as applicable, but holders of HTLF common stock will not have the right to receive the merger consideration to be received by the holders of HTLF common stock in the mergers. In order to receive the merger consideration, you must hold your shares of HTLF common stock through the effective time.

Q:	Are holders of HTLF common stock or HTLF preferred stock entitled to appraisal or dissenters’ rights?

A:

No. In accordance with Section 262 of the Delaware General Corporation Law, as amended, no appraisal or dissenters’ rights will be available to the holders of HTLF common stock and HTLF preferred stock in connection with the mergers. For more information, see the section entitled “The Mergers—Appraisal or Dissenters’ Rights in the Mergers.”

Q:	Are holders of UMB common stock entitled to appraisal or dissenters’ rights?

A:

No. In accordance with Section 351-455 of the Revised Statute of Missouri, Chapter 351, as amended, no appraisal or dissenters’ rights will be available to the holders of UMB common stock in connection with the mergers. For more information, see the section entitled “The Mergers—Appraisal or Dissenters’ Rights in the Mergers.”

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the UMB share issuance proposal, the UMB articles amendment proposal or the HTLF merger proposal, or the other proposals to be considered at the UMB special meeting or the HTLF special meeting, respectively?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.” You also should read and carefully consider the risk factors of UMB and HTLF contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the mergers to holders of HTLF common stock and holders of HTLF preferred stock?

A:

The mergers, taken together, have been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the mergers that UMB and HTLF each receive a legal opinion to the effect that the mergers will so qualify. Assuming the receipt and accuracy of these opinions, holders of HTLF common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their HTLF common stock for UMB common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of UMB common stock, and holders of HTLF preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their HTLF preferred stock for new UMB preferred stock. You should be aware that the tax consequences to you of the mergers may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers. For a more complete discussion of the material U.S. federal income tax consequences of the mergers, see the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers.”

Q:	When are the mergers expected to be completed?

A:

UMB and HTLF expect the mergers to close in the first quarter of 2025. However, neither UMB nor HTLF can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion is subject to conditions and factors outside the control of both UMB and HTLF. UMB and HTLF must obtain the approval of the holders of UMB common stock for the UMB share issuance proposal and the UMB articles amendment proposal and of the holders of HTLF common stock for the HTLF merger proposal, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What are the conditions to completion of the mergers?

A:

The obligations of UMB and HTLF to complete the mergers are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including approval by the holders of UMB common stock of the UMB share issuance proposal and the UMB articles amendment proposal and by holders of HTLF common stock of the HTLF merger proposal, the authorization for listing on the Nasdaq of the UMB common stock and new UMB preferred stock to be issued pursuant to the merger agreement, the receipt of required regulatory approvals and the expiration of statutory waiting periods without the imposition of any materially burdensome regulatory condition and the receipt of tax opinions. For more information, see the section entitled “The Transaction Agreements—Description of the Merger Agreement—Conditions to Completion of the Mergers.”

Q:	What happens if the mergers are not completed?

A:

If the mergers are not completed, holders of HTLF common stock will not receive any merger consideration for their shares of HTLF common stock in connection with the mergers and HTLF preferred stock will not be exchanged for new UMB preferred stock in connection with the mergers. Instead, HTLF will remain an independent public company, HTLF common stock and HTLF preferred stock will continue to be listed on the Nasdaq, and UMB will not complete the issuance of shares of UMB common stock or new UMB preferred stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $70 million may be payable either by UMB to HTLF or by HTLF to UMB, as applicable. See the section entitled “The Transaction Agreements—Description of the Merger Agreement—Termination Fees” for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the mergers are completed, an exchange agent mutually agreed upon by UMB and HTLF will send you instructions for exchanging HTLF stock certificates for the merger consideration. See the section entitled “The Transaction Agreements—Description of the Merger Agreement—Conversion of Shares; Exchange of HTLF Stock Certificates” for more information.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you hold shares of UMB common stock or HTLF common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of UMB common stock or HTLF common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record holders: For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of UMB common stock or HTLF common stock are voted.

Shares in “street name”: For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee to vote your shares.

Q:	Who can help answer my questions?

A:

UMB shareholders: If you have any questions about the mergers or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus, please contact

UMB’s corporate secretary at the address or phone number indicated on the cover page of this proxy statement/prospectus, or UMB’s proxy solicitor, Okapi Partners LLC (“Okapi”), by calling toll-free at (844) 343-2623, or for banks and brokers, collect at (212) 297-0720.

HTLF stockholders: If you have any questions about the mergers or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus, please contact HTLF’s corporate secretary at the address or phone number indicated on the cover page of this proxy statement/prospectus, or D.F. King & Co., Inc., by calling toll-free at (800) 207-2872, or for banks and brokers, collect at (212) 493-6952, or by email at HTLF@dfking.com.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about UMB and HTLF into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”

The Parties to the Mergers (pages 68 and 69)

UMB Financial Corporation is a financial holding company incorporated in the State of Missouri and maintains its principal executive office in Kansas City, Missouri. UMB offers commercial banking, which includes comprehensive deposit, lending and investment services, personal banking, which includes wealth management and financial planning services, and institutional banking, which includes asset servicing, corporate trust solutions, investment banking, and healthcare services. UMB operates branches throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas. As UMB’s reach continues to grow, it also serves business clients nationwide and institutional clients in several countries. UMB common stock is traded on the Nasdaq under the symbol “UMBF.” UMB’s principal executive office is located at 1010 Grand Boulevard, Kansas City, Missouri 64106 and its telephone number is (816) 860-7000.

Heartland Financial USA, Inc. is a bank holding company incorporated in the State of Delaware and maintains its principal executive office in Denver, Colorado. HTLF conducts its banking business through multiple independently branded divisions of HTLF Bank and through banking locations in the states of Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF banks provide full service commercial and consumer banking in their communities, and the principal business of HTLF banks consists of making loans to and accepting depositions from businesses and consumers, while offering other related bank products and services. HTLF common stock is traded on the Nasdaq under the symbol “HTLF” and HTLF depositary shares, each representing 1/400th interest in a share of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, trade under the symbol “HTLFP.” HTLF’s principal executive office is located at 1800 Larimer Street, Suite 1800, Denver, Colorado 80202 and its telephone number is (303) 285-9200.

Merger Sub, a direct, wholly owned subsidiary of UMB, is a Delaware corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into HTLF, with HTLF surviving as a direct, wholly owned subsidiary of UMB and the separate corporate existence of Merger Sub will cease.

The Mergers and the Merger Agreement (pages 74 and 124)

The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the mergers.

Structure of the Transactions

Subject to the terms and conditions of the merger agreement, (i) Merger Sub will merge with and into HTLF, with HTLF surviving the merger as a wholly owned subsidiary of UMB, and (ii) immediately following the effective time and as part of a single, integrated transaction, the surviving entity will merge with and into UMB, with UMB surviving the second merger. On the day immediately following the closing date, HTLF Bank will merge with and into UMB Bank (the “bank merger”), with UMB Bank as the surviving bank in the bank merger.

At any point prior to the effective time, UMB and HTLF may, by mutual agreement, change the method or structure of effecting the combination of UMB and HTLF if and to the extent that they both deem such change to be necessary, appropriate or desirable; provided that (unless the merger agreement is so amended in accordance with the terms thereof) no such change will (i) alter or change the exchange ratio or the number of shares of UMB common stock received by holders of HTLF common stock in exchange for each share of HTLF common stock, (ii) adversely affect the tax treatment of HTLF’s stockholders or UMB’s shareholders pursuant to the merger agreement, (iii) adversely affect the tax treatment of HTLF or UMB pursuant to the merger agreement or (iv) materially impede or delay the completion of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of HTLF common stock issued and outstanding immediately prior to the effective time, except for certain shares of HTLF common stock owned by HTLF or UMB, will be converted into the right to receive 0.5500 shares of UMB common stock. All shares of HTLF common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and cease to exist as of the effective time. UMB will not issue any fractional shares of UMB common stock in connection with the mergers. Instead, a former holder of HTLF common stock who otherwise would be entitled to receive such fractional share of UMB common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) based on the UMB closing share value.

UMB common stock is listed on the Nasdaq under the symbol “UMBF”, and HTLF common stock is listed on the Nasdaq under the symbol “HTLF.” The following table shows the closing sale prices of UMB common stock and HTLF common stock as reported on the Nasdaq on April 26, 2024, the last full trading day before the public announcement of the merger agreement, and on July 1, 2024, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of HTLF common stock, which was calculated by multiplying the closing price of UMB common stock on those dates by the exchange ratio of 0.5500.

	UMB Common Stock	HTLF Common Stock	Implied Value of One Share of HTLF Common Stock
April 26, 2024	$83.17	$35.72	$45.74
July 1, 2024	$82.40	$43.88	$45.32

For more information on the exchange ratio, see the sections entitled “The Mergers—Terms of the Mergers” and “The Transaction Agreements—Description of the Merger Agreement—Merger Consideration.”

Treatment of HTLF Preferred Stock and HTLF Depositary Shares (page 122)

At the effective time, each share of HTLF preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of new UMB preferred stock. Each outstanding share of HTLF preferred stock is presently represented by HTLF depositary shares that represent a 1/400th interest in a share of the HTLF preferred stock. At the effective time, each outstanding HTLF depositary share representing a 1/400th interest in a share of the HTLF preferred stock will become a new UMB depositary share representing a 1/400th interest in a share of new UMB preferred stock. The HTLF depositary shares representing the HTLF preferred stock are currently listed on the Nasdaq under the symbol “HTLFP.” Upon completion of the mergers, (i) UMB will enter into a new deposit agreement with Computershare Trust Company, N.A., Computershare, Inc. and the holders from time to time of the depositary receipts described therein governing the new UMB preferred stock and related depositary shares and (ii) the new UMB preferred stock is expected to be listed on the Nasdaq.

Treatment of HTLF Equity Awards (page 113)

At the effective time, outstanding HTLF equity awards will be treated as follows:

•

each outstanding time-vesting restricted stock unit award in respect of shares of HTLF common stock (an “HTLF RSU”) that is vested or held by a former service provider or non-employee director will fully vest and be cancelled and converted automatically into the right to receive the merger consideration. Each other HTLF RSU will be assumed by UMB and will be converted into a restricted stock unit award with respect to a number of shares of UMB common stock determined by multiplying the number of shares of HTLF common stock subject to the HTLF RSU immediately prior to the effective time by the exchange ratio (each, an “Assumed RSU”). Each Assumed RSU will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding HTLF RSU immediately prior to the effective time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination (as defined below) of the holder’s employment following the mergers);

•

each performance-vesting restricted stock unit award of HTLF (each, an “HTLF PSU”) that is held by a former service provider will fully vest based on target performance and be cancelled and converted automatically into the right to receive the merger consideration. Each other HTLF PSU will be assumed by UMB and converted (based on target performance) into a time-vesting restricted stock unit award with respect to the number of shares of UMB common stock determined by multiplying the number of shares of HTLF common stock subject to the HTLF PSU immediately prior to the effective time by the exchange ratio (each, an “Assumed PSU”). Each Assumed PSU will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding HTLF PSU (other than performance-based vesting conditions) immediately prior to the effective time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the mergers); and

•

each option to purchase HTLF common stock (each, an “HTLF Option”) that is vested or held by a former service provider will fully vest and be cancelled and converted automatically into the right to receive the merger consideration, reduced by a number of shares required to satisfy the applicable exercise price. Each HTLF Option for which the applicable per share exercise price exceeds the closing price of a share of HTLF common stock on the trading day immediately preceding the closing date will be cancelled as of the effective time for no consideration. Each other HTLF Option will be assumed by UMB and will be converted into a stock option to purchase the number of shares of UMB common stock determined by multiplying the number of shares of HTLF common stock subject to the HTLF Option immediately prior to the effective time by the exchange ratio, at an exercise price determined by dividing the exercise price of the HTLF Option immediately prior to the effective time by the exchange ratio (each, an “Assumed Option”). Each Assumed Option will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding HTLF Option immediately prior to the effective time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the mergers).

•

“Qualified Termination” means that a holder experiences a Termination of Service (as defined in the HTLF 2020 Long-Term Incentive Plan (the “HTLF Stock Plan”)) due to (i) UMB, the surviving entity or one of their affiliates terminating such holder’s service other than for Cause (as defined in the HTLF Stock Plan), (ii) death or Disability (as defined in the HTLF Stock Plan), (iii) Qualifying Retirement (as defined in the award agreement applicable to the corresponding HTLF Equity Award) or (iv) the holder terminating employment for Good Reason (as defined in confidential disclosure schedules to the merger agreement), in each case during the period beginning at the effective time and ending on the twenty-four (24)-month anniversary of the closing date.

Treatment of HTLF ESPP (page 127)

Prior to the effective time, the HTLF board of directors or the appropriate committee thereof will take all actions reasonably necessary, including adopting any reasonably necessary resolutions, with respect to the HTLF 2016 Employee Stock Purchase Plan (the “HTLF ESPP”) to: (i) cause the offering period (as defined in the HTLF ESPP) ongoing as of the date of the merger agreement to be the final offering period under the HTLF ESPP and the options under the HTLF ESPP to be exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is ten (10) business days prior to the closing date (with any participant payroll deductions not applied to the purchase of shares of HTLF common stock promptly returned to the participant), (ii) prohibit any individual who is not participating in the HTLF ESPP as of the date of the merger agreement from commencing participation in the HTLF ESPP following the date of the merger agreement, (iii) prohibit participants in the HTLF ESPP from increasing their payroll deductions from those in effect as of the date of the merger agreement and (iv) terminate the HTLF ESPP as of, and subject to, the effective time.

Material U.S. Federal Income Tax Consequences of the Mergers (page 146)

The mergers, taken together, have been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to our respective obligations to complete the mergers that UMB and HTLF each receive a legal opinion to the effect that the mergers will so qualify. Assuming the receipt and accuracy of these opinions, holders of HTLF common stock and HTLF preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their HTLF common stock for UMB common stock and HTLF preferred stock for new UMB preferred stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of UMB common stock.

You should be aware that the tax consequences to you of the mergers may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers.

UMB’s Reasons for the Mergers; Recommendation of the UMB Board of Directors (page 81)

The UMB board of directors has unanimously determined that the mergers, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of UMB and its shareholders and has unanimously adopted and approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement. The UMB board of directors unanimously recommends that holders of UMB common stock vote “FOR” the UMB articles amendment proposal, “FOR” the UMB share issuance proposal, and “FOR” the UMB adjournment proposal. For a more detailed discussion of the UMB board of directors’ recommendation, see the section entitled “The Mergers—UMB’s Reasons for the Mergers; Recommendation of the UMB Board of Directors.”

HTLF’s Reasons for the Mergers; Recommendation of the HTLF Board of Directors (page 92)

The HTLF board of directors has unanimously (i) determined that the merger agreement and the other matters and transactions contemplated thereby are advisable and in the best interests of HTLF and its stockholders, (ii) adopted and approved the merger agreement and the other matters and transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the other matters and transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of HTLF common stock for adoption and (v) recommended approval and adoption of the merger agreement by the holders of HTLF common stock. The HTLF board of directors unanimously recommends that holders of HTLF common stock vote “FOR” the HTLF merger proposal, “FOR” the HTLF compensation proposal and “FOR” the HTLF adjournment proposal. For a more detailed discussion of the recommendation of the HTLF board of directors, see the section entitled “The Mergers—HTLF’s Reasons for the Mergers; Recommendation of the HTLF Board of Directors.”

Opinion of UMB’s Financial Advisor (page 84)

In connection with the mergers, UMB’s financial advisor, BofA Securities, Inc. (referred to as “BofA Securities”), delivered a written opinion, dated April 28, 2024, to the UMB board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to UMB. The full text of the written opinion, dated April 28, 2024, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex F to this joint proxy statement/prospectus. BofA Securities delivered its opinion to the UMB board of directors (in its capacity as such) for the benefit and use of the UMB board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the mergers (other than the exchange ratio to the extent expressly specified in such opinion), including, without limitation, the form or structure of the mergers, any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise, and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to UMB or in which UMB might engage or as to the underlying business decision of UMB to proceed with or effect the mergers. BofA Securities expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the mergers or any other matter.

Opinion of HTLF’s Financial Advisor (page 97)

In connection with the mergers, HTLF’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated April 28, 2024, to the HTLF board of directors as to the fairness, from a financial point of view and as of the date of KBW’s opinion, to the holders of HTLF common stock of the exchange ratio. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex G to this document. The opinion was for the information of, and was directed to, the HTLF board of directors (in its capacity as such) in connection with its consideration of the financial terms of the mergers. The opinion did not address the underlying business decision of HTLF to engage in the mergers or enter into the merger agreement or constitute a recommendation to the HTLF board of directors in connection with the mergers, and it does not constitute a recommendation to any holder of HTLF common stock or any stockholder of any other entity as to how to vote in connection with the mergers or any other matter.

Appraisal or Dissenters’ Rights in the Mergers (page 122)

Holders of UMB common stock are not entitled to appraisal or dissenters’ rights under Missouri law and holders of HTLF common stock and HTLF preferred stock are not entitled to appraisal or dissenters’ rights under the DGCL. For more information, see the section entitled “The Mergers—Appraisal or Dissenters’ Rights in the Mergers.”

Interests of UMB’s Directors and Executive Officers in the Mergers (page 112)

In considering the recommendation of the UMB board of directors to vote the UMB articles amendment proposal, the UMB share issuance proposal, and the UMB adjournment proposal, holders of UMB common stock should be aware that the directors and executive officers of UMB may have interests in the mergers that are different from, or in addition to, the interests of holders of UMB common stock generally. The UMB board of directors was aware of these interests and considered them, among other matters, in making its recommendation that UMB shareholders vote to approve the UMB articles amendment proposal, the UMB share issuance proposal and the UMB adjournment proposal.

These interests include eleven (11) legacy UMB directors will continue to serve on the UMB board of directors, as further described in the section entitled “The Mergers—Governance of UMB After the Mergers.”

The UMB board of directors was aware of and considered these respective interests when deciding to adopt and approve the merger agreement and the other transaction agreements. For more information, see the section entitled “The Mergers—Interests of UMB’s Directors and Executive Officers in the Mergers.”

Interests of HTLF’s Directors and Executive Officers in the Mergers (page 112)

In considering the recommendation of HTLF’s board of directors to vote for the HTLF merger proposal, the HTLF compensation proposal and the HTLF adjournment proposal, holders of HTLF common stock should be aware that the directors and executive officers of HTLF may have interests in the mergers that are different from, or in addition to, the interests of holders of HTLF common stock generally. The HTLF board of directors was aware of these interests and considered them, among other matters, in making its recommendation that holders of HTLF common stock vote to approve the HTLF merger proposal, the HTLF compensation proposal and the HTLF adjournment proposal.

These interests include:

•

each unvested HTLF Equity Award held by an executive officer will be assumed by UMB and will be canceled and converted automatically into an equity award with respect to a number of shares of UMB common stock determined by multiplying the number of shares of HTLF common stock subject to the HTLF Equity Award immediately prior to the effective time by the exchange ratio, with the number of shares underlying each HTLF PSU determined assuming performance goals are satisfied at the target level of performance, subject to accelerated vesting on a Qualifying Termination of the holder’s employment following the mergers;

•	each unvested HTLF Equity Award held by a non-employee director will fully vest and be cancelled and converted automatically into the right to receive the merger consideration;

•

HTLF’s executive officers are party to change of control agreements that provide for severance payments and benefits in the event of a qualifying termination of employment in connection with a change in control such as the mergers;

•

certain of HTLF’s executive officers participate in the HTLF Deferred Compensation Plan, which provides that a participant’s account will become 100% vested if such participant experiences a “change in control”;

•	HTLF’s executive officers may become entitled to retention awards and/or the payment of prorated annual bonuses under certain circumstances in connection with a qualifying termination of employment;

•

One of HTLF’s executive officers is party to a split-dollar agreement providing his beneficiary with death benefits under a life insurance policy purchased by HTLF, which will remain in effect after a change in control until the date of the executive officer’s voluntary termination of employment or involuntary termination of employment for cause (or, if earlier, his death or attainment of normal retirement age as defined by the Social Security Administration) and the calculation of his death benefit will be frozen as of the date of such involuntary termination of employment, and one additional executive officer is a participant in the HTLF Executive Life Insurance Bonus Plan, which provides that the executive officer will be entitled to an amount necessary to provide certain death benefits based upon the date of the change in control until the date the participating executive officer would attain age 80 and an additional lump sum payment equal to 40% of such amount; and

•	HTLF’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

The HTLF board of directors was aware of and considered these respective interests when deciding to adopt and approve the merger agreement and in recommending to holders of HTLF common stock that they vote to approve the HTLF merger proposal, the HTLF compensation proposal and the HTLF adjournment proposal. For more information, see the section entitled “The Mergers—Interests of HTLF’s Directors and Executive Officers in the Mergers.”

Governance of UMB After the Mergers (page 119)

Articles Amendment

In connection with the merger, the UMB articles of incorporation will be amended to increase the number of authorized shares of UMB common stock from eighty million (80,000,000) shares to one hundred sixty million (160,000,000) shares. A copy of the UMB articles amendment is attached to this joint proxy statement/prospectus as Annex B.

Except as described above, the UMB articles of incorporation as in effect immediately prior to the effective time, as amended as described above, and the UMB bylaws as in effect immediately prior to the effective time will be the articles of incorporation and bylaws, respectively, of the surviving corporation, until thereafter amended in accordance with applicable law.

Board of Directors and Committees of the Board of Directors

Pursuant to the merger agreement, the UMB board of directors as of the effective time will have sixteen (16) members, consisting of:

•	eleven (11) members of the UMB board of directors as of immediately prior to the effective time (the “legacy UMB directors”); and

•

five (5) members of the HTLF board of directors as of immediately prior to the effective time (the “legacy HTLF directors”); provided that any legacy HTLF director must meet any applicable requirements or standards that may be imposed by a regulatory agency for service on the UMB board of directors.

Prior to the effective time, UMB and HTLF will cooperate in good faith (coordinating through the respective chairmen of the boards of directors of UMB and HTLF) to mutually agree on the selection of the legacy HTLF directors who will join the UMB board of directors and their respective committee appointments, taking into account relevant considerations including skill sets, experience, diversity and inclusion, and the needs of the UMB board of directors; provided, that the legacy HTLF directors will be eligible and given due consideration for committee service to the same extent as the legacy UMB directors.

Regulatory Approvals (page 119)

Subject to the terms of the merger agreement, UMB and HTLF have agreed to cooperate with each other and use reasonable best efforts to promptly (and, in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals within forty-five (45) days of the date of the merger agreement) prepare and file all documentation to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers and the bank merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such governmental entities. These approvals include the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Office of the Comptroller of the Currency (the “OCC”).

Although neither UMB nor HTLF knows of any reason why it cannot obtain these regulatory approvals in a timely manner, UMB and HTLF cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the mergers or the bank merger.

Expected Timing of the Mergers

UMB and HTLF expect the mergers to close in the first quarter of 2025. However, neither UMB nor HTLF can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion is subject to conditions and factors outside the control of both companies. UMB must first obtain the approval of holders of UMB common stock for the UMB articles amendment and UMB share issuance, HTLF must obtain the approval of holders of HTLF common stock for the adoption of the merger agreement, and both parties must obtain necessary regulatory approvals and satisfy certain other closing conditions.

The Transaction Agreements (page 124)

Merger Agreement

Conditions to Completion of the Mergers

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the mergers depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•

(i) approval of the UMB articles amendment and UMB share issuance by the holders of UMB common stock by the requisite UMB vote and (ii) adoption of the merger agreement by the holders of HTLF common stock by the requisite HTLF vote;

•

the authorization for listing on the Nasdaq, subject to official notice of issuance, of the shares of UMB common stock and new UMB preferred stock (or depositary shares in respect thereof) that will be issuable pursuant to the merger agreement;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

•

the specified governmental consents and approvals, including from the Federal Reserve Board and the OCC having been received and remaining in full force and effect, and, the termination or expiration of all statutory waiting periods in respect thereof, in each case without the imposition of any materially burdensome regulatory condition;

•

no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers or the bank merger being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the mergers or the bank merger;

•

the accuracy of the representations and warranties of HTLF, on the one hand, and UMB and Merger Sub, on the other hand, contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect);

•

the performance by HTLF, on the one hand, and UMB and Merger Sub, on the other hand, in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect); and

•

receipt by UMB and HTLF of opinions of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after the receipt of the requisite UMB vote or the requisite HTLF vote (except as indicated below), in the following circumstances:

•	by mutual written consent of UMB and HTLF;

•

by either UMB or HTLF if any governmental entity that must grant a requisite regulatory approval has denied approval of either of the mergers or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of either of the mergers or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement or any other breach by such party of the merger agreement;

•

by either UMB or HTLF if the merger has not been consummated on or before the termination date, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement or any other breach by such party of the merger agreement;

•

by either UMB or HTLF (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of HTLF, in the case of a termination by UMB, or UMB, in the case of a termination by HTLF, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by HTLF, prior to the receipt of the requisite UMB vote, if (i) UMB or the UMB board of directors has made a recommendation change (as defined below) or (ii) UMB or the UMB board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to the approval of the UMB shareholders and the UMB board recommendation;

•

by UMB, prior to the receipt of the requisite HTLF vote, if (i) HTLF or the HTLF board of directors has made a recommendation change (as defined below) or (ii) HTLF or the HTLF board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to the approval of the HTLF stockholders and the HTLF board recommendation; or

•

by either UMB or HTLF, if (i) the requisite UMB vote has not been obtained upon a vote thereon taken at the UMB special meeting (including any adjournment or postponement thereof) or (ii) the requisite HTLF vote has not been obtained upon a vote thereon taken at the HTLF special meeting (including any adjournment or postponement thereof).

Neither UMB nor HTLF is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of UMB common stock or HTLF common stock.

Termination Fees

If the merger agreement is terminated by either UMB or HTLF under certain circumstances, including circumstances involving alternative acquisition proposals and recommendation changes by UMB or HTLF or their respective boards, UMB or HTLF may be required to pay a termination fee of $70 million to the other party.

Support Agreements

Concurrently with the execution and delivery of the merger agreement, Mr. Kemper, the Chairman and Chief Executive Officer of UMB, entered into the UMB CEO support agreement pursuant to which, among other things, Mr. Kemper has agreed, subject to the terms of the UMB CEO support agreement, to (i) vote the shares of UMB common stock over which he has the sole power to vote or direct the voting of in favor of the UMB articles amendment proposal and the UMB share issuance proposal, and against any competing transaction and (ii) not transfer his shares of UMB common stock prior to the UMB special meeting, with certain limited exceptions. The UMB CEO support agreement will terminate upon the earlier of the termination of the merger agreement or the effective time. As of July 1, 2024, the record date for the UMB special meeting, Mr. Kemper owned and held the sole dispositive voting power over 5.50% of the voting power represented by issued and outstanding shares of UMB common stock. A copy of the UMB CEO support agreement is attached to this joint proxy statement/prospectus as Annex D.

Concurrently with the execution and delivery of the merger agreement, Mr. Lee, the President and Chief Executive Officer of HTLF, entered into the HTLF CEO support agreement pursuant to which, among other things, Mr. Lee has agreed, subject to the terms of the HTLF CEO support agreement, to (i) vote the shares of HTLF common stock over which he has the sole power to vote or direct the voting of in favor of the HTLF merger proposal, and against any competing transaction and (ii) not transfer his shares of HTLF common stock prior to the HTLF special meeting, with certain limited exceptions. The HTLF CEO support agreement will terminate upon the earlier of the termination of the merger agreement or the effective time. As of June 26, 2024, the record date for the HTLF special meeting, Mr. Lee owned and held the sole dispositive voting power over 0.2% of the voting power represented by issued and outstanding shares of HTLF common stock. A copy of the HTLF CEO support agreement is attached to this joint proxy statement/prospectus as Annex E.

Accounting Treatment (page 119)

UMB and HTLF each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The mergers will be accounted for as an acquisition of HTLF by UMB under the acquisition method of accounting in accordance with GAAP.

The Rights of HTLF’s Stockholders Will Change as a Result of the Mergers (page 165)

The rights of HTLF stockholders are governed by Delaware law and by the HTLF certificate of incorporation and HTLF bylaws. At the effective time, HTLF stockholders will become UMB shareholders, and their rights will be governed by Missouri law and the UMB articles of incorporation, as amended by the UMB articles amendment, and the UMB bylaws. HTLF stockholders will have different rights once they become UMB shareholders due to differences between the HTLF governing documents and the DGCL, on the one hand, and the UMB governing documents and Missouri law, on the other hand. These differences are described in more detail in the section entitled “Comparison of Shareholders’ Rights.”

Listing of UMB Common Stock and New UMB Preferred Stock; Delisting and Deregistration of HTLF Common Stock and HTLF Preferred Stock (pages 156 and 164)

The shares of UMB common stock and new UMB depositary shares representing 1/400th interest in a share of new UMB preferred stock are expected to be listed for trading on the Nasdaq. Following the mergers, shares of UMB common stock will continue to be listed on the Nasdaq. Following the mergers, HTLF common stock and HTLF depositary shares that represent a 1/400th interest in a share of HTLF preferred stock will be delisted from the Nasdaq and deregistered under the Exchange Act.

The UMB Special Meeting (page 55)

The UMB special meeting will be held virtually via the UMB special meeting website, on August 6, 2024, at 9:00 a.m. Central Time. At the UMB special meeting, holders of UMB common stock will be asked to consider and vote on the following proposals:

•	the UMB articles amendment proposal;

•	the UMB share issuance proposal; and

•	the UMB adjournment proposal.

You may vote at the UMB special meeting if you owned shares of UMB common stock at the close of business on July 1, 2024. On that date, there were 48,744,131 shares of UMB common stock outstanding, of which approximately 8.81% of the UMB common stock were owned and entitled to be voted by UMB directors and executive officers and their affiliates. We currently expect that UMB’s directors and executive officers will vote their shares in favor of the UMB articles amendment proposal, the UMB share issuance proposal and the other proposals to be considered at the UMB special meeting, although none of them have entered into any agreements obligating them to do so other than Mr. Kemper who is party to the UMB CEO support agreement. As of July 1, 2024, the record date for the UMB special meeting, Mr. Kemper owned and held sole dispositive voting power over 5.50% of the voting power represented by issued and outstanding shares of UMB common stock.

The UMB articles amendment proposal will be approved if two-thirds of the voting power of the issued and outstanding shares of UMB common stock entitled to vote at the UMB special meeting are voted in favor of such proposal. The UMB share issuance proposal and the UMB adjournment proposal will be approved if a majority of the votes cast by holders of shares of UMB common stock present in person or represented by proxy and entitled to vote at the UMB special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the UMB special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the UMB articles amendment proposal, it will have the same effect as a vote “AGAINST” such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the UMB special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the UMB share issuance proposal or the UMB adjournment proposal, it will have no effect on such proposal.

The HTLF Special Meeting (page 64)

The HTLF special meeting will be held virtually on August 6, 2024, at 1:00 p.m. Mountain Time. At the HTLF special meeting, holders of HTLF common stock will be asked to consider and vote on the following proposals:

•	the HTLF merger proposal;

•	the HTLF compensation proposal; and

•	the HTLF adjournment proposal.

You may vote at the HTLF special meeting if you owned shares of HTLF common stock at the close of business on June 26, 2024. On that date, there were 42,828,519 shares of HTLF common stock outstanding, approximately 0.94 percent (0.94%) of which were owned and entitled to be voted by HTLF directors and executive officers and their affiliates. We currently expect that HTLF’s directors and executive officers will vote their shares in favor of the HTLF merger proposal and the other proposals to be considered at the HTLF special meeting, although none of them have entered into any agreements obligating them to do so, other than Mr. Lee, who is party to the HTLF CEO support agreement.

The HTLF merger proposal will be approved if holders of a majority of the outstanding shares of HTLF common stock entitled to vote on the merger agreement at the HTLF special meeting vote in favor of such proposal. The HTLF compensation proposal and the HTLF adjournment proposal will each be approved if the holders of a majority of the outstanding shares of HTLF common stock represented at the HTLF special meeting and entitled to vote on such proposals vote in favor of such proposals. Shares of HTLF common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as a vote “AGAINST” the HTLF merger proposal. Any abstention will have the same effect as a vote “AGAINST” the HTLF compensation proposal or the HTLF adjournment proposal. Broker non-votes and any other failure to be represented at the HTLF special meeting will have no effect on the HTLF compensation proposal or the HTLF adjournment proposal.

Litigation Related to the Mergers (page 26)

On June 21, 2024, a complaint, captioned Michenzie v. Heartland Financial USA, Inc. et al., No. 1:24-cv-01741, was filed by a purported stockholder of HTLF in the United States District Court for the District of Colorado. The complaint names HTLF and the individual members of the HTLF board of directors as defendants. The complaint alleges, among other things, that the defendants filed or caused to be filed with the SEC a false and misleading registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, injunctive relief enjoining the mergers, rescission of the mergers if they are consummated, dissemination of a registration statement that does not contain any allegedly untrue statements of material fact, damages and an award for plaintiffs’ attorneys’ and experts’ fees. HTLF and UMB believe the claims asserted in the lawsuit are without merit.

In addition, beginning on June 24, 2024, certain purported stockholders of HTLF sent demand letters alleging deficiencies and/or omissions in the registration statement on Form S-4 filed by UMB on June 13, 2024, of which this joint proxy statement/prospectus forms a part. The demand letters seek additional disclosures to remedy these purported deficiencies.

Additional lawsuits arising out of or relating to the merger agreement and the transactions contemplated thereby, including the mergers, may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, neither HTLF nor UMB will necessarily announce such additional filings. See the section entitled “Risk Factors” for additional information regarding any such potential litigation.

Forward Sale Agreement (page 149)

UMB entered into forward sale agreements on April 28, 2024 and on April 30, 2024, in each case with Bank of America, N.A., as forward purchaser (the “forward purchaser”), relating to an aggregate of 3,220,000 shares of UMB common stock (such forward sale agreements together, the “forward sale agreement”). In connection with the forward sale agreement, the forward purchaser or its affiliates borrowed from third parties an aggregate of 3,220,000 shares of UMB common stock.

UMB expects to physically settle the forward sale agreement (by the delivery of shares of UMB common stock) and receive proceeds from the sale of those shares of UMB common stock upon one or more forward settlement dates within approximately eighteen (18) months from the date of the forward sale agreement at the then applicable forward sale price.

For more information, see the section entitled “Description of UMB Capital Stock—UMB Common Stock—Forward Sale Agreement.”

Risk Factors (page 28)

In evaluating the merger agreement, the mergers or the issuance of shares of UMB common stock and new UMB preferred stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” and in UMB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and HTLF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

RISK FACTORS

An investment by HTLF’s stockholders in UMB common stock as a result of the exchange of shares of UMB common stock for shares of HTLF common stock in the mergers involves certain risks. Similarly, a decision on the part of UMB shareholders to approve the UMB articles amendment and UMB share issuance also involves risks for UMB shareholders. Certain material risks and uncertainties connected with the merger agreement and the transactions contemplated thereby, including the mergers, the bank merger and ownership of UMB common stock are discussed below. In addition, UMB and HTLF discuss certain other material risks connected with the ownership of UMB common stock and with UMB’s business, and with the ownership of HTLF common stock and HTLF’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC or may be filed with the SEC after the date of this joint proxy statement/prospectus, each of which report is or will be incorporated by reference in this joint proxy statement/prospectus.

Holders of HTLF common stock and holders of UMB common stock should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the HTLF special meeting or the UMB special meeting described herein. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of UMB common stock that you, as an existing UMB shareholder, currently hold or that you, as an existing HTLF stockholder, will hold upon the completion of the mergers, and could result in a significant decline in the value of UMB common stock and cause the current holders of UMB common stock and/or the holders of HTLF common stock to lose all or part of their respective investments in UMB common stock.

The dilution caused by the issuance of shares of UMB’s common stock in connection with the mergers may adversely affect the market price of UMB’s common stock.

The dilution caused by the issuance of the new shares of UMB common stock to HTLF stockholders in connection with the payment of the merger consideration may result in fluctuations in the market price of UMB common stock, including a stock price decrease.

Combining UMB and HTLF may be more difficult, costly or time consuming than expected, and UMB may not realize the anticipated benefits of the acquisition.

A successful integration of HTLF’s business with UMB’s business will depend substantially on the ability to consolidate operations, corporate cultures, systems and procedures and to eliminate redundancies and costs. UMB may not be able to combine each company’s business without encountering difficulties that could adversely affect the ability to maintain relationships with existing clients, customers, depositors and employees, such as:

•	the loss of key employees;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	loan and deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	additional costs or unexpected problems with operations, personnel, technology and credit;

•	inconsistencies in standards, controls, procedures and policies; and/or

•	problems with the assimilation of new operations, systems, sites or personnel, which could divert resources from regular banking operations.

Any disruption to the businesses could cause customers to remove their accounts and move their business to a competing financial institution. Integration efforts between the two companies may also divert management attention and resources. Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of UMB and HTLF.

Further, UMB and HTLF entered into the merger agreement with the expectation that the acquisition of HTLF by UMB will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the surviving corporation, cross selling opportunities, technological efficiencies, cost savings and operating efficiencies. Achieving the anticipated benefits of the transactions contemplated by the merger agreement is subject to a number of uncertainties, including whether the integration is completed in an efficient, effective and timely manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits on the anticipated timeframe, or at all, could result in a reduction in the price of UMB common stock as well as in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially and adversely affect UMB’s business, financial condition and operating results. Additionally, upon consummation of the transactions contemplated by the merger agreement, UMB will make fair value estimates of certain assets and liabilities in recording the acquisition. Actual values of these assets and liabilities could differ from such estimates, which could result in UMB not achieving the anticipated benefits of the acquisition. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

UMB and HTLF have, and UMB following the closing will, incur significant transaction and transaction-related costs in connection with the transactions contemplated by the merger agreement.

UMB and HTLF have incurred and expect to incur significant non-recurring costs associated with combining the operations UMB and HTLF. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employment-related costs, public company filing fees and other regulatory fees, printing costs and other related costs. UMB and HTLF have begun collecting information in order to formulate detailed integration plans to deliver anticipated cost savings; however, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. Additional unanticipated costs may be incurred in the integration of the businesses of UMB and HTLF, and there are many factors beyond UMB’s or HTLF’s control that could affect the total amount or timing of integration costs. Although UMB and HTLF expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.

Whether or not the mergers are consummated, UMB and HTLF will incur substantial expenses in pursuing the mergers and may adversely impact UMB’s and HTLF’s earnings. The completion of the mergers is conditioned upon customary closing conditions, including the receipt of required governmental authorizations, consents, orders and approvals, including approval by certain federal banking regulators. UMB and HTLF intend to pursue all required approvals in accordance with the merger agreement. However, these approvals could be delayed or not obtained at all, and there can be no assurance that such approvals will be obtained without additional cost, on the anticipated timeframe, or at all.

Regulatory approvals for the mergers and the bank merger may not be received, may take longer than expected or may impose conditions that are not currently anticipated or that could have an adverse effect on UMB following the closing.

Before the mergers and the bank merger may be completed, various approvals, consents and non-objections must be obtained from regulatory authorities. In determining whether to grant these approvals, regulatory authorities consider a variety of factors, including the regulatory standing of each party. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in any party’s regulatory standing or any other factors considered by regulators in granting such approvals, governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, or Congressional leadership and regulatory agency leadership.

Even if the approvals are granted, they may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the surviving corporation’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of UMB following the closing or will otherwise reduce the anticipated benefits of the mergers and the bank merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the mergers and the bank merger. Additionally, the completion of the mergers is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of the mergers and the bank merger.

Despite the parties’ expected commitment to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, neither party is required under the terms of the merger agreement to take any action, commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be expected to have a material adverse effect on the UMB and its subsidiaries, taken as a whole, after giving effect to the mergers (measured on a scale relative to HTLF and its subsidiaries, taken as a whole).

Certain of UMB’s and HTLF’s directors and executive officers may have interests in the mergers that may differ from, or be in addition to, the interests of holders of UMB common stock and holders of HTLF common stock generally.

Holders of UMB common stock and holders of HTLF common stock should be aware that some of UMB’s and HTLF’s directors and executive officers may have interests in the mergers and have arrangements that are different from, or in addition to, those of holders of UMB common stock and holders of HTLF common stock generally. These interests and arrangements may create potential conflicts of interest. The UMB board of directors and the HTLF board of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve and adopt the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and in recommending that UMB shareholders vote to approve the UMB share issuance and the UMB articles amendment, and that HTLF stockholders vote to approve and adopt the merger agreement, as applicable. For a more complete description of these interests, please see the sections entitled “The Mergers—Interests of UMB’s Directors and Executive Officers in the Mergers” and “The Mergers—Interests of HTLF’s Directors and Executive Officers in the Mergers.”

The merger agreement may be terminated in accordance with its terms and the mergers may not be completed. Such failure to complete the mergers could cause the results of UMB and HTLF to be adversely affected, the stock prices of UMB and HTLF to decline or have a material and adverse effect on the stock prices of UMB and HTLF and each party’s results of operations.

If the mergers are not completed for any reason, including as a result of UMB shareholders failing to approve the UMB share issuance or the UMB articles amendment or HTLF stockholders failing to adopt the merger agreement, there may be various adverse consequences and UMB and/or HTLF may experience negative reactions from the financial markets and from each party’s respective customers and employees. The stock prices of UMB and HTLF may decline because certain costs related to the transactions contemplated by the merger agreement, such as legal, accounting and certain financial advisory fees, must be paid even if the mergers are not completed. Moreover, UMB or HTLF may be required to pay a termination fee of $70 million to the other party upon a termination of the merger agreement in certain circumstances. In addition, if the mergers are not completed, whether because of the failure to receive required regulatory approvals in a timely fashion or because one of the parties has breached its obligations in a way that permits termination of the merger agreement, or for any other reason, UMB and HTLF’s stock prices may decline to the extent that the current market price reflects a market assumption that the mergers will be completed.

The market price for UMB common stock following the closing may be affected by factors different from those that historically have affected or currently affect UMB common stock and HTLF common stock.

Subject to the terms and conditions of the merger agreement, at the effective time, holders of shares of HTLF common stock will receive shares of UMB common stock as merger consideration. UMB’s business and financial position will differ from the business and financial position of UMB and HTLF before the completion of the mergers and, accordingly, the results of operations of UMB will be affected by some factors that are different from those currently affecting UMB’s results of operations and those currently affecting the results of operations of HTLF. Accordingly, the market price and performance of the surviving corporation’s common stock is likely to be different from the performance of UMB common stock or HTLF common stock in the absence of the mergers. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, UMB common stock or HTLF common stock, regardless of actual operating performance.

The future results of UMB following the closing may suffer if UMB does not effectively manage its expanded operations.

Following the closing, the size of the business of UMB will increase significantly beyond the current size of either UMB’s or HTLF’s business. UMB’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. UMB may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business.

In addition, HTLF Bank is a Colorado state-chartered non-member bank subject to primary federal bank regulatory oversight by the Federal Deposit Insurance Corporation (“FDIC”), while UMB Bank is, and following its merger with HTLF Bank will be, a national bank subject to oversight by the OCC. The laws, regulations and regulatory guidance applicable to HTLF Bank and UMB Bank therefore differ in ways that may affect the operations of UMB following completion of the mergers and the bank merger. Additionally, the internal policies of UMB Bank and HTLF Bank with regards to their investment portfolios may differ on factors such as hold limits per bond issuer, life of the bond, or credit risk appetite. As a result, there are assets on the balance sheet of HTLF Bank that the bank subsidiary of the surviving corporation is not expected to hold, whether based on differences in regulatory oversight or internal policies, and UMB may dispose of such assets contemporaneous or subsequent to the closing. The disposition of certain assets in a high-interest rate environment, such as UMB has in the past experienced, are currently experiencing and may experience again in the future, could result in a sale of assets at a market price that is different than the estimated book value of such assets and impact regulatory capital ratios at the effective time. Further, UMB may replace such disposed assets with lower-yielding investments, any of which could impact UMB’s future earnings and return on equity.

There can be no assurances that the surviving corporation will be successful or that it will realize the expected operating efficiencies, cost savings or other benefits currently anticipated from the mergers.

UMB and HTLF will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on UMB and HTLF. These uncertainties may impair UMB’s and HTLF’s ability to attract, retain and motivate key personnel until the mergers are completed, and could cause customers and others that deal with UMB or HTLF to seek to change existing business relationships with UMB or HTLF. In addition, subject to certain exceptions, UMB and HTLF have agreed to operate their respective businesses in the ordinary course consistent with past practice in all material respects prior to the effective time, and UMB and HTLF have agreed not to take certain actions, which could cause UMB or HTLF to be unable to pursue other beneficial opportunities that may arise prior to the closing. See the section entitled “The Transaction Agreements—Description of the Merger Agreement—Covenants and Agreements.”

The shares of UMB common stock to be received by holders of HTLF common stock as the merger consideration will have different rights from the shares of HTLF common stock.

In the merger, holders of HTLF common stock will become holders of UMB common stock and holders of HTLF preferred stock will become holders of new UMB preferred stock and their rights as shareholders will be governed by Missouri law and the governing documents of UMB. The rights associated with UMB common and preferred stock are different from the rights associated with HTLF common and preferred stock. See the sections entitled “Description of UMB Capital Stock” and “Comparison of Shareholders’ Rights.”

In connection with the mergers, UMB will assume HTLF’s outstanding debt obligations, and UMB’s level of indebtedness following the completion of the mergers could adversely affect UMB’s ability to raise additional capital and to meet its obligations under its existing indebtedness.

In connection with the mergers, UMB will assume HTLF’s outstanding indebtedness. UMB’s existing debt, together with any future incurrence of additional indebtedness, could have important consequences for UMB’s creditors and UMB’s shareholders. For example, it could limit UMB’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; restrict UMB from making strategic acquisitions or cause UMB to make non-strategic divestitures; restrict UMB from paying dividends to its shareholders; increase UMB’s vulnerability to general economic and industry conditions; and require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on UMB’s indebtedness, thereby reducing UMB’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities following the mergers.

Holders of UMB common stock and HTLF common stock will have a reduced ownership and voting interest in the surviving corporation after the mergers and will exercise less influence over management.

Holders of UMB common stock and HTLF common stock currently have the right to vote in the election of the board of directors and on other matters affecting UMB and HTLF, respectively. When the mergers are completed, each holder of HTLF common stock who receives shares of UMB common stock will become a holder of common stock of the surviving corporation, with a percentage ownership that is smaller than such holder’s percentage ownership of HTLF. Based on the number of shares of UMB and HTLF common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of UMB common stock expected to be issued in the merger, the former holders of HTLF common stock, as a group, are estimated to own approximately thirty-one percent (31%) of the fully diluted shares of UMB and the holders of UMB common stock as a group are estimated to own approximately sixty-nine percent (69%) of the fully diluted shares of UMB, each as of immediately after the effective time. Additionally, five (5) legacy HTLF directors will join the UMB board of directors as of the effective time, and the UMB board of directors will be expanded to sixteen (16) directors. Because of this, holders of HTLF common stock and UMB common stock may have less influence on the management and policies of the surviving corporation than they now have on the management and policies of HTLF and UMB, respectively.

Litigation relating to the mergers has been filed against HTLF and members of the HTLF board of directors, and additional litigation may be filed against UMB and members of the UMB board of directors and/or HTLF and members of the HTLF board of directors in the future, which could prevent or delay the completion of the mergers, result in the payment of damages or otherwise negatively affect the business and operations of UMB, HTLF and the surivivng corporation.

Litigation relating to the mergers has been filed against HTLF and members of the HTLF board of directors, and it is possible that additional litigation by shareholders of UMB and/or stockholders of HTLF may be filed against UMB and members of the UMB board of directors and/or HTLF and members of the HTLF board of directors in the future. Among other remedies, these shareholders or stockholders could seek damages and/or to enjoin the mergers or the other transactions contemplated by the merger agreement. The outcome of any litigation is uncertain and any such lawsuits could prevent or delay the completion of the mergers, result in substantial costs to UMB, HTLF and the surviving corporation or otherwise negatively affect the business and operations of UMB, HTLF and the surviving corporation. Any such actions may create uncertainty relating to the mergers and may be costly and distracting to management. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the mergers are completed may adversely affect the surviving corporation’s business, financial condition and results of operations. For more information, see the section entitled “The Mergers—Litigation Related to the Mergers.”

The merger agreement limits UMB’s and HTLF’s respective ability to pursue alternatives to the mergers and may discourage other companies from trying to acquire UMB or HTLF.

The merger agreement contains “no shop” covenants that restrict each of UMB’s and HTLF’s ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, engage or participate in any negotiations with any person concerning any acquisition proposal, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, subject to certain exceptions, or, unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement in connection with or relating to any acquisition proposal.

The merger agreement further provides that, during the twelve (12)-month period following the termination of the merger agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to an alternative acquisition proposal, UMB or HTLF may be required to pay a termination fee of $70 million to the other party. See the section entitled “The Transaction Agreements—Description of the Merger Agreement—Termination Fees.”

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of UMB or HTLF from considering or proposing that acquisition.

The mergers will not be completed unless important conditions are satisfied or waived, including adoption of the merger agreement by holders of HTLF common stock and approval of the UMB share issuance and the UMB articles amendment by UMB shareholders.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the mergers. If the conditions are not satisfied or, subject to applicable law, waived, the mergers will not occur or will be delayed and each of HTLF and UMB may lose some or all of the intended benefits of the mergers. The following conditions must be satisfied or waived, if permissible, before HTLF and UMB are obligated to complete the mergers:

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(i) approval of the UMB articles amendment and UMB share issuance proposal by the holders of UMB common stock by the requisite UMB vote and (ii) adoption of the merger agreement by the holders of HTLF common stock by the requisite HTLF vote;

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the authorization for listing on the Nasdaq, subject to official notice of issuance, of the shares of UMB common stock and new UMB preferred stock (or depositary shares in respect thereof) that will be issued pursuant to the merger agreement;

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the specified governmental consents and approvals, including from the Federal Reserve Board and the OCC, having been received and the termination or expiration of all statutory waiting periods in respect thereof, in each case without the imposition of any materially burdensome regulatory condition;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

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no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of either of the mergers or the bank merger being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the completion of the mergers or the bank merger;

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the accuracy of the representations and warranties of HTLF on the one hand, and UMB and Merger Sub, on the other hand, contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect);

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the performance by HTLF, on the one hand, and UMB and Merger Sub, on the other hand, in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect); and

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receipt by each of HTLF and UMB of opinions of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/ prospectus is preliminary and the actual financial condition and results of operations of the surviving corporation after the mergers may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/ prospectus is presented for illustrative purposes only and is not necessarily indicative of what the surviving corporation’s actual financial condition or results of operations would have been had the mergers been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the HTLF identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration and the fair value of the assets and liabilities of HTLF as of the date of the completion of the mergers. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Holders of UMB common stock and holders of HTLF common stock and HTLF preferred stock will not have appraisal rights or dissenters’ rights in the mergers.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable security holders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to security holders in connection with the extraordinary transaction.

Under Section 351.455 of Missouri law, the holders of UMB common stock will not be entitled to appraisal or dissenters’ rights in connection with the mergers with respect to any shares of UMB common stock that remain outstanding after the consummation of the mergers. If the mergers are completed, holders of UMB common stock will not receive any consideration for their shares of UMB common stock, and their shares of UMB common stock will remain outstanding and will constitute shares of the surviving corporation. Accordingly, holders of UMB common stock are not entitled to any appraisal or dissenters’ rights in connection with the mergers.

Under Section 262 of the DGCL, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because HTLF common stock and HTLF preferred stock (or depositary receipts in respect thereof) are listed on the Nasdaq, a national securities exchange, and because HTLF stockholders will receive in the mergers only shares of UMB common stock and new UMB preferred stock, as applicable, each of which (or, in the case of new UMB preferred stock, depositary receipts in respect thereof) will be publicly listed on the Nasdaq at the effective time, and cash in lieu of fractional shares, holders of HTLF common stock and HTLF preferred stock are not entitled to any appraisal rights in connection with the mergers.

Neither of the opinions regarding the fairness, from a financial point of view, of the exchange ratio delivered to the HTLF board of directors or the UMB board of directors prior to the signing of the merger agreement reflect any changes in circumstances since the date on which such opinions were delivered.

The opinions rendered by KBW, financial advisor to HTLF, to the HTLF board of directors, and dated, on April 28, 2024, and by BofA Securities, financial advisor to UMB, to the UMB board of directors, and dated, on April 28, 2024, were based upon information available to such financial advisors as of the date of each respective opinion. Neither opinion reflects any changes that may occur or may have occurred after the date on which each opinion was delivered, including changes to the operations and prospects of HTLF or UMB, changes in general market and economic conditions, or other changes which may be beyond the control of HTLF and UMB. Any such changes may alter the relative value of HTLF or UMB or the prices of shares of HTLF common stock or UMB common stock by the time the mergers are completed. The opinions do not speak as of the date the mergers will be completed or as of any date other than the date of each respective opinion. For a description of the opinion that the HTLF board of directors received from HTLF’s financial advisor, please see “The Mergers—Opinion of HTLF’s Financial Advisor.” For a description of the opinion that the UMB board of directors received from UMB’s financial advisor, please see “The Mergers—Opinion of UMB’s Financial Advisor.”

Risks Relating to UMB’s Business

In addition to the below, you should read and consider risk factors specific to UMB’s business that will also affect UMB after the mergers. These risks are described in the sections entitled “Risk Factors” in UMB’s Annual Report on Form 10-K for the year ended December 31, 2023, UMB’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

Settlement provisions contained in the forward sale agreement could result in substantial dilution to UMB’s earnings per share and return on equity or result in substantial cash payment obligations.

Bank of America, N.A., as forward purchaser under the forward sale agreement, has the right to accelerate the forward sale agreement and require UMB to physically settle on a date specified by the forward purchaser if:

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it (or its affiliate) (i) is unable to borrow a number of shares of UMB common stock equal to the number of shares of UMB common stock underlying the forward sale agreement because of the lack of sufficient shares being made available for share borrowing by lenders or (ii) would incur a stock loan rate greater than the rate specified in the forward sale agreement to continue to borrow such shares;

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certain ownership thresholds applicable to the forward purchaser, its affiliates and other persons who may form a beneficial share ownership group or whose ownership positions would be aggregated with the forward purchaser are exceeded;

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UMB declares any dividend or distribution on UMB common stock that constitutes an extraordinary dividend or is payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company owned (directly or indirectly) by UMB as a result of a spin-off or similar transaction or (iii) any other type of securities (other than UMB common stock), rights, warrants or other assets for payment at less than the prevailing market price, as reasonably determined by the forward purchaser;

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there is an announcement of any event or transaction that, if consummated, would result in certain extraordinary events (as such term is defined in the forward sale agreement and which includes certain mergers and tender offers and the delisting of UMB common stock); or

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certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by UMB in connection with entering into the forward sale agreement or the occurrence of a hedging disruption or a change in law (as such terms are defined in the forward sale agreement).

The forward purchaser’s decision to exercise its right to accelerate the settlement of the forward sale agreement will be made irrespective of UMB’s need for capital. In such cases, UMB could be required to issue and deliver shares of UMB common stock under the physical settlement provisions of the forward sale agreement irrespective of UMB’s capital needs, which would result in dilution to UMB’s earnings per share and return on equity.

UMB expects to physically settle the forward sale agreement (by the delivery of shares of UMB common stock) and receive proceeds from the sale of those shares of UMB common stock upon one or more forward settlement dates within approximately eighteen (18) months from the date of the forward sale agreement. UMB may also elect cash settlement or net share settlement for all or a portion of its obligations under the forward sale agreement. Upon physical settlement or, if UMB so elects, net share settlement of the forward sale agreement, delivery of shares of UMB common stock in connection with such physical settlement or (to the extent that UMB is obligated to deliver shares of UMB common stock) net share settlement will result in dilution to UMB’s earnings per share and return on equity. If UMB elects cash settlement or net share settlement with respect to all or a portion of the shares of UMB common stock underlying the forward sale agreement, then UMB expects that the forward purchaser (or an affiliate thereof) will purchase a number of shares of UMB common stock necessary to satisfy its or its affiliate’s obligation to return the shares of UMB common stock borrowed from third parties in connection with sales of shares of UMB common stock related to the forward sale agreement and, if applicable in connection with net share settlement, to deliver shares of UMB common stock to UMB. If the market value of UMB common stock at the time of such purchase (as determined pursuant to the terms of the forward sale agreement) is above the forward sale price under the forward sale agreement at that time, then UMB would pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of UMB common stock with a market value (as determined pursuant to the terms of the forward sale agreement), equal to such difference. Any such difference could be significant.

In addition, the purchase of shares of UMB common stock in connection with the forward purchaser or its affiliate unwinding its hedge positions could cause the price of UMB common stock to increase over such time (or reduce or prevent a decrease over such time), thereby increasing the amount of cash UMB would owe to the forward purchaser (or decreasing the amount of cash that the forward purchaser would owe UMB) upon a cash settlement of the forward sale agreement or increasing the number of shares of UMB common stock UMB would deliver to the forward purchaser (or decreasing the number of shares of UMB common stock that the forward purchaser would deliver to UMB) upon net share settlement of the forward sale agreement. UMB will not be able to control the manner in which the forward purchaser unwinds its hedge positions.

Moreover, the forward sale price that UMB expects to receive upon physical settlement of the forward sale agreement will be subject to increase or decrease based on the specified rate less a spread, and subject to price adjustment and other provisions of the forward sale agreement, including a decrease based on amounts related to expected dividends on UMB common stock on dates specified in the forward sale agreement and if the cost to the forward purchaser (or its affiliate) of borrowing a number of shares of UMB common stock underlying the forward sale agreement exceeds a specified amount. If the specified rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the applicable forward sale price. Reductions in the applicable forward sale price could also increase the amount of cash UMB would owe to the forward purchaser (or decrease the amount of cash that the forward purchaser would owe UMB) upon a cash settlement of the forward sale agreement or increase the number of shares of UMB common stock UMB would deliver to the forward purchaser (or decrease the number of shares of UMB common stock that the forward purchaser would deliver to UMB) upon net share settlement of the forward sale agreement.

In case of UMB’s bankruptcy or insolvency, the forward sale agreement will automatically terminate, and UMB would not receive the proceeds from the forward sales of UMB common stock.

If UMB files for or consents to a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or UMB or a regulatory authority with jurisdiction over UMB presents a petition for the winding-up or liquidation of UMB, and UMB consents to such a petition, then the forward sale agreement will automatically terminate. If the forward sale agreement so terminates under these circumstances, UMB would not be obligated to deliver to the forward purchaser any of the UMB common stock not previously delivered, and the forward purchaser would be discharged from its obligation to pay the applicable forward sale price per share in respect of any UMB common stock not previously settled under the forward sale agreement. Therefore, to the extent that there are any shares of UMB common stock with respect to which the forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, UMB would not receive the forward sale price per share in respect of those shares of UMB common stock.

Risks Relating to HTLF’s Business

You should read and consider risk factors specific to HTLF’s business that will also affect UMB after the mergers. These risks are described in the sections entitled “Risk Factors” in HTLF’s Annual Report on Form 10-K for the year ended December 31, 2023, HTLF’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/ prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Rule 175 promulgated thereunder, and Section 21E of the Exchange Act, and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. Any statements about UMB’s, HTLF’s or the surviving corporation’s plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are generally identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates, and other important factors that change over time and could cause actual results to differ materially from any results, performance, or events expressed or implied by such forward-looking statements. Such forward-looking statements include but are not limited to statements about the benefits of the transactions contemplated by the merger agreement, including future financial and operating results, the surviving corporation’s plans, objectives, expectations and intentions, and other statements that are not historical facts.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected. In addition to factors previously disclosed in UMB’s and HTLF’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement; the outcome of any legal proceedings that may be instituted against UMB or HTLF; the possibility that the mergers do not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the surviving corporation or the expected benefits of the transactions); the risk that the benefits from the transactions may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which UMB and HTLF operate; the ability to promptly and effectively integrate the businesses of UMB and HTLF; the possibility that the transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of UMB’s or HTLF’s customers, employees or other business partners, including those resulting from the announcement or completion of the transactions; the dilution caused by UMB’s issuance of additional shares of its capital stock in connection with the transaction; and the diversion of management’s attention and time from ongoing business operations and opportunities on matters related to the mergers.

These factors are not necessarily all of the factors that could cause UMB’s, HTLF’s or the surviving corporation’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm UMB’s, HTLF’s or the surviving corporation’s results. Further information regarding UMB, HTLF and factors which could affect the forward-looking statements contained herein can be found in the section entitled “Risk Factors” and those set forth in UMB’s and HTLF’s annual reports and other filings with the SEC that are incorporated by referenced into this joint proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information.”

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, UMB and HTLF claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, UMB and HTLF caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither UMB nor HTLF undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

UMB and HTLF expressly qualify in their entirety all forward-looking statements attributable to either UMB or HTLF or any person acting on either UMB’s or HTLF’s behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial data is based on the separate historical financial statements of UMB and HTLF after giving effect to the mergers. The unaudited pro forma condensed combined financial data has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of March 31, 2024 combines the unaudited consolidated balance sheet of UMB as of March 31, 2024 with the unaudited consolidated balance sheet of HTLF as of March 31, 2024, giving effect to the mergers and the forward sale agreement dated April 28, 2024 (the “initial forward sale agreement”) and the additional forward sale agreement dated April 30, 2024 (the “additional forward sale agreement” and, together with the initial forward sale agreement, the “forward sale agreement”) as if the mergers had been consummated and the forward sale agreement had been fully physically settled on March 31, 2024. See the section entitled “Description of UMB Capital Stock—UMB Common Stock—Forward Sale Agreement” for more information on the forward sale agreement.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 combines the audited consolidated statement of income of UMB for the year ended December 31, 2023 with the audited consolidated statement of income of HTLF for the year ended December 31, 2023, giving effect to the mergers and the forward sale agreement as if the mergers had been consummated and the forward sale agreement had been fully physically settled on January 1, 2023. The unaudited pro forma condensed combined statement of income for the period ended March 31, 2024 combines the unaudited consolidated statement of income of UMB for the period ended March 31, 2024 with the unaudited consolidated statement of income of HTLF for the period ended March 31, 2024, giving effect to the mergers and the forward sale agreement as if the mergers had been consummated and the forward sale agreement had been fully physically settled on January 1, 2024.

The unaudited pro forma condensed combined financial data was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus by reference:

•	The historical audited consolidated financial statements of UMB included in UMB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	The historical audited consolidated financial statements of HTLF included in HTLF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	The historical unaudited consolidated financial statements of UMB included in UMB’s Quarterly Report on Form 10-Q as of and for the period ended March 31, 2024; and

•	The historical unaudited consolidated financial statements of HTLF included in HTLF’s Quarterly Report on Form 10-Q as of and for the period ended March 31, 2024.

The unaudited pro forma condensed combined financial data should also be read together with other financial data included elsewhere or incorporated by reference into this joint proxy statement/prospectus.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial data has been prepared based on the aforementioned historical financial statements and the accompanying notes and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial data. The pro forma adjustments reflect transaction accounting adjustments related to the mergers and the forward sale agreement, both of which are discussed in further detail below. Amounts presented reflect the accounting for the acquisition of HTLF by UMB. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the surviving corporation’s consolidated results of operations or consolidated financial position that would actually have occurred had the mergers been consummated and the forward sale agreement had been fully physically settled on the dates assumed or to project the surviving corporation’s consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma condensed combined financial data appearing below is based on available preliminary information and certain assumptions that are believed to be reasonable as of the date of this joint proxy statement/prospectus and also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. Future results may vary significantly from the results reflected because of various factors, including those discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and the consolidated audited and unaudited financial statements of HTLF and UMB included elsewhere, or incorporated by reference, in this joint proxy statement/prospectus. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the mergers.

Accounting for the Mergers

The unaudited pro forma condensed combined financial data is provided to aid stockholders in their analysis of the financial aspects of the mergers and to provide information about the forward sale agreement. The unaudited pro forma condensed combined financial data has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

Forward Sale Agreement

In connection with the forward sale agreement, the forward purchaser or its affiliate borrowed from third parties an aggregate of 3,220,000 shares of UMB common stock. Such borrowed shares of UMB common stock were delivered by the forward seller for sale to the underwriter in the offering. UMB did not receive any proceeds from the sale of the shares of UMB common stock sold by the forward seller to the underwriter. UMB expects to physically settle the forward sale agreement at the offering size of $231.84 million (by the delivery of shares of UMB common stock) and receive proceeds from the sale of those shares of UMB common stock upon one or more forward settlement dates within approximately eighteen (18) months from the date of the forward sale agreement. UMB may also elect cash settlement or net share settlement for all or a portion of UMB’s obligations under the forward sale agreement. If UMB elects to cash settle or net share settle the forward sale agreement, then UMB may not receive any proceeds from the issuance of shares of UMB common stock in respect of the forward sale agreement, and UMB will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of UMB common stock (in the case of net share settlement).

Basis of Pro Forma Presentation

The historical financial data of UMB and HTLF has been adjusted to give pro forma effect to the transaction accounting required for the mergers and the forward sale agreement. The adjustments in the unaudited pro forma condensed combined financial data have been identified and presented to provide relevant information necessary to evaluate the financial overview of the combined company upon closing of the mergers and full physical settlement of the forward sale agreement at the offering size of $231.84 million.

The unaudited pro forma condensed combined financial data is not necessarily indicative of what the combined company’s balance sheet or statement of income would have been had the mergers been completed and the forward sale agreement been fully physically settled at the offering size of $231.84 million as of the dates indicated, nor do they purport to project the future financial position or operating results of the surviving corporation. The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the mergers. HTLF and UMB have not had any historical material relationship prior to the mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2024

	UMB Historical	HTLF Historical	Transaction Adjustments		Combined Pro Formas
ASSETS
Loans	23,637,649	11,644,641	(779,619)	(A)	34,502,671
Allowance for credit losses on loans	(226,159)	(123,934)	59,860	(A)	(374,224)
			(83,991)	(D)

Net loans	23,411,490	11,520,707	(803,750)		34,128,447
Loans held for sale	4,415	352,744			357,159
Securities:
Available for sale	6,541,391	4,418,222			10,959,613
Held to maturity, net of allowance for credit losses	5,622,617	841,055	(29,092)	(A)	6,434,580
Trading securities	40,187				40,187
Other securities / Other investments at cost	473,434	68,524			541,958

Total securities	12,677,629	5,327,801	(29,092)		17,976,338
Federal funds sold and securities purchased under agreements to resell	180,275				180,275
Interest-bearing due from banks	6,673,104				6,673,104
Interest bearing deposits with other banks and other short-term investments		236,190			236,190
Cash and due from banks	356,963	208,176	231,840	(B)	581,979
			(215,000)	(C)
Time deposits in other financial institutions		1,240			1,240
Premises and equipment, net	231,918	160,518			392,436
Premises and equipment held for sale		16,064			16,064
Other real estate, net		2,590			2,590
Accrued income	221,447				221,447
Goodwill	207,385	576,005	160,246	(A)	943,636
Other intangibles, net	69,052	16,923	409,077	(A)	495,052
Cash surrender value on life insurance		197,671			197,671
Deferred tax assets			58,124	(A)	58,124
Other assets	1,309,697	516,198			1,825,895

Total assets	45,343,375	19,132,827	(188,555)		64,287,647
LIABILITIES
Deposits
Noninterest-bearing demand	13,251,090	4,264,390			17,515,480
Interest-bearing demand and savings	21,018,911	8,669,221			29,688,132
Time deposits under $250,000	2,044,280				2,044,280
Time deposits of $250,000 or more	599,329				599,329
Time deposits		2,368,555	9,009	(A)	2,377,564

Total deposits	36,913,610	15,302,166	9,009		52,224,785
Federal funds purchased and repurchase agreements	2,225,474				2,225,474
Borrowings		650,033			650,033
Short-term debt	1,800,000				1,800,000
Long-term debt	383,742	372,652	(72,000)	(A)	684,394
Accrued expenses and taxes	374,888				374,888
Deposits held for sale		596,328			596,328
Other liabilities	492,845				492,845
Accrued expenses and other liabilities		232,815			232,815

Total liabilities	42,190,559	17,153,994	(62,991)		59,281,562
SHAREHOLDER’S EQUITY
Series E Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock		110,705			110,705
Common stock	55,057	42,784	(19,284)	(A)	81,777
			3,220	(B)
Capital surplus	1,127,806	1,093,207	693,008	(A)	3,142,641
			228,620	(B)
Retained earnings	2,903,106	1,178,330	(1,178,330)	(A)	2,604,115
			(215,000)	(C)
			(83,991)	(D)
Accumulated other comprehensive loss, net	(594,538)	(446,193)	446,193	(A)	(594,538)
Treasury stock, at cost	(338,615)				(338,615)

Total shareholder’s equity	3,152,816	1,978,833	(125,564)		5,006,085

Total liabilities and stockholders’ equity	45,343,375	19,132,827	(188,555)		64,287,647

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2024

	UMB Historical	HTLF Historical	Transaction Adjustments			Combined Pro Formas
INTEREST INCOME
Loans	385,566	195,661	38,981	(AA)		620,208
Securities:						—
Taxable interest	61,111	47,014				108,125
Tax-exempt securities income	25,333	6,041				31,374

Total securities income	86,444	53,055	—			139,499
Federal funds and resell agreements	3,062					3,062
Interest-bearing due from banks	44,688					44,688
Interest on interest bearing deposits in other financial institutions		3,006				3,006
Trading securities	305					305

Total interest income	520,065	251,722	38,981			810,768

INTEREST EXPENSE
Deposits	223,875	84,134				308,009
Federal funds and repurchase agreements	27,662					27,662
Borrowings		7,524				7,524
Term debt		5,849	(2,082)	(AA)		3,767
Other	29,094					29,094

Total interest expense	280,631	97,507	(2,082)			376,056

Net interest income	239,434	154,215	41,063			434,712
Provision for credit losses	10,000	986				10,986

Net interest income after provision for credit losses	229,434	153,229	41,063			423,726

NONINTEREST INCOME
Trust and securities processing	69,478					69,478
Trading and investment banking	5,462					5,462
Service charges on deposit accounts	20,757	17,063				37,820
Loan servicing income		131				131
Trust fees		5,043				5,043
Insurance fees and commissions	283					283
Brokerage fees	13,160					13,160
Brokerage fees and insurance commissions		754				754
Capital market fees		891				891
Bankcard fees	21,968					21,968
Investment securities (losses) gains, net	9,371	58				9,429
Unrealized (loss) gain on equity securities, net		95				95
Net gains on sale of loans held for sale		104				104
Income on bank owned life insurance		1,177				1,177
Other	18,765	2,347				21,112

Total noninterest income	159,244	27,663	—			186,907

NONINTEREST EXPENSE
Salaries and employee benefits	143,006	63,955				206,961
Occupancy, net	12,270	7,263				19,533
Equipment	16,503	2,337				18,840
Supplies and services	3,301					3,301
Marketing and business development / Advertising expense	6,025	1,358				7,383
Processing Fees	27,936					27,936
Legal and consulting	7,894					7,894
Bankcard	10,567					10,567
Amortization and other intangible assets	1,960	1,492	16,735	(AA	)	20,187
Regulatory fees	19,395					19,395
Professional fees		15,531				15,531
FDIC insurance assessments		4,969				4,969
Other real estate and loan collection expenses		512				512

	UMB Historical	HTLF Historical	Transaction Adjustments		Combined Pro Formas
(Gain) on sales/valuations of assets, net		214			214
Acquisition, integration and restructuring costs		1,375			1,375
Partnership investment in tax credit projects		494			494
Other	5,947	14,095			20,042

Total noninterest expense	254,804	113,595	16,735		385,134

Income before income taxes	133,874	67,297	24,328		225,499
Income tax expense (benefit)	23,616	15,590	5,109	(DD)	44,315

NET INCOME	110,258	51,707	19,219		181,184
Preferred dividends		(2,013)			(2,013)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	110,258	49,694	19,219		179,171

PER SHARE DATA
Net income- basic	$2.27	$1.16			$2.38
Net income- diluted	2.25	1.16			2.37
Dividends	0.39	0.30			0.69
Weighted average shares outstanding – basic	48,663,515	42,807,000			75,383,515
Weighted average shares outstanding – diluted	48,920,863	42,916,000			75,700,813

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2023

	UMB Historical	HTLF Historical	Transaction Adjustments		Combined Pro Formas
INTEREST INCOME
Loans	1,399,961	697,997	155,924	(AA)	2,253,882
Securities:
Taxable interest	214,981	223,521			438,502
Tax-exempt interest	102,197	25,268			127,465

Total securities income	317,178	248,789	—		565,967
Federal funds and resell agreements	17,647	3			17,650
Interest-bearing due from banks	103,190				103,190
Interest on interest bearing deposits in other financial institutions		7,007			7,007
Trading securities	729				729

Total interest income	1,838,705	953,796	155,924		2,948,425
INTEREST EXPENSE
Deposits	704,210	319,688	(9,009)	(AA)	1,014,889
Federal funds and repurchase agreements	93,026				93,026
Borrowings		10,311			10,311
Term debt		22,560	(8,327)	(AA)	14,233
Other	121,353				121,353

Total interest expense	918,589	352,559	(17,336)		1,253,812

Net interest income	920,116	601,237	173,260		1,694,613
Provision for credit losses	41,227	21,707	83,991	(CC)	146,925

Net interest income after provision for credit losses	878,889	579,530	89,269		1,547,688
NONINTEREST INCOME
Trust and securities processing	257,200				257,200
Trading and investment banking	19,630				19,630
Service charges on deposit accounts	84,950	74,024			158,974
Loan servicing income		1,561			1,561
Trust fees		20,715			20,715
Insurance fees and commissions	1,009				1,009
Brokerage fees	54,119				54,119
Brokerage fees and insurance commissions		2,794			2,794
Capital market fees		10,007			10,007
Bankcard fees	74,719				74,719
Investment securities (losses) gains, net	(3,139)	(141,539)			(144,678)
Unrealized (loss) gain on equity securities, net		240			240
Net gains on sale of loans held for sale		3,880			3,880
Income on bank owned life insurance		3,771			3,771
Other	53,365	3,621			56,986

Total noninterest income	541,853	(20,926)	—		520,927
NONINTEREST EXPENSE
Salaries and employee benefits	553,421	251,276			804,697
Occupancy, net	48,502	26,847			75,349
Equipment	68,718	11,599			80,317
Supplies and services	16,829				16,829
Marketing and business development / Advertising expense	25,749	8,347			34,096
Processing Fees	103,099				103,099
Legal and consulting	29,998				29,998
Bankcard	32,969				32,969
Amortization and other intangible assets	8,587	6,739	74,378	(AA)	89,704
Regulatory fees	77,010				77,010
Professional fees		58,667			58,667
FDIC insurance assessments		19,940			19,940
Other real estate and loan collection expenses		1,489			1,489
(Gain) on sales/valuations of assets, net		(77)			(77)
Acquisition, integration and restructuring costs		10,359	215,000	(BB)	225,359
Partnership investment in tax credit projects		5,401			5,401
Other	34,258	61,240			95,498

Total noninterest expense	999,140	461,827	289,378		1,750,345

	UMB Historical	HTLF Historical	Transaction Adjustments		Combined Pro Formas
Income before income taxes	421,602	96,777	(200,109)		318,270
Income tax expense	71,578	16,857	(42,023)	(DD)	46,412

NET INCOME	350,024	79,920	(158,086)		271,858
Preferred dividends		(8,050)			(8,050)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	350,024	71,870	(158,086)		263,808

PER SHARE DATA
Net income- basic	7.22	1.68			3.51
Net income- diluted	7.18	1.68			3.49
Dividends	1.53	1.20			2.73
Weighted average shares outstanding – basic	48,503,643	42,701,000			75,223,643
Weighted average shares outstanding – diluted	48,763,820	42,792,000			75,533,870

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The pro forma adjustments have been prepared as if the mergers had been consummated and the forward sale agreement had been fully physically settled at the offering size of $231.84 million, in the case of the unaudited pro forma condensed combined balance sheet as of March 31, 2024, on March 31, 2024, in the case of the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2024, on January 1, 2024, and, in the case of the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023, on January 1, 2023.

The unaudited pro forma condensed combined financial data has been prepared assuming the purchase method of accounting in accordance with GAAP. Under this method, HTLF’s assets and liabilities as of the date of the mergers will be recorded at their respective fair values and added to those of UMB. Any difference between the purchase price for HTLF and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. The pro formas are based on preliminary accounting conclusions and are subject to potential revisions with further analysis.

The pro forma adjustments represent UMB management’s estimates based on information currently available and are subject to change as additional information becomes available and additional analyses are performed. UMB management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the mergers will be expensed as incurred under ASC 805 and are assumed to be cash settled.

UMB has performed a preliminary review of HTLF’s and UMB’s accounting policies, and no material impacts are expected to be required as a result of the mergers.

2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2024

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2024 are as follows:

(A)	Reflects the purchase price allocation adjustments to record HTLF’s assets and liabilities at estimated fair value as of March 31, 2024 based on the consideration conveyed.

The preliminary purchase price was allocated among the identified assets to be acquired, based on a preliminary analysis. Goodwill is expected to be recognized as a result of the acquisition, which represents the excess fair value of consideration over the fair value of the underlying net assets of HTLF. This was considered appropriate based on the determination that the mergers would be accounted for as a business acquisition under ASC 805. The deferred tax assets represent the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments were calculated using an estimated tax rate of 21%. The estimates of fair value are based upon preliminary valuation assumptions believed to be reasonable but which are inherently uncertain and unpredictable; and, as a result, actual results may differ from estimates and the difference may be material.

Net Assets Identified	Fair Value
(in thousands)
Loans	10,865,022
Allowance for credit losses on loans	(64,074)
Loans held for sale	352,744
Available for sale	4,418,222
Held to maturity, net of allowance for credit losses	811,963
Other securities / Other investments at cost	68,524
Interest bearing deposits with other banks and other short-term investments	236,190
Cash and due from banks	208,176
Time deposits in other financial institutions	1,240
Premises and equipment, net	160,518
Premises and equipment held for sale	16,064
Other real estate, net	2,590
Goodwill	736,251
Core deposit intangible (“CDI”)	426,000
Cash surrender value on life insurance	197,671
Deferred tax assets	58,124
Other assets	516,198
Noninterest-bearing demand	(4,264,390)
Interest-bearing demand and savings	(8,669,221)
Time deposits	(2,377,564)
Borrowings	(650,033)
Long-term debt	(300,652)
Deposits held for sale	(596,328)
Accrued expenses and other liabilities	(232,815)

Total Fair Value	1,920,420

Consideration Conveyed
(in thousands except exchange ratio and stock price)
Shares to HTLF common stockholders	23,500,000
UMB stock price	81.72(1)

Total preliminary purchase price consideration	1,920,420

(1)

Reflects opening price of UMB’s common stock as of April 22, 2024. A 10% fluctuation in the market price of UMB’s stock price would affect the estimated value of the merger consideration reflected in the unaudited pro forma condensed combined financial data with a corresponding change to goodwill (bargain purchase gain) related to the mergers, as illustrated in the table below:

Change in Stock Price	Stock Price	Estimated Merger Consideration	Estimated Goodwill
		(in thousands)
As presented above	81.72	1,920,420	736,251
10% increase in stock price	89.89	2,112,462	331,965
10% decrease in stock price	73.55	1,728,378	(52,119)

(B)	Represents the receipt of $231.84 million from the forward purchaser and the issuance of approximately 2.8 million shares, in accordance with the terms of the forward sale agreement and assuming such shares are issued at $75.00 per share (before underwriting discounts and commissions) and that the forward sale agreement has been fully physically settled at the offering size of $231.84 million.

(C)	Reflects nonrecurring transaction costs of $215.0 million expected to be incurred as a result of the mergers and the forward sale agreement. This amount is composed of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. The nonrecurring expense is reflected at adjustment (BB).

(D)	Reflects the recognition of an allowance for loan losses on HTLF’s loans; this adjustment relates to loans that are not considered to be purchase credit deteriorated (“PCD”) assets. The nonrecurring expense is reflected at adjustment (CC).

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Income for the Three Months Ended March 31, 2024 and for the Year ended December 31, 2023

(AA)	Reflects the pro forma impacts related to the purchase price allocation discussed at adjustment (A). This includes the following impacts:

1)	Interest income related to Loans. Reflects an increase in interest income related to loans due to the reduced fair value of loans per the purchase price allocation.

2)	Interest expense related to Time deposits. Reflects a decrease in interest expense related time deposits due to the increase in fair value of this liability per the purchase price allocation.

3)	Interest expense related to Long-term debt. Reflects a decrease in interest expense related to long-term debt due to the reduced fair value of this liability per the purchase price allocation.

4)	Amortization expense. Reflects an increase in amortization expense related to CDI, calculated using the sum-of-the-year-digits method and an amortization period of 10 years.

(BB)	Reflects the recognition of nonrecurring expenses related to estimated transaction costs in the amount of $215.0 million, which are primarily composed of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. An equivalent balance sheet adjustment is reflected at adjustment (C).

(CC)	Reflects the recognition of nonrecurring expenses related to the provision for credit losses. An equivalent balance sheet adjustment is reflected at adjustment (D).

(DD)	Reflects the tax impact of all pro forma adjustments for the year ended December 31, 2023 and three months ended March 31, 2024, as applicable, calculated using the estimated global blended statutory rate of 21%.

4. Earnings per Share Information

The pro forma weighted average shares calculations have been performed for the three months ended March 31, 2024 and for the year ended December 31, 2023 using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the mergers and the forward sale agreement, assuming they occurred, and the forward sale agreement was fully physically settled at the offering size of $231.84 million, on January 1, 2023. As the mergers and the forward sale agreement are being reflected as if they had occurred, and the forward sale agreement was fully physically settled at the offering size of $231.84 million, at the beginning of the period presented, the calculation of weighted average shares outstanding for both basic and diluted earnings per share assumes that the shares issuable relating to the mergers and the forward sale agreement have been outstanding for the entire periods presented.

Unaudited Pro Forma Condensed Combined Statement of Income

(in thousands)

Pro forma net income per share—basic and diluted

(in thousands except share and per share amounts)

For the Three Months Ended March 31, 2024
Numerator
Pro forma net income – basic and diluted	$181,184
Less: Preferred dividends	(2,013)
Net earnings allocated to common stock	179,171
Denominator
Pro forma weighted average shares of common stock outstanding – basic	75,383,515
Pro forma basic earnings per share	$2.38
Add: Dilutive effect of stock options and restricted stock	317,298
Pro forma weighted average shares of common stock outstanding – diluted	75,700,813
Pro forma diluted earnings per share	$2.37

For the Year Ended December 31, 2023
Numerator
Pro forma net income – basic and diluted	$271,858
Less: Preferred dividends	(8,050)
Net earnings allocated to common stock	263,808
Denominator
Pro forma weighted average shares of common stock outstanding – basic	75,223,643
Pro forma basic earnings per share	$3.51
Add: Dilutive effect of stock options and restricted stock	310,227
Pro forma weighted average shares of common stock outstanding – diluted	75,533,870
Pro forma diluted earnings per share	$3.49

The above calculation excludes the following potential common stock from the computation of diluted net earnings per share attributable to common shareholders of the surviving corporation for the period indicated because including them would have had an antidilutive effect:

	As of December 31, 2023	As of March 31, 2024
Outstanding stock options and RSUs of UMB	55,649	0
Restricted stock units of HTLF	61,600(1)	14,850(1)
Stock options of HTLF	33,000(1)	29,150(1)

(1)	HTLF stock units are presented as adjusted using the exchange ratio.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE DATA

The historical per share data for UMB common stock and HTLF common stock below has been derived from the audited consolidated financial statements of UMB included in UMB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, from the audited consolidated financial statements of HTLF included in HTLF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and from the unaudited consolidated financial statements of each of UMB and HTLF included in their respective Quarterly Reports on Form 10-Q as of and for the period ended March 31, 2024, each of which is incorporated by reference herein.

The unaudited pro forma combined per share data set forth below gives effect to the mergers as if they had occurred on January 1, 2023, in the case of earnings and dividend per share data, and March 31, 2024, in the case of book value per share data, assuming that each outstanding share of HTLF common stock had been converted into shares of UMB common stock based on the exchange ratio of 0.5500 shares of UMB common stock for each share of HTLF common stock. The unaudited pro forma combined per share data has been derived from the audited consolidated financial statements of UMB included in UMB’s Annual Report on Form 10-K for the year ended December 31, 2023, from the audited consolidated financial statements of HTLF included in HTLF’s Annual Report on Form 10-K for the year ended December 31, 2023, and from the unaudited consolidated financial statements of each of UMB and HTLF included in their respective Quarterly Reports on Form 10-Q as of and for the period ended March 31, 2024.

The unaudited pro forma combined per share data has been derived assuming that the mergers are accounted for using the acquisition method of accounting. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of the surviving corporation at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.

The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the surviving corporation would have achieved had the mergers been completed during the period presented or to project the future results of operations that the surviving corporation may achieve after the mergers.

The unaudited pro forma combined per share equivalent data set forth below shows the effect of the mergers from the perspective of a holder of HTLF common stock. The information was calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 0.5500.

You should read the information below in conjunction with the historical consolidated financial statements of UMB and HTLF and related notes that have been filed with the SEC, certain of which are incorporated by reference herein. See the section entitled “Where You Can Find More Information.” The unaudited pro forma combined per share data and the unaudited pro forma combined per share equivalent data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included in this joint proxy statement/prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” which is based on and should be read in conjunction with (i) the historical audited consolidated financial statements of UMB and the related notes included in UMB’s Annual Report on Form 10-K for the year ended December 31, 2023 and the unaudited consolidated financial statements and the related notes included in UMB’s Quarterly Report on Form 10-Q for the period ended March 31, 2024 and (ii) the historical audited consolidated financial statements of HTLF and the related notes included in HTLF’s Annual Report on Form 10-K for the year ended December 31, 2023 and the unaudited consolidated financial statements of HTLF and the related notes included in HTLF’s Quarterly Report on Form 10-Q for the period ended March 31, 2024, each of which is incorporated by reference herein.

	UMB	HTLF	Pro Forma	Equivalent Pro Forma Per
	Historical	Historical	Combined	HTLF (a)

	(Unaudited)
Comparative Per Share Data
Book value per share
As of March 31, 2024	$64.68	$43.66	$66.34	$36.49
Cash dividends paid
For the three months ended March 31, 2024	$0.39	$0.30	$0.69	$0.38
For the year ended December 31, 2023	$1.53	$1.20	$2.73	$1.50
Basic earnings
Three months ended March 31, 2024	$2.27	$1.16	$2.68	$1.47
For the year ended December 31, 2023	$7.22	$1.68	$3.51	$1.93
Diluted earnings
Three months ended March 31, 2024	$2.25	$1.16	$2.67	$1.47
For the year ended December 31, 2023	$7.18	$1.68	$3.49	$1.92

(a)

The equivalent pro forma per share amounts of HTLF were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 0.5500 shares of UMB common stock for each share of HTLF common stock.

THE UMB SPECIAL MEETING

This section contains information for holders of UMB common stock about the special meeting that UMB has called to allow holders of UMB common stock to consider and vote on the UMB share issuance, the UMB articles amendment and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of UMB common stock and a form of proxy card that the UMB board of directors is soliciting for use by the holders of UMB common stock at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The UMB special meeting will be held virtually via the UMB special meeting website on August 6, 2024 at 9:00 a.m., Central Time.

Matters to Be Considered

At the UMB special meeting, holders of UMB common stock will be asked to consider and vote on the following proposals:

•	the UMB articles amendment proposal;

•	the UMB share issuance proposal; and

•	the UMB adjournment proposal.

Recommendation of the UMB Board of Directors

The UMB board of directors unanimously recommends that you vote “FOR” the UMB articles amendment proposal, “FOR” the UMB share issuance proposal, and “FOR” the UMB adjournment proposal. See “The Mergers—UMB’s Reasons for the Mergers; Recommendation of the UMB Board of Directors” for a more detailed discussion of the UMB board of directors’ recommendation.

Record Date and Quorum

The UMB board of directors has fixed the close of business on July 1, 2024 as the record date for determination of holders of UMB common stock entitled to notice of and to vote at the UMB special meeting. On the record date for the UMB special meeting, there were 48,744,131 shares of UMB common stock outstanding.

Shares representing a majority of the votes entitled to be cast on a matter must be present or represented by proxy at the UMB special meeting to constitute a quorum for action on that matter at the UMB special meeting. If you fail to submit a proxy or to vote at the UMB special meeting on a proposal, or fail to instruct your bank, broker, trustee or other nominee how to vote on any proposals, your shares of UMB common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

After a share of UMB common stock is represented at the UMB special meeting, it will be counted for the purpose of determining a quorum not only at the UMB special meeting but also at any adjournment or postponement of the UMB special meeting, unless a new record date is or must be fixed for that adjourned meeting. In the event that a quorum is not present at the UMB special meeting, it is expected that the UMB special meeting will be adjourned or postponed.

At the UMB special meeting, each share of UMB common stock is entitled to one (1) vote on all matters properly submitted to holders of UMB common stock.

As of the record date, UMB directors and executive officers and their affiliates owned and were entitled to vote approximately 4,292,791 shares of UMB common stock, representing approximately 8.81% of the outstanding shares of UMB common stock. We currently expect that UMB’s directors and executive officers will vote their shares in favor of the UMB articles amendment proposal, the UMB share issuance proposal and the other proposals to be considered at the UMB special meeting, although none of them have entered into any agreements obligating them to do so other than Mr. Kemper who is party to the UMB CEO support agreement. As of the record date for the UMB special meeting, Mr. Kemper owned and held sole dispositive voting power over 5.50% of the voting power represented by issued and outstanding shares of UMB common stock.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the UMB special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the UMB special meeting. If your bank, broker, trustee or other nominee holds your shares of UMB common stock in “street name,” such entity will vote your shares of UMB common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Proposal 1: UMB articles amendment proposal:

•

Vote required: Approval of the UMB articles amendment proposal requires the affirmative vote of two-thirds of the voting power of the issued and outstanding shares of UMB common stock entitled to vote at the UMB special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the UMB special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the UMB articles amendment proposal, it will have the same effect as a vote “AGAINST” the UMB articles amendment proposal.

Proposal 2: UMB share issuance proposal:

•	Vote required: Approval of the UMB share issuance proposal requires the affirmative vote of the majority of the votes cast by holders of UMB common stock at the UMB special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the UMB special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the UMB share issuance proposal, it will have no effect on the UMB share issuance proposal.

Proposal 3: UMB adjournment proposal:

•	Vote required: Approval of the UMB adjournment proposal requires the affirmative vote of the majority of the votes cast by holders of UMB common stock at the UMB special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the UMB special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the UMB adjournment proposal, it will have no effect on the UMB adjournment proposal.

Attending the Special Meeting

The UMB special meeting may be accessed via the UMB special meeting website. Shareholders of record and beneficial owners may participate in the meeting, including by asking questions or voting; however, the process for each is different, as described below. For clarity, guests may attend but will not be able to ask questions or otherwise participate in the UMB special meeting.

As a shareholder of record, you will be able to attend the UMB special meeting online, ask questions and vote by visiting the UMB special meeting website and following the instructions on your proxy card or on the instructions that accompanied your proxy materials.

If you are a beneficial owner and want to attend the UMB special meeting online by webcast (with the ability to ask a question or vote, if you choose to do so) there are two options:

•

Option 1: Register in advance of the Annual Meeting. Submit proof of your proxy power (“Legal Proxy”) from your broker or bank reflecting your UMB holdings, along with your name and email address, to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on July 30, 2024. You will receive a confirmation of your registration by email after UMB receives your registration materials. Requests for registration should be directed to us at the following: (i) By email: Forward the email from your broker granting you a Legal Proxy, or attach an image of your Legal Proxy, to legalproxy@computershare.com or (ii) By mail: Computershare, UMB Financial Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Due to the possibility of delays in mail delivery, you are encouraged to submit mail requests for registration sufficiently in advance of the deadline.

•

Option 2: Register at the Annual Meeting: UMB will use an industry solution to allow beneficial owners to register online at the UMB special meeting to attend, ask questions and vote. UMB expects that the vast majority of beneficial owners will be able to fully participate using the control number received with their voting instruction form. Please note, however, that this option is intended to be provided as a convenience to beneficial owners only and there is no guarantee that this option will be available for every type of beneficial owner control number. The inability to provide the option to any or all beneficial owners shall in no way impact the validity of the UMB special meeting. Beneficial owners should choose the “Register in Advance” option above, if they prefer to use the traditional, paper-based option or if they wish to ensure full participation.

Regardless of your choice, all beneficial owners are encouraged to visit the UMB special meeting website in advance of the UMB special meeting for more information on the available options and registration instructions. The online meeting will begin promptly at 9:00 a.m. Central Time. We encourage you to access the meeting prior to the start time, leaving ample time for the check in.

Proxies

A holder of UMB common stock may vote by proxy or at the UMB special meeting via the UMB special meeting website. If you hold your shares of UMB common stock in your name as a holder of record, to submit a proxy, you, as a holder of UMB common stock, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•	By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time on the day before the UMB special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the UMB special meeting, except if you hold shares of UMB common stock through the profit-sharing plan or the ESOP your proxy must be received by the trustee by 1:00 p.m. Central Time on the day that is five days before the UMB special meeting.

UMB requests that holders of UMB common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to UMB as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of UMB common stock represented by it will be voted at the UMB special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the UMB articles amendment proposal, “FOR” the UMB share issuance proposal and “FOR” the UMB adjournment proposal.

If a holder’s shares of UMB common stock are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the UMB special meeting. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may subsequently revoke your proxy.

Shares Held in Street Name

If your shares of UMB common stock are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

You may not vote shares of UMB common stock held in a brokerage or other account in “street name” by returning a proxy card directly to UMB.

Further, banks, brokers, trustees or other nominees who hold shares of UMB common stock on behalf of their customers may not give a proxy to UMB to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the UMB special meeting, including the UMB articles amendment proposal, the UMB share issuance proposal, and the UMB adjournment proposal.

Revocability of Proxies

If you are a holder of UMB common stock of record, you may revoke your proxy at any time before it is voted by:

•	submitting a written notice of revocation to UMB’s corporate secretary;

•	granting a subsequently dated proxy;

•	voting by telephone or the Internet at a later time, before 11:59 p.m. Eastern Time on the day before the UMB special meeting; or

•	attending in person and voting at the UMB special meeting.

If you hold your shares of UMB common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.

Attendance at the UMB special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by UMB after the vote will not affect the vote. UMB’s corporate secretary’s mailing address is: 1010 Grand Boulevard, Kansas City, Missouri 64106. If the UMB special meeting is postponed or adjourned, it will not affect the ability of holders of UMB common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of UMB common stock residing at the same address, unless such holders of UMB common stock have notified UMB of their desire to receive multiple copies of the joint proxy statement/prospectus.

If you hold shares of both UMB common stock and HTLF common stock, you will receive two (2) separate packages of proxy materials.

UMB will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of UMB common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to UMB’s corporate secretary at 1010 Grand Boulevard, Kansas City, Missouri 64106, or UMB’s proxy solicitor, Okapi, by calling toll-free at (844) 343-2623, or for banks and brokers, collect at (212) 297-0720.

Solicitation of Proxies

UMB and HTLF will each bear their own expenses incurred in connection with the mergers, including the retention of any information agent or other service provider, except that expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus will be shared equally by UMB and HTLF. To assist in the solicitation of proxies, UMB has retained Okapi, for a fee of $30,000 plus reimbursement of reasonable and customary documented out-of-pocket expenses for their services. UMB and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of UMB common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of UMB. No additional compensation will be paid to UMB’s directors, officers or employees for solicitation.

Assistance

If you need assistance in completing your proxy card, have questions regarding UMB’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact UMB at 1010 Grand Boulevard, Kansas City, Missouri 64106, or by telephone at (816) 860-7889, or UMB’s proxy solicitor, Okapi, by calling toll-free at (844) 343-2623, or for banks and brokers, collect at (212) 297-0720.

UMB PROPOSALS

Proposal 1: UMB Articles Amendment Proposal

In connection with the mergers, UMB is asking holders of UMB common stock to approve an amendment to the UMB articles of incorporation to increase the number of authorized shares of UMB common stock from eighty million (80,000,000) to one hundred sixty million (160,000,000), effective as of immediately prior to the effective time.

If approved, the first paragraph of Article III of the UMB articles of incorporation will be amended and replaced in its entirety with the following:

The aggregate number of shares which the corporation shall have the authority to issue is one hundred sixty-one million (161,000,000). One hundred sixty million (160,000,000) of such shares shall be common stock with a par value of one dollar ($1.00) per share, and such common stock shall have no preferences, qualifications, limitations, restrictions or special relative or convertible rights. The remaining one million (1,000,000) shares shall be preferred stock with a par value of one cent ($0.01) per share.

As of the close of business on the record date for the UMB special meeting, there were 48,744,131 outstanding shares of UMB common stock and 2,672,254 shares of UMB common stock reserved for issuance to directors and employees under various compensation and benefits plans, with the remaining 24,943,270 shares being authorized, unissued and unreserved shares available for other corporate purposes. In connection with the mergers, based on the number of shares of HTLF common stock outstanding and reserved for issuance as of June 26, 2024, UMB expects to issue approximately 25 million shares of UMB common stock to holders of HTLF common stock. In addition, in connection with the physical settlement of the forward purchase agreement, UMB expects to issue an additional approximately 3,220,000 shares of UMB common stock to the forward purchasers.

Based on current estimates, after giving effect to the UMB articles amendment, UMB will have approximately 104,943,270 authorized but unissued shares of UMB common stock available for issuance after completion of the mergers and the physical settlement of the forward purchase agreement. The UMB board of directors considers the proposed increase in the number of authorized shares desirable because it will enable UMB to complete the mergers and it will provide greater flexibility in the capital structure of UMB following the mergers by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the UMB board of directors in the future.

Each share of UMB common stock authorized for issuance has the same rights as, and is identical in all respects with, each other share of UMB common stock currently outstanding. The newly authorized shares of UMB common stock will not affect the rights, such as voting and liquidation rights, of the shares of UMB common stock currently outstanding. Under the UMB articles of incorporation, holders of UMB common stock do not have preemptive rights. Therefore, should the UMB board of directors elect to issue additional shares of UMB common stock, other than on a pro rata basis to all current holders of UMB common stock, existing holders of UMB common stock would not have any preferential rights to purchase those shares, and such issuance could have a dilutive effect on earnings per share (“EPS”), book value per share, and the voting power and shareholdings of current holders of UMB common stock, depending on the particular circumstances in which the additional shares of UMB common stock are issued. Please see the section entitled “Description of UMB Capital Stock” for a description of UMB capital stock and the rights of shareholders of UMB. The UMB board of directors continually considers UMB’s capital structure and will determine the terms and timing of any future issuance.

The UMB articles amendment will become effective immediately prior to the effective time, subject to approval by the holders of UMB common stock of the UMB articles amendment proposal at the UMB special meeting.

Vote Required for Approval

Approval of the UMB articles amendment proposal requires the affirmative vote of two-thirds of the voting power of the issued and outstanding shares of UMB common stock entitled to vote at the UMB special meeting. Shares of UMB common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the UMB articles amendment proposal.

Recommendation of the UMB Board of Directors

THE UMB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE UMB ARTICLES AMENDMENT PROPOSAL.

Proposal 2: UMB Share Issuance Proposal

UMB is asking holders of UMB common stock to approve the issuance of shares of UMB common stock in the mergers, constituting the merger consideration, to holders of HTLF common stock pursuant to the merger agreement. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Pursuant to the merger agreement, based on the number of shares of HTLF common stock outstanding and reserved for issuance as of June 26, 2024, UMB expects to issue approximately 25 million shares of UMB common stock in connection with the consummation of the mergers. Under the Nasdaq rules, shareholder approval is required prior to the issuance of shares of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock pursuant to the transactions. If the mergers are completed, the number of shares of UMB common stock issued in connection with the mergers will exceed 20% of the UMB common stock outstanding before such issuance. In this proposal, UMB is asking UMB shareholders to authorize the issuance of UMB common stock constituting the merger consideration pursuant to the merger agreement.

Pursuant to the forward sale agreement, UMB may issue a total of up to 6,440,000 shares of UMB common stock in physical settlement of the forward sale agreement. The transactions contemplated by the forward sale agreement may be considered part of a series of related transactions with the transactions contemplated by the merger agreement and, accordingly, approval of the UMB share issuance approval also constitutes approval of the issuance of shares pursuant to the forward sale agreement for purposes of the Nasdaq rules.

Vote Required for Approval

Approval of the UMB share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of UMB common stock present in person or represented by proxy and entitled to vote at the UMB special meeting. Shares of UMB common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the UMB share issuance proposal.

Recommendation of the UMB Board of Directors

THE UMB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE UMB SHARE ISSUANCE PROPOSAL.

Proposal 3: UMB Adjournment Proposal

The UMB special meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the UMB special meeting to approve the UMB articles amendment proposal or the UMB share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of UMB common stock.

If, at the UMB special meeting, the number of shares of UMB common stock present or represented and voting in favor of the UMB articles amendment proposal or the UMB share issuance proposal is insufficient to approve the UMB articles amendment proposal or the UMB share issuance proposal, as applicable, UMB may move to adjourn or postpone the UMB special meeting in order to enable the UMB board of directors to solicit additional proxies for approval of the UMB articles amendment proposal or the UMB share issuance proposal, as applicable. In that event, UMB will ask holders of UMB common stock to vote on the UMB adjournment proposal, but not the UMB articles amendment proposal or the UMB share issuance proposal.

In this proposal, UMB is asking holders of UMB common stock to authorize the holder of any proxy solicited by the UMB board of directors on a discretionary basis to vote in favor of adjourning the UMB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of UMB common stock who have previously voted. Pursuant to the UMB bylaws, the UMB special meeting may be adjourned without new notice being given, unless the adjournment is for a period of more than ninety (90) days.

Vote Required for Approval

The approval of the UMB adjournment proposal by holders of UMB common stock is not a condition to the completion of the mergers. Approval of the UMB adjournment proposal requires the affirmative vote of the majority of the votes cast by holders of shares of UMB common stock present in person or represented by proxy and entitled to vote at the UMB special meeting. Shares of UMB common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the UMB adjournment proposal.

Recommendation of the UMB Board of Directors

THE UMB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE UMB ADJOURNMENT PROPOSAL.

THE HTLF SPECIAL MEETING

This section contains information for holders of HTLF common stock about the special meeting that HTLF has called to allow holders of HTLF common stock to consider and vote on the merger agreement and other related matters. This joint proxy statement/prospectus is accompanied by a notice of special meeting of holders of HTLF common stock and a form of proxy card that the HTLF board of directors is soliciting for use by the holders of HTLF common stock at the HTLF special meeting and at any adjournments or postponements thereof.

Date, Time and Place of the HTLF Special Meeting

The HTLF special meeting will be held virtually on August 6, 2024, at 1:00 p.m., Mountain Time. The HTLF special meeting will be held exclusively online via webcast and there will not be a physical meeting location. Holders of HTLF common stock will be able to attend the HTLF special meeting via the HTLF special meeting website or by proxy and vote their shares electronically during the meeting by visiting the HTLF special meeting website at http://www.virtualshareholdermeeting.com/HTLF2024SM. Holders of HTLF common stock will need the control number found on their proxy card or voting instruction form in order to access the HTLF special meeting website.

Matters to Be Considered

At the HTLF special meeting, holders of HTLF common stock will be asked to consider and vote on the following proposals:

•	the HTLF merger proposal;

•	the HTLF compensation proposal; and

•	the HTLF adjournment proposal.

Recommendation of the HTLF Board of Directors

The HTLF board of directors unanimously recommends that you vote “FOR” the HTLF merger proposal, “FOR” the HTLF compensation proposal and “FOR” the HTLF adjournment proposal. See the section entitled “The Mergers—HTLF’s Reasons for the Mergers; Recommendation of the HTLF Board of Directors” for a more detailed discussion of the HTLF board of directors’ recommendation.

Record Date and Quorum

The HTLF board of directors has fixed the close of business on June 26, 2024 as the record date for determination of holders of HTLF common stock entitled to notice of and to vote at the HTLF special meeting. On the record date for the HTLF special meeting, there were 42,828,519 shares of HTLF common stock outstanding.

Holders of at least a majority of the outstanding shares of HTLF common stock must be represented at the HTLF special meeting to constitute a quorum for the transaction of business at the HTLF special meeting. In the event that a quorum is not present at the HTLF special meeting, the affirmative vote of holders of at least a majority of the outstanding shares of HTLF common stock present online or by proxy at the HTLF special meeting may adjourn the HTLF special meeting to a later date and time (subject to applicable law and compliance with the terms of the HTLF certificate of incorporation and bylaws). Abstentions are considered present for purposes of establishing a quorum. If you fail to submit a proxy or to vote at the HTLF special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of HTLF common stock will not be counted towards a quorum.

In the event that a quorum is not present at the HTLF special meeting, it is expected that the HTLF special meeting will be adjourned or postponed. If the HTLF special meeting is postponed or adjourned, it will not affect the ability of holders of HTLF common stock of record as of the record date for the HTLF special meeting to exercise their voting rights or to revoke any previously granted proxy using the methods described below; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.

At the HTLF special meeting, each share of HTLF common stock is entitled to one (1) vote on all matters properly submitted to holders of HTLF common stock.

As of the record date for the HTLF special meeting, HTLF directors and executive officers and their affiliates owned and were entitled to vote approximately 401,215 shares of HTLF common stock, representing approximately 0.94 percent (0.94%) of the outstanding shares of HTLF common stock. For more information, please see the section entitled “The Mergers—Interests of HTLF’s Directors and Executive Officers in the Mergers.” We currently expect that HTLF’s directors and executive officers will vote their shares in favor of the HTLF merger proposal and the other proposals to be considered at the HTLF special meeting, although none of them have entered into any agreements obligating them to do so, other than Mr. Lee, who is party to the HTLF CEO support agreement.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Because it is expected that all proposals to be voted on at the HTLF Special Meeting will be “non-routine” matters, broker non-votes, if any, will not be counted as present for purposes of determining a quorum and will not be entitled to vote at the HTLF special meeting.

If your bank, broker, trustee or other nominee holds your shares of HTLF common stock in “street name,” such entity will vote your shares of HTLF common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Proposal 1: HTLF merger proposal:

•

Vote required: Approval of the HTLF merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock entitled to vote on the merger agreement at the HTLF special meeting.

•

Effect of abstentions, broker non-votes and failures to vote: Shares of HTLF common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as a vote “AGAINST” the HTLF merger proposal.

Proposal 2: HTLF compensation proposal:

•

Vote required: Approval of the HTLF compensation proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock represented at the HTLF special meeting and entitled to vote.

•

Effect of abstentions, broker non-votes and failures to vote: Any abstention will have the same effect as a vote “AGAINST” the HTLF compensation proposal. Any broker non-vote and any other failure to be represented at the HTLF special meeting will have no effect on the outcome of the HTLF compensation proposal.

Proposal 3: HTLF adjournment proposal:

•

Vote required: Approval of the HTLF adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock represented at the HTLF special meeting and entitled to vote.

•

Effect of abstentions, broker non-votes and failures to vote: Any abstention will have will have the same effect as a vote “AGAINST” the HTLF adjournment proposal. Any broker non-vote and any other failure to be represented at the HTLF special meeting will have no effect on the outcome of the HTLF adjournment proposal.

Attending the HTLF Special Meeting

The HTLF special meeting may be accessed by visiting the HTLF special meeting website at http://www.virtualshareholdermeeting.com/HTLF2024SM, where holders of HTLF common stock will be able to listen to the HTLF special meeting and vote online.

You are entitled to attend the HTLF special meeting via the HTLF special meeting website only if you were a stockholder of record as of the close of business on the record date, or you held your shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date, or you hold a valid proxy for the HTLF special meeting. If you were a stockholder of record at the close of business on the record date and wish to attend the HTLF special meeting via the HTLF special meeting website, you will need the control number on your proxy card. If a bank, broker, trustee or other nominee is the record owner of your shares of HTLF common stock, you will need to obtain your specific control number and further instructions from your bank, broker, trustee or other nominee.

If you have technical difficulties on the day of the HTLF special meeting, you may request assistance immediately prior to the meeting by going to the HTLF special meeting website and following the instructions for obtaining technical assistance.

Proxies

A holder of HTLF common stock may vote by proxy or at the HTLF special meeting via the HTLF special meeting website. If you hold your shares of HTLF common stock in your name as a holder of record, to submit a proxy, you, as a holder of HTLF common stock, may use one of the following methods:

•	By telephone: By calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: By visiting the website indicated on the accompanying proxy card and following the instructions.

•	By mail: By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time on the day before the HTLF special meeting, except that your proxy must be submitted by 11:59 p.m. Eastern Time on the day that is five days before the HTLF special meeting if you hold shares of HTLF common stock in a retirement plan account. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the HTLF special meeting.

HTLF requests that holders of HTLF common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to HTLF as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of HTLF common stock represented by it will be voted at the HTLF special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the HTLF merger proposal, “FOR” the HTLF compensation proposal and “FOR” the HTLF adjournment proposal.

If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the HTLF special meeting via the HTLF special meeting website. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares via the HTLF special meeting website because you may subsequently revoke your proxy.

HTLF Common Stock Held in Street Name

If your shares of HTLF common stock are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares of HTLF common stock. Your broker, bank or other nominee will vote your shares of HTLF common stock only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

You may not vote shares held in a brokerage or other account in “street name” by returning a proxy card directly to HTLF.

Further, banks, brokers, trustees or other nominees who hold shares of HTLF common stock on behalf of their customers may not give a proxy to HTLF to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the HTLF special meeting, including the HTLF merger proposal, the HTLF compensation proposal and the HTLF adjournment proposal.

Revocability of Proxies

If you are a holder of HTLF common stock of record, you may revoke your proxy at any time before it is voted by:

•	timely delivery of a written notice of revocation to HTLF’s corporate secretary at the address indicated on the cover page of this proxy statement/prospectus before the HTLF special meeting;

•

signing and returning a subsequently dated proxy by 11:59 p.m. Eastern Time on the day before the HTLF special meeting except that your proxy must be submitted by 11:59 p.m. Eastern Time on the day that is five days before the HTLF special meeting if you hold shares of HTLF common stock in a retirement plan account;

•	voting by telephone or the Internet at a later time, before 11:59 p.m. Eastern Time on the day before the HTLF special meeting; or

•	attending virtually and voting at the HTLF special meeting via the HTLF special meeting website.

If you hold your shares of HTLF common stock through a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending and voting your shares at the HTLF special meeting virtually via the HTLF special meeting website if you have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.

Attendance virtually at the HTLF special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by HTLF after the vote will not affect the vote. If the HTLF special meeting is postponed or adjourned, it will not affect the ability of holders of record of HTLF common stock to exercise their voting rights or to revoke any previously granted proxy using the methods described above; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.

Householding of HTLF Special Meeting Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of HTLF common stock residing at the same address, unless such holders of HTLF common stock have notified HTLF of their desire to receive multiple copies of the joint proxy statement/prospectus.

If you hold shares of both UMB common stock and HTLF common stock, you will receive two (2) separate packages of proxy materials.

HTLF will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any holder of HTLF common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to HTLF’s corporate secretary at the address indicated on the cover page of this joint proxy statement/prospectus.

Solicitation of Proxies

HTLF and UMB will each bear their own expenses incurred in connection with the mergers, including the retention of any information agent or other service provider, except that expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus will be shared equally by HTLF and UMB. To assist in the solicitation of proxies, HTLF has retained D.F. King & Co., Inc., for a fee of $10,000 plus an additional fee for each holder of HTLF common stock contacted plus reimbursement of reasonable and customary documented out-of-pocket expenses. HTLF and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of HTLF common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of HTLF. No additional compensation will be paid to HTLF’s directors, officers or employees for solicitation.

Assistance

If you have any questions about the mergers or need assistance in completing your proxy card or voting instruction card, have questions regarding HTLF’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact HTLF’s corporate secretary at the address or phone number indicated on the cover page of this joint proxy statement/prospectus or HTLF’s proxy solicitor, D.F. King & Co., Inc., by calling toll-free at (800) 207-2872, or for banks and brokers, collect at (212) 493-6952, or by email at HTLF@dfking.com.

HTLF PROPOSALS

Proposal 1: HTLF Merger Proposal

HTLF is asking holders of HTLF common stock to approve and adopt the merger agreement and the transactions contemplated thereby, including the mergers. Holders of HTLF common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the HTLF board of directors unanimously (i) determined that the merger agreement and the other matters and transactions contemplated thereby are advisable and in the best interests of HTLF and its stockholders, (ii) adopted and approved the merger agreement and the other matters and transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the other matters and transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of HTLF common stock for adoption and (v) recommended approval and adoption of the merger agreement by the holders of HTLF common stock. See the section entitled “The Mergers—HTLF’s Reasons for the Mergers; Recommendation of the HTLF Board of Directors” for a more detailed discussion of the recommendation of the HTLF board of directors.

Approval of the HTLF merger proposal is a condition to the completion of the mergers. If the HTLF merger proposal is not approved, the mergers will not occur. For a detailed discussion of the terms and conditions of the mergers, see the section entitled “The Merger Agreement—Terms of the Mergers.”

Vote Required for Approval

Approval of the HTLF merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock entitled to vote on the merger agreement at the HTLF special meeting. Shares of HTLF common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as a vote “AGAINST” the HTLF merger proposal.

Recommendation of the HTLF Board of Directors

THE HTLF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE HTLF MERGER PROPOSAL.

Proposal 2: HTLF Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, HTLF is seeking a non-binding, advisory shareholder approval of the compensation of HTLF’s named executive officers that is based on or otherwise relates to the mergers as disclosed in the section entitled “The Mergers—Interests of HTLF’s Directors and Executive Officers in the Mergers—Quantification of Payments and Benefits to HTLF’s Named Executive Officers.” The HTLF compensation proposal gives holders of HTLF common stock the opportunity to vote, on a non-binding, advisory basis, on the merger-related compensation that may be paid or become payable to HTLF’s named executive officers.

The HTLF board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this joint proxy statement/prospectus, and is asking holders of HTLF common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the HTLF named executive officers, in connection with the mergers, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Mergers—Interests of HTLF’s Directors and Executive Officers in the Mergers—Quantification of Payments and Benefits to HTLF’s Named Executive Officers” are hereby APPROVED.”

Vote Required for Approval

The vote on the HTLF compensation proposal is a vote separate and apart from the votes on the HTLF merger proposal and the HTLF adjournment proposal. Accordingly, if you are a holder of HTLF common stock, you may vote to approve the HTLF merger proposal and/or the HTLF adjournment proposal and vote not to approve the HTLF compensation proposal, and vice versa. The approval of the HTLF compensation proposal by holders of HTLF common stock is not a condition to the completion of the mergers. Because the vote on the HTLF compensation proposal is advisory only, it will not affect the obligation of HTLF, UMB or the surviving corporation to pay or provide the compensation contemplated by the compensation agreements and arrangements. Accordingly, if the mergers are completed, the merger-related compensation will be paid to HTLF’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of HTLF common stock fail to approve the advisory vote regarding merger-related compensation.

Approval of the HTLF compensation proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock represented at the HTLF special meeting and entitled to vote. Any abstention will have the same effect as a vote “AGAINST” the HTLF compensation proposal. Any broker non-vote and any other failure to be represented at the HTLF special meeting will have no effect on the outcome of the HTLF compensation proposal.

Recommendation of the HTLF Board of Directors

THE HTLF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE HTLF COMPENSATION PROPOSAL.

Proposal 3: HTLF Adjournment Proposal

The HTLF special meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the HTLF special meeting to approve the HTLF merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of HTLF common stock.

If, at the HTLF special meeting, the number of shares of HTLF common stock represented and voting in favor of the HTLF merger proposal is insufficient to approve the HTLF merger proposal, HTLF intends to move to adjourn or postpone the HTLF special meeting in order to enable the HTLF board of directors to solicit additional proxies for approval of the HTLF merger proposal. In that event, HTLF will ask holders of HTLF common stock to vote on the HTLF adjournment proposal, but not the HTLF merger proposal or the HTLF compensation proposal.

In this proposal, HTLF is asking holders of HTLF common stock to authorize the holder of any proxy solicited by the HTLF board of directors on a discretionary basis to vote in favor of adjourning the HTLF special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of HTLF common stock who have previously voted. Pursuant to the HTLF bylaws, the HTLF special meeting may be adjourned without new notice being given, so long as the new time and place of the reconvened special meeting are announced at the HTLF special meeting at which the adjournment is taken, and any business may be transacted at the reconvened special meeting (provided that quorum is present) that might have been transacted on the original date of the HTLF special meeting. Pursuant to the HTLF bylaws, if, however, the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Vote Required for Approval

The vote on the HTLF adjournment proposal is a vote separate and apart from the votes on the HTLF merger proposal and the HTLF compensation proposal. Accordingly, if you are a holder of HTLF common stock, you may vote to approve the HTLF merger proposal and/or the HTLF compensation proposal and vote not to approve the HTLF adjournment proposal, and vice versa. The approval of the HTLF adjournment proposal by holders of HTLF common stock is not a condition to the completion of the mergers.

Approval of the HTLF adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HTLF common stock represented at the HTLF special meeting and entitled to vote. Any abstention will have will have the same effect as a vote “AGAINST” the HTLF adjournment proposal. Any broker non-vote and any other failure to be represented at the HTLF special meeting will have no effect on the outcome of the HTLF adjournment proposal.

Recommendation of the HTLF Board of Directors

THE HTLF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE HTLF ADJOURNMENT PROPOSAL.

INFORMATION ABOUT UMB

UMB Financial Corporation is a financial holding company incorporated in the State of Missouri and maintains its principal executive office in Kansas City, Missouri. UMB offers commercial banking, which includes comprehensive deposit, lending and investment services, personal banking, which includes wealth management and financial planning services, and institutional banking, which includes asset servicing, corporate trust solutions, investment banking, and healthcare services. UMB operates branches throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas. As the company’s reach continues to grow, it also serves business clients nationwide and institutional clients in several countries.

As of March 31, 2024, UMB had consolidated assets of $45.3 billion, deposits of $36.9 billion, loans of $23.6 billion, and total shareholders’ equity of $3.2 billion.

UMB common stock is traded on the Nasdaq under the symbol “UMBF.”

UMB’s principal executive office is located at 1010 Grand Boulevard, Kansas City, Missouri 64106. UMB’s telephone number is (816) 860-7000 and its website is https://www.umb.com. The information on UMB’s website is not part of this joint proxy statement/prospectus, and the reference to UMB’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Additional information about UMB and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

INFORMATION ABOUT HTLF

Heartland Financial USA, Inc. is a bank holding company incorporated in the State of Delaware and maintains its principal executive office in Denver, Colorado. HTLF conducts its banking business through multiple independently branded divisions of HTLF Bank and through approximately 117 banking locations in the states of Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF banks provide full service commercial and consumer banking in their communities, and the principal business of HTLF banks consists of making loans to and accepting depositions from businesses and consumers, while offering other related bank products and services.

As of March 31, 2024, HTLF had total assets of $19.13 billion, total loans held to maturity of $11.64 billion, total deposits of $15.30 billion and total stockholders’ equity of $1.98 billion. This description does not take into account the pending sale of nine Rocky Mountain Bank branches in Montana, which is expected to close in July of 2024.

HTLF common stock is traded on the Nasdaq under the symbol “HTLF” and HTLF depositary shares, each representing 1/400th interest in a share of HTLF preferred stock, is traded on the Nasdaq under the symbol “HTLFP.”

HTLF’s principal executive office is located at 1800 Larimer Street, Suite 1800, Denver, Colorado. HTLF’s telephone number is (303) 285-9200 and its website is www.htlf.com. The information on HTLF’s website is not part of this joint proxy statement/prospectus, and the reference to HTLF’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Additional information about HTLF is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

THE MERGERS

This section of the joint proxy statement/prospectus describes material aspects of the mergers and the bank merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the mergers and the bank merger. In addition, we incorporate important business and financial information about each of us into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”

Terms of the Mergers

Each of UMB’s and HTLF’s respective board of directors has approved the merger agreement. The merger agreement provides that (i) Merger Sub will merge with and into HTLF, with HTLF as the surviving entity and (ii) immediately following the effective time and as part of a single, integrated transaction, the surviving entity will merge with and into UMB, with UMB as the surviving corporation. On the day immediately following the closing date of the mergers, UMB will cause HTLF Bank to merge with and into UMB Bank, with UMB Bank continuing as the surviving bank in the bank merger.

Each share of HTLF common stock issued and outstanding immediately prior to the effective time (other than certain shares held by UMB or HTLF) will be converted into the right to receive 0.5500 shares of UMB common stock. No fractional shares of UMB common stock will be issued in connection with the mergers, and holders of HTLF common stock will be entitled to receive cash in lieu thereof.

In addition, each share of HTLF preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive a share of new UMB preferred stock. Each HTLF depositary share representing a 1/400th interest in a share of HTLF preferred stock will become a new UMB depositary share and will represent a 1/400th interest in a share of new UMB preferred stock.

Holders of HTLF common stock are being asked to approve and adopt the merger agreement. Holders of UMB common stock are being asked to approve the UMB articles amendment and UMB share issuance. See the section entitled “The Transaction Agreements—Description of the Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to the completion of the mergers and the provisions for terminating or amending the merger agreement.

Background of the Mergers

The management of each of UMB and HTLF and each of the board of directors of UMB and the board of directors of HTLF (which we refer to in this section as the “UMB board” and the “HTLF board”, respectively) regularly review and assess the performance, strategy, competitive position, opportunities and prospects of their respective companies in light of the then-current business, interest rate, economic and regulatory environments, as well as developments in the financial sector and the opportunities and challenges facing participants in the sector, in each case with the goal of enhancing value for their respective stockholders or shareholders, as applicable, and delivering the best possible products and services to their respective customers and communities. These reviews have included periodic consideration of, and discussions with other companies from time to time regarding, potential strategic alternatives, including business combinations, acquisitions and dispositions to further the companies’ strategic objectives, as well as remaining independent companies. As part of these reviews, each of Mr. Bruce Lee, the President and Chief Executive Officer of HTLF, and Mr. J. Mariner Kemper, the Chairman and Chief Executive Officer of UMB, have had, from time to time, informal discussions with the Chief Executive Officers of other financial institutions regarding trends and developments, and, on occasion, strategic alternatives available to their respective companies, including potential business combinations and other strategic transactions.

In December 2021, Mr. Kemper reached out to Mr. Lee to express UMB’s interest in discussing a potential merger transaction with HTLF and Mr. Kemper and Mr. Lee subsequently met in January 2022. In early 2022, Mr. Kemper and Mr. Lee had exploratory conversations in which they discussed, at a high level, their respective businesses, organizational structures and performance and the potential strategic benefits from a potential merger transaction.

In early March 2022, Mr. Lee and HTLF directors discussed the merits of a potential merger transaction with UMB and the HTLF board determined to continue discussions with UMB. Mr. Lee and Mr. Kemper engaged in certain preliminary discussions around the terms on which HTLF and UMB might be interested in a potential merger transaction.

On March 4, 2022, HTLF and UMB entered into a mutual nondisclosure agreement in order to facilitate further discussions, which nondisclosure agreement did not contain any standstill provisions.

Thereafter, Mr. Lee and Mr. Kemper continued to have exploratory conversations regarding a potential merger transaction and the terms of such a transaction.

On March 14, 2022, UMB sent to HTLF a written non-binding indication of interest (which we refer to as the “2022 LOI”), which contemplated an all-stock merger in which HTLF would merge with UMB and HTLF stockholders would receive shares of UMB common stock at a fixed exchange ratio of 0.6400 shares of UMB common stock per share of HTLF common stock, which represented an implied premium of 29.6% to the market price of HTLF common stock, based on the closing stock prices of UMB common stock and HTLF common stock on March 3, 2022. The 2022 LOI contemplated that four mutually agreed members of the HTLF board would be added as members of the initial board of directors of the combined company following the transaction (which we refer to in this section as the “combined company”), which would have a total of sixteen directors, including a potential Vice Chairman role for Mr. Lee with the combined company. The 2022 LOI was conditioned on UMB’s satisfactory completion of due diligence and required that HTLF agree to negotiate exclusively with UMB for a sixty day period. On March 15, 2022, the HTLF board approved the execution of the 2022 LOI, and HTLF and UMB entered into the non-binding 2022 LOI on such date.

Over the following weeks, HTLF, with the assistance of Keefe, Bruyette & Woods, Inc. (“KBW”), HTLF’s financial advisor, and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), HTLF’s legal advisor, and UMB, with the assistance of BofA Securities, Inc. (“BofA Securities”), UMB’s financial advisor, and Davis Polk & Wardwell LLP (“Davis Polk”), UMB’s legal advisor, engaged in continued discussions and negotiations related to the terms of a potential merger transaction, and HTLF and UMB also performed their mutual due diligence reviews. Throughout this period, the HTLF board received periodic updates from HTLF management and representatives of KBW, and discussed, in consultation with representatives of KBW, whether there were likely to be other potential counterparties with the interest and ability to consummate a transaction with HTLF that would be more favorable to HTLF and its stockholders than the proposed transaction with UMB, which the HTLF board concluded was unlikely.

On April 20, 2022, Thomas J. Fuller, on behalf of himself and certain board members and their affiliates purporting to constitute a “group” under Rule 13d-5 under the Securities Exchange Act of 1934, as amended (collectively, the “13D Group”), sent a letter to the HTLF board that, among other things, urged HTLF to conduct a broad-based auction process. After further discussion among the HTLF board, HTLF management and their advisors, the HTLF board (excluding the 13D Group members) continued to believe that there were not likely other potential counterparties that would be in a position to complete a more favorable transaction than that represented by UMB’s proposal. However, following discussion and upon further insistence by the 13D Group, HTLF asked UMB to waive the exclusivity requirement contained in the 2022 LOI to facilitate a broader outreach by HTLF to potential counterparties. On April 22, 2022, Mr. Kemper sent a letter to Mr. Lee stating that UMB would waive the exclusivity requirement but that, based on certain costs and risks, UMB would no longer support the original exchange ratio reflected in the 2022 LOI, but was not prepared at that time to make a new proposal. Over the course of the following weeks, HTLF conducted outreach to five potential counterparties that it believed would be most likely to have the interest and ability to conduct a potential transaction with HTLF. Of the five potential counterparties, four declined to participate in the process and did not execute confidentiality agreements or engage with HTLF regarding a potential transaction. HTLF and the fifth potential counterparty entered into a nondisclosure agreement that did not contain any standstill provision, following which HTLF made available to such potential counterparty certain non-public information, but thereafter the potential counterparty informed HTLF that it was not interested in pursuing a potential transaction with HTLF and would not be submitting an indication of interest. On May 5, 2022, UMB informed HTLF that it was no longer interested in pursuing a potential transaction with HTLF and the parties terminated their discussions regarding a potential strategic transaction at that time.

Through the remainder of 2022 and 2023, HTLF management and the HTLF board continued to periodically review and monitor HTLF’s standalone plan and strategy, as well as developments in the economic and interest rate environment and the financial sector and in the banking sector in particular. The HTLF board met periodically during this time to review corporate development activities and developments in the financial services industry more generally, including the impact of the Federal Reserve Board’s decision to increase interest rates and the volatility in the financial sector following the prominent bank failures that occurred in 2023, as well as the importance of scale to remain competitive in the current environment. During this period, HTLF entered into a settlement with the 13D Group, completed the consolidation of the bank charters of its various subsidiary banks, moved its headquarters from Dubuque, Iowa to Denver, Colorado, completed a balance sheet repositioning, commenced its transformational HTLF 3.0 strategy, and took other steps to implement HTLF’s standalone plan.

Through the remainder of 2022 and 2023, UMB management and the UMB board continued to review and monitor UMB’s operating plan and developments in the broader economic environment and the banking industry in particular, including the volatility in the financial sector in 2023. During this period, UMB management and the UMB board periodically considered various strategic alternatives for UMB, including strategic acquisitions.

On February 16, 2024, Mr. Kemper and Ram Shankar, Executive Vice President and Chief Financial Officer of UMB, attended an annual financial services conference for companies and investors hosted by KBW. During the conference, Mr. Kemper and Mr. Shankar discussed with a representative of KBW the possibility of UMB re-engaging in discussions with HTLF regarding a potential business combination.

On February 20, 2024, HTLF announced that Mr. Lee intended to retire as Chief Executive Officer of HTLF at the end of 2024, and HTLF had formed a search committee and would use an executive recruiting firm to conduct a nationwide search for candidates to succeed Mr. Lee as Chief Executive Officer.

Between February 29, 2024 and March 5, 2024, members of UMB management had further conversations with representatives of KBW regarding UMB re-engaging in discussions with HTLF regarding a potential business combination, including in light of the announcement that Mr. Lee intended to retire, which KBW then relayed to HTLF management.

On March 7, 2024, Mr. Kemper reached out to Mr. Lee to express UMB’s renewed interest in exploring a potential merger transaction with HTLF. Mr. Lee discussed UMB’s interest in exploring a potential merger transaction with the HTLF board, and over the following weeks, Mr. Lee and Mr. Kemper resumed their preliminary discussions regarding their respective businesses, organizational structures and performance and discussed at a high level a potential merger transaction between HTLF and UMB.

On March 16, 2024, the HTLF board held an informational session during which the directors discussed with representatives of KBW potential counterparties for a strategic transaction involving HTLF and the relative sizes and profiles of such parties. On March 19, 2024, at a regular meeting of the HTLF board, the HTLF board discussed resuming negotiations related to a potential merger transaction with UMB, and the HTLF directors also discussed with HTLF management and representatives of KBW whether there were any other identified potential strategic transaction counterparties likely to be in a position to pursue a transaction with HTLF on terms that would be as favorable to HTLF and its stockholders as a potential merger transaction with UMB. The HTLF directors also discussed amongst themselves and in consultation with representatives of KBW what exchange ratio HTLF would require in order to pursue a merger transaction with UMB. Following the discussions during the meeting, the HTLF board instructed Mr. Lee to continue discussions with Mr. Kemper about the terms of a potential merger transaction and instructed representatives of KBW to meet with representatives of BofA Securities to discuss HTLF’s strategic plan and the impact of the consolidation of HTLF’s bank subsidiaries, balance sheet repositioning and other strategic initiatives.

On March 20, 2024, Mr. Lee and Mr. Kemper had a call to discuss the potential merger transaction, during which Mr. Lee indicated that, in order for HTLF to pursue a potential merger transaction with UMB, it would require an exchange ratio of 0.5500 shares of UMB common stock for each share of HTLF common stock in a potential merger and that HTLF also requested that five members of the HTLF board be added to the initial board of directors of the combined company, and Mr. Kemper indicated that he would discuss the requests with the UMB board. Also on March 20, 2024, UMB and BofA Securities discussed potential financing alternatives for raising capital in connection with the proposed merger with HTLF.

On March 21, 2024, Mr. Kemper updated the UMB board regarding the status of discussions regarding the potential strategic opportunity to engage in a business combination transaction with HTLF.

On March 22, 2024, HTLF and UMB entered into a mutual nondisclosure agreement in order to facilitate further discussions, which nondisclosure agreement did not contain any standstill provisions. That day, Mr. Kemper informed Mr. Lee that, following UMB’s review of HTLF’s strategic initiatives, UMB was interested in continuing to pursue a potential merger transaction with HTLF on the terms that had been conveyed by Mr. Lee, and provided a written non-binding indication of interest (which we refer to as the “2024 LOI”) to that effect. The 2024 LOI contemplated an all-stock merger in which HTLF would merge with UMB and HTLF stockholders would receive shares of UMB common stock in exchange for their HTLF common stock. The 2024 LOI proposed, among other things, (i) an exchange ratio of 0.5500 shares of UMB common stock for each share of HTLF common stock, which corresponded to an implied market premium of 35.2% based on the closing stock prices of UMB common stock and HTLF common stock on March 22, 2024 and (ii) five mutually agreed members of the HTLF board being added as members of the initial board of directors of the combined company, which would have a total of sixteen directors. The 2024 LOI was conditioned on UMB’s satisfactory completion of due diligence and also required that HTLF agree to negotiate exclusively with UMB for a sixty day period.

On March 25, 2024, the HTLF board held a special meeting, which members of HTLF management and representatives of KBW and Wachtell Lipton also attended. Representatives of KBW and Wachtell Lipton reviewed the terms of the 2024 LOI, and a representative of KBW reviewed with the HTLF board certain financial metrics based on the terms reflected in the 2024 LOI and certain financial aspects of a potential transaction on a preliminary basis, including with respect to the pro forma financial impact of a combination between UMB and HTLF. Representatives of KBW also discussed that, in connection with a transaction, UMB might seek to undertake a concurrent capital raise. A representative of Wachtell Lipton also reviewed the HTLF directors’ fiduciary duties in connection with the HTLF board’s evaluation of a potential merger transaction. The HTLF board again discussed with HTLF management and representatives of KBW whether there were any other identified potential strategic transaction counterparties likely to be in a position to pursue a transaction with HTLF on terms that would be as advantageous to HTLF and its stockholders as those contained in the 2024 LOI. Following discussion, the HTLF board determined that it was unlikely that any such counterparties would be in a position to complete a transaction on terms that would be as advantageous to HTLF and its stockholders as those reflected in the 2024 LOI. Following such review and discussion, the HTLF board approved the execution of the 2024 LOI in order to move forward with the completion of mutual due diligence and negotiation of definitive transaction documentation, with any final decision to proceed with a potential merger transaction subject to the completion of such due diligence and the negotiation and execution of definitive transaction documents with UMB. Following the meeting of the HTLF board, HTLF and UMB entered into the 2024 LOI on March 25, 2024.

Thereafter and continuing until the merger agreement was executed, HTLF and UMB performed mutual due diligence reviews, including through documents provided in electronic data rooms and through a series of due diligence meetings covering relevant topics. Meetings also took place between various members of the respective management teams to discuss the integration of the companies’ businesses if a merger transaction between HTLF and UMB were to be completed. KBW and Wachtell Lipton assisted HTLF with its evaluation of UMB and the proposed merger transaction, and BofA Securities and Davis Polk assisted UMB with its evaluation of HTLF and the proposed merger transaction. The HTLF board continued to receive periodic updates from HTLF management and its advisors on matters related to the proposed merger transaction and the parties’ mutual due diligence process throughout this period.

On April 2, 2024, the UMB board held a special meeting to discuss the proposed merger transaction with HTLF, which was also attended by members of UMB management. At the meeting, members of UMB management updated the UMB board on the potential transaction and the preliminary terms discussed among Messrs. Kemper and Lee, and members of UMB management and the UMB board discussed the potential synergies and other opportunities that could be realized through a potential transaction, as well as the risks and benefits that could be associated with it. Following discussion, the UMB board supported moving forward with negotiations with HTLF around a potential merger transaction.

On April 5, 2024, Davis Polk sent a draft merger agreement to Wachtell Lipton. Thereafter, and continuing until the merger agreement and the other transaction agreements were executed, the parties and their counsel negotiated the terms of the transaction agreements, reflecting discussions between the parties regarding transaction terms.

On April 6, 2024, the HTLF board held a special meeting which was also attended by Mr. Kemper, at which Mr. Kemper discussed UMB, its culture and strategic priorities and its plans for the integration of HTLF and UMB’s businesses if a merger transaction were to be completed, including UMB’s preparations for the heightened regulatory standards that could apply to the combined company upon it crossing the $50 billion asset threshold.

On April 7, 2024, representatives of UMB, BofA Securities, Davis Polk, and Sidley Austin LLP, counsel to BofA Securities, met with HTLF, KBW and Wachtell Lipton to discuss the potential UMB capital raise and forward purchase construct. On April 10, 2024, Davis Polk sent to Wachtell Lipton a form of support agreement to be entered into by each of Mr. Lee and Mr. Kemper as the Chief Executive Officers of HTLF and UMB, respectively.

From April 13 to April 22, 2024, the HTLF board held a series of three special meetings, which were also attended by representatives of KBW and Wachtell Lipton, during each of which they received updates from HTLF management and HTLF’s advisors about the parties’ mutual due diligence process. In addition, during the April 13, 2024 meeting of the HTLF board, representatives of KBW provided an update on UMB’s potential capital raise in connection with the proposed merger transaction. During the April 20, 2024 meeting of the HTLF board, representatives of Wachtell Lipton also reviewed with the HTLF board the directors’ fiduciary duties in connection with the proposed merger transaction and representatives of KBW provided the HTLF board a preliminary overview of certain financial aspects of the proposed merger transaction, including with respect to the pro forma financial impacts of the proposed merger. During the April 22, 2024 meeting, the HTLF board also received an update from Mr. Lee on the ongoing meetings being held between certain members of the HTLF and UMB executive leadership teams, and received a further update on UMB’s potential capital raise in connection with the proposed merger transaction.

During this period, representatives of HTLF and UMB continued to discuss the potential transaction. On April 21, 2024, Mr. Kemper and a member of the UMB board met with two members of the HTLF board to discuss potential governance of the combined company.

On April 22, 2024, the UMB board held a special meeting, which was also attended by representatives of BofA Securities. Representatives from BofA Securities discussed their preliminary fairness opinion and reviewed with the UMB board certain potential capital-raise structures, including the entrance into a forward sale agreement to raise up to $300 million through a registered offering of equity concurrently with the potential entry into a merger agreement with HTLF. The UMB board discussed the financial impacts of such a transaction, as well as the risks and benefits associated with it, and, following such discussion, approved the entry into a proposed registered offering of equity and entrance into one or more forward sale agreements (together, the “forward sale transaction”).

Also on April 22, 2024, members of management of UMB and HTLF met in Denver, Colorado in order to discuss the proposed transaction and better acquaint themselves with each other and their respective cultures and product offerings.

On April 23, 2024, the HTLF board held a regularly scheduled meeting, which was also attended by HTLF management and representatives of KBW and Wachtell Lipton. Representatives of KBW discussed with the HTLF board certain financial aspects of the proposed merger transaction on a preliminary basis, including with respect to the pro forma financial impacts of the proposed merger and relative to HTLF’s current standalone plan. The HTLF board engaged in a discussion of HTLF’s valuation, its standalone plan and its strategic initiatives. The discussion included a review of the risks, uncertainties and potential opportunities associated with HTLF’s standalone plan, the assumptions reflected in the plan and the risks to those assumptions, including that the standalone plan assumed that the Federal Reserve Board would not take any action to reduce interest rates through the end of 2025, as well as the costs, benefits and implementation timelines for HTLF’s strategic initiatives. The HTLF board, in conversation with HTLF management and HTLF’s advisors, also compared such risks and opportunities associated with HTLF’s standalone plan to the benefits of the proposed merger transaction, including the possibility that the proposed merger with UMB could accelerate HTLF’s strategic goals and allow it to implement certain of its strategic initiatives on an accelerated timeline. Representatives of Wachtell Lipton then discussed with the HTLF board the terms of the draft merger agreement, as well as the terms of the other transaction documents that were anticipated to be entered into in connection with the transaction, including the support agreements to be entered into by each of Mr. Lee and Mr. Kemper, pursuant to which, among other things, each would agree to vote the shares of HTLF stock (in the case of Mr. Lee) or UMB shares (in the case of Mr. Kemper) which they had sole power to vote or direct the voting of in favor of the approval of the merger agreement (in the case of Mr. Lee) and the UMB articles amendment and UMB share issuance (in the case of Mr. Kemper) and against any competing transaction. During this meeting, the HTLF board engaged in further discussions regarding the potential benefits and risks of the proposed merger transaction with UMB relative to HTLF’s available alternatives, including its standalone plan. Representatives of Wachtell Lipton also reviewed with the HTLF board the directors’ fiduciary duties in connection with the proposed merger transaction, as they had previously done. Following discussion, the HTLF board authorized HTLF management to seek to finalize negotiations with UMB. The HTLF board also received further updates on the potential UMB capital raise in connection with the proposed merger transaction and HTLF’s results for the quarter ended March 31, 2024.

Over the following days, the parties, with the assistance of their respective advisors, negotiated the final terms of the merger agreement and the other transaction documents to be entered into in connection with the proposed merger transaction. Also during this period, UMB and its representatives had discussions with various investors on a confidential basis regarding the proposed forward sale transaction.

After market close on April 26, 2024, Bloomberg News published an article speculating about a potential merger transaction between UMB and HTLF.

On April 27, 2024, the HTLF board held a special meeting, which was also attended by HTLF management and representatives of KBW and Wachtell Lipton. During the meeting, the HTLF board received an update from representatives of Wachtell Lipton on the substantially agreed terms of the draft merger agreement and the other transaction documents to be entered into in connection with the proposed merger transaction. The HTLF board also received an update from KBW on UMB’s potential capital raise in connection with the proposed merger transaction, and received updates from the HTLF management representatives about integration planning and communications materials.

On April 28, 2024, the HTLF board held a special meeting to consider the negotiated terms of the proposed merger between HTLF and UMB and entry into the merger agreement and other transaction documents to be entered into in connection with the proposed merger transaction by HTLF. Members of HTLF management and representatives of Wachtell Lipton and KBW were also in attendance at the meeting. At this meeting, KBW reviewed the financial aspects of the proposed merger transaction, including the financial analyses performed by KBW, and rendered to the HTLF board an opinion, which was initially rendered verbally and subsequently confirmed in a written opinion dated April 28, 2024, to the HTLF board to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its written opinion, the exchange ratio in the proposed merger transaction was fair, from a financial point of view, to the holders of HTLF common stock. For more information, see the section entitled “The Mergers—Opinion of HTLF’s Financial Advisor” and Annex G. Representatives of Wachtell Lipton then reviewed with the HTLF directors the proposed final terms of the merger agreement and the other transaction documents to be entered into in connection with the proposed merger transaction, reviewed the directors’ fiduciary duties in connection with the proposed merger transaction, as they had previously done, and described the resolutions the HTLF directors would be asked to adopt if they were to approve the proposed merger transaction. At the conclusion of the meeting, after careful review and discussion by the HTLF board, including consideration of the factors described below under “The Mergers—HTLF’s Reasons for the Mergers; Recommendation of the HTLF Board of Directors,” the HTLF board unanimously (i) determined that the merger agreement and the other matters and transactions contemplated thereby are advisable and in the best interests of HTLF and its stockholders, (ii) adopted and approved the merger agreement and the other matters and transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the other matters and transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of HTLF common stock for adoption and (v) recommended approval and adoption of the merger agreement by the holders of HTLF common stock.

On April 28, 2024, the UMB board held a regular meeting. Among the agenda items for the meeting was consideration of the proposed transaction with HTLF, and members of UMB management and representatives of Davis Polk and BofA Securities were present during the portion of the meeting at which the proposed transaction was discussed. During the meeting, various members of UMB management provided the directors with an update on the strategic and financial implications of the potential transaction, and updates regarding the key findings of UMB’s due diligence review of HTLF. Representatives of Davis Polk then provided the UMB board with an overview of certain legal considerations, including the directors’ fiduciary duties in connection with their consideration of the potential transaction. Thereafter, representatives of Davis Polk reviewed the terms of the proposed merger agreement and the other transaction documents. Also at this meeting, BofA Securities reviewed with the UMB board its financial analysis of the exchange ratio and delivered to the UMB board an oral opinion, which was confirmed by delivery of a written opinion dated April 28, 2024, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the mergers was fair, from a financial point of view, to UMB. For more information, see the section entitled “The Mergers—Opinion of UMB’s Financial Advisor” and Annex F. At the conclusion of the meeting, after further review and discussion by the UMB board, including consideration of the factors described below under the section entitled “The Mergers—UMB’s Reasons for the Mergers; Recommendation of the UMB Board of Directors”, the UMB board unanimously (a) determined that the merger agreement and the transactions contemplated thereby (including the mergers, the UMB articles amendment and the UMB share issuance) were advisable and in the best interests of UMB and its shareholders, (b) approved and adopted the merger agreement and the transactions contemplated thereby (including the mergers, the UMB articles amendment and the UMB share issuance), (c) authorized the execution and delivery of the merger agreement and the other matters and transactions contemplated thereby, (d) directed that the UMB share issuance proposal and the UMB articles amendment proposal be submitted to the holders of UMB common stock for approval, and (e) recommended the approval and adoption by UMB shareholders of the UMB articles amendment proposal and the UMB share issuance proposal and the other matters to be voted upon at the UMB special meeting in accordance with the merger agreement.

During a break in the meeting of the UMB board on April 28, 2024, a committee of the UMB board (the “pricing committee”) consisting of J. Mariner Kemper, Ram Shankar, Gordon Lansford and Kris Robbins met with members of UMB management and representatives of Davis Polk, BofA Securities and Bank of America, N.A. to discuss pricing terms for the previously approved forward sale transaction. BofA Securities presented to the pricing committee the forward purchaser’s proposed pricing terms and discussed with the pricing committee the results of marketing, and comparable deal terms, and recommended accepting the pricing terms presented thereby. The pricing committee further discussed and, following such discussion, approved the pricing terms of the forward sale transaction and an option to purchase up to an additional 420,000 shares of UMB common stock at the same price, and UMB and the forward purchaser executed the initial forward sale agreement and other related transaction documents relating to an aggregate of 2,800,000 shares of UMB common stock at an initial price of $72.00 per share.

Following the meetings of the HTLF board and the UMB board on April 28, 2024, HTLF and UMB executed the merger agreement on the evening of April 28, 2024. The transaction was announced the morning of April 29, 2024, before the opening of the financial markets in New York, in a press release jointly issued by HTLF and UMB.

On April 30, 2024, the forward purchaser exercised its option to purchase additional shares in connection with the forward sale transaction, and UMB and the forward purchaser entered into an additional forward sale agreement relating to an additional of 420,000 shares of UMB common stock, resulting in an aggregate of 3,220,000 shares of UMB common stock at a per share price of $72.00 per share and aggregate proceeds to UMB of $231.84 million.

UMB’s Reasons for the Mergers; Recommendation of the UMB Board of Directors

In reaching its decision to adopt and approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and to recommend that the holders of UMB common shares approve the UMB articles amendment and the UMB share issuance, the UMB board of directors evaluated the merger agreement, the mergers and the other transactions contemplated by the merger agreement in consultation with UMB’s management, as well as UMB’s financial and legal advisors, and considered a number of factors, including the following (which are presented below in no particular order):

•	each of UMB’s and HTLF’s business, operations, balance sheet and financial condition, asset quality, earnings, and prospects;

•	the strategic rationale for the mergers, including that the mergers will enhance UMB’s scale by increasing density in existing markets and expanding into new geographies;

•	the expanded possibilities for growth that would be available to the surviving corporation, given its larger size, asset base, capital and footprint;

•

the complementary nature of the cultures of the two companies, including with respect to corporate purpose, management philosophy, banking philosophy, strategic focus, client service and community commitment, which would facilitate the successful integration, credit culture and implementation of the mergers and the other transactions contemplated by the merger agreement;

•

the benefits and opportunities HTLF will bring to the surviving corporation, including doubling the size of the retail banking deposits and access to retail customers HTLF serves and its extensive base of commercial customers, which will accelerate the surviving corporation’s retail banking and small business lending initiatives;

•

the ability to leverage the existing scale of UMB and financial capabilities following closing to make further enhancements in technology and products to better manage risk and provide an enhanced customer experience for clients across business lines;

•	the anticipated pro forma financial impact of the mergers on the surviving corporation, including the expected positive impact on financial metrics, including earnings per share and profitability;

•	the expected cost synergies resulting from the mergers and the opportunities for meaningful revenue synergies;

•

the terms of the merger agreement and the fact that the exchange ratio is fixed, which the UMB board of directors believed was consistent with market practice for transactions of this type and with the strategic nature of the mergers and other transactions contemplated by the merger agreement;

•	that, under the terms of the merger agreement, UMB is entitled to pay regular quarterly cash dividends during the pendency of the mergers;

•

the fact that Mr. Kemper would continue to serve as Chairman and Chief Executive Officer of UMB and the governance structure of UMB following completion of the mergers, including the fact that the surviving corporation’s board of directors would be comprised of five (5) legacy HTLF directors and eleven (11) legacy UMB directors as of the effective time;

•

the support of the merger and the other transactions contemplated by the merger agreement by Mr. Lee, the President and Chief Executive Officer of HTLF, who entered into a support agreement pursuant to which, among other things, he agreed to (i) vote the shares of HTLF common stock which he owns and has the sole power to vote or direct the voting of in favor of the HTLF merger proposal and (ii) not transfer such shares of HTLF common stock prior to the HTLF special meeting, with certain limited exceptions, as more fully described below under the section entitled “The Transaction Agreements—Description of the Support Agreements”;

•

the flexibility provided to the UMB board of directors to change its recommendation if, after receiving the advice of its outside counsel and, with respect to financial matters, financial advisors, the UMB board of directors makes a good faith determination that not changing its recommendation would more likely than not result in a violation of its fiduciary duties under applicable law, subject to the terms of the merger agreement;

•

its understanding of the current and prospective environment in the financial services industry, including national, regional and local economic conditions, the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, the competitive environment for financial institutions generally, and the likely effects of these factors on UMB’s potential growth, development, productivity and strategic options both with and without the mergers;

•	its review and discussions with UMB’s management and advisors concerning UMB’s due diligence examination of HTLF;

•	its expectation that UMB will retain its strong capital position and asset quality upon completion of the mergers;

•

the opinion, dated April 28, 2024, of BofA Securities to the UMB board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to UMB of the exchange ratio in the proposed merger, as more fully described below under the section entitled “—Opinion of UMB’s Financial Advisor”;

•	its expectation that the required regulatory and other approvals for the mergers and the bank merger could be obtained in a timely fashion;

•

its review with UMB’s outside legal advisor, Davis Polk, of the terms of the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment and closing conditions; and

•

UMB’s past record of integrating mergers and acquisitions and of realizing projected financial goals and benefits of those mergers and acquisitions, and the strength of UMB’s management and infrastructure to successfully complete the integration process following the completion of the mergers.

The UMB board of directors also considered potential risks related to the mergers but concluded that the anticipated benefits of the mergers were likely to substantially outweigh these risks. These potential risks include:

•	the risk that the regulatory and other approvals required in connection with the mergers and the bank merger may not be received in a timely manner or at all or may impose unacceptable conditions;

•	the possibility of encountering difficulties in achieving anticipated synergies in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating UMB’s and HTLF’s business, operations and workforce;

•	the risk of losing key UMB or HTLF employees during the pendency of the mergers and thereafter;

•	certain anticipated merger-related costs;

•	the diversion of management attention and resources from the operation of UMB’s business towards the completion of the mergers;

•	the merger’s effect on the surviving corporation’s regulatory capital levels;

•	the effect of the mergers and the bank merger on the regulatory framework applicable to UMB and UMB Bank, which would cross the $50 billion asset threshold as a result of the transactions;

•

the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of UMB common stock or HTLF common stock, the value of the shares of UMB common stock to be issued to HTLF stockholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•	the potential for legal claims challenging the mergers and other transactions contemplated by the merger agreement;

•

the dilution caused by UMB’s issuance of additional shares of capital stock in connection with the merger and equity issuance, as more fully described under the section entitled “Description of UMB Capital Stock—UMB Common Stock—Forward Sale Agreement”; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the UMB board of directors is not intended to be exhaustive, but includes the material factors considered by the UMB board of directors. In reaching its decision to approve the merger agreement, the mergers, and the other transactions contemplated by the merger agreement, the UMB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The UMB board of directors considered all these factors as a whole, including through its discussions with UMB’s management and financial and legal advisors, in evaluating the merger agreement, the mergers, and the other transactions contemplated by the merger agreement.

For the reasons set forth above, the UMB board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of UMB and its shareholders, and adopted and approved the merger agreement and the transactions contemplated thereby, including the mergers, the UMB articles amendment and the UMB share issuance.

In considering the recommendation of the UMB board of directors, you should be aware that certain directors and executive officers of UMB may have interests in the merger that are different from, or in addition to, interests of shareholders of UMB generally and may create potential conflicts of interest. See “The Transactions—Interests of UMB’s Directors and Executive Officers in the Merger.”

It should be noted that this explanation of the reasoning of the UMB board of directors and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the UMB board of directors unanimously recommends that the holders of UMB common stock vote “FOR” the UMB articles amendment proposal, “FOR” the UMB share issuance proposal, and “FOR” the other proposals to be considered at the UMB special meeting.

Opinion of UMB’s Financial Advisor

UMB has retained BofA Securities to act as UMB’s financial advisor in connection with the mergers. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. UMB selected BofA Securities to act as UMB’s financial advisor in connection with the mergers on the basis of BofA Securities’ experience in transactions similar to the mergers, its reputation in the investment community and its familiarity with UMB and its business.

On April 28, 2024, at a meeting of the UMB board of directors held to evaluate the mergers, BofA Securities delivered to the UMB board of directors an oral opinion, which was confirmed by delivery of a written opinion dated April 28, 2024, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the mergers was fair, from a financial point of view, to UMB.

The full text of BofA Securities’ written opinion to the UMB board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex F to this document and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the UMB board of directors for the benefit and use of the UMB board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to UMB or in which UMB might engage or as to the underlying business decision of UMB to proceed with or effect the mergers. BofA Securities’ opinion does not address any other aspect of the mergers and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed mergers or any related matter.

In connection with rendering its opinion, BofA Securities:

(1)	reviewed certain publicly available business and financial information relating to HTLF and UMB;

(2)

reviewed certain publicly available financial forecasts relating to HTLF, referred to in this joint proxy statement/prospectus as the “street estimates used by UMB for HTLF” and summarized in the section entitled “The Mergers—Certain Unaudited Prospective Financial Information—Consensus ‘Street Estimates’ used by HTLF”;

(3)

reviewed certain publicly available financial forecasts relating to UMB, referred to in this joint proxy statement/prospectus as the “street estimates used by UMB for UMB” and summarized in the section entitled “The Mergers—Certain Unaudited Prospective Financial Information—Consensus ‘Street Estimates’ used by UMB”;

(4)

reviewed certain estimates as to (i) the amount and timing of cost savings and revenue enhancements (collectively, the “Synergies”) anticipated by the management of UMB to result from the mergers, and (ii) the financial implications of the forward sale agreement;

(5)

discussed the past and current business, operations, financial condition and prospects of HTLF with members of senior managements of HTLF and UMB, and discussed the past and current business, operations, financial condition and prospects of UMB with members of senior management of UMB;

(6)	reviewed the potential pro forma financial impact of the mergers on the future financial performance of UMB, including the potential effect on UMB’s estimated earnings per share;

(7)

reviewed the trading histories for HTLF common stock and UMB common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Securities deemed relevant;

(8)	compared certain financial information of HTLF and UMB with similar information of other companies BofA Securities deemed relevant;

(9)	reviewed a draft, dated April 28, 2024, of the forward sale agreement;

(10)	reviewed a draft, dated April 28, 2024, of the merger agreement; and

(11)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of UMB and HTLF that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect.

As UMB was aware, BofA Securities had not been provided with, and BofA Securities did not have access to, financial forecasts relating to UMB or HTLF prepared by the management of UMB or HTLF, as applicable. Accordingly, BofA Securities was advised by UMB and assumed, that the UMB street estimates and HTLF street estimates were a reasonable basis upon which to evaluate the future financial performance of UMB and HTLF, as applicable, and at the direction of UMB, BofA Securities used the UMB street estimates and HTLF street estimates in performing its analyses. With respect to the Synergies, BofA Securities assumed, at the direction of UMB, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of UMB as to the future financial performance of HTLF and UMB. BofA Securities relied, at the direction of UMB, on the assessments of the management of UMB as to UMB’s ability to achieve the Synergies and was advised by UMB, and assumed, that the Synergies will be realized in the amounts and at the times projected. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of HTLF or UMB, nor did it make any physical inspection of the properties or assets of HTLF or UMB. BofA Securities did not evaluate the solvency or fair value of HTLF or UMB under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of UMB, that the mergers would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the mergers, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on HTLF, UMB or the contemplated benefits of the mergers. BofA Securities also assumed, at the direction of UMB, that that the final executed versions of the merger agreement and the forward sale agreement would not differ in any material respect from the drafts reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the mergers (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the mergers, any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the mergers or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, to UMB of the exchange ratio provided for in the mergers and no opinion or view was expressed with respect to any exchange ratio received in connection with the mergers by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the mergers, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to UMB or in which UMB might engage or as to the underlying business decision of UMB to proceed with or effect the mergers. BofA Securities did not express any opinion as to what the value of UMB common stock actually would be when issued or the prices at which UMB common stock or HTLF common stock would trade at any time, including following announcement or consummation of the mergers. BofA Securities also expressed no view or opinion with respect to, and relied at the direction of UMB, upon the assessments of representatives of UMB regarding legal, regulatory, accounting, tax and similar matters relating to UMB, HTLF and the mergers (including the contemplated benefits of the mergers), as to which BofA Securities understood that UMB obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the mergers or any other matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities. Based upon and subject to the foregoing, including the various assumptions and limitations set forth in the opinion, BofA Securities was of the opinion on the date thereof that the exchange ratio provided for in the mergers was fair, from a financial point of view, to UMB.

The following represents a brief summary of the material financial analyses presented by BofA Securities to The UMB board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

UMB Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for UMB and the following 11 publicly traded companies in the banking and financial services industry with total assets between $20 billion and $60 billion:

•	Commerce Bancshares, Inc.
•	Cullen/Frost Bankers, Inc.
•	BOK Financial Corp.
•	Pinnacle Financial Partners, Inc.
•	Cadence Bank
•	Fulton Financial Corporation
•	Hancock Whitney Corporation
•	Associated Banc-Corp
•	Synovus Financial Corp.
•	F.N.B. Corporation
•	Old National Bancorp.

BofA Securities reviewed, among other things the closing stock prices, of the selected publicly traded companies on April 26, 2024, as a multiple of (i) calendar years 2024 and 2025 estimated earnings per share, commonly referred to as EPS, and (ii) tangible book value per share, commonly referred to as TBVPS, as of April 26, 2024. The calendar year 2024 estimated EPS multiples observed for the selected publicly traded companies ranged from 9.0x to 15.9x. The calendar year 2025 estimated EPS multiples observed for the selected publicly traded companies ranged from 8.1x to 15.8x. The TBVPS multiples observed for the selected publicly traded companies ranged from 1.15x to 2.57x. BofA Securities then applied (i) calendar year 2024 and 2025 EPS multiples of 9.5x to 11.5x and 9.0x to 11.0x, respectively, derived from the selected publicly traded companies, and (ii) TBVPS multiples of 1.15x to 1.41x, derived from the selected publicly traded companies to UMB’s calendar year 2024 and 2025 estimated EPS and TBVPS as of April 26, 2024, respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of UMB was also based on publicly available research analysts’ estimates. This analysis indicated the following approximate implied per share equity value reference ranges for UMB, as compared to the per share price of UMB common stock implied by the exchange ratio in the mergers, calculated based on the closing price of UMB common stock on April 26, 2024:

Implied Per Share Equity Value Reference Ranges for UMB			Closing Trading Price of UMB Common Stock on April 26, 2024
2024 EPS	2025 EPS	TBVPS
$68.02 - $82.34	$69.30 - $84.70	$67.04 - $81.93	$83.17

No company used in this analysis is identical or directly comparable to UMB. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which UMB was compared.

Dividend Discount Analysis. BofA Securities performed a dividend discount analysis of UMB and used the results to determine an implied exchange ratio for the mergers. BofA Securities calculated the estimated present value of the capital available for distribution that UMB was forecasted to generate during the second fiscal quarter of 2025 through 2029 based on the UMB street estimates. For purposes of calculating the terminal values for UMB, BofA Securities applied terminal forward multiples of 9.5x to 11.5x, which range was selected based on BofA Securities’ professional judgement and experience, to UMB’s 2030 estimated adjusted net income. The capital available for distribution and the terminal values were then discounted to present value as of April 26, 2024 using discount rates ranging from 9.6% to 11.6%, which were based on an estimate of UMB’s cost of equity. This analysis indicated the following approximate implied per share equity value range for UMB common stock on a standalone basis, as compared to the closing per share price of UMB common stock on April 26, 2024:

Implied Per Share Equity Value Reference Range for UMB	Closing Trading Price of UMB Common Stock on April 26, 2024
$66.66 - $83.40	$83.17

HTLF Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for HTLF and the following 13 publicly traded companies in the banking and financial services industry with total assets between $10 billion and $30 billion:

•	Glacier Bancorp, Inc.
•	Simmons First National Corporation
•	CVB Financial Corp.
•	Renasant Corporation
•	Pacific Premier Bancorp, Inc.
•	United Community Banks, Inc.
•	Trustmark Corporation
•	First Merchants Corporation
•	Independent Bank Corporation
•	Ameris Bancorp
•	First Financial Bancorp.
•	Banner Corporation
•	Hope Bancorp, Inc.

BofA Securities reviewed, among other things, the closing stock prices of the selected publicly traded companies on April 26, 2024 as a multiple of (i) calendar years 2024 and 2025 estimated EPS, and (ii) TBVPS, as of April 26, 2024. The calendar year 2024 estimated EPS multiples observed for the selected publicly traded companies ranged from 9.8x to 22.5x. The calendar year 2025 estimated EPS multiples observed for the selected publicly traded companies ranged from 8.7x to 15.9x. The TBVPS multiples observed for the selected publicly traded companies ranged from 0.80x to 2.06x. BofA Securities then applied selected ranges of (i) estimated EPS multiples of 7.5x to 11.5 x and 7.0x to 10.5x, to calendar year 2024 EPS and calendar year 2025 EPS, respectively, each of which were derived from the selected publicly traded companies to HTLF’s calendar year 2024 estimated EPS and 2025 estimated EPS, respectively and (ii) TBVPS multiples of 1.41x to 1.72x to the fourth quarter of fiscal year 2023 TBVPS. This analysis indicated the following approximate implied per share equity value reference range for HTLF, as compared to the per share price of HTLF common stock implied by the exchange ratio in the mergers, calculated based on the closing price of UMB common stock on April 26, 2024:

Implied Per Share Equity Value Reference Ranges for HTLF			Per Share Equity Value Implied Exchange Ratio
2024 EPS	2025 EPS	TBVPS
$33.75 - $51.75	$32.90 - $49.35	$40.55 - $49.56	$45.74

Selected Precedent Transactions Analysis. BofA Securities reviewed, to the extent publicly available, financial information relating to the following 30 selected bank merger transactions with a value between $500 million and $5 billion:

Acquiror	Target

Wintrust Financial Corp.	Macatawa Bank Corp.
Eastern Bankshares, Inc.	Cambridge Bancorp
Washington Federal, Inc.	Luther Burbank Corporation
Simmons First National Corporation	Spirit of Texas Bancshares, Inc.

Raymond James Financial, Inc.	Tristate Capital Holdings, Inc.
Valley National Bancorp	Bank Leumi Le-Israel Corporation
Home BancShares, Inc.	Happy Bancshares, Inc.
Citizens Financial Group, Inc.	Investors Bancorp, Inc.
SouthState Corporation	Atlantic Capital Bancshares, Inc.
United Community Banks, Inc.	Reliant Bancorp, Inc.
Regions Financial Corporation	EnerBank USA
Glacier Bancorp, Inc.	Altabancorp
New York Community Bancorp, Inc.	Flagstar Bancorp, Inc.
Independent Bank Corp.	Meridien Bancorp, Inc.
Eastern Bankshares, Inc.	Century Bancorp, Inc.
WSFS Financial Corporation	Bryn Mawr Bank Corporation
SVB Financial Group	Boston Private Financial Holdings, Inc.
First Citizens BancShares, Inc.	CIT Group Inc.
Pacific Premier Bank	Opus Bank
FB Financial Corporation	Franklin Financial Network, Inc.
United Bankshares, Inc.	Carolina Financial Corporation
First BanCorp.	Santander Bancorp
CIT Group Inc.	Mutual of Omaha Bank
WesBanco, Inc.	Old Line Bancshares, Inc.
People’s United Financial, Inc.	United Financial Bancorp, Inc.
Valley National Bancorp	Oritani Financial Corp.
Oriental Bank	Scotiabank de Puerto Rico
Prosperity Bancshares, Inc.	LegacyTexas Financial Group, Inc.
Banco Brandesco SA	BAC Florida Bank
Mechanics Bank	Rabobank, National Association

BofA Securities reviewed transaction values, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction (i) as a multiple of the target company’s TBVPS as of the respective announcement dates for the selected transactions and (ii) as a multiple of the target company’s one-year forward estimated EPS. The multiples of the target companies’ TBVPS for the selected transactions ranged from 0.44x to 3.06x (with a median of 1.50x). The multiples of the target companies’ one-year forward estimated EPS for the selected transactions ranged from 7.9x to 21.3x (with a median of 12.2x). BofA Securities then applied TBVPS multiples of 1.35x to 1.65x, which endpoints reflect 90% and 110% of the median of such selected transactions’ TBVPS multiples, to HTLF’s TBVPS as of April 26, 2024. BofA Securities then applied one-year forward EPS multiples of 11.0x to 13.4x, which endpoints reflect 90% and 110% of the median of such selected transactions’ EPS multiples, to HTLF’s 2025 calendar year estimated EPS. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of HTLF were based on publicly available information as of April 26, 2024. This analysis indicated the following approximate implied per share equity value reference ranges for HTLF, as compared to the per share price of HTLF common stock implied by the exchange ratio in the mergers, calculated based on the closing price of UMB common stock on April 26, 2024, multiplied by the exchange ratio:

Implied Per Share Equity Value Reference Ranges for HTLF		Per Share Equity Value Implied by Exchange Ratio
TBVPS	2025 EPS
$38.84 - $47.47	$51.61 - $63.07	$45.74

No company, business or transaction used in this analysis is identical or directly comparable to HTLF or the mergers. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions to which HTLF and the mergers were compared.

Dividend Discount Analysis. BofA Securities performed a dividend discount analysis of HTLF and used the results to determine an implied exchange ratio for the mergers. BofA Securities calculated the estimated present value of the capital available for distribution that HTLF was forecasted to generate during the second fiscal quarter of 2025 through 2029 based on the HTLF street estimates. For purposes of calculating the terminal values for HTLF, BofA Securities applied terminal forward multiples of 7.5x to 11.5x, which range was selected based on BofA Securities’ professional judgement and experience, to HTLF’s 2030 estimated adjusted net income based on the HTLF street estimates. The capital available for distribution and the terminal values were then discounted to present value as of April 26, 2024 using discount rates ranging from 9.7% to 11.7%, which were based on an estimate of HTLF’s cost of equity. This analysis indicated the following approximate implied per share equity value reference ranges for HTLF common stock on a standalone basis, as compared to the per share price of HTLF common stock implied by the exchange ratio in the mergers, calculated based on the closing price of UMB common stock, on April 26, 2024:

Implied Per Share Equity Value Reference Ranges for HTLF		Per Share Equity Value Implied by Exchange Ratio
Without Synergies	With Synergies
$37.21 - $53.16	$43.08 - $66.44	$45.74

Summary of Material Relative Financial Analyses

Implied Exchange Ratio Analysis—Selected Publicly Traded Companies Analysis. Utilizing the implied per share equity value reference ranges derived for UMB described above under the section entitled “—UMB Financial Analyses—Selected Publicly Traded Companies Analysis” and HTLF described above under the section entitled “—HTLF Financial Analyses—Selected Publicly Traded Companies Analysis” for each of UMB and HTLF, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for UMB by the high endpoint and low endpoint of the per share equity reference range derived for HTLF, respectively, (without synergies or the equity raise, with synergies but without the equity raise, and with synergies and the equity raise) BofA Securities calculated an approximate implied exchange ratio reference range. This analysis indicated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio			Exchange Ratio
Price / 2024 EPS	Price / 2025 EPS	Price / TBVPS
0.4099x – 0.7608x	0.3884x – 0.7121x	0.4949x – 0.7393x	0.55x

Implied Exchange Ratio Analysis—Dividend Discount Analysis. Utilizing the implied per share equity value reference ranges derived for UMB described above under the section entitled “ —UMB Financial Analyses—Dividend Discount Analysis” and for HTLF described above under the section entitled “ —HTLF Financial Analyses—Dividend Discount Analysis” for each of UMB and HTLF, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for UMB by the high endpoint and low endpoint of the per share equity reference range derived for HTLF, respectively, BofA Securities calculated an approximate implied exchange ratio reference range. This analysis indicated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Divided Discount Analysis			Exchange Ratio
Dividend Discount Model	Dividend Discount Model with Synergies	Dividend Discount Model with Synergies and Equity Raise
0.4462x – 0.7975x	0.5165x – 0.9967x	0.5204x – 0.9924x	0.55x

Has/Gets Analysis. BofA Securities performed a has/gets analysis to calculate the theoretical change in value for holders of UMB common stock resulting from the mergers based on a comparison of (i) the 100% ownership by holders of UMB common stock of UMB on a stand-alone basis and (ii) the pro forma ownership by holders of UMB common stock of UMB after giving effect to the transaction.

For the value of UMB on a standalone basis, BofA Securities used (i) the equity value implied by the per share equity value reference range indicated in the dividend discount analysis described above in the section entitled “—Dividend Discount Analysis” and (ii) the equity value implied by the per share equity value reference ranges indicated based upon (x) estimated 2025 EPS and (y) TBVPS, each as described in the section the section entitled “—Selected Publicly Traded Companies Analysis.” BofA Securities then performed the same analysis by calculating the pro forma equity value following the mergers, taking into account the net present value of the potential synergies (based upon the difference in high and low present values without and with synergies implied by the dividend discount analysis described above in the section entitled “—Dividend Discount Analysis”) and assuming approximately 67.4% pro forma ownership by holders of UMB common stock. BofA Securities analyzed the implied combined equity value based upon a High UMB and Low HTLF equity value or Low UMB and High HTLF equity value, in each case based upon (i) the dividend discount analysis, (ii) estimated 2025 EPS and (iii) TBVPS. This resulted in six scenarios which BofA Securities analyzed both with and without the equity raise. Of the six scenarios analyzed, in each case with and without the equity raise, four indicated that the mergers could have a positive impact on the implied equity value of common stock held by holders of UMB common stock resulting from the mergers relative to UMB’s implied equity value on a standalone basis, and two indicated that the mergers could have a negative impact on the implied equity value of common stock held by holders of UMB common stock resulting from the mergers relative to UMB’s implied equity value on a standalone basis.

Other Factors

In rendering its opinion, BofA Securities also reviewed and considered other factors, including:

•	historical trading prices of UMB common stock and HTLF common stock during the one-year period ended on April 26, 2024;
•

publicly available research analysts’ price targets for UMB common stock and HTLF common stock, which indicated low to high price targets for UMB common stock and HTLF common stock of approximately $77.73 to $92.19 per share and $32.53 to $40.66 per share, respectively, as compared to the closing prices of UMB common stock and HTLF common stock on April 26, 2024 of $83.17 per share and $35.72 per share, respectively; and

•

certain pro forma financial effects of the mergers on UMB’s calendar year 2025 estimated EPS (on a fully synergized basis) and TBVPS. Based on the exchange ratio, the analysis indicated that the mergers would be accretive to UMB’s estimated EPS for calendar year 2025 by 30.6%, and dilutive to UMB’s TBVPS by 16.2%. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Securities to the UMB board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’

analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of UMB and HTLF. The estimates of the future performance of UMB and HTLF in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to the UMB board of directors in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of UMB or HTLF.

The type and amount of consideration payable in the mergers was determined through negotiations between UMB and HTLF, rather than by any financial advisor, and was approved by the UMB board of directors. The decision to enter into the mergers agreement was solely that of the UMB board of directors. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the UMB board of directors in its evaluation of the proposed mergers and should not be viewed as determinative of the views of the UMB board of directors or management with respect to the mergers or the exchange ratio.

UMB has agreed to pay BofA Securities for its services in connection with the mergers an aggregate fee of $17,000,000, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the consummation of the mergers. UMB also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of UMB, HTLF and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to UMB and/or its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) acting for UMB on certain investment banking transactions including an equity offering expected undertaking concurrently with the mergers, (ii) providing certain corporate banking and markets services, and (iii) acting as counterparty to UMB in the forward sale agreement. From April 2022 through March 2024, BofA Securities and its affiliates derived aggregate revenues from UMB and its affiliates of less than $1.0 million for investment banking services. BofA Securities was paid approximately $7.2 million in connection with the equity offering. As of April 26, 2024, BofA Securities and its affiliates held on a non-fiduciary basis approximately $6.2 million of the outstanding common stock of UMB, representing less than 0.5% of the outstanding common stock of UMB as of such date.

From April 2022 through March 2024, BofA Securities and its affiliates derived no aggregate revenues from HTLF for investment banking services. BofA Securities and its affiliates in the future may provide investment banking, commercial banking and other financial services to HTLF and in the future may receive compensation for the rendering of these services. As of April 26, 2024, BofA Securities and its affiliates held on a non-fiduciary basis approximately $1.7 million of the outstanding common stock of HTLF, representing less than 0.5% of outstanding common stock of HTLF as of such date.

HTLF’s Reasons for the Mergers; Recommendation of the HTLF Board of Directors

In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby (including the mergers) and to recommend that the holders of HTLF common stock approve and adopt the merger agreement, the HTLF board of directors evaluated the merger agreement and the transactions contemplated thereby (including the mergers) in consultation with HTLF’s management, as well as HTLF’s financial and legal advisors, and considered a number of factors, including the following (which are presented below in no particular order):

•

each of HTLF’s, UMB’s and the surviving corporation’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the HTLF board of directors considered its assessment that HTLF’s business, operations, risk profile, product offerings and geographic footprint complement those of UMB, and that the mergers and the other transactions contemplated by the merger agreement would result in a surviving corporation with a larger scale and market presence than HTLF on a standalone basis, which would thereby enable HTLF to serve an expanded customer base and position it for continued growth and investment;

•

the strategic rationale for the mergers, including the ability of the surviving corporation to serve the banking needs of consumers and businesses in highly attractive markets in the Western, Southwestern and Midwest U.S. that present strong growth opportunities;

•

the belief of the HTLF board of directors that the mergers will create, and enable the holders of HTLF stock to become shareholders of, a diversified, community-focused banking franchise with new segments and enhanced product capabilities that will create opportunities for future growth;

•

the belief of the HTLF board of directors that UMB’s earnings and prospects, and the synergies potentially available in the proposed mergers, would result in the surviving corporation having the opportunity to have superior future earnings and prospects compared to HTLF’s earnings and prospects on a standalone basis;

•

the belief of the HTLF board of directors that HTLF and UMB share similar cultures, including with respect to geographic focus, conservative credit culture and community development, and the belief of the HTLF board of directors that the complementary cultures would facilitate the successful completion of the mergers and integration following consummation of the mergers;

•

the complementary nature of the products, services, customers and markets of HTLF and UMB, which the HTLF board of directors believed should provide the opportunity to mitigate risks and increase potential returns;

•	the ability to leverage the scale and capabilities of the surviving corporation to accelerate retail banking and small business lending initiatives;

•

the expanded possibilities for growth that would be available to the surviving corporation, given its larger size, asset base, capital and footprint, including the fact that the surviving corporation is expected to be among the top 5% of the 616 publicly traded banks in the U.S. based on assets;

•	the anticipated pro forma financial impact of the mergers on the surviving corporation, including the expected positive impact on certain financial metrics;

•	the expectation of cost savings resulting from the mergers;

•

the fact that the implied value of the merger consideration of $45.74 based on the closing price of UMB common stock as of April 26, 2024 (the last trading day prior to the HTLF board meeting to approve the merger agreement) represented a 28.1% premium over the closing price of HTLF common stock on April 26, 2024 (the last trading day prior to the HTLF board meeting to approve the merger agreement) and a 31.9% premium based on the average closing price of HTLF common stock and UMB common stock for the twenty (20) trading days ended April 26, 2024;

•

the terms of the merger agreement and the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by holders of HTLF stock as a result of possible increases or decreases in the trading price of HTLF common stock or UMB common stock following the announcement of the mergers, which the HTLF board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the mergers and the other transactions contemplated by the merger agreement;

•

the fact that 100% of the merger consideration would be in the form of UMB common stock, which would allow HTLF stockholders to participate in the future growth and opportunities of the surviving corporation and the anticipated pro forma impact of the mergers and otherwise benefit from the financial performance of UMB and potential appreciation in the value of UMB common stock;

•

the provisions of the merger agreement setting forth the corporate governance of the surviving corporation, including that upon the closing, the surviving corporation’s board of directors would be comprised of five (5) legacy HTLF directors and eleven (11) legacy UMB directors, which the HTLF board of directors believed would enhance the likelihood that the strategic benefits HTLF expects to achieve as a result of the mergers would be realized;

•

the support of the merger agreement by J. Mariner Kemper, the Chairman of the UMB board of directors and Chief Executive Officer of UMB, who entered into a support agreement pursuant to which, among other things, he agreed to (i) vote the shares of UMB common stock he owns and has the sole power to vote or direct the voting of (constituting approximately 5.50% of the voting power represented by issued and outstanding shares of UMB common stock as of July 1, 2024, the record date for the UMB special meeting) in favor of the UMB share issuance proposal and the UMB articles amendment proposal and (ii) not transfer such shares of UMB common stock prior to the UMB special meeting, with certain limited exceptions, on the terms and subject to the conditions set forth therein, as more fully described below under the section entitled “The Transaction Agreements—Description of the Support Agreements”;

•

the familiarity and understanding of the HTLF board of directors with HTLF’s business, results of operations, asset quality, financial and market position and expectations concerning HTLF’s future earnings and prospects;

•

the understanding of the HTLF board of directors of the current and prospective environment in which HTLF and UMB operate, including economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally and the challenges facing HTLF as an independent institution, including, among other things, the costs required to make necessary investments in technology and to continue to improve asset quality, and the likely effect of these factors on HTLF both with and without the mergers;

•

the assessment of the HTLF board of directors, grounded in decades of bank management experience and a deep understanding of HTLF’s business, of the operating environment and HTLF’s standalone prospects and the opportunities, risks and challenges presented thereby;

•

the evaluation of the HTLF board of directors, with the assistance of management and HTLF’s financial and legal advisors, of HTLF’s standalone plan and other strategic alternatives available to HTLF for enhancing value over the long term and the potential risks, rewards and uncertainties associated with HTLF’s standalone plan and such other alternatives, and the belief of the HTLF board of directors that the proposed mergers offered greater benefits, with reduced risks, as compared to the value that could reasonably be expected to be obtained from HTLF’s standalone plan and other alternatives available to HTLF;

•

the belief of the HTLF board of directors that the surviving corporation will be in a better position to address many of the key risks and challenges currently facing HTLF, including by allowing HTLF to realize or accelerate several initiatives from its strategic plan, as compared with HTLF on a standalone basis, and the belief of the HTLF board of directors that the surviving corporation will be able to address these matters on an accelerated basis;

•	HTLF’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of UMB;

•

the process through which the HTLF board of directors, with the assistance of management and HTLF’s financial and legal advisors, conducted extensive analysis and considered the available alternatives for HTLF over an extended period of time in 2022 and 2024, including a review of other potential strategic partners and the likelihood of any other party offering financial and other terms that would be superior to the mergers, and an evaluation and testing of HTLF’s standalone plan, and the HTLF board’s determination that no such alternative was as strategically and financially compelling as the proposed transaction with UMB;

•

the availability of alternative transactions, including that, in a consolidating industry, institutions with an interest in merging with or acquiring another institution typically make that interest known and that no such institution, other than UMB, submitted a proposal regarding a potential acquisition or strategic business combination to HTLF during the course of the HTLF board’s consideration of a potential merger transaction with UMB, as well as the attractiveness and strategic fit of UMB as a potential merger partner, the likelihood of an actionable alternative transaction emerging on terms and conditions, including with respect to certainty of consummation, as beneficial to HTLF and its stockholders as those proposed by UMB, and the terms of the merger agreement that give HTLF the right, subject to certain conditions, to provide nonpublic information in response to, and to discuss and negotiate, certain bona fide unsolicited acquisition proposals made before HTLF’s stockholders approve and adopt the merger agreement;

•

the opinion, dated April 28, 2024, of KBW to the HTLF board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of HTLF common stock of the exchange ratio, as more fully described in the section entitled “The Mergers—Opinion of HTLF’s Financial Advisor”;

•

the regulatory and other approvals required in connection with the mergers and the bank merger and the expectation that such approvals would be received in a timely manner and without unacceptable conditions;

•

its review with HTLF’s outside legal advisor, Wachtell Lipton, of the terms of the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment and closing conditions; and

•	the fact that HTLF stockholders would own approximately 31% of the surviving corporation following completion of the transaction.

The HTLF board of directors also considered potential risks related to the mergers but concluded that the anticipated benefits of the mergers were likely to substantially outweigh these risks. These potential risks include:

•

the regulatory and other approvals required in connection with the mergers and the bank merger and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

•	the regulatory frameworks for the surviving corporation and the surviving bank as they cross the $50 billion asset threshold, which may subject them to heightened regulatory standards;

•

certain anticipated merger-related costs that HTLF expects to incur, including a number of non-recurring costs in connection with the mergers even if the mergers are not ultimately consummated, including a potential $70,000,000 termination fee if the merger agreement is terminated under certain circumstances;

•	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully maintaining existing customer and employee relationships;

•	the possibility of encountering difficulties in successfully integrating HTLF’s and UMB’s business, operations and workforce;

•	the risk of losing key HTLF or UMB employees during the pendency of the mergers and thereafter;

•	the possible diversion of management attention and resources from the operation of HTLF’s business or other strategic opportunities towards the completion of the mergers;

•

the fact that the exchange ratio provides for a fixed number of shares of UMB common stock for each share of HTLF common stock and, as such, holders of HTLF common stock cannot be certain, at the time of the HTLF special meeting, of the market value of the merger consideration they will receive, and the possibility that holders of HTLF common stock could be adversely affected by a decrease in the market price of UMB common stock before closing;

•

the fact that the merger agreement places certain restrictions on the conduct of HTLF’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent HTLF from undertaking business opportunities that might arise or any other action it would otherwise take with respect to the operations of HTLF absent the pending completion of the mergers;

•	the potential for legal claims challenging the mergers;

•	the fact that HTLF stockholders are not entitled to dissenters’ or appraisal rights under the merger agreement or the DGCL; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the HTLF board of directors is not intended to be exhaustive, but includes the material factors considered by the HTLF board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby (including the mergers), the HTLF board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The HTLF board of directors considered all these factors as a whole, including through its discussions with HTLF’s management and financial and legal advisors, in evaluating the merger agreement and the transactions contemplated thereby (including the mergers).

For the reasons set forth above, the HTLF board of directors unanimously (i) determined that the merger agreement and the other matters and transactions contemplated thereby are advisable and in the best interests of HTLF and its stockholders, (ii) adopted and approved the merger agreement and the other matters and transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the other matters and transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of HTLF common stock for adoption and (v) recommended approval and adoption of the merger agreement by the holders of HTLF common stock.

In considering the recommendation of the HTLF board of directors, you should be aware that certain directors and executive officers of HTLF may have interests in the mergers that are different from, or in addition to, interests of stockholders of HTLF generally and may create potential conflicts of interest. The HTLF board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby (including the mergers), and in recommending to the holders of HTLF common stock that they vote in favor of the HTLF merger proposal, the HTLF compensation proposal and the HTLF adjournment proposal. See the section entitled “The Mergers—Interests of HTLF’s Directors and Executive Officers in the Mergers.”

It should be noted that this explanation of the reasoning of the HTLF board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the HTLF board of directors unanimously recommends that the holders of HTLF common stock vote “FOR” the HTLF merger proposal, “FOR” the HTLF compensation proposal and “FOR” the HTLF adjournment proposal.

Opinion of HTLF’s Financial Advisor

HTLF engaged KBW to render financial advisory and investment banking services to HTLF, including an opinion to the HTLF board of directors as to the fairness, from a financial point of view, to the holders of HTLF common stock of the exchange ratio. HTLF selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the mergers. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the HTLF board of directors held on April 28, 2024, at which the HTLF board of directors evaluated the proposed merger agreement and the mergers. At this meeting, KBW reviewed the financial aspects of the proposed mergers and rendered to the HTLF board an opinion, which was initially rendered verbally and subsequently confirmed in a written opinion, dated April 28, 2024, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to the holders of HTLF common stock. The HTLF board of directors adopted and approved the merger agreement and the transactions contemplated by the merger agreement (including the mergers) at such meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex G to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in rendering its opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the HTLF board of directors (in its capacity as such) in connection with its consideration of the financial terms of the mergers. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio to the holders of HTLF common stock. It did not address the underlying business decision of HTLF to engage in the mergers or enter into the merger agreement or constitute a recommendation to the HTLF board of directors in connection with the mergers, and it does not constitute a recommendation to any holder of HTLF common stock or any stockholder of any other entity as to how to vote in connection with the mergers or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the mergers.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of HTLF and UMB and bearing upon the merger, including, among other things:

•	an execution version of the merger agreement, dated as of April 28, 2024;
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of HTLF;
•	certain preliminary draft and unaudited financial results for the quarter ended March 31, 2024 of HTLF (as provided by HTLF);
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of UMB;
•	certain preliminary draft and unaudited financial results for the quarter ended March 31, 2024 of UMB (as provided by UMB);
•

certain regulatory filings of HTLF and UMB and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2023;

•	certain other interim reports and other communications of HTLF and UMB to their respective stockholders or shareholders; and
•	other financial information concerning the businesses and operations of HTLF and UMB furnished to KBW by HTLF and UMB or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of HTLF and UMB;
•	the assets and liabilities of HTLF and UMB;
•	the nature and terms of certain other merger transactions and business combinations in the banking industry;
•	a comparison of certain financial and stock market information for HTLF and UMB with similar information for certain other companies, the securities of which were publicly traded;
•

publicly available consensus “street estimates” of HTLF, as well as assumed long-term HTLF growth rates provided to KBW by HTLF management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of HTLF management and with the consent of the HTLF board of directors;

•	publicly available consensus “street estimates” of UMB, as well as assumed long-term UMB growth rates provided to KBW by UMB management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of HTLF management and with the consent of the HTLF board of directors;
•

pro forma balance sheet and capital data of HTLF as of March 31, 2024, as adjusted for the recently announced sale by HTLF of its Rocky Mountain Bank division in Montana that was prepared by HTLF management, provided to and discussed with KBW by such management and used and relied upon by KBW at the direction of HTLF management and with the consent of the HTLF board of directors; and

•

estimates regarding certain pro forma financial effects of the merger on UMB (including, without limitation, the cost savings expected to result or be derived from the merger) that were prepared by UMB management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of HTLF management and with the consent of the HTLF board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of HTLF and UMB regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with KBW or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of HTLF as to the reasonableness and achievability of the publicly available consensus “street estimates” of HTLF and the assumed HTLF long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the HTLF “street estimates” referred to above, that such estimates were consistent with, the best currently available estimates and judgments of HTLF management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of HTLF, upon UMB management as to the reasonableness and achievability of the publicly available consensus “street estimates” of UMB, the assumed UMB long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on UMB (including, without limitation, the cost savings expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the UMB “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of UMB management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of HTLF and UMB that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of HTLF and UMB referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of HTLF and UMB and with the consent of the HTLF board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion, and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either HTLF or UMB since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses, and KBW assumed, without independent verification and with HTLF’s consent, that the aggregate allowances for loan and lease losses for each of HTLF and UMB are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of HTLF or UMB, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of HTLF or UMB under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by each of HTLF and UMB of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the respective financial statements of HTLF and UMB, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

•

that the merger and any related transactions (including, without limitation, the second step merger and the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the execution version reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of HTLF common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;
•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•

that there were no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of HTLF, UMB or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of HTLF that HTLF relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to HTLF, UMB, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio to the holders of HTLF common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the second step merger and the bank merger), including, without limitation, the form or structure of the merger or any such related transaction, the treatment of outstanding HTLF preferred stock in the merger, any consequences of the merger or any such related transaction to HTLF, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion, and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of HTLF to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by HTLF or the HTLF board of directors;
•

the fairness of the amount or nature of any compensation to any of HTLF’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of HTLF common stock;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of HTLF (other than the holders of HTLF common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of HTLF preferred stock or any other class of securities) or holders of any class of securities of UMB or any other party to any transaction contemplated by the merger agreement;

•	the actual value of shares of UMB common stock or the newly created UMB preferred stock to be issued in the merger;
•

the prices, trading range or volume at which HTLF common stock or UMB common stock would trade following the public announcement of the merger, or the prices, trading range or volume at which UMB common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or
•

any legal, regulatory, accounting, tax or similar matters relating to HTLF, UMB, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the second step merger and the bank merger), including whether or not the merger and the second step merger, taken together, would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of HTLF, UMB and their respective representatives, including KBW. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the HTLF board of directors in making its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement (including the mergers). Consequently, the analyses described below should not be viewed as determinative of the decision of the HTLF board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable pursuant to the exchange ratio was determined through negotiation between HTLF and UMB and the decision of HTLF to enter into the merger agreement was solely that of the HTLF board of directors.

The following is a summary of the material financial analyses presented by KBW to the HTLF board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the HTLF board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $45.74 per outstanding share of HTLF common stock, or approximately $1,957.1 million in the aggregate, based on the exchange ratio of 0.5500 and the closing price of UMB common stock on April 26, 2024 (the last trading day prior to the HTLF board meeting to approve the merger agreement). In addition to the financial analyses described below, KBW reviewed with the HTLF board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $45.74 per outstanding share of HTLF common stock) of 10.2x of HTLF’s estimated calendar year 2024 earnings per share (“EPS”) using publicly available consensus “street estimates” of HTLF.

HTLF Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of HTLF to 14 selected major exchange-traded banks or bank holding companies headquartered in the Western, Southwestern and Midwest regions of the United States, as defined by S&P Global, with total assets between $10 billion and $30 billion and fee income / revenue (excluding gain on sale of securities) of less than 25% (the “HTLF selected companies”). Merger targets, internet banks and ethnic group-focused banks were excluded from the HTLF selected companies.

The HTLF selected companies were as follows (shown in descending order of total assets by column):

Texas Capital Bancshares, Inc.	CVB Financial Corp.

Glacier Bancorp, Inc.	Banner Corporation

Independent Bank Group, Inc.	Enterprise Financial Services Corp

Pacific Premier Bancorp, Inc.	Northwest Bancshares, Inc.

First Merchants Corporation	First Financial Bankshares, Inc.

First Financial Bancorp.	Veritex Holdings, Inc.

Merchants Bancorp	Stellar Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter (“MRQ”) available or as of the end of such period and closing market price information as of April 26, 2024. KBW also used 2024 and 2025 EPS estimates taken from publicly available consensus

“street estimates” for HTLF and the HTLF selected companies. Certain financial data presented in the tables below may not correspond to the data presented in HTLF’s historical financial statements, or the data presented under the section entitled “The Mergers—Opinion of UMB’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of HTLF and the HTLF selected companies:

		HTLF Selected Companies
	HTLF(1)	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(2)	1.07% | 1.15%	0.89%	1.09%	1.09%	1.31%
MRQ Core Return on Average Tangible Common Equity(2)	17.84% | 17.33%	10.13%	12.07%	13.00%	16.88%
MRQ Net Interest Margin	3.52% | 3.52%	3.06%	3.17%	3.34%	3.65%
MRQ Fee Income / Revenue Ratio(3)	15.3% | 15.1%	10.8%	15.0%	14.9%	20.3%
MRQ Noninterest Expense / Average Assets	2.36% | 2.35%	2.53%	2.11%	2.17%	1.94%
MRQ Efficiency Ratio	61.5% | 62.5%	66.1%	60.0%	59.3%	58.1%

(1)	First metric was as of the quarter ended December 31, 2023 and second metric was as of the quarter ended March 31, 2024.
(2)

Based on core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items, as defined by S&P Global.

(3)	Excluded gain on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of HTLF and the HTLF selected companies:

		HTLF Selected Companies
	HTLF(1)	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	6.53% | 6.88%	7.79%	8.41%	8.56%	9.03%
Total Capital Ratio	14.53% | 14.99%	13.51%	14.46%	14.88%	15.91%
Loans Held for Investment / Deposits	74.5% | 73.2%	89.8%	84.7%	83.8%	82.1%
Loan Loss Reserves / Loans	1.02% | 1.06%	1.10%	1.21%	1.19%	1.28%
Nonperforming Assets / Loans + Other Real Estate Owned (“OREO”)	0.81% | 0.82%	0.54%	0.49%	0.49%	0.41%
MRQ Net Charge-offs / Average Loans	0.01% | 0.08%	0.21%	0.15%	0.13%	0.04%

(1)	First metric was as of the quarter ended December 31, 2023 and second metric was as of the quarter ended March 31, 2024.

In addition, KBW’s analysis showed the following concerning the market performance of HTLF and the HTLF selected companies:

		HTLF Selected Companies
	HTLF(1)	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	11.8%	4.6%	9.1%	11.4%	14.7%
Year-to-Date Stock Price Change	(5.0%)	(17.6%)	(13.2%)	(13.0%)	(8.8%)
Price / Tangible Book Value per Share	1.24x | 1.20x	1.15x	1.27x	1.51x	1.68x
Price / 2024 EPS Estimate	7.9x	9.7x	11.5x	12.6x	14.1x
Price / 2025 EPS Estimate	7.6x	9.3x	10.5x	11.1x	11.1x
Dividend Yield	3.4%	2.4%	3.9%	3.6%	4.2%
MRQ Dividend Payout Ratio	NM(2) | 25.9%	29.7%	44.7%	47.8%	63.4%

(1)	As applicable, first metric was as of the quarter ended December 31, 2023 and second metric was as of the quarter ended March 31, 2024.
(2)	Omitted as not meaningful (“NM”) because less than 0.0%.

No company used as a comparison in the above HTLF selected companies analysis is identical to HTLF. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

UMB Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of UMB to 15 selected major exchange-traded U.S. banks or bank holding companies with total assets between $10 billion and $100 billion and fee income / revenue (excluding gain on sale of securities) of greater than 25% (the “UMB selected companies”). Merger targets were excluded from the UMB selected companies.

The UMB selected companies were as follows (shown in descending order of total assets by column):

Comerica Incorporated	TowneBank

BOK Financial Corporation	Hilltop Holdings Inc.

Commerce Bancshares, Inc.	Community Bank System, Inc.

First Hawaiian, Inc.	NBT Bancorp Inc.

Bank of Hawaii Corporation	BancFirst Corporation

WSFS Financial Corporation	First Busey Corporation

Trustmark Corporation	Live Oak Bancshares, Inc.

Renasant Corporation

To perform this analysis, KBW used profitability and other financial information for the MRQ available or as of the end of such period and closing market price information as of April 26, 2024. KBW also used 2024 and 2025 EPS estimates taken from publicly available consensus “street estimates” for UMB and the UMB selected companies. Certain financial data presented in the tables below may not correspond to the data presented in UMB’s historical financial statements, or the data presented under the section entitled “The Mergers—Opinion of UMB’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of UMB and the UMB selected companies:

		UMB Selected Companies
	UMB(1)	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(2)	1.12% | 1.10%	0.80%	0.92%	1.00%	1.07%
MRQ Core Return on Average Tangible Common Equity(2)	16.97% | 16.16%	11.58%	12.55%	13.39%	15.44%
MRQ Net Interest Margin	2.46% | 2.48%	2.80%	2.98%	3.04%	3.32%
MRQ Fee Income / Revenue Ratio(3)	37.7% | 39.9%	28.6%	30.2%	33.7%	37.8%
MRQ Noninterest Expense / Average Assets	2.34% | 2.30%	2.91%	2.78%	2.90%	2.64%
MRQ Efficiency Ratio	62.5% | 63.4%	67.4%	64.8%	66.0%	62.2%

(1)	First metric was as of the quarter ended December 31, 2023 and second metric was as of the quarter ended March 31, 2024.
(2)

Based on core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items, as defined by S&P Global.

(3)	Excluded gain on sale of securities.

KBW’s analysis showed the following concerning the financial condition of UMB and the UMB selected companies:

		UMB Selected Companies
	UMB(1)	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	6.45% | 6.38%	6.86%	7.98%	7.91%	8.72%
Total Capital Ratio	12.85% | 13.03%	13.78%	15.00%	15.29%	15.75%
Loans Held for Investment / Deposits	64.7% | 64.0%	83.1%	76.2%	77.2%	71.1%
Loan Loss Reserves / Loans	0.95% | 0.96%	1.08%	1.17%	1.20%	1.34%
Nonperforming Assets / Loans + OREO	0.07% | 0.08%	0.58%	0.47%	0.43%	0.18%
MRQ Net Charge-offs / Average Loans	0.02% | 0.05%	0.20%	0.12%	0.14%	0.10%

(1)	First metric was as of the quarter ended December 31, 2023 and second metric was as of the quarter ended March 31, 2024.

In addition, KBW’s analysis showed the following concerning the market performance of UMB and the UMB selected companies:

		UMB Selected Companies
	UMB(1)	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	35.1%	9.7%	16.1%	17.7%	26.0%
Year-to-Date Stock Price Change	(0.5%)	(14.0%)	(8.5%)	(8.4%)	(5.5%)
Price / Tangible Book Value per Share	1.43x | 1.41x	1.36x	1.63x	1.73x	1.87x
Price / 2024 EPS Estimate	11.5x	11.2x	12.8x	13.6x	15.7x
Price / 2025 EPS Estimate	10.8x	10.6x	11.3x	12.3x	13.8x
Dividend Yield	1.9%	2.1%	3.1%	3.1%	4.1%
MRQ Dividend Payout Ratio	26.9% | 17.3%	31.4%	42.6%	43.7%	56.8%

(1)	As applicable, first metric was as of the quarter ended December 31, 2023 and second metric was as of the quarter ended March 31, 2024.

No company used as a comparison in the above UMB selected companies analysis is identical to UMB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to nine selected U.S. bank or bank holding company transactions announced since January 1, 2021 with announced deal values between $1.0 billion and $5.0 billion (the “selected transactions”). Transactions involving acquired companies with return on average assets of less than 0.0% for the latest 12 months (“LTM”) available at the announcement of the transaction were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
Provident Financial Services, Inc.	Lakeland Bancorp, Inc.
Raymond James Financial, Inc.	TriState Capital Holdings, Inc.
Valley National Bancorp	Bank Leumi Le-Israel Corporation
First Interstate BancSystem, Inc.	Great Western Bancorp, Inc.
Citizens Financial Group, Inc.	Investors Bancorp, Inc.
Old National Bancorp	First Midwest Bancorp, Inc.
New York Community Bancorp, Inc.	Flagstar Bancorp, Inc.
Independent Bank Corp.	Meridian Bancorp, Inc.
BancorpSouth Bank	Cadence Bancorporation

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective selected transaction and, to the extent publicly available from consensus “street estimates” or the transaction parties, the one-year forward EPS estimate for the acquired company at the announcement of the respective selected transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of one selected transaction involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•

Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple);

•

Price per common share to LTM EPS of the acquired company (in the case of one selected transaction involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•	Price per common share to FWD EPS of the acquired company; and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

KBW also reviewed the price per common share paid for the acquired company for the eight selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the merger based on the implied transaction value for the merger of $45.74 per outstanding share of HTLF common stock and using historical financial information for HTLF as of or for the 12-month period ended March 31, 2024, HTLF’s 2025 EPS estimate taken from publicly available consensus “street estimates” for HTLF and the closing price of HTLF common stock on April 26, 2024.

The results of the analysis are set forth in the following table:

Selected Transactions
	UMB / HTLF	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.53x | 1.50x(1)	1.33x	1.50x	1.46x	1.55x
Pay-to-Trade Ratio	1.09x	0.81x	0.82x	0.83x	0.99x
Price / LTM EPS	10.2x(2)	11.8x	12.4x	13.4x	16.0x
Price / Forward EPS	9.7x	10.8x	12.8x	12.6x	14.9x
Core Deposit Premium	5.4%	4.6%	5.7%	5.6%	6.3%
One-Day Market Premium	28.1%	5.9%	13.7%	13.4%	19.2%

(1)	Second metric was pro forma for HTLF’s February 2024 announced sale of its Rocky Mountain Bank division in Montana.
(2)

Based on HTLF core earnings per share for the 12-month period ended March 31, 2024. HTLF earnings were adjusted for loss on sale of securities and other assets, acquisition, integration and restructuring costs and FDIC special assessment.

No company or transaction used as a comparison in the above selected transaction analysis is identical to HTLF or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of UMB and HTLF to various pro forma balance sheet and income statement items and the combined market capitalization of the combined company. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for UMB and HTLF as of March 31, 2024 (except in the case of Adjusted Tangible Common Equity, which was as of December 31, 2023) provided by UMB management and HTLF management, respectively, (ii) publicly available consensus “street estimates” for UMB and HTLF, and (iii) closing market price information as of April 26, 2024. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of UMB shareholders and HTLF stockholders in the combined company based on the exchange ratio of 0.5500 (and without including the impact of UMB’s equity issuance):

	UMB % of Total	HTLF % of Total
Ownership at 0.5500 exchange ratio:
Pro Forma Ownership	67.4%	32.6%
Market Capitalization:
Pre-Deal Market Capitalization	72.6%	27.4%
Balance Sheet:
Total Assets	71.0%	29.0%
Gross Loans Held For Investment	67.0%	33.0%
Total Deposits	70.7%	29.3%
Tangible Common Equity	68.8%	31.2%
Adjusted Tangible Common Equity (December 31, 2023 FMV Marks)(1)	76.1%	23.9%
Income Statement:
2024 Estimated Net Income	64.7%	35.3%
2025 Estimated Net Income	64.9%	35.1%

(1)	Adjusted for after-tax fair value marks per UMB’s and HTLF’s most recent annual report on Form 10-K, for the fiscal year ended December 31, 2023, respectively.

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of UMB and HTLF. Using (i) closing balance sheet estimates assumed as of March 31, 2025 for UMB and HTLF taken from publicly available consensus “street estimates”, (ii) publicly available 2024 and 2025 EPS consensus “street estimates” for UMB and an assumed long-term EPS growth rate for UMB provided by UMB management, (iii) publicly available 2024 and 2025 EPS consensus “street estimates” for HTLF and an assumed long-term EPS growth rate for HTLF provided by HTLF management and (iv) pro forma assumptions (including, without limitation, the cost savings expected to result from the mergers as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by UMB management, KBW analyzed the potential financial impact of the mergers (without the impact of UMB’s equity issuance) on certain projected financial results of UMB. This analysis indicated the mergers could be accretive to UMB’s estimated 2026 EPS and could be dilutive to UMB’s estimated tangible book value per share at closing, assumed as of March 31, 2025. Furthermore, the analysis indicated that, pro forma for the mergers, each of UMB’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing, assumed as of March 31, 2025, could be lower. For all of the above analysis, the actual results achieved by UMB following the mergers may vary from the projected results, and the variations may be material.

HTLF Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of HTLF to estimate a range for the implied equity value of HTLF. In this analysis, KBW used publicly available consensus “street estimates” for HTLF and assumed long-term growth rates for HTLF provided by HTLF management, and KBW assumed discount rates ranging from 12.0% to 14.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that HTLF could generate over the period from March 31, 2025 through December 31, 2029 as a standalone company, and (ii) the present value of HTLF’s implied terminal value at the end of such period. KBW assumed that HTLF would maintain a common equity tier 1 to risk-weighted assets ratio of 10.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of HTLF, KBW applied a range of 7.5x to 11.5x HTLF’s estimated 2030 earnings. This dividend discount model analysis resulted in a range of implied values per share of HTLF common stock of $39.02 to $53.92.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of HTLF.

UMB Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of UMB to estimate a range for the implied equity value of UMB. In this analysis, KBW used publicly available consensus “street estimates” of UMB and assumed long-term growth rates for UMB provided by UMB management, and KBW assumed discount rates ranging from 11.50% to 13.50%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that UMB could generate over the period from March 31, 2025 through December 31, 2029 as a standalone company, and (ii) the present value of UMB’s implied terminal value at the end of such period. KBW assumed that UMB would maintain a common equity tier 1 to risk-weighted assets ratio of 10.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of UMB, KBW applied a range of 9.0x to 13.0x UMB’s estimated 2030 earnings. This dividend discount model analysis resulted in a range of implied values per share of UMB common stock of $68.98 to $94.54.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of UMB or the pro forma combined company.

Illustrative Pro Forma Combined Dividend Discount Model Analysis. KBW performed an illustrative dividend discount model analysis of the pro forma combined company (without the impact of UMB’s equity issuance). In this analysis, KBW used publicly available consensus “street estimates” for UMB and HTLF, assumed long-term growth rates for UMB provided by UMB management, assumed long-term growth rates for HTLF provided by HTLF management and pro forma assumptions (including, without limitation, the cost savings expected to result from the mergers as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by UMB management and assumed discount rates ranging from 11.00% to 13.00%. An illustrative range for the implied equity value of the pro forma combined company was derived by adding (i) the present value of the implied future excess capital available for dividends that the pro forma combined company could generate over the period from March 31, 2025 through December 31, 2029, and (ii) the present value of the pro forma combined company’s implied terminal value at the end of such period, in each case applying the pro forma assumptions. KBW assumed that the pro forma combined company would maintain a common equity tier 1 to risk-weighted assets ratio of 10.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values of the pro forma combined company, KBW applied a range of 9.0x to 13.0x the pro forma combined company’s estimated 2030 earnings. This dividend discount model analysis resulted in an illustrative range of implied values for the 0.5500 of a share of UMB common stock to be received pursuant to the exchange ratio for each share of HTLF common stock of $48.53 to $68.37.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of HTLF, UMB or the pro forma combined entity.

Miscellaneous. KBW acted as financial advisor to HTLF in connection with the mergers and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banks and bank holding companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between KBW broker-dealer affiliates and each of HTLF and UMB), may from time to time purchase securities from, and sell securities to, HTLF and UMB. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of HTLF or UMB for its and their own respective accounts and for the accounts of its and their respective customers and clients.

HTLF has agreed to pay KBW a cash fee equal to 1.00% of the aggregate merger consideration, $2,000,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing, and against which any fees paid to KBW in connection with HTLF’s sale of its Rocky Mountain Bank division in Montana will be credited (the “Rocky Mountain Bank sale”). HTLF also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to HTLF and received compensation for such services. KBW acted as financial advisor to HTLF in connection with the Rocky Mountain Bank sale, which was announced in February 2024. In the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to UMB. KBW may in the future provide investment banking and financial advisory services to HTLF or UMB and receive compensation for such services.

Certain Unaudited Prospective Financial Information

UMB and HTLF do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.

However, UMB and HTLF are including in this joint proxy statement/prospectus certain unaudited prospective financial information for UMB and HTLF that was made available as described below. We refer to this information collectively as the “prospective financial information”. A summary of certain significant elements of this information is included in this joint proxy statement/prospectus solely for the purpose of providing holders of UMB common stock and holders of HTLF common stock access to certain information made available to UMB and HTLF and their respective boards of directors and financial advisors.

Neither UMB nor HTLF endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which UMB and HTLF operate and the risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and in the reports that UMB and HTLF file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of UMB and HTLF and will be beyond the control of the surviving corporation. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the mergers are completed. Further, these assumptions do not include all potential actions that the management of UMB or HTLF could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that UMB, HTLF or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any holders of UMB common stock or holders of HTLF common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on UMB or HTLF of the mergers, and does not attempt to predict or suggest actual future results of the surviving corporation or give effect to the mergers, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the surviving corporation as a result of the mergers (except as expressly set forth in the section entitled “—Certain Estimated Synergies Attributable to the Mergers”), the effect on UMB or HTLF of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers (except as expressly set forth below). Further, the prospective financial information does not take into account the effect of any possible failure of the mergers to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the surviving corporation would operate after the mergers.

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure (except for publicly available mean analyst total assets and earnings per share estimates) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. No independent registered public accounting firm has audited, reviewed, examined, compiled or applied any procedures with respect to the prospective financial information and, accordingly, no independent public accounting firm has expressed any opinion or given any other form of assurance with respect thereto or its achievability.

Consensus “Street Estimates” used by UMB

The following tables present certain publicly available mean analyst consensus “street estimates” for (i) UMB’s total assets, net income available to UMB shareholders, and earnings per share for the fiscal years ending December 31, 2024 and December 31, 2025, and (ii) HTLF’s total assets, net income available to HTLF stockholders and earnings per share for the fiscal years ending December 31, 2024 and December 31, 2025 ((i) and (ii) collectively referred to as the “street estimates used by UMB”). The street estimates used by UMB were approved by UMB for BofA Securities’ use and reliance, and were used by BofA Securities at the direction of UMB, in the financial analyses performed in connection with BofA Securities’ opinion as described in the section entitled “The Mergers—Opinion of UMB’s Financial Advisor.”

Street Estimates used by UMB for UMB

Fiscal Year Ended December 31, ($ in millions, except per share data)	2024E	2025E
Total assets	$43,837.5	$45,239.5
Net income	$351.9	$378.1
Earnings Per Share	$7.16	$7.70

Street Estimates used by UMB for HTLF

Fiscal Year Ended December 31, ($ in millions, except per share data)	2024E	2025E
Total assets	$19,656.8	$20,753.0
Net income	$193.7	$202.2
Earnings Per Share	$4.50	$4.70

Consensus “Street Estimates” used by HTLF

The following tables present certain publicly available mean analyst consensus “street estimates” for (i) UMB’s total assets, net income available to UMB shareholders, and earnings per share for the fiscal years ending December 31, 2024 and December 31, 2025 and (ii) HTLF’s total assets, net income available to HTLF stockholders, and earnings per share for the fiscal years ending December 31, 2024 and December 31, 2025 ((i) and (ii) collectively referred to as the “street estimates used by HTLF”). The street estimates used by HTLF were approved by HTLF for KBW’s use and reliance, and were used by KBW at the direction of HTLF management, in the financial analyses performed in connection with KBW’s opinion as described in the section entitled “The Mergers—Opinion of HTLF’s Financial Advisor.”

Street Estimates used by HTLF for UMB

Fiscal Year Ended December 31, ($ in millions, except per share data)	2024E	2025E
Total assets	$44,059.9	$45,582.9
Net income	$353.8	$375.2
Earnings Per Share	$7.26	$7.70

Street Estimates used by HTLF for HTLF

Fiscal Year Ended December 31, ($ in millions, except per share data)	2024E	2025E
Total assets	$19,743.3	$20,686.1
Net income	$192.8	$203.0
Earnings Per Share	$4.50	$4.72

Long-term Annual Growth Rate Assumptions provided by UMB and HTLF

For purposes of extrapolating UMB’s and HTLF’s financial results, UMB management directed BofA Securities to use and rely on estimated long-term annual growth rates of 5.0% for UMB’s and HTLF’s respective total assets, net income available to UMB’s shareholders and HTLF’s stockholders and earnings per share, beginning in 2026. For purposes of extrapolating HTLF’s and UMB’s financial results, HTLF management directed KBW to use and rely on estimated long-term annual growth rates of 5.0% for HTLF’s and UMB’s respective total assets, net income available to HTLF’s stockholders and UMB’s shareholders and earnings per share, beginning in 2026.

Certain Estimated Synergies Attributable to the Mergers

The management of UMB developed and provided to the UMB board of directors certain prospective financial information relating to the anticipated cost savings to be realized by the surviving corporation beginning in 2025. Such prospective financial information, which we refer to in this “—Certain Estimated Synergies Attributable to the Mergers” section as the “cost synergies,” also was (i) provided to BofA Securities, and approved by UMB for BofA Securities’ use and reliance and (ii) provided to the HTLF board of directors and to KBW, and approved by HTLF for KBW’s use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in the sections entitled “The Mergers—Opinion of UMB’s Financial Advisor” and “The Mergers—Opinion of HTLF’s Financial Advisor.”

The cost synergies consisted of estimated pre-tax annual cost savings of $124 million, phased in approximately 40% in 2025 and 100% in 2026, with a 3.5% growth in annual cost savings base starting in 2026. The total pre-tax restructuring charge in connection with the mergers was estimated to be $215 million. The cost synergies assumed a hypothetical March 31, 2025 closing date for the mergers. See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for further information regarding the uncertainties and factors associated with realizing synergies in connection with the mergers.

General

The stand-alone prospective financial information for UMB and HTLF was prepared separately and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the surviving corporation will achieve if the mergers are completed and is not intended to represent forecasted financial information for the surviving corporation if the mergers are completed.

By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither UMB nor HTLF nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of UMB or HTLF compared to the information contained in the prospective financial information. Neither UMB, HTLF, nor, after completion of the mergers, the surviving corporation, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of UMB, HTLF or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any UMB shareholder or HTLF stockholder or other person regarding UMB’s or HTLF’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered or used by UMB and HTLF and their respective boards of directors and financial advisors in connection with the merger.

In light of the foregoing, and considering that the UMB and HTLF special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, UMB shareholders and HTLF stockholders are cautioned not to place unwarranted reliance on such information, and are urged to review UMB’s and HTLF’s most recent SEC filings for a description of their reported financial results and the financial statements of UMB and HTLF incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information”. The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of UMB common stock to vote in favor of the UMB articles amendment proposal, the UMB share issuance proposal or any of the other proposals to be voted on at the UMB special meeting or to induce any holder of HTLF common stock to vote in favor of the HTLF merger proposal or any of the other proposals to be voted on at the HTLF special meeting.

Interests of UMB’s Directors and Executive Officers in the Mergers

In considering the recommendation of the UMB board of directors to vote for the UMB articles amendment proposal, the UMB share issuance proposal and the UMB adjournment proposal, holders of UMB common stock should be aware that the directors and executive officers of UMB may have interests in the mergers that are different from, or in addition to, the interests of holders of UMB common stock generally. The UMB board of directors was aware of these interests and considered them, among other matters, in making its recommendation that UMB shareholders vote to approve the UMB articles amendment proposal, the UMB share issuance proposal and the UMB adjournment proposal.

These interests include that eleven (11) legacy UMB directors will continue to serve on the UMB board of directors.

Interests of HTLF’s Directors and Executive Officers in the Mergers

Certain of HTLF’s directors and executive officers may have interests in the mergers that are different from, or in addition to, the interests of holders of HTLF common stock generally. The HTLF board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement (including the mergers), in adopting and approving the merger agreement and the transactions contemplated by the merger agreement (including the mergers) and in recommending to holders of HTLF common stock that they vote to approve the HTLF merger proposal, the HTLF compensation proposal and the HTLF adjournment proposal. For more information, see the sections entitled “—Background of the Mergers” and “—HTLF’s Reasons for the Mergers; Recommendation of the HTLF Board of Directors.” Such interests are described in more detail below.

The HTLF named executive officers included in the summary below are:

•	Bruce K. Lee, President and Chief Executive Officer;
•	Kevin L. Thompson, Executive Vice President, Chief Financial Officer;
•	Jay L. Kim, Executive Vice President, General Counsel and Chief Administrative Officer;
•	David A. Prince, Executive Vice President, Head of Commercial Banking; and
•	Kevin G. Quinn, Executive Vice President, Chief Banking Officer.

In addition, the eight HTLF executive officers who are covered by this summary who are not named executive officers are:

•	Janet M. Quick, Executive Vice President, Deputy Chief Financial Officer and Principal Accounting Officer;
•	Deborah K. Deters, Executive Vice President and Chief Human Resources Officer;
•	Mark E. Frank, Executive Vice President and Chief Operations Officer;
•	Nathan R. Jones, Executive Vice President and Chief Credit Officer;
•	Robert S. Kahn, Executive Vice President and Chief Strategy Officer;
•	Angela W. Kelley, Executive Vice President, Director of Wealth Management;
•	Tamina L. O’Neill, Executive Vice President and Chief Risk Officer and
•	Lo B. Nestman, Executive Vice President, Head of Retail, Marketing and Private Banking.

Bryan R. McKeag is also deemed to be a named executive officer, but because he separated voluntarily from employment with HTLF on March 31, 2024, he will not receive any compensation or benefits that are payable or that may become payable and that is based on, or otherwise relates to, the mergers, other than the merger consideration in respect of any shares of HTLF common stock that he owns, and he is not included in the disclosure below.

Treatment of HTLF Equity Awards

At the effective time, outstanding HTLF equity awards will be treated as follows:

•

Each HTLF RSU that is vested or held by a former service provider or non-employee director will fully vest and be cancelled and converted automatically into the right to receive the merger consideration. Each other HTLF RSU will be assumed by UMB and will be converted into an Assumed RSU. Each Assumed RSU will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding HTLF RSU immediately prior to the effective time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the mergers);

•

Each HTLF PSU that is held by a former service provider will fully vest based on target performance and be cancelled and converted automatically into the right to receive the merger consideration. Each other HTLF PSU will be assumed by UMB and converted (based on target performance) into an Assumed PSU. Each Assumed PSU will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding HTLF PSU (other than performance-based vesting conditions) immediately prior to the effective time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the mergers); and

•

Each HTLF Option that is vested or held by a former service provider will fully vest and be cancelled and converted automatically into the right to receive the merger consideration, reduced by a number of shares required to satisfy the applicable exercise price. Each HTLF Option for which the applicable per share exercise price exceeds the closing price of a share of HTLF common stock on the trading day immediately preceding the closing date will be cancelled as of the effective time for no consideration.

•

Each other HTLF Option will be assumed by UMB and will be converted into an Assumed Option. Each Assumed Option will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding HTLF Option immediately prior to the effective time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the mergers).

For the estimated value of the unvested HTLF Equity Awards that would be realized by each of the named executive officers upon a qualifying termination of employment at the effective time, see the section entitled “The Mergers—Interests of HTLF’s Directors and Executive Officers in the Mergers—Quantification of Payments and Benefits to HTLF’s Named Executive Officers.” Based on the same assumptions set forth in such section (including the assumed price set forth therein and the applicable footnotes to the table included in such section), (i) the estimated aggregate value that would be realized by the HTLF executive officers who are not named executive officers in respect of their unvested HTLF Equity Awards (including any accrued dividend equivalents thereon with respect to HTLF RSUs and HTLF PSUs) upon a qualifying termination of employment at the effective time is: HTLF RSUs—$1,074,981, HTLF PSUs—$2,029,452 and HTLF Options—$0, (ii) the estimated aggregate value that would be realized by the 11 non-employee members of the HTLF board of directors in respect of their unvested HTLF Equity Awards (including any accrued dividend equivalents thereon with respect to HTLF RSUs) is: HTLF RSUs—$1,059,738 and HTLF Options—$0.

Change of Control Agreements

HTLF is party to existing change of control agreements with each of its executive officers (the “Change of Control Agreements”) that provide for payments following a termination of employment in connection with a change of control. The completion of the mergers will constitute a change of control under each Change of Control Agreement. As of the date of this joint proxy statement/prospectus, one executive officer who is eligible to enter into a Change of Control Agreement has not yet executed such agreement; however, for purposes of this joint proxy/statement prospectus and all quantifications herein, HTLF has assumed that such Change of Control Agreement will be executed prior to the effective time.

The Change of Control Agreements provide that if the executive officer has a qualifying termination within six months prior to or 24 months after a change of control, the executive officer would receive the following severance payments and benefits, in each case subject to execution and non-revocation of a release of claims:

•	All amounts earned or accrued through the date of termination, including any annual salary, bonus, vacation pay, sick pay or other paid time off, which has accrued but not been paid or used;

•

A lump sum cash severance payment equal to the product of (a) a multiple (three in the case of Mr. Lee, two in the case of each other named executive officer and five of the executive officers who are not named executive officers, and one in the case of the remaining three executive officers who are not named executive officers) multiplied by (b) the executive officer’s “Base Compensation”, defined as the sum of (i) the greater of the executive officer’s then-current annual salary or the executive officer’s annual salary as of the date one day prior to the change of control, and (ii) the average of the three most recent bonuses paid to the executive officer;

•

Equivalent coverage under any medical and dental plans for a period of 12 months (18 months in the case of Mr. Lee) with no employee contribution or premium payments for such period, so long as the executive officer timely elects COBRA continuation coverage; and

•

Outplacement counseling assistance in the form of either (i) reimbursement of the expenses incurred for such assistance within the 12 month period following the date of termination, or (ii) a prepaid executive-level program, with such amount not to exceed one-quarter of the executive officer’s Base Compensation on the termination date.

The Change of Control Agreements provide that, if the compensation and benefits payable thereunder would be subject to Section 280G of the Code, such amounts would be reduced to one dollar less than the maximum amount which HTLF may pay without loss of deduction under Section 280G(a) of the Code. However, the merger agreement provides that HTLF may amend the Change of Control Agreements to provide that such reduction will only occur to the extent it leaves the executive officer in a better after-tax position. The values ascribed to the compensation and benefits payable to the executive officers in this joint proxy statement/prospectus assume that no reduction will be necessary to mitigate the impact of Sections 280G and 4999 of the Code.

For an estimate of the amounts that would be realized by each of HTLF’s named executive officers upon a qualifying termination at the effective time under their Change of Control Agreements, see the section entitled “The Mergers—Interests of HTLF’s Directors and Executive Officers in the Mergers—Quantification of Payments and Benefits to HTLF’s Named Executive Officers.” Based on the same assumptions set forth in such section (including the applicable footnotes to the table included in such section), the estimated aggregate amount of the severance payments and benefits (including all components described above) that would be payable to the eight HTLF executive officers who are not named executive officers under their Change in Control Agreements is $7,686,311.

2025 Annual Bonuses

Under the merger agreement, if the effective time has not occurred by January 1, 2025, HTLF may, subject to prior consultation with UMB, establish an annual bonus program in respect of fiscal year 2025 (the “2025 Bonus Plan”) in the ordinary course of business consistent with past practice. If the effective time occurs prior to the payment of annual bonuses under the 2025 Bonus Plan, the Compensation Committee of the HTLF board of directors may determine, subject to prior consultation with UMB, the achievement of the applicable performance goals through the closing date. UMB will make cash payments in respect of the 2025 Bonus Plan at such time bonuses are typically paid, calculated based on actual performance as determined in accordance with the immediately preceding sentence with respect to the period prior to the effective time and based on actual performance with respect to the period following the effective time. If the effective time occurs after July 1, 2025 and an executive officer experiences a Qualifying Termination or dies or becomes disabled after the effective time and prior to the payment of such bonuses, the executive officer will be entitled, subject to a release of claims, to a pro-rated bonus under the 2025 Bonus Plan with performance determined consistent with the preceding sentence or, if actual performance for the period following the effective time is not reasonably determinable as of the date of termination, target performance for the period following the effective time; provided, that, no payments result in duplicative payments with respect to the 2025 annual bonuses.

Retention Program

In connection with the mergers, HTLF is permitted to establish a cash-based retention program in the aggregate amount of up to $12,500,000 to promote retention and to incentivize efforts to consummate the mergers (the “Retention Program”). Awards under the Retention Program will generally vest based on the grantee’s continued employment or the grantee’s termination without Cause (as defined in the HTLF Stock Plan), for Good Reason (as defined in the confidential disclosure schedules to the merger agreement) or due to death or Disability (as defined in the HTLF Stock Plan), subject to the grantee’s execution and non-revocation of a release of claims. The terms and amounts of any awards granted to the executive officers under the Retention Program will be mutually determined by Mr. Lee (or his designees) and the Chief Executive Officer of UMB (or his designees). However, as of the date of this joint proxy statement/prospectus, none of HTLF’s executive officers have received awards under the Retention Program.

HTLF Deferred Compensation Plan

HTLF’s executive officers are eligible to participate in the HTLF Deferred Compensation Plan, which provides that all accounts will become 100% vested if, while employed, a participant experiences a change in control (as determined by HTLF) and that any participant who has a separation from service within 24 months after a change in control (which will include the mergers) will receive a distribution of his or her account in a lump sum (subject to the participant’s other election if the separation from service occurs on or after attainment of age 62). Under the merger agreement, HTLF is also permitted to vest all unvested discretionary company contributions at or immediately prior to the effective time.

For an estimate of the unvested amounts that would be payable to each of HTLF’s named executive officers at the effective time under the HTLF Deferred Compensation Plan, see the section entitled “The Mergers—Interests of HTLF’s Directors and Executive Officers in the Mergers—Quantification of Payments and Benefits to HTLF’s Named Executive Officers.” Based on the same assumptions set forth in such section (including the applicable footnotes to the table included in such section), the estimated unvested amount that would be payable to the eight HTLF executive officers who are not named executive officers under the HTLF Deferred Compensation Plan upon a separation from service at the effective time is $1,397.

Split-Dollar Agreement with Mr. Lee and Executive Life Insurance Bonus Plan

Mr. Lee is party to a split-dollar agreement (the “Split-Dollar Agreement”) with HTLF, dated November 1, 2008, which requires HTLF to provide Mr. Lee with certain death benefits under a life insurance policy that HTLF has purchased on, and will generally maintain during, Mr. Lee’s life. The Split-Dollar Agreement provides that upon his death, Mr. Lee’s beneficiary will be entitled to a death benefit equal to the lesser of (i) $1,000,000, (ii) two times Mr. Lee’s “Total Compensation” (defined as his total base annual salary, bonus and commissions for the calendar year immediately preceding his date of death or for the calendar year immediately preceding his termination of employment, as applicable) or (iii) 100% of the difference between the total death proceeds payable under the policy and the cash surrender value of the policy (as determined in accordance with the Split-Dollar Agreement).

Upon a change of control of HTLF, HTLF or its successor will continue the Split-Dollar Agreement until it is otherwise terminated in accordance with its terms, and will reimburse Mr. Lee up to $500,000 for any legal fees or expenses incurred after a change of control to enforce or obtain the benefits of the Split-Dollar Agreement, regardless of the outcome. In addition, if Mr. Lee’s employment is involuntarily terminated following a change of control (other than if he is terminated for cause), his “Total Compensation” for purposes of calculating the death benefit under the Split-Dollar Agreement will be frozen as of the date of his involuntarily termination of employment, and the Split-Dollar Agreement will remain in effect until the earlier of (x) the date Mr. Lee’s normal retirement age as defined by the Social Security Administration, (y) the date of his death or (z) the date of his voluntary termination of employment or involuntary termination of employment for cause.

In addition, one of HTLF’s executive officers who is not a named executive officer is a participant in HTLF’s Executive Life Insurance Bonus Plan, which provides that HTLF will pay an amount equal to the annual premium on a flexible premium life insurance policy on the executive officer’s life, with the premium determined to be sufficient such that, if the Executive Life Insurance Bonus Plan remains in effect until the executive officer attains age 65, the policy will remain in force until the executive officer attains age 80. The

Executive Life Insurance Bonus Plan provides that, in the event of a change of control, HTLF or its successor will pay the executive officer a lump sum equal to an amount necessary to provide the death benefit based upon the date of the change of control until the executive would attain age 80, and an additional amount equal to 40% of such lump sum payment. In addition, if the executive officer incurs legal fees or other expenses on or after the date of the change of control in an effort to enforce or obtain the benefits of the Executive Life Insurance Bonus Plan, HTLF will reimburse the executive officer up to $500,000 for such fees or expenses, regardless of the outcome. If the effective time occurred on May 31, 2024, the estimated amount that would be payable to the one participating executive officer under the Executive Life Insurance Bonus Plan is $29,735.

Indemnification; Directors’ and Officers’ Insurance

As further described in the section entitled “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance,” the merger agreement provides that from and after the Effective Time, the surviving corporation will generally indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by HTLF pursuant to the governing documents of HTLF or any of its subsidiaries and any indemnification agreements in existence as of the date of the merger agreement, to each present and former director or officer of HTLF and its subsidiaries, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of HTLF or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement. The merger agreement generally requires the surviving corporation to maintain in effect for a period of six years after the effective time the current policies of directors’ and officers’ liability insurance maintained by HTLF with respect to claims arising from facts or events which occurred at or before the effective time or certain substitute policies with a substantially comparable insurer of a least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, or to obtain a six year tail policy under HTLF’s existing directors’ and officers’ insurance policy providing equivalent coverage.

New Compensation Arrangements

Any executive officers who become officers, employees or who otherwise are retained to provide services to UMB may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by UMB or any of its affiliates. As of the date of this proxy statement, it has not been determined which, if any, executive officers may continue as members of the UMB management team, and no compensation arrangements between such persons and UMB have been established or discussed.

Quantification of Payments and Benefits to HTLF’s Named Executive Officers

The table below sets forth the information required by Item 402(t) of the Regulation S-K regarding certain compensation that will or may be paid or become payable to each of HTLF’s “named executive officers” (as identified in accordance with SEC regulations) and that is based on, or otherwise relates to, the mergers. The amounts listed below are estimates based on the following assumptions:

•	The effective time occurs on June 26, 2024;

•

Each named executive officer experiences a qualifying termination under his Change of Control Agreement and a qualifying termination for purposes of his unvested HTLF Equity Awards, in each case as of the effective time;

•	The named executive officer’s base salary remains unchanged from that in place as of June 26, 2024;

•	HTLF Equity Awards that are outstanding as of June 26, 2024;

•

The price per share of HTLF common stock at the effective time is $42.50 (the average closing market price of HTLF common stock over the first five (5) business days following the first public announcement of the mergers on April 29, 2024, as required by Item 402(t) of Regulation S-K); and

•	For purposes of the unvested HTLF PSU set forth in the table, achievement based on target performance.

The calculations in the tables below do not include amounts that HTLF’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. The calculations in this table also do not include compensation actions that may occur after the date of this joint proxy statement/prospectus but before the effective time (including any additional equity award grants, issuances or forfeitures that may occur, future dividends or dividend equivalents that may be accrued or retention awards under the Retention Program, after the date of this joint proxy statement/prospectus but before the effective time). As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the mergers and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the mergers and a qualifying termination of employment.

Named Executive Officers	Cash(1)	Equity(2)	Pension / NQDC(3)	Perquisites/Benefits(4)	Total
Bruce K. Lee	$4,636,507	$3,506,068	$0	$397,838	$8,540,413
Kevin L. Thompson	$1,800,000	$170,601	$0	$251,893	$2,222,494
Jay L. Kim	$1,197,775	$723,762	$4,964	158,711	$2,085,212
David A. Prince	$1,260,766	$873,379	$15,030	180,855	$2,330,030
Kevin G. Quinn	$1,439,891	$925,153	$0	$207,094	$2,572,138
Bryan R. McKeag(5)	$—	$—	$—	$—	$—

(1)

Cash. The cash amounts payable to the named executive officers consist of a lump sum cash severance payment equal to the product of (a) two (three in the case of Mr. Lee) and (b) the named executive officer’s Base Compensation, payable on a “double-trigger” basis under the Change of Control Agreements. In addition, if the effective time occurs after July 1, 2025 and a named executive officer experiences a qualifying termination or dies or becomes disabled after the effective time and prior to the payment of such bonuses, the named executive officer will be entitled, subject to a release of claims, to a pro-rated bonus under the 2025 Bonus Plan; however, as for purposes of this disclosure assumes that the effective time occurs prior to July 1, 2025, no such prorated bonuses are assumed to be payable.

(2)

Equity. As described in the section entitled “The Merger Agreement—Treatment of HTLF Equity Awards,” the amounts below represent the value of the unvested HTLF RSUs, HTLF PSUs and HTLF Options (including any accrued dividend equivalents thereon with respect to HTLF RSUs and HTLF PSUs) that will vest in connection with a qualifying termination at or within 24 months following the effective time (i.e., “double-trigger”).

Named Executive Officers	HTLF RSUs	HTLF PSUs	HTLF Options
Bruce K. Lee	$1,136,455	$2,369,613	—
Kevin L. Thompson	$170,601	$0	$0
Jay L. Kim	$271,922	$451,840	$0
David A. Prince	$286,369	$587,010	$0
Kevin G. Quinn	$317,571	$607,582	$0

(3)

Pension/NQDC. As described above under “—HTLF Deferred Compensation Plan,” all accounts under such plan will become 100% vested if, while employed, the participant experiences a change in control (as determined by HTLF) (i.e., “single-trigger”).

(4)

Perquisites/Benefits. As described above under “—Change of Control Agreements,” in the event the named executive officer experiences a qualifying termination under his Change of Control Agreement, he will be entitled to equivalent coverage under any medical and dental plans for a period of 12 months (18 months in the case of Mr. Lee) with no employee contribution or premium payments for such period, so long as the executive officer timely elects COBRA continuation coverage, and outplacement counseling assistance in the form of either (i) reimbursement of the expenses incurred for such assistance within the 12 month period following the date of termination, or (ii) a prepaid executive-level program, with such amount not to exceed one-quarter of the executive officer’s Base Compensation on the termination date. All such amounts are payable on a “double-trigger” basis.

Named Executive Officers	Medical and Dental Coverage	Outplacement Assistance
Bruce K. Lee	$11,462	$386,376
Kevin L. Thompson	$26,893	$225,000
Jay L. Kim	$8,989	$149,722
David A. Prince	$23,259	$157,596
Kevin G. Quinn	$27,108	$179,986

(5)

Former Executive Officer. Bryan R. McKeag, HTLF’s former Chief Financial Officer, retired from this position with HTLF on March 31, 2024 and is not entitled to receive any compensation in connection with, or as a result of, the mergers.

Governance of UMB After the Mergers

Governing Documents

In connection with the mergers, the UMB articles of incorporation will be amended to increase the number of authorized shares of UMB common stock from eighty million (80,000,000) shares to one hundred sixty million (160,000,000) shares immediately prior to the effective time. A copy of the UMB articles amendment is attached to this joint proxy statement/prospectus as Annex B.

Except as described above, the UMB articles of incorporation as in effect immediately prior to the effective time, as amended as described above, and the UMB bylaws as in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation, until thereafter amended in accordance with applicable law.

Board of Directors and Committees of the Board of Directors

The UMB board of directors as of the effective time will have sixteen (16) members, consisting of:

•	eleven (11) members of the UMB board as of immediately prior to the effective time (the “legacy UMB directors”); and

•

five (5) members of the HTLF board as of immediately prior to the effective time; provided that any legacy HTLF director must meet any applicable requirements or standards that may be imposed by a regulatory agency for service on the UMB board of directors (the “legacy HTLF directors”).

Prior to the effective time, UMB and HTLF will cooperate in good faith (coordinating through the respective chairmen of the boards of directors of UMB and HTLF) to mutually agree on the selection of the legacy HTLF directors who will join the UMB board of directors and their respective committee appointments, taking into account relevant considerations including skill sets, experience, diversity and inclusion, and the needs of the UMB board of directors; provided, that the legacy HTLF directors will be eligible and given due consideration for committee service to the same extent as the legacy UMB directors.

Accounting Treatment

UMB and HTLF each prepare their respective financial statements in accordance with GAAP. The mergers will be accounted for as an acquisition of HTLF by UMB under the acquisition method of accounting in accordance with GAAP, and UMB will be treated as the acquirer for accounting purposes.

Regulatory Approvals

To complete the mergers and the bank merger, UMB and HTLF need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, UMB and HTLF have agreed to cooperate with each other and use reasonable best efforts to promptly (and, in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, within forty-five (45) days of the date of the merger agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers and the bank merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and governmental entities. These approvals include the approval of the Federal Reserve Board and the OCC. Under the terms of the merger agreement, neither UMB nor HTLF is required to take any action or agree to any condition or restriction in connection with obtaining these governmental entity approvals that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the mergers (measured on a scale relative to HTLF and its subsidiaries, taken as a whole).

The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of HTLF common stock in the mergers is fair. Regulatory approval does not constitute an endorsement or recommendation of the mergers or the bank merger.

UMB and HTLF believe that the mergers and the bank merger do not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the surviving corporation following completion of the mergers. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the mergers or the bank merger, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board

The mergers are subject to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act (the “BHC Act”). The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act. These factors include the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve an application that would substantially lessen competition or tend to create a monopoly unless the Federal Reserve Board finds that any anticompetitive effects of the proposed mergers are clearly outweighed in the public interest by the probable effect of the proposal in meeting the convenience and needs of the communities to be served.

In considering an application under Section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of UMB and HTLF in meeting the credit needs of the entire community, including low- and moderate-income customers and communities, served by their depository institution subsidiaries. In their most recent CRA performance evaluations, UMB Bank and HTLF Bank both received “Satisfactory” ratings.

In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

The filing of the application to the Federal Reserve Board occurred on June 13, 2024.

Office of the Comptroller of the Currency

The bank merger requires the prior approval of the OCC under the National Bank Act, the Bank Merger Act, and the Riegle-Neal Act. In evaluating the application, the OCC will consider: (i) the financial and managerial resources of the banks that are party to the bank merger and the future prospects of the combined bank, (ii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (iii) the banks’ effectiveness in combating money-laundering activities, and (iv) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The OCC may not approve an application that would substantially lessen competition or tend to create a monopoly unless the OCC finds that any anticompetitive effects of the proposed bank merger are clearly outweighed in the public interest by the probable effect of the proposal in meeting the convenience and needs of the communities to be served.

Additionally, the OCC considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the bank merger, the impact of the bank merger on the safety and soundness of the bank, and the effect on the bank’s shareholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, such as the bank merger, the OCC considers certain additional factors under the Riegle-Neal Act, including the capital position of the acquiring bank, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.

The filing of the application to the OCC occurred on June 13, 2024.

Public Notice and Comments

The BHC Act, the Bank Merger Act and Federal Reserve Board and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and the OCC. These agencies take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. These agencies are also authorized to hold one or more public hearings or meetings if the agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by these agencies.

The comment period on the application to the Federal Reserve is currently anticipated to end on July 24, 2024, and the comment period on the application to the OCC is currently anticipated to end on July 15, 2024, unless either agency extends the comment period.

Department of Justice Review and Waiting Periods

In addition to the Federal Reserve Board and the OCC, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the mergers and the bank merger to analyze the competitive effects of the mergers and the bank merger and determine whether the mergers and the bank merger would result in a violation of the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the mergers and the bank merger, the DOJ could analyze the effect of the mergers and the bank merger on competition differently than the Federal Reserve Board or the OCC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC regarding the merger’s effects on competition. A determination by the DOJ not to object to the mergers and the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. The bank merger will result in UMB Bank maintaining branches in the states of California, Iowa, Minnesota, New Mexico and Wisconsin for the first time. In addition, because the bank merger involves the acquisition of a Colorado state-chartered bank, notice to the Colorado Department of Regulatory Agencies, Division of Banking is required. Notices were submitted to these states on June 13, 2024.

Treatment of HTLF Preferred Stock and HTLF Depositary Shares

In the merger, each share of HTLF preferred stock issued and outstanding immediately prior to the effective time will automatically be converted into the right to receive one (1) share of new UMB preferred stock. Each outstanding share of HTLF preferred stock is presently represented by HTLF depositary shares that represent a 1/400th interest in a share of HTLF preferred stock. At the effective time, each outstanding HTLF depositary share representing a 1/400th interest in a share of the HTLF preferred stock will become a UMB depositary share representing a 1/400th interest in a share of new UMB preferred stock. For a description of the terms of the new UMB preferred stock and new UMB depositary shares, see the section entitled “Description of New UMB Preferred Stock.”

Stock Exchange Listings

UMB common stock is listed for trading on the Nasdaq under the symbol “UMBF”. HTLF common stock is listed on the Nasdaq under the symbol “HTLF” and HTLF depositary shares are listed for trading on the Nasdaq under the symbol “HTLFP.” Following the mergers, the HTLF common stock and HTLF depositary shares currently listed on the Nasdaq will be delisted from such exchange and deregistered under the Exchange Act.

Under the terms of the merger agreement, UMB will cause the shares of UMB common stock and new UMB preferred stock (or depositary shares in respect thereof) to be issued as merger consideration pursuant to the terms of the merger agreement to be approved for listing on the Nasdaq, subject to official notice of issuance. The merger agreement provides that neither UMB nor HTLF will be required to complete the mergers if such shares are not authorized for listing on the Nasdaq, subject to official notice of issuance. Following the mergers, shares of UMB common stock will continue to be listed on the Nasdaq.

Appraisal or Dissenters’ Rights in the Mergers

Under Section 351.455 of Missouri law, appraisal rights are available to any shareholder of a Missouri corporation with respect to shares of any class or series of a corporation that is party to merger or consolidation where the plan of merger or consolidation is submitted to a vote of shareholders. Under Section 351.488 of Missouri law, the merger of the surviving entity with and into UMB is not subject to the vote of shareholders of UMB. Accordingly, holders of UMB common stock are not entitled to any appraisal rights in connection with the mergers.

Under Section 262 of the DGCL, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because HTLF common stock and HTLF preferred stock are (or depositary receipts in respect thereof) listed on the Nasdaq, a national securities exchange, and because HTLF stockholders will receive in the mergers only shares of UMB common stock and new UMB preferred stock (or depositary receipts in respect thereof), as applicable, each of which will be publicly listed on Nasdaq at the effective time, and cash in lieu of fractional shares, holders of HTLF common stock and HTLF preferred stock will not be entitled to appraisal rights in connection with the mergers.

Litigation Related to the Mergers

On June 21, 2024, a complaint, captioned Michenzie v. Heartland Financial USA, Inc. et al., No. 1:24-cv-01741, was filed by a purported stockholder of HTLF in the United States District Court for the District of Colorado. The complaint names HTLF and the individual members of the HTLF board of directors as defendants. The complaint alleges, among other things, that the defendants filed or caused to be filed with the SEC a false and misleading registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other relief, injunctive relief enjoining the mergers, rescission of the mergers if they are consummated, dissemination of a registration statement that does not contain any allegedly untrue statements of material fact, damages and an award for plaintiffs’ attorneys’ and experts’ fees. HTLF and UMB believe the claims asserted in the lawsuit are without merit.

In addition, beginning on June 24, 2024, certain purported stockholders of HTLF sent demand letters alleging deficiencies and/or omissions in the registration statement on Form S-4 filed by UMB on June 13, 2024, of which this joint proxy statement/prospectus forms a part. The demand letters seek additional disclosures to remedy these purported deficiencies.

Additional lawsuits arising out of or relating to the merger agreement and the transactions contemplated thereby, including the mergers, may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, neither HTLF nor UMB will necessarily announce such additional filings. See the section entitled “Risk Factors” for additional information regarding any such potential litigation.

THE TRANSACTION AGREEMENTS

Description of the Merger Agreement

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the mergers. This section is not intended to provide you with any factual information about UMB or HTLF. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings UMB and HTLF make with the SEC, as described in the section entitled “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about UMB and HTLF contained in this joint proxy statement/prospectus or in the public filings UMB or HTLF make with the SEC may supplement, update or modify the factual disclosures about UMB and HTLF contained in the merger agreement. The merger agreement contains representations and warranties by UMB, on the one hand, and by HTLF, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by UMB and HTLF were qualified and subject to important limitations agreed to by UMB and HTLF in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that UMB and HTLF each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about UMB and HTLF at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” for more information about UMB and HTLF.

Structure of the Mergers

Each of UMB’s and HTLF’s respective boards of directors has unanimously approved the merger agreement and the completion of the transactions contemplated thereby, including the mergers and the bank merger. The merger agreement provides that (i) Merger Sub will merge with and into HTLF, with HTLF as the surviving entity and (ii) immediately following the effective time and as part of a single, integrated transaction, the surviving entity will merge with and into UMB, with UMB as the surviving corporation. On the day immediately following the closing date of the mergers, UMB will cause HTLF Bank to merge with and into UMB Bank, with UMB Bank continuing as the surviving bank in the bank merger.

At any time prior to the effective time, UMB and HTLF may, by mutual agreement, change the method or structure of effecting the combination of UMB and HTLF if and to the extent that they both deem such change to be necessary, appropriate or desirable; provided that (unless the merger agreement is so amended in accordance with the terms thereof) no such change will (i) alter or change the exchange ratio or the number of shares of UMB common stock received by holders of HTLF common stock in exchange for each share of HTLF common stock, (ii) adversely affect the tax treatment of HTLF’s stockholders or UMB’s shareholders pursuant to the merger agreement, (iii) adversely affect the tax treatment of HTLF or UMB pursuant to the merger agreement or (iv) materially impede or delay the completion of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of HTLF common stock issued and outstanding immediately prior to the effective time, except for shares of HTLF common stock owned by HTLF or UMB (in each case other than shares of HTLF common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by HTLF or UMB in respect of debts previously contracted), will be converted into the right to receive 0.5500 shares of UMB common stock. All shares of HTLF common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and cease to exist as of the effective time.

Each certificate (an “old certificate,” which includes reference to book-entry account statements relating to the ownership of shares of HTLF common stock or HTLF preferred stock) previously representing any such shares of HTLF common stock or HTLF preferred stock will thereafter represent only the right to receive (i) the number of whole shares of UMB common stock or new UMB preferred stock which such shares of HTLF common stock or HTLF preferred stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of HTLF common stock or HTLF preferred stock represented by such old certificate have been converted into the right to receive, without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the merger agreement, in each case, without any interest thereon.

If, prior to the effective time, the outstanding shares of HTLF common stock or HTLF preferred stock or UMB common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give UMB and the holders of HTLF common stock or HTLF preferred stock the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit HTLF or UMB to take any action with respect to its securities or otherwise that is prohibited by the terms of the merger agreement.

At the effective time, all shares of HTLF common stock and HTLF preferred stock that are owned by HTLF or UMB (in each case other than shares of HTLF common stock or HTLF preferred stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by HTLF or UMB in respect of debts previously contracted) will be cancelled and will cease to exist and no UMB common stock, new UMB preferred stock or other consideration will be delivered in exchange therefor.

Fractional Shares

UMB will not issue any fractional shares of UMB common stock upon the surrender for exchange of old certificates, no dividend or distribution with respect to UMB common stock will be payable on or with respect to any fractional share of HTLF stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of UMB. Instead, a former holder of HTLF common stock who otherwise would be entitled to receive such fractional share of UMB common stock will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of UMB common stock on the Nasdaq as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding the closing date (or, if not reported therein, in another authoritative source mutually agreed upon by UMB and HTLF) by (ii) the fraction of a share (after taking into account all shares of HTLF common stock held by such holder immediately prior to the effective time and rounded to the nearest one-thousandth when expressed in decimal form) of UMB common stock which such holder would otherwise be entitled to receive.

Governing Documents

At the effective time of the second merger (the “second effective time”), the articles of incorporation of UMB, as amended by the UMB articles amendment immediately prior to the effective time, will be the articles of incorporation of the surviving corporation until thereafter amended in accordance with applicable law, and the bylaws of UMB, as in effect immediately prior to the effective time, will be the bylaws of the surviving corporation until thereafter amended in accordance with applicable law. For a more detailed description of the governing documents of the surviving corporation, see the section entitled “The Mergers—Governance of UMB After the Mergers.”

Treatment of HTLF Equity Awards

Restricted Stock Units. At the effective time, each outstanding HTLF RSU that is vested or is held by a former service provider or a non-employee director will fully vest and be cancelled and converted automatically into the right to receive the merger consideration. Each other HTLF RSU will be assumed by UMB and will be converted into an Assumed RSUs with respect to a number of shares of UMB common stock determined by multiplying the number of shares of HTLF common stock subject to the HTLF RSU immediately prior to the effective time by the exchange ratio. Each Assumed RSU will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding HTLF RSU immediately prior to the effective time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the mergers).

Performance-Based Restricted Stock Units. At the effective time, each outstanding HTLF PSU that is held by a former service provider will fully vest based on target performance and be cancelled and converted automatically into the right to receive the merger consideration. Each other HTLF PSU will be assumed by UMB and converted (based on target performance) into an Assumed PSU with respect to the number of shares of UMB common stock determined by multiplying the number of shares of HTLF common stock subject to the HTLF PSU immediately prior to the effective time by the exchange ratio. Each Assumed PSU will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding HTLF PSU (other than performance-based vesting conditions) immediately prior to the effective time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the mergers).

Stock Options. At the effective time, each outstanding HTLF Option that is vested or held by a former service provider will fully vest and be cancelled and converted automatically into the right to receive the merger consideration, reduced by a number of shares required to satisfy the applicable exercise price. Each such HTLF Option for which the applicable per share exercise price exceeds the closing price of a share of HTLF common stock on the trading day immediately preceding the closing date will be cancelled as of the effective time for no consideration. Each other HTLF Option will be assumed by UMB and will be converted into an Assumed Option to purchase the number of shares of UMB common stock determined by multiplying the number of shares of HTLF common stock subject to the HTLF Option immediately prior to the effective time by the exchange ratio, at an exercise price determined by dividing the exercise price of the HTLF Option immediately prior to the effective time by the exchange ratio. Each Assumed Option will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding HTLF Option immediately prior to the effective time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the mergers).

Treatment of HTLF ESPP

Prior to the effective time, the HTLF board of directors or the appropriate committee thereof will take all actions reasonably necessary, including adopting any reasonably necessary resolutions, with respect to the HTLF ESPP to: (i) cause the offering period (as defined in the HTLF ESPP) ongoing as of the date of the merger agreement to be the final offering period under the HTLF ESPP and the options under the HTLF ESPP to be exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is ten (10) business days prior to the closing date (with any participant payroll deductions not applied to the purchase of shares of HTLF common stock promptly returned to the participant), (ii) prohibit any individual who is not participating in the HTLF ESPP as of the date of the merger agreement from commencing participation in the HTLF ESPP following the date of the merger agreement, (iii) prohibit participants in the HTLF ESPP from increasing their payroll deductions from those in effect as of the date of the merger agreement and (iv) terminate the HTLF ESPP as of, and subject to, the effective time.

Closing and Effective Time

Subject to the terms and conditions of the merger agreement, the closing of the merger will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by HTLF and UMB.

On or (if agreed by HTLF and UMB) prior to the closing date, UMB and HTLF will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware secretary”). The merger will become effective at such time as specified in the certificate of merger in accordance with the relevant provisions of the DGCL, or at such other time as will be provided by applicable law.

Immediately following the effective time, in accordance with the Revised Statutes of Missouri, Chapter 351 and the DGCL, UMB will cause the surviving entity to be merged with and into UMB in the second step merger, with UMB surviving the second step merger as the surviving corporation and continuing its existence under the laws of the state of Missouri, and the separate corporate existence of the surviving entity will cease as of the second effective time. In furtherance of the foregoing, UMB will cause to be filed with the Secretary of State of the State of Missouri, in accordance with Missouri law, articles of merger relating to the second merger and will cause to be filed with the Delaware secretary, in accordance with the DGCL, a certificate of merger relating to the second merger. The second merger will become effective at such time as specified in the relevant articles of merger in accordance with the relevant provisions of Missouri law and the DGCL, or at such other time as provided by applicable law.

Conversion of Shares; Exchange of HTLF Stock Certificates

Letter of Transmittal

As promptly as practicable after the effective time, but in no event later than five (5) days thereafter, the surviving corporation will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of HTLF common stock or HTLF preferred stock immediately prior to the effective time that have been converted at the effective time into the right to receive UMB common stock or new UMB preferred stock, as applicable, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates will pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for the number of whole shares of UMB common stock and any cash in lieu of fractional shares or shares of new UMB preferred stock, as applicable, which the shares of HTLF common stock or HTLF preferred stock represented by such old certificate or old certificates will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid pursuant to the terms of the merger agreement. Upon proper surrender of an old certificate or old certificates for exchange and cancellation to the exchange agent (it being understood that no certificates shall be required to be delivered for shares of HTLF common stock or HTLF preferred stock held in book entry at the effective time), together with such properly completed letter of transmittal, duly executed, the holder of such old certificate or old certificates shall be entitled to receive in exchange therefor, (x) (i) that number of whole shares of UMB common stock to which such holder of HTLF common stock shall have become entitled pursuant to the merger agreement and (ii) a check or other method of cash payment representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the old certificate or old certificates surrendered pursuant to the provisions of the merger agreement and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to the merger agreement or (y) (i) that number of shares of new UMB preferred stock to which such holder of HTLF preferred stock shall have become entitled pursuant to the provisions of the merger agreement, and (ii) a check or other method of cash payment representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to the merger agreement, and the old certificate or old certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of old certificates.

In the event that any old certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and, if required by the surviving corporation or the exchange agent, the posting by such person of a bond in such amount as the surviving corporation or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed old certificate the shares of UMB common stock and any cash in lieu of fractional shares, or the shares of new UMB preferred stock, as applicable, and dividends and distributions, deliverable in respect thereof pursuant to the merger agreement.

After the effective time, there will be no transfers on the stock transfer books of HTLF of the shares of HTLF common stock or HTLF preferred stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for shares of UMB common stock or new UMB preferred stock, cash in lieu of fractional shares and dividends and distributions as provided in the merger agreement, as applicable.

Any portion of the exchange fund containing the merger consideration deposited by UMB that remains unclaimed by the stockholders of HTLF for twelve (12) months after the effective time shall be paid to the surviving corporation. Any former holders of HTLF common stock or HTLF preferred stock who have not theretofore made an exchange pursuant to the merger agreement shall thereafter look only to the surviving corporation for payment of the shares of UMB common stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the UMB common stock deliverable in respect of each former share of HTLF common stock such holder holds as determined pursuant to the merger agreement, or the shares of new UMB preferred stock and any unpaid dividends and distributions on the new UMB preferred stock deliverable in respect of each former share of HTLF preferred stock such holder holds as determined pursuant to the merger agreement, in each case, without any interest thereon.

None of UMB, HTLF, the surviving corporation, the exchange agent or any other person will be liable to any former holder of shares of HTLF common stock or HTLF preferred stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of HTLF common stock or HTLF preferred stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Withholding

The surviving corporation will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of UMB common stock, cash dividends or distributions payable pursuant to the merger agreement or any other amounts otherwise payable pursuant to the merger agreement to any holder of HTLF common stock, HTLF preferred stock or HTLF equity awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld by the surviving corporation or the exchange agent, as the case may be, and paid over to the appropriate governmental entity, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of HTLF common stock, HTLF preferred stock or HTLF equity awards in respect of which the deduction and withholding was made by the surviving corporation or the exchange agent, as the case may be.

Dividends and Distributions

No dividends or other distributions declared with respect to UMB common stock or new UMB preferred stock will be paid to the holder of any unsurrendered old certificate until the holder thereof will surrender such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of UMB common stock or new UMB preferred stock that the shares of HTLF common stock or HTLF preferred stock, as applicable, represented by such old certificate have been converted into the right to receive.

Representations and Warranties

The merger agreement contains representations and warranties made by each of UMB, HTLF and, as applicable, Merger Sub, relating to a number of matters, including the following:

•	corporate matters, including due organization, qualification and subsidiaries;

•	capitalization;

•

authority relative to execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers and the bank merger, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transactions contemplated by the merger agreement, including the mergers and the bank merger;

•

required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the transactions contemplated by the merger agreement, including the mergers and the bank merger;

•	reports to regulatory agencies;

•	financial statements, including internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the mergers;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employees and employee benefit matters;

•	SEC reports;

•	compliance with applicable law;

•	certain material contracts;

•	absence of certain supervisory actions;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	real property;

•	intellectual property;

•	customer relationships;

•	related party transactions;

•	inapplicability of state takeover laws;

•

absence of any action (or failure to take any action), fact or circumstance that could reasonably be expected to prevent or impede the mergers or the bank merger from qualifying as a reorganization under Section 368(a) of the Code;

•	the receipt of an opinion of each party’s financial advisor;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	loan portfolio matters;

•	insurance matters (in the case of HTLF);

•	investment advisory and broker-dealer matters (in the case of HTLF);

•	investment advisor subsidiaries (in the case of UMB);

•	broker-dealer subsidiaries (in the case of UMB);

•	insurance subsidiaries; and

•	sanctions, anti-money laundering and anti-corruption laws.

Certain representations and warranties of UMB and HTLF are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to UMB, HTLF or the surviving corporation, as the case may be, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (b) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (a), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements;

•

changes, after the date of the merger agreement, in laws, rules or regulations (including the pandemic measures) of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries (including any such changes arising out of the pandemic or any pandemic measures);

•

changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the pandemic);

•

public disclosure or consummation of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement (it being understood and agreed that the exception set forth in this bullet will not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of the merger agreement or consummation of the transactions contemplated by the merger agreement); or

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof;

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate. For the purpose of the merger agreement, the word “pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; and the word “pandemic measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the pandemic.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses by HTLF Prior to the Effective Time

HTLF will, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, as required by law or consented to in writing by UMB (such consent not to be unreasonably withheld, conditioned or delayed), and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either UMB or HTLF to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement, or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, HTLF will not, and HTLF will not permit any of its subsidiaries to, without the prior written consent of UMB (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

incur any indebtedness for borrowed money in excess of $25,000,000, other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and in the ordinary course of business consistent with past practice, (ii) deposits in the ordinary course of business consistent with past practice and (iii) indebtedness of HTLF or any of its wholly owned subsidiaries to HTLF or any of its wholly owned subsidiaries; provided that (i) such indebtedness is on customary and reasonable market terms, (ii) such indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty, (iii) none of the execution, delivery or performance of the merger agreement or the consummation of the transactions contemplated thereby will result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under, or any loss of a material benefit of HTLF or any of its subsidiaries under, or result in the creation of any lien upon any of the assets of HTLF or any of its subsidiaries under such indebtedness, or would reasonably be expected to require the preparation or delivery of separate financial statements of HTLF, the surviving corporation or their respective subsidiaries and (iv) such indebtedness is not composed of debt securities or calls, options, warrants or other rights to acquire any debt securities;

•	assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock;

•

make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, trust preferred securities or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any HTLF securities or HTLF subsidiary securities, except, in each case, (A) regular quarterly cash dividends at a rate not in excess of $0.30 per share of HTLF common stock and with record and payment dates consistent with past practice, (B) dividends paid by any of the subsidiaries of HTLF, (C) regular distributions on outstanding trust preferred securities in accordance with their terms, (D) dividends provided for and paid on HTLF preferred stock in accordance with the terms thereof or (E) the acceptance of shares of HTLF common stock as payment for withholding taxes incurred in connection with the vesting or settlement of HTLF equity awards, in each case, outstanding as of the date of the merger agreement or granted after the date of the merger agreement to the extent expressly contemplated by the merger agreement or the disclosure schedules thereto;

•

grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any HTLF securities under a HTLF stock plan or otherwise;

•

issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any HTLF securities or HTLF subsidiary securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any HTLF securities or HTLF subsidiary securities, except pursuant to the settlement of any HTLF equity awards outstanding as of the date of the merger agreement or granted after the date of the merger agreement to the extent expressly contemplated by the merger agreement or the disclosure schedules thereto;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement;

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except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly owned subsidiary of HTLF;

•

in each case except for transactions in the ordinary course of business consistent with past practice, terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to HTLF, or enter into certain material contracts;

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except as required by the terms (in effect as of the date of the merger agreement) of any HTLF benefit plan existing as of the date of the merger agreement or by applicable law, (i) enter into, adopt, amend or terminate any employment agreement, offer letter, retention agreement, change in control or transaction bonus agreement, severance agreement or similar arrangement, other than offer letters (with standard terms and substantially in the form made available to UMB prior to the date of the merger agreement) in the ordinary course of business consistent with past practice with respect to employees other than any executive officer or any employee reporting directly to an executive officer (each, a “key employee”), (ii) enter into, adopt, materially amend or terminate any employee benefit plan or any collective bargaining agreement, (iii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases in base salary or wage rate in the ordinary course of business consistent with past practice up to a specified percentage, (iv) pay or award, or accelerate the vesting of, any non-equity bonuses or incentive compensation, other than in the ordinary course of business consistent with past practice, (v) grant or accelerate the vesting or payment of any equity-based compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment of any key employee, other than for cause, or (viii) hire any individual who would be a key employee;

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settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to HTLF, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the surviving corporation;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the mergers, taken together, or the bank merger from qualifying for the intended tax treatment;

•	amend its certificate of incorporation, its bylaws or comparable governing documents of its subsidiaries;

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other than in prior consultation with UMB, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any governmental entity;

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enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

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other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, in each case except as required by law or requested by a regulatory agency;

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make or acquire any loan (except for any loan for which a commitment to make or acquire was entered into prior to the date of the merger agreement) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any existing loan, in each case that involves or results in a total credit exposure to any borrower and its affiliates of (i) in the case of any non-recourse or unsecured loan, $5,000,000 or greater or (ii) in the case of any other loan, $10,000,000 or greater; provided, that if UMB does not respond to a request for consent within five (5) business days of having received such request together with the relevant loan package, such non-response will be deemed to constitute consent;

•	make, or commit to make, any capital expenditures in excess of certain budgeted amounts, subject to certain exceptions;

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make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Conduct of Businesses by UMB Prior to the Effective Time

UMB will, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, as required by law or consented to in writing by HTLF (such consent not to be unreasonably withheld, conditioned or delayed), and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either UMB or HTLF to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement contemplated thereby on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions or as required by law, UMB will not, and UMB will not permit any of its subsidiaries to, without the prior written consent of HTLF (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•	adjust, split, combine or reclassify any shares of UMB common stock;

•

make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, trust preferred securities or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any UMB securities or UMB subsidiary securities, except, in each case, (A) regular quarterly cash dividends with record and payment dates consistent with past practice, (B) dividends paid by any wholly owned subsidiaries of UMB, (C) regular distributions on outstanding trust preferred securities in accordance with their terms, (D) the acceptance of shares of UMB common stock as payment for withholding taxes incurred in connection with the vesting or settlement of UMB equity awards or (E) repurchases of UMB common stock pursuant to any repurchase authorized by the UMB board of directors prior to the date of the merger agreement in an amount not in excess of a specified amount and in compliance with applicable law;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the mergers, taken together, or the bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

amend the UMB articles of incorporation, the UMB bylaws or comparable governing documents of UMB’s subsidiaries in a manner that would materially and adversely affect the holders of HTLF common stock, or adversely affect the holders of HTLF common stock relative to other holders of UMB common stock; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

UMB and HTLF will cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, within forty-five (45) days of the date of the merger agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the mergers and the bank merger, and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and governmental entities. Each of UMB and HTLF will use, and will cause their respective subsidiaries to use, reasonable best efforts to obtain each such requisite regulatory approval as promptly as reasonably practicable.

Each of UMB and HTLF will use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement. Notwithstanding the foregoing, nothing in the merger agreement shall be deemed to require UMB or HTLF or any of their respective subsidiaries, and neither UMB nor HTLF nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the mergers (measured on a scale relative to HTLF and its subsidiaries, taken as a whole) (a “materially burdensome regulatory condition”). UMB and HTLF will furnish each other with information concerning themselves, their subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus or any other statement, filing, notice or application made by or on behalf of UMB, HTLF or any of their respective subsidiaries to any governmental entity in connection with the mergers, the bank merger and the other transactions contemplated by the merger agreement. UMB and HTLF will promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement, that causes such party to believe that that there is a reasonable likelihood that any requisite regulatory approval will not be obtained, or that the receipt of any such approval will be materially delayed.

Employee Matters

The merger agreement provides that, from the effective time until the one-year anniversary thereof, UMB will provide, or cause to be provided, each individual who is employed by HTLF or any of its subsidiaries as of immediately prior to the effective time and who continues to be actively employed by UMB or any affiliate thereof during such period (each, a “Continuing Employee”), with (i) a base salary or base wage rate that is no less than the base salary or base wage rate in effect for such Continuing Employee as of immediately prior to the effective time, (ii) short-term incentive compensation opportunities and long-term incentive compensation opportunities that, when combined with the Continuing Employee’s base salary or base wage rate, provide total target direct compensation no less favorable in the aggregate than that provided to similarly situated employees of UMB and its subsidiaries, (iii) other compensation and employee benefits (in each case of clauses (i), (ii) and this clause (iii), excluding defined benefit pension, retiree medical, change in control and severance benefits) that, in each case, are no less favorable than those provided to similarly situated employees of UMB and its subsidiaries, and (iv) to any Continuing Employee who experiences an involuntary termination of employment without cause (or other severance-qualifying termination) during such period, severance benefits pursuant to the greater of (x) HTLF’s severance policy and (y) UMB’s severance policy, which shall apply to continuing employees in a manner no less favorable than as applicable to similarly situated employees of UMB and its subsidiaries.

In addition, with respect to any UMB employee benefit plan in which any Continuing Employees first become eligible to participate on or after the closing date, UMB will (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such UMB employee benefit plans, except to the extent that such pre-existing conditions, exclusions or waiting periods would apply under the analogous HTLF employee benefit plan immediately prior to the effective time, (ii) provide each such Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the closing date (or, if later, prior to the time such employee commenced participation in such employee benefit plan) to the same extent that such credit was given under the analogous HTLF employee benefit plan) in satisfying any applicable deductible or out-of-pocket requirements under any such UMB employee benefit plans, and (iii) recognize all service of such employees with HTLF and its respective subsidiaries, for all purposes to the same extent that such service was taken into account under the analogous HTLF employee benefit plan prior to the closing date. Notwithstanding the foregoing, UMB’s obligation to provide service recognition shall not apply to the extent that it would result in duplication of benefits for the same period of services, for purposes of benefit accrual under any UMB defined benefit pension plan, retiree welfare benefits, frozen employee benefit plan, or plan that provides grandfathered benefits.

In addition, if directed by UMB in writing at least ten (10) business days prior to the effective time, HTLF will terminate any HTLF employee benefit plan intended to qualify under Section 401(a) of the Code effective as of, and contingent upon, the effective time. In connection with the termination of such plan, UMB will take any and all actions as may be required to permit each affected HTLF employee to make rollover contributions of eligible rollover distributions in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such affected employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of UMB or any of its subsidiaries (a “UMB Qualified Plan”). In addition, in connection with such termination, affected employees will be eligible immediately at the effective time to commence participation in a UMB Qualified Plan.

Prior to closing, HTLF will adopt resolutions and use commercially reasonable efforts to take such other actions that may be necessary or appropriate to effect the amendments to certain administrative provisions of HTLF’s non-qualified deferred compensation plans. The merger agreement also provides that, prior to making any written communications to any service provider of HTLF or any of its subsidiaries pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by the merger agreement or employment with UMB following the effective time, HTLF or any of its subsidiaries will provide UMB with a copy of the intended communication, and UMB shall have a reasonable period of time to review and comment on the communication. HTLF or any of its subsidiaries shall give reasonable and good faith consideration to any comments made by UMB with respect thereto.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, the surviving corporation will indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by HTLF pursuant to the HTLF certificate of incorporation, the HTLF bylaws, the governing or organizational documents of any subsidiary of HTLF and certain indemnification agreements in existence as of the date of the merger agreement, each present and former director or officer of HTLF and its subsidiaries (in each case, when acting in such capacity) (collectively, the “HTLF indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of HTLF or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement; provided, that in the case of advancement of expenses, any HTLF indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such HTLF indemnified party is not entitled to indemnification.

The surviving corporation is required to cause to be maintained in effect for a period of six (6) years after the effective time the current policies of directors’ and officers’ liability insurance maintained by HTLF (provided that the surviving corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the effective time; provided, that the surviving corporation will not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date of the merger agreement by HTLF for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then the surviving corporation will cause to be maintained policies of insurance which, in the surviving corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, UMB or HTLF, in consultation with, but only upon the consent of UMB, may (and at the request of UMB, HTLF will use its reasonable best efforts to) obtain at or prior to the effective time a six (6)-year “tail” policy under HTLF’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Dividends

UMB and HTLF will coordinate with the other the declaration of any dividends in respect of UMB common stock and HTLF common stock and the record dates and payment dates relating thereto, it being the intention of the parties to the merger agreement that holders of HTLF common stock will not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of HTLF common stock and any shares of UMB common stock any such holder receives in exchange therefor in the merger.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of UMB common stock and new UMB preferred stock (or depositary shares in respect thereof) to be issued in the merger, confidentiality, access to information of the other company, advice of changes, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement, the treatment of HTLF indebtedness, executing and delivering documents related to HTLF’s outstanding trust preferred securities, commitments to the community, public announcements with respect to the transactions contemplated by the merger agreement and cooperation with respect to receipt of the federal tax opinions that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Surviving Corporation Governance Matters

Under the merger agreement, UMB and HTLF have agreed to certain provisions relating to the governance of the surviving corporation, including composition of the UMB board of directors. For a more detailed description of the governance matters relating to the surviving corporation, see the section entitled “The Mergers—Governance of the UMB After the Mergers.”

Stockholder and Shareholder Meetings and Recommendation of the UMB and HTLF Boards of Directors

Each of UMB and HTLF agreed to call, give notice of, establish a record date for, convene and hold a meeting of its shareholders and stockholders, respectively, for the purpose of obtaining (a) in the case of UMB, the required vote of the holders of UMB common stock to approve the UMB articles amendment and the UMB share issuance (the “requisite UMB vote”) and (b) in the case of HTLF, the required vote of the holders of HTLF common stock to adopt the merger agreement (the “requisite HTLF vote”), and if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of UMB and HTLF will use reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.

Each of UMB and HTLF and their respective boards of directors will use its reasonable best efforts to obtain from the shareholders of UMB and the stockholders of HTLF, as applicable, the requisite UMB vote and the requisite HTLF vote, as applicable, including by communicating to the shareholders of UMB and the stockholders of HTLF, as applicable, its recommendation (and including such recommendation in this joint proxy statement/prospectus) that, in the case of UMB, the shareholders of UMB approve the UMB articles amendment and the UMB share issuance (the “UMB board recommendation”), and, in the case of HTLF, the stockholders of HTLF adopt and approve the merger agreement and the transactions contemplated thereby (the “HTLF board recommendation”). Subject to specified exceptions, each of UMB and HTLF and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the UMB board recommendation, in the case of UMB, or the HTLF board recommendation, in the case of HTLF, (ii) fail to make the UMB board recommendation, in the case of UMB, or the HTLF board recommendation, in the case of HTLF, in this joint proxy statement/prospectus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in the section entitled “—Agreement Not to Solicit Other Offers”) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the UMB board recommendation, in the case of UMB, or the HTLF board recommendation, in the case of HTLF, in each case within ten (10) business days (or such fewer number of days as remains prior to the UMB special meeting or the HTLF special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”).

However, subject to certain termination rights in favor of the other party as described in the section entitled “—Termination of the Merger Agreement,” if the board of directors of UMB or HTLF, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the UMB board recommendation or the HTLF board recommendation, as applicable, such board of directors may, in the case of UMB, prior to the receipt of the requisite UMB vote, and in the case of HTLF, prior to the receipt of the requisite HTLF vote, effect a recommendation change, including by submitting the merger agreement to its shareholders or stockholders, respectively, without recommendation (although the resolutions approving the merger agreement as of the date thereof may not be rescinded or amended), in which event such board of directors may communicate the basis for such recommendation change to its shareholders or stockholders, as applicable, in this joint proxy statement/prospectus or an appropriate amendment or supplement hereto to the extent required by law; provided that such board of directors may not take any actions under this provision unless (a) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event that such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail of such other event or circumstances) and (b) at the end of such notice period, takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the UMB board recommendation or HTLF board recommendation, as the case may be. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal for purposes of the merger agreement and will require a new notice period.

Notwithstanding any recommendation change by the board of directors of UMB or HTLF, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders or stockholders, as applicable, and to submit the merger agreement to a vote of such shareholders or stockholders, as applicable.

Agreement Not to Solicit Other Offers

Each of UMB and HTLF will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or non-binding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal. For purposes of the merger agreement, an “acquisition proposal” means, with respect to UMB or HTLF, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, twenty-five percent (25%) or more of any class of equity or voting securities of a party or one or more of its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

In the event that after the date of the merger agreement and prior to the receipt of the requisite UMB vote, in the case of UMB, or the requisite HTLF vote, in the case of HTLF, a party receives an unsolicited bona fide written acquisition proposal that did not result from or arise in connection with a breach of such party’s obligations relating to non-solicitation of acquisition proposals, it may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the acquisition proposal if the UMB board of directors or HTLF board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to the merger agreement, such party enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between UMB and HTLF, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

Each of UMB and HTLF will, and will cause its representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than HTLF or UMB, as applicable, with respect to any acquisition proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal. Each of UMB and HTLF will use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Nothing contained in the merger agreement will prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an acquisition proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement.

Conditions to Completion of the Mergers

UMB’s and HTLF’s respective obligations to effect the mergers are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:

•

(i) approval of the UMB articles amendment and UMB share issuance by the holders of UMB common stock by the requisite UMB vote and (ii) adoption of the merger agreement by the holders of HTLF common stock by the requisite HTLF vote;

•

the authorization for listing on the Nasdaq, subject to official notice of issuance, of the shares of UMB common stock and new UMB preferred stock (or depositary shares in respect thereof) that will be issuable pursuant to the merger agreement;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

•

the specified governmental consents and approvals, including from the Federal Reserve Board and the OCC, having been received and remaining in full force and effect, and the termination or expiration of all statutory waiting periods in respect thereof, in each case without the imposition of any materially burdensome regulatory condition;

•

no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers or the bank merger being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the mergers or the bank merger;

•

the accuracy of the representations and warranties of HTLF, on the one hand, and UMB and Merger Sub, on the other hand, contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect);

•

the performance by HTLF, on the one hand, and UMB and Merger Sub, on the other hand, in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect); and

•

receipt by UMB and HTLF of opinions of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither UMB nor HTLF can provide assurance as to when or if all of the conditions to the mergers can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after the receipt of the requisite UMB vote or the requisite HTLF vote (except as indicated below), in the following circumstances:

•	by mutual written consent of UMB and HTLF;

•

by either UMB or HTLF if any governmental entity that must grant a requisite regulatory approval has denied approval of either of the mergers or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of either of the mergers or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement or any other breach by such party of the merger agreement;

•

by either UMB or HTLF if the merger has not been consummated on or before the termination date, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement or any other breach by such party of the merger agreement;

•

by either UMB or HTLF (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of HTLF, in the case of a termination by UMB, or UMB, in the case of a termination by HTLF, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by HTLF, prior to the receipt of the requisite UMB vote, if (i) UMB or the UMB board of directors has made a recommendation change or (ii) UMB or the UMB board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to the approval of the UMB shareholders and the UMB board recommendation;

•

by UMB, prior to the receipt of the requisite HTLF vote, if (i) HTLF or the HTLF board of directors has made a recommendation change or (ii) HTLF or the HTLF board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to the approval of the HTLF stockholders and the HTLF board recommendation; or

•

by either UMB or HTLF, if (i) the requisite UMB vote has not been obtained upon a vote thereon taken at the UMB special meeting (including any adjournment or postponement thereof) or (ii) the requisite HTLF vote has not been obtained upon a vote thereon taken at the HTLF special meeting (including any adjournment or postponement thereof).

Neither UMB nor HTLF is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of UMB common stock or HTLF common stock.

Effect of Termination

If the merger agreement is terminated by either UMB or HTLF, as provided in the section entitled “—Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of UMB, HTLF, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever thereunder, or in connection with the transactions contemplated by the merger agreement, except that (a) neither UMB nor HTLF will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement (including the loss to the shareholders of UMB or the stockholders of HTLF, as applicable, of the benefits of the transactions contemplated by the merger agreement, including, in the case of HTLF, the loss of premium offered to the stockholders of HTLF) and (b) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements and the effect of termination, including the termination fees described below.

Termination Fees

HTLF will pay UMB a termination fee equal to $70 million by wire transfer of same-day funds (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

In the event that (a) the merger agreement is terminated by UMB pursuant to the sixth bullet set forth in the section entitled “—Termination of the Merger Agreement” above or (b) the merger agreement is terminated by UMB or HTLF pursuant to the seventh bullet set forth in the section entitled “—Termination of the Merger Agreement” above as a result of the requisite HTLF vote not having been obtained upon a vote taken thereon at the HTLF special meeting (including any adjournment or postponement thereof), at a time when UMB could have terminated the merger agreement pursuant to the sixth bullet set forth in the section entitled “—Termination of the Merger Agreement” above. In each such case, the termination fee must be paid to UMB within two (2) business days of the date of termination.

•

In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the HTLF board of directors or HTLF’s senior management or has been made directly to HTLF stockholders, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the HTLF special meeting) an acquisition proposal, in each case, with respect to HTLF, and (a) (i) thereafter the merger agreement is terminated by either UMB or HTLF pursuant to the third bullet set forth in the section entitled “—Termination of the Merger Agreement” above without the requisite HTLF vote having been obtained (and all other conditions to HTLF’s obligation to complete the mergers had been satisfied or were capable of being satisfied prior to such termination), (ii) thereafter the merger agreement is terminated by UMB pursuant to the fourth bullet set forth in the section entitled “—Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by HTLF or (iii) thereafter the merger agreement is terminated by either HTLF or UMB pursuant to the seventh bullet set forth in the section entitled “—Termination of the Merger Agreement” above as a result of the requisite HTLF vote not having been obtained upon a vote taken thereon at the HTLF special meeting (including any adjournment or postponement thereof), and (b) prior to the date that is twelve (12) months after the date of such termination, HTLF enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to UMB on the earlier of the date HTLF enters into such definitive agreement and the date of consummation of such transaction.

UMB will pay HTLF the termination fee by wire transfer of same-day funds if the merger agreement is terminated in the following circumstances:

•

In the event that (a) the merger agreement is terminated by HTLF pursuant to the fifth bullet set forth in the section entitled “—Termination of the Merger Agreement” above or (b) the merger agreement is terminated by UMB or HTLF pursuant to the seventh bullet set forth in the section entitled “—Termination of the Merger Agreement” above as a result of the requisite UMB vote not having been obtained upon a vote taken thereon at the UMB special meeting (including any adjournment or postponement thereof), at a time when HTLF could have terminated the merger agreement pursuant to the fifth bullet set forth in the section entitled “—Termination of the Merger Agreement” above. In each such case, the termination fee must be paid to HTLF within two (2) business days of the date of termination.

•

In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the UMB board of directors or UMB’s senior management or has been made directly to UMB shareholders, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the UMB special meeting) an acquisition proposal, in each case, with respect to UMB, and (a) (i) thereafter the merger agreement is terminated by either UMB or HTLF pursuant to the third bullet set forth in the section entitled “—Termination of the Merger Agreement” above without the requisite UMB vote having been obtained (and all other conditions to UMB’s obligation to complete the mergers had been satisfied or were capable of being satisfied prior to such termination), (ii) thereafter the merger agreement is terminated by HTLF pursuant to the fourth bullet set forth in the section entitled “—Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by UMB or (iii) thereafter the merger agreement is terminated by either HTLF or UMB pursuant to the seventh bullet set forth in the section entitled “—Termination of the Merger Agreement” above as a result of the requisite UMB vote not having been obtained upon a vote taken thereon at the UMB special meeting (including any adjournment or postponement thereof) and (b) prior to the date that is twelve (12) months after the date of such termination, UMB enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to HTLF on the earlier of the date UMB enters into such definitive agreement and the date of consummation of such transaction.

Expenses and Fees

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to governmental entities in connection with transactions contemplated by the merger agreement, including the mergers and the bank merger, will be borne equally by UMB and HTLF.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite UMB vote or the requisite HTLF vote, except that after the receipt of the requisite UMB vote or the requisite HTLF vote, there may not be, without further approval of the shareholders of UMB or stockholders of HTLF, as applicable, any amendment of the merger agreement that requires such further approval under applicable law. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of UMB or Merger Sub, in the case of HTLF, or HTLF, in the case of UMB or Merger Sub, waive any inaccuracies in the representations and warranties of UMB or Merger Sub, in the case of HTLF, or HTLF, in the case of UMB or Merger Sub, contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided that after the receipt of the requisite UMB vote or the requisite HTLF vote, there may not be, without such further approval of the shareholders of UMB or stockholders of HTLF, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the UMB board of directors will be subject to the laws of the State of Missouri).

Specific Performance

UMB and HTLF will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the mergers and the bank merger), in addition to any other remedy to which they are entitled at law or in equity. Both UMB and HTLF waive any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Description of the Support Agreements

This section of the joint proxy statement/prospectus describes certain material terms of (i) the support agreement entered into between Mr. Kemper and HTLF and (ii) the support agreement entered into between Mr. Lee and UMB. The following summary is qualified in its entirety by reference to the complete text of the UMB CEO support agreement and the HTLF CEO support agreement, which are attached as Annex D and Annex E, respectively, to, and incorporated by reference into, this joint proxy statement/prospectus. We urge you to read the support agreements in their entirety.

Concurrently with the execution and delivery of the merger agreement, Mr. Kemper entered into the UMB CEO support agreement pursuant to which, among other things, Mr. Kemper has agreed, subject to the terms of the UMB CEO support agreement, to (i) vote the shares of UMB common stock over which he has the sole power to vote or direct the voting of in favor of the UMB articles amendment proposal and the UMB share issuance proposal, and against any competing transaction and (ii) not transfer his shares of UMB common stock prior to the UMB special meeting, with certain limited exceptions. The UMB CEO support agreement will terminate upon the earlier of the termination of the merger agreement or the effective time. As of July 1, 2024, the record date for the UMB special meeting, Mr. Kemper owned and held the sole dispositive voting power over 5.50% of the voting power represented by issued and outstanding shares of UMB common stock.

Concurrently with the execution and delivery of the merger agreement, Mr. Lee entered into the HTLF CEO support agreement pursuant to which, among other things, Mr. Lee has agreed, subject to the terms of the HTLF CEO support agreement, to (i) vote the shares of HTLF common stock over which he has the sole power to vote or direct the voting of in favor of the HTLF merger proposal, and against any competing transaction and (ii) not transfer his shares of HTLF common stock prior to the HTLF special meeting, with certain limited exceptions. The HTLF CEO support agreement will terminate upon the earlier of the termination of the merger agreement or the effective time. As of June 26, 2024, the record date for the HTLF special meeting, Mr. Lee owned and held the sole dispositive voting power over 0.2% of the voting power represented by issued and outstanding shares of HTLF common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

This section describes the material U.S. federal income tax consequences of the mergers to “U.S. holders” (as defined below) of HTLF common stock and HTLF preferred stock that exchange their shares of HTLF common stock for shares of UMB common stock and shares of HTLF preferred stock for shares of new UMB preferred stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax.

The following discussion applies only to U.S. holders who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For the avoidance of doubt, the discussion does not apply to any holders of HTLF Equity Awards that are cancelled and converted into the right to receive the merger consideration in connection with the mergers. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of tax accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold HTLF common stock or HTLF preferred stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, retirement plans, individual retirement accounts, or other tax-deferred accounts, holders who acquired HTLF common stock or HTLF preferred stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of HTLF common stock or HTLF preferred stock or who hold shares of both UMB and HTLF).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of HTLF common stock or HTLF preferred stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds HTLF common stock or HTLF preferred stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds HTLF common stock or HTLF preferred stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the mergers to their specific circumstances.

Determining the actual tax consequences of the mergers to you may be complex and will depend on your specific situation and on factors that are not within the control of UMB or HTLF. You should consult your own tax advisor as to the specific tax consequences of the mergers in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws and of changes, if any, in those laws.

Tax Consequences of the Mergers Generally

It is a condition to the closing of the mergers that UMB receive an opinion from Davis Polk & Wardwell LLP (or, if Davis Polk & Wardwell LLP is unwilling or unable to issue the opinion, an opinion of Wachtell, Lipton, Rosen & Katz) and HTLF receive an opinion from Wachtell, Lipton, Rosen & Katz (or, if Wachtell, Lipton, Rosen & Katz is unwilling or unable to issue the opinion, an opinion of Davis Polk & Wardwell LLP), dated as of the closing date of the mergers, to the effect that the mergers, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by UMB and HTLF to be delivered at the closing of the mergers, and on certain customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (the “IRS”) or any court. UMB and HTLF have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the mergers could be adversely affected.

Accordingly, and on the basis that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your HTLF common stock for UMB common stock or HTLF preferred stock for new UMB preferred stock, you generally will not recognize gain or loss, except with respect to any cash received instead of a fractional share of UMB common stock (as discussed below). The aggregate tax basis in the UMB common stock or new UMB preferred stock that you receive in the merger (including any fractional shares deemed received and sold for cash as described below) will equal your aggregate adjusted tax basis in the HTLF common stock or HTLF preferred stock you surrender in the merger. Your holding period for the UMB common stock or new UMB preferred stock that you receive in the merger (including any fractional share deemed received and sold for cash as described below) will include your holding period of the HTLF common stock or HTLF preferred stock that you surrender in the merger. If you acquired different blocks of HTLF common stock or HTLF preferred stock at different times or at different prices, the UMB common stock or new UMB preferred stock you receive will be allocated pro rata to each block of HTLF common stock or HTLF preferred stock, and the tax basis and holding period of each block of UMB common stock or new UMB preferred stock you receive will be determined on a block-for-block basis depending on the tax basis and holding period of the blocks of HTLF common stock exchanged for such block of UMB common stock or HTLF preferred stock exchanged for such block of new UMB preferred stock. If you own both shares of HTLF common stock and shares of HTLF preferred stock, or own shares of different series of HTLF preferred stock, you will be treated as having separately exchanged your shares of HTLF common stock or HTLF preferred stock, as applicable, for the corresponding shares of UMB common stock or UMB preferred stock, as applicable.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of UMB common stock, you will be treated as having received such fractional share of UMB common stock pursuant to the merger and then as having sold such fractional share of UMB common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to your fractional share of UMB common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of HTLF common stock surrendered therefor) exceeds one year. The ability of individuals to deduct capital losses is subject to limitations.

Information Reporting and Backup Withholding

If you are a non-corporate HTLF stockholder, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive.

You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. HTLF stockholders are urged to consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF UMB CAPITAL STOCK

As a result of the mergers, holders of HTLF common stock will receive shares of UMB common stock and holders of HTLF preferred stock will receive shares of new UMB preferred stock, and all HTLF stockholders will become UMB shareholders. The following description summarizes the terms of UMB’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing financial holding companies, Missouri law and the UMB articles of incorporation, as amended in connection with the mergers, and the UMB bylaws. The UMB articles of incorporation and the UMB bylaws currently in effect are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.

As of the date of this joint proxy statement/prospectus, UMB’s authorized capital stock consists of eighty million (80,000,000) shares of common stock, par value $1.00 per share and one million (1,000,000) shares of preferred stock, par value $0.01 per share (“UMB preferred stock”). If the UMB articles amendment proposal is approved, the authorized capital stock of UMB will consist of one hundred sixty million (160,000,000) shares of common stock, par value $1.00 per share and one million (1,000,000) shares of preferred stock, par value $0.01 per share. As of July 1, 2024, there were 48,744,131 shares of UMB common stock issued and outstanding and no shares of UMB preferred stock issued and outstanding. All outstanding shares of UMB capital stock are fully paid and non-assessable.

UMB Common Stock

Voting Rights. Subject to the prior rights of any holders of UMB preferred stock, holders of UMB common stock have all voting rights on matters that are required or decided to be submitted to them under applicable law, the UMB articles of incorporation or the UMB bylaws. Except in the election of directors, each holder of UMB common stock has one vote for each share of stock in that person’s name on UMB’s books as of the record date, unless otherwise provided by applicable law. In the election of directors, except as otherwise provided by applicable law, each holder of UMB common stock has the right to cast a total number of votes equal to the holder’s number of shares as of the record date multiplied by the number of directors to be elected, and the votes may be cast for one director candidate or distributed among two or more director candidates. In any matter other than the election of directors, every decision of a majority of the shares of UMB common stock cast at a meeting at which a quorum is present is valid as an act of the UMB shareholders, unless a larger vote is required by applicable law, the UMB articles of incorporation or the UMB bylaws. Directors are elected by a plurality of the votes of the shares of UMB common stock entitled to vote on the election of the directors and represented in person or by proxy at a meeting at which a quorum is present.

Dividend Rights. Holders of UMB common stock are entitled to ratably receive such dividends, if any, as the UMB board of directors in its discretion may from time to time declare out of assets legally available for that purpose, subject to any rights of the holders of UMB preferred stock.

Liquidation Rights. In the event of any dissolution, liquidation or winding up of UMB, holders of UMB common stock are entitled to receive ratably UMB’s net assets that remain legally available for distribution after UMB has paid or provided for all of its liabilities and all of the preferential amounts to which any holders of UMB preferred stock are entitled.

Other. Holders of UMB common stock do not have any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The UMB common stock does not contain any redemption or sinking fund provisions or conversion rights.

Forward Sale Agreement

UMB entered into forward sale agreements on April 28, 2024 and on April 30, 2024, in each case with the forward purchaser, relating to an aggregate of 3,220,000 shares of UMB common stock (such agreements together, the “forward sale agreement”). In connection with the forward sale agreement, the forward purchaser or its affiliate borrowed from third parties an aggregate of 3,220,000 shares of UMB common stock.

UMB expects to physically settle the forward sale agreement (by the delivery of shares of UMB common stock) and receive proceeds from the sale of those shares of UMB common stock upon one or more forward settlement dates within approximately eighteen (18) months from the date of the forward sale agreement at the then applicable forward sale price.

The forward sale price was initially $72.00 per share, which is the price at which the underwriters bought the shares of UMB common stock offered. The forward sale price is subject to adjustment on a daily basis based on a floating interest rate factor equal to the specified rate less a spread and will be decreased on each of the dates specified in the forward sale agreement by amounts related to expected dividends on shares of UMB common stock during its term. The forward sale price will also be subject to decrease if the cost to the forward purchaser (or its affiliate) of borrowing a number of shares of UMB common stock underlying the forward sale agreement exceeds a specified amount. If the specified rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price.

Before any issuance of shares of UMB common stock upon physical or net share settlement of the forward sale agreement, UMB expects that the shares issuable upon settlement of the forward sale agreement will be reflected in UMB’s diluted earnings per share calculation using the treasury stock method. Under this method, the number of shares of UMB common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of UMB common stock that would be issued upon full physical settlement of the forward sale agreement over the number of shares of UMB common stock that could be purchased by UMB in the market (based on the average market price of UMB common stock during the applicable reporting period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period).

Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, UMB anticipates that there will be no dilutive effect on its earnings per share except during periods when the average market price of shares of UMB common stock is above the applicable adjusted forward sale price, which was initially $72.00 per share, subject to increase or decrease based on the specified rate less a spread, and subject to price adjustment and other provisions of the forward sale agreement, including a decrease based on amounts related to expected dividends on UMB common stock on dates specified in the forward sale agreement and if the cost to the forward purchaser (or its affiliate) of borrowing a number of shares of UMB common stock underlying the forward sale agreement exceeds a specified amount. However, if UMB decides to physically settle or net share settle the forward sale agreement, then delivery of shares of UMB common stock to the forward purchaser on any such physical or (to the extent UMB is obligated to deliver shares of its common stock) net share settlement of the forward sale agreement would result in dilution to UMB’s earnings per share.

The forward purchaser has the right to accelerate the forward sale agreement and require UMB to physically settle on a date specified by the forward purchaser if:

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it (or its affiliate) (i) is unable to borrow a number of shares of UMB common stock equal to the number of shares of UMB common stock underlying the forward sale agreement because of the lack of sufficient shares being made available for share borrowing by lenders or (ii) would incur a stock loan rate greater than the rate specified in the forward sale agreement to continue to borrow such shares;

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certain ownership thresholds applicable to the forward purchaser, its affiliates and other persons who may form a beneficial share ownership group or whose ownership positions would be aggregated with the forward purchaser are exceeded;

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UMB declares any dividend or distribution on UMB common stock that constitutes an extraordinary dividend or is payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company owned (directly or indirectly) by UMB as a result of a spin-off or similar transaction or (iii) any other type of securities (other than UMB common stock), rights, warrants or other assets for payment at less than the prevailing market price, as reasonably determined by the forward purchaser;

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there is an announcement of any event or transaction that, if consummated, would result in certain extraordinary events (as such term is defined in the forward sale agreement and that includes certain mergers and tender offers and the delisting of UMB common stock); or

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certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by UMB in connection with entering into the forward sale agreement or the occurrence of a hedging disruption or a change in law (as such terms are defined in the forward sale agreement).

The forward purchaser’s decision to exercise its right to accelerate the settlement of the forward sale agreement will be made irrespective of UMB’s need for capital. In such cases, UMB could be required to issue and deliver shares of UMB common stock under the physical settlement provisions of the forward sale agreement irrespective of UMB’s capital needs, which would result in dilution to UMB’s earnings per share and return on equity. In addition, upon certain events of bankruptcy or insolvency related to UMB, the forward sale agreement will automatically terminate without further liability of any party. Following any such termination, UMB would not issue any shares of UMB common stock or receive any proceeds pursuant to the forward sale agreement.

UMB expects to physically settle the forward sale agreement (by the delivery of shares of UMB common stock) and receive proceeds from the sale of those shares of UMB common stock upon one or more forward settlement dates within approximately eighteen (18) months from the date of the forward sale agreement. UMB may also elect cash settlement or net share settlement for all or a portion of its obligations under the forward sale agreement. Upon physical settlement or, if UMB so elects, net share settlement of the forward sale agreement, delivery of shares of UMB common stock in connection with such physical settlement or (to the extent UMB is obligated to deliver shares of its common stock) net share settlement will result in dilution to UMB’s earnings per share and return on equity. If UMB elects cash settlement or net share settlement with respect to all or a portion of the shares of its common stock underlying the forward sale agreement, then UMB expects that the forward purchaser (or an affiliate thereof) will purchase a number of shares of UMB common stock necessary to satisfy its or its affiliate’s obligation to return the shares of UMB common stock borrowed from third parties in connection with sales of shares of UMB common stock related to the forward sale agreement and, if applicable in connection with net share settlement, to deliver shares of UMB common stock to UMB. If the market value of UMB common stock at the time of such purchase (as determined pursuant to the terms of the forward sale agreement) is above the forward sale price under the forward sale agreement at that time, then UMB would pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of UMB common stock with a market value (as determined pursuant to the terms of the forward sale agreement), equal to such difference. Any such difference could be significant. Conversely, if the market value of UMB’s common stock at the time of such purchase (as determined pursuant to the terms of the forward sale agreement) is below the forward sale price under the forward sale agreement at that time, the forward purchaser will pay or deliver, as the case may be, to UMB under the forward sale agreement, an amount in cash, or a number of shares of UMB common stock with a market value (as determined pursuant to the terms of the forward sale agreement), equal to such difference.

In addition, the purchase of shares of UMB common stock in connection with the forward purchaser or its affiliate unwinding its hedge positions could cause the price of UMB common stock to increase over such time (or reduce or prevent a decrease over such time), thereby increasing the amount of cash UMB would owe to the forward purchaser (or decreasing the amount of cash that the forward purchaser would owe UMB) upon a cash settlement of the forward sale agreement or increasing the number of shares of UMB common stock UMB would deliver to the forward purchaser (or decreasing the number of shares of UMB common stock that the forward purchaser would deliver to UMB) upon net share settlement of the forward sale agreement. UMB will not be able to control the manner in which the forward purchaser unwinds its hedge positions.

UMB Preferred Stock

Under the UMB articles of incorporation, the UMB board of directors is authorized, subject to limitations under applicable law, to provide for the issuance of shares of UMB preferred stock in series, and in compliance with the applicable law of Missouri, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the UMB board of directors with respect to each series includes, but is not limited to, determination of the following:

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The number of shares to constitute such series (which number may at any time, or from time to time, be increased or decreased by the UMB board of directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the UMB board of directors had otherwise provided in creating such series) and the distinctive designation thereof;

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The dividend rate on the shares of such series, whether or not dividends on the shares of such series will be cumulative, and the date or dates, if any, from which dividends thereon will be cumulative;

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Whether or not the shares of such series will be redeemable, and, if redeemable, the date or dates upon or after which they will be redeemable, the amount per share payable thereon in the case of the redemption (which amount will be, in the case of each share, not less than its preference upon involuntary liquidation, plus an amount equal to all dividends thereon accrued and unpaid, whether or not earned or declared and which amount may vary at different redemption dates or otherwise as permitted by law) and whether such series may be redeemed for cash, property or rights, including securities of UMB or securities of another corporation;

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The right, if any, of holders of such series to convert the same into, or exchange the same for, common stock or other securities, and the terms and conditions of such conversion or exchange, as well as any provisions for adjustment of the conversion rate in such events as the UMB board of directors will determine;

•	Whether the holders of shares of such series will have voting power, in addition to the voting powers provided by law, and if such additional voting power is established, to fix the extent thereof;

•	Whether such series will have a sinking fund for the redemption or repurchase of shares of that series, and, if so, the terms and amount of such sinking fund;

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The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of UMB, and the relative rights of priority, if any, of payment of shares of that series; and

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Any other rights and privileges and any qualifications, limitations or restrictions of such rights and privileges of such series; provided, however, that the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, so fixed by the UMB board of directors will not conflict with the UMB articles of incorporation or with the resolution or resolutions adopted by the UMB board of directors, providing for the issue of any series of preferred stock for which there are then shares outstanding.

Pursuant to the merger agreement and in connection with the mergers, UMB will issue shares of new UMB preferred stock to the holder of each share of HTLF preferred stock issued and outstanding immediately prior to the effective time. See the section entitled “Description of New UMB Preferred Stock” for a more detailed discussion of the issuance of the new UMB preferred stock.

UMB Depositary Shares

UMB may, at its option, elect to offer depositary shares rather than full shares of preferred stock. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share or multiple shares of preferred stock of a specified series (including dividends, voting, redemption and other liquidation rights). If UMB exercises this option, UMB will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement between UMB and the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares. Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the applicable deposit agreement, a holder of depositary shares will be entitled to receive the preferred stock underlying the surrendered depositary receipts.

Limitation of Liability and Indemnification of Officers and Directors

The UMB bylaws provide that any person who was or is a party or is threatened to be made a defendant party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action, suit, or proceeding by or in the right of UMB, a “general action”) by reason of the fact that they are or were a director or officer of UMB or any of its subsidiaries (a subsidiary being defined as another corporation or other entity included in a controlled group of corporations or other entities of which UMB is a common parent), or is or was serving at the request of UMB as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise (including service in a fiduciary capacity or otherwise with respect to any employee benefit plan of UMB or any other corporation or other entity) (each such director or officer, an “executive”) will, to the maximum extent permitted by applicable law, be indemnified against expenses (including attorneys’ fees), judgments, fines, and amounts (collectively, “expenses”) paid in settlement actually and reasonably incurred by them in defense of such general action, if they (i) acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of UMB or the participants or beneficiaries of any employee benefit plan and (ii) with respect to any criminal general action, had no reasonable cause to believe their conduct was unlawful.

The UMB bylaws further provide that any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by or in the right of UMB to procure a judgment in its favor (each such an action, suit or proceeding, a “corporate action,” and together with a general action, an “action”) by reason of the fact that they were or are an executive will, to the maximum extent permitted by applicable law, be indemnified against expenses paid in settlement actually and reasonably incurred by them in connection with the defense or settlement of the corporate action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of UMB.

The UMB bylaws further provide that, notwithstanding the above, no indemnification will be made in respect of any matter in which any person has been adjudged to be liable for negligence or misconduct in the performance of their duty to UMB unless and only to the extent that a court determines that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

The UMB bylaws further provide that any person who has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue, or matter therein, will be indemnified against expenses actually and reasonably incurred by them in connection therewith.

The UMB bylaws further provide that, except as provided in the immediately following paragraph, indemnification of anyone as discussed above, unless ordered by a court of competent jurisdiction, will only be made by UMB in each case upon a determination that it is proper because the person has met the applicable standard of conduct. Such a determination may be made by the UMB board of directors, or a committee of the UMB board of directors composed solely of non-employee directors, and as otherwise permitted by applicable law.

The UMB bylaws further provide that, notwithstanding anything to the contrary, unless required by applicable law, no person will be indemnified against any expenses incurred (i) to the extent prohibited by applicable law, or to the extent an indemnification otherwise constitutes a “prohibited indemnification payment” (as such term is defined under the Federal Deposit Insurance Act and regulations thereunder), except as specifically permitted by the Federal Deposit Insurance Act and regulations, (ii) unless the person notifies UMB in writing of the action promptly on becoming aware and, before incurring expense of any kind in connection with the action, gives UMB or its insurer the opportunity to provide an independent attorney to represent them in connection with the action, (iii) in connection with any settlement of any action brought or threatened against them unless the UMB board of directors (A) approved the amount of such settlement as (I) reasonable and (II) not affecting UMB’s safety and soundness, or (B) could not, by reason of the action, act with complete independence and free of circumscription in relation to the action or (iv) in connection with any (A) claim made against them for an accounting of profits made from the purchase or sale by them of securities of UMB within the meaning of Section 16b of the Exchange Act or similar provisions of any applicable law, or (B) action, suit, or proceeding (or part thereof) initiated by such person claiming indemnification unless such action, suit, or proceeding (or part thereof) initiated by such person was authorized by the UMB board of directors.

The UMB bylaws further provide that, to the extent permissible under applicable law, the right to indemnification of executives includes the right to be paid by UMB reasonable expenses (but not including any retainers or prepayments of fees, unless such retainers or prepayments are specifically approved), incurred in defending any such action, in advance of its final disposition, but only (i) upon such executive’s delivery to UMB of a written agreement, in which they agree to repay all amounts advanced if it should be ultimately determined by a court or other tribunal or by the UMB board of directors (or its designee) that (A) such person is not entitled to be indemnified, or (B) such person is assessed a civil money penalty by a bank regulatory agency, is removed or prohibited from banking, or is subject to a final order to cease an action or take an affirmative action by a bank regulatory agency and (ii) until such time as a final determination regarding indemnification has been made; provided, that if indemnification is determined to not be proper, any advancement will immediately cease. If indemnification is determined to be proper, advancement of expenses will continue.

If the claim of an executive for indemnification under the provisions of the UMB bylaws described above is not paid in full by UMB within thirty (30) days after a written claim has been received by UMB, the claimant may bring suit against UMB to recover the unpaid amounts, and if successful in whole or in part, the claimant will be entitled to recover the expense of prosecuting such claim. Neither the failure of UMB to have made a determination prior to the commencement of such action that the claimant is entitled to indemnification under the circumstances, nor an actual determination by UMB that the claimant is not entitled to indemnification, will be a defense to the action or create a presumption that the claimant is not entitled to indemnification.

The UMB bylaws provide that UMB may purchase and maintain insurance, or another similar arrangement, on behalf of any person who is or was an executive or employee, against any liability asserted against, or incurred by, them in any such capacity, or arising out of their status as such, whether or not UMB would have the power to indemnify them against such liability under the UMB bylaws or applicable law; provided, however, that such insurance or other arrangement may not provide coverage inconsistent with that permitted by applicable law.

The UMB bylaws further provide that the indemnification provided for executives or employees (i) is not exclusive of any other rights to which those executives or employees may be entitled to under the UMB articles of incorporation, UMB bylaws, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office and (ii) will continue as to any person who has ceased to be an executive or employee and will inure to the benefit of their heirs, executors, and administrators.

The UMB bylaws further provide that the right of any executive to be indemnified, reimbursed, or advanced amounts pursuant to the UMB bylaws (i) is a contract right, enforceable by the executive as if the applicable provisions of the UMB bylaws were set forth in a separate written contract between UMB and the executive,

(ii) is intended to be retroactive and (iii) will continue to exist after the rescission or restrictive modification of the UMB bylaws with respect to prior events.

Transfer Agent and Registrar

The transfer agent and registrar for UMB common stock is Computershare.

Listing

UMB common stock is listed on the Nasdaq under the symbol “UMBF.”

DESCRIPTION OF NEW UMB PREFERRED STOCK

At the effective time, each share of HTLF preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of new UMB preferred stock. The following summarizes the terms and provisions of the new UMB preferred stock, and is qualified in its entirety by reference to the UMB articles of incorporation, including the UMB articles amendment to be adopted in connection with the mergers attached as Annex B, the applicable provisions of Missouri law, federal law governing financial holding companies and the Certificate of Designation. The Certificate of Designation setting forth the rights, preferences, privileges and powers of the new UMB preferred stock is attached as Annex C to this joint proxy statement/prospectus.

UMB Preferred Stock Generally

The UMB articles of incorporation authorizes the UMB board of directors, without further shareholder action, to cause UMB to issue up to 1,000,000 shares of UMB preferred stock, par value $0.01 per share, and by compliance with the applicable law of Missouri, to establish from time to time the number of shares to be included in each such series. The UMB board of directors is authorized to fix the designations, powers, preferences and rights of the shares of each series of UMB preferred stock and the qualifications, limitations or restrictions thereof.

As of the date of this joint proxy statement/prospectus, there are no shares of UMB preferred stock issued and outstanding.

New UMB Preferred Stock

General

The 7.00% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A of UMB, which is referred to in this joint proxy statement/prospectus as new UMB preferred stock, will, upon the effective time, represent a single series of UMB’s authorized preferred stock. In connection with the mergers, UMB will issue 11,500 shares of new UMB preferred stock to holders of HTLF preferred stock. Shares of new UMB preferred stock, upon issuance, will be fully paid and nonassessable.

Ranking

Shares of new UMB preferred stock will rank, with respect to the payment of dividends upon UMB’s liquidation, dissolution, or winding-up: (i) senior to UMB common stock and to any class or series of UMB capital stock UMB may issue that is not expressly stated to be on parity with or senior to the new UMB preferred stock, (ii) on parity with, or equally to, any class or series of UMB capital stock expressly stated to be on parity with the new UMB preferred stock and (iii) junior to any class or series of UMB capital stock expressly stated to be senior to the new UMB preferred stock (issued with the requisite consent of the holders of at least two-thirds of the outstanding new UMB preferred stock).

Dividends

General

Dividends on shares of new UMB preferred stock are discretionary and will not be cumulative. Holders of new UMB preferred stock will be entitled to receive, if, when, and as declared by the UMB board of directors or a duly authorized committee of the UMB board of directors, out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on the first such payment date to occur after the last dividend payment date in respect of the HTLF preferred stock (each such date, a “dividend payment date”) based on the liquidation preference of $10,000 per share of new UMB preferred stock (equivalent to $25 per new UMB depositary share)

at a rate equal to (i) a fixed rate per annum of 7.00% from the date of the last dividend payment date in respect of the HTLF preferred stock to, but excluding, July 15, 2025 (the “first reset date”); and (ii) from, and including, the first reset date, during each reset period, a rate per annum equal to the five-year treasury rate as of the most recent reset dividend determination date (as defined below) plus 6.675%.

In the event that UMB issues additional shares of new UMB preferred stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date that the UMB board of directors or a duly authorized committee of the UMB board of directors specifies at the time such additional shares of new UMB preferred stock are issued. References to the “accrual” of dividends in this joint proxy statement/prospectus refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

Dividends on new UMB preferred stock will be payable to holders of record of new UMB preferred stock as they appear on UMB’s books on the applicable record date (each such date, a “dividend record date”), which will be the 15th calendar day before the dividend payment date or such other record date fixed by the UMB board of directors or a duly authorized committee of the UMB board of directors that is not less than 15 calendar days or more than 30 calendar days before the applicable dividend payment date.

A “dividend period” is the period from and including a dividend payment date to, but excluding, the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include the last dividend payment date in respect of the HTLF preferred stock and will end on and exclude the first dividend payment date.

Any dividend payable on shares of the new UMB preferred stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If any dividend payment date is not a business day, then the related payment of dividends will be made on the next succeeding business day, and no additional dividends will accrue on such payment. The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.

Dividends on shares of new UMB preferred stock will not be cumulative. Accordingly, if the UMB board of directors or a duly authorized committee of the UMB board of directors does not declare a full dividend on the new UMB preferred stock payable in respect of a dividend period, such unpaid dividends will not accrue and UMB will have no obligation to pay a dividend for that dividend period on the applicable dividend payment date or at any future time, whether or not dividends on the new UMB preferred stock are declared for any future dividend period. UMB will not pay interest or any sum of money instead of interest on any dividend payment that is not declared.

A “reset date” means the first reset date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the first reset date, will not be adjusted for business days. A “reset period” means the period from, and including, the first reset date to, but excluding, the next following reset date and thereafter each period from, and including, each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period.

The five-year treasury rate will be, as of any reset dividend determination date:

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The average of the yields to maturity on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days immediately preceding the reset dividend determination date appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve, as determined by the calculation agent in its sole discretion.

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If no calculation is provided as described above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the five-year treasury rate, will determine the five-year treasury rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor five-year treasury rate, then the calculation agent will use such successor rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the reset dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the five-year treasury rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The five-year treasury rate will be determined by the calculation agent on the reset dividend determination date. If the five-year treasury rate for any dividend period cannot be determined pursuant to the methods described in the two bullet points above, the dividend rate for such dividend period will be the same as the dividend rate determined for the immediately preceding dividend period.

Dividends on the new UMB preferred stock will cease to accrue on the redemption date, if any, with respect to the new UMB preferred stock redeemed, as described below in the section entitled “—Redemption,” unless UMB defaults in the payment of the redemption price of the shares of new UMB preferred stock called for redemption.

Priority Regarding Dividends

The new UMB preferred stock will rank junior as to payment of dividends to any class or series of UMB preferred stock that UMB may issue in the future that is expressly stated to be senior to the new UMB preferred stock. If at any time UMB does not pay, on the applicable dividend payment date, accrued dividends on any shares that rank senior in priority to the new UMB preferred stock with respect to dividends, UMB may not pay any dividends on the new UMB preferred stock or repurchase, redeem, or otherwise acquire for consideration any shares of the new UMB preferred stock until UMB has paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank senior in priority with respect to dividends that must, under the terms of such shares, be paid before UMB may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the new UMB preferred stock. As of the date hereof, there are no other shares of UMB preferred stock issued and outstanding.

So long as any share of new UMB preferred stock remains outstanding, unless the full dividends for the most recently completed dividend period on all outstanding shares of new UMB preferred stock have been declared and paid, or declared and a sum sufficient for the payment thereof has been set aside:

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no dividend will be declared, paid, or set aside for payment, and no distribution will be declared or made or set aside for payments on any junior stock (as defined below) (other than (i) a dividend payable solely in junior stock or (ii) a dividend or distribution in connection with any existing shareholders’ rights plan or the implementation of any future shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);

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no shares of junior stock will be repurchased, redeemed, or otherwise acquired for consideration by UMB, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged); nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by UMB; and

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no shares of parity stock (as defined below) will be repurchased, redeemed, or otherwise acquired for consideration by UMB, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the new UMB preferred stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of one share of parity stock for or into another share of parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by UMB.

Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date upon the shares of the new UMB preferred stock and any shares of parity stock, all dividends declared upon the new UMB preferred stock and any parity stock payable on such dividend payment date will be declared pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the new UMB preferred stock and any parity stock payable on such dividend payment date. To the extent a dividend period with respect to any parity stock coincides with more than one dividend period with respect to the new UMB preferred stock for purposes of the immediately preceding sentence, the UMB board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the new UMB preferred stock, or will treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the new UMB preferred stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments on such dividend parity stock and the new UMB preferred stock. To the extent a dividend period with respect to the new UMB preferred stock coincides with more than one dividend period with respect to any parity stock, for purposes of the first sentence of this paragraph, the UMB board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such parity stock, or will treat such dividend period(s) with respect to the new UMB preferred stock and dividend period(s) with respect to any parity stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the new UMB preferred stock and such parity stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any parity stock means such dividend periods as are provided for in the terms of such parity stock.

As used in this joint proxy statement/prospectus, “junior stock” means UMB common stock and any other class or series of UMB capital stock over which the new UMB preferred stock has preference or priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution, or winding-up of UMB. Junior stock includes UMB common stock.

As used in this joint proxy statement/prospectus, “parity stock” means any other class or series of UMB capital stock that ranks equally with the new UMB preferred stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution, or winding-up of UMB, including the new UMB preferred stock.

Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on junior stock, which includes UMB common stock, or parity stock, from time to time out of any assets legally available for such payment, and the holders of new UMB preferred stock will not be entitled to participate in any such dividend.

Redemption

The new UMB preferred stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. Except for the redemption upon the occurrence of a “regulatory capital treatment event” as further described below, the shares of new UMB preferred stock are not redeemable prior to the first reset date. The holders of the new UMB preferred stock will not have any right to require the redemption or repurchase of their shares of new UMB preferred stock.

UMB may, at its option, redeem the new UMB preferred stock (i) in whole or in part, from time to time, on any reset date on or after the first reset date or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” including prior to the first reset date, in each case at a redemption price equal to $10,000 per share (equivalent to $25 per new UMB depositary share), plus the amount of any accrued and unpaid dividends on the new UMB preferred stock to, but excluding, the date fixed for redemption (the “redemption date”). In the event the applicable reset date that is the redemption date is not a business day, the redemption price will be paid on the next business day without any adjustment to the amount of the redemption price paid. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.

UMB is a financial holding company regulated by the Federal Reserve. UMB intends to treat the new UMB preferred stock as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to UMB.

A “regulatory capital treatment event” means the good faith determination by the UMB board of directors or a duly authorized committee of the UMB board of directors that, as a result of any (i) amendment to, clarification of, or change in (including any announced prospective change in), the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal banking agencies) that is enacted or becomes effective after the initial issuance of any share of new UMB preferred stock, (ii) proposed change in those laws, rules, or regulations that is announced after the initial issuance of any share of new UMB preferred stock or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced after the initial issuance of any share of new UMB preferred stock, there is more than an insubstantial risk that UMB will not be entitled to treat the full liquidation preference amount of $10,000 per share of new UMB preferred stock then outstanding as additional Tier 1 capital (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for as long as any share of new UMB preferred stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to UMB as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Under regulations currently applicable to UMB, UMB may not exercise its option to redeem any shares of new UMB preferred stock without obtaining the prior approval of the Federal Reserve (or any successor appropriate federal banking agency). Under such regulations, unless the Federal Reserve (or any successor appropriate federal banking agency) authorizes UMB to do otherwise in writing, UMB may not redeem the new UMB preferred stock unless it is replaced with other Tier 1 capital instruments or unless UMB can demonstrate to the satisfaction of the Federal Reserve (or any successor appropriate federal banking agency) that, following redemption, UMB will continue to hold capital commensurate with its risk.

If shares of new UMB preferred stock are to be redeemed, the notice of redemption will be given to the holders of record of new UMB preferred stock to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on UMB’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of new UMB preferred stock are held in book-entry form through The Depository Trust Company (“DTC”), UMB may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth (i) the redemption date, (ii) the number of shares of new UMB preferred stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the certificate numbers and number of such shares to be redeemed from such holder, (iii) the redemption price, (iv) the place of redemption and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of new UMB preferred stock has been duly given and if the funds necessary for such redemption have been set aside by UMB for the benefit of the holders of any shares of new UMB preferred stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of new UMB preferred stock, such shares of new UMB preferred stock will no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In case of any redemption of only part of the shares of new UMB preferred stock at the time outstanding, the shares of new UMB preferred stock to be redeemed will be selected (i) pro rata, (ii) by lot, or (iii) in such other manner determined by resolution of the UMB board of directors to be fair and proper and permitted by DTC and the rules of any national securities exchange on which the new UMB preferred stock is listed.

Liquidation Rights

In the event that UMB voluntarily or involuntarily liquidates, dissolves, or winds up its affairs, holders of new UMB preferred stock are entitled to receive out of UMB’s assets available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock of UMB then outstanding ranking senior to or on parity with the new UMB preferred stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of UMB’s business and affairs, including the new UMB preferred stock, and before UMB makes any distribution or payment out of its assets to the holders of UMB common stock or any junior stock, an amount per share equal to the liquidation preference of $10,000 per share (equivalent to $25 per new UMB depositary share) plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the new UMB preferred stock will not be entitled to any further participation in any distribution of UMB’s assets.

In any such distribution, if UMB’s assets are not sufficient to pay the liquidation preference in full to all holders of new UMB preferred stock and all holders of any parity stock, the amounts paid to the holders of new UMB preferred stock and to such shares of parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock or any parity stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on UMB’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than new UMB preferred stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of new UMB preferred stock has been paid in full to all holders of new UMB preferred stock and the liquidation preference per share of any parity stock has been paid in full, the holders of UMB common stock or any other junior stock will be entitled to receive all of UMB’s remaining assets according to their respective rights and preferences.

Neither the sale, conveyance, exchange, or transfer of all or substantially all of UMB’s assets or business for cash, securities or other property, nor the consolidation or merger of UMB with any other entity, including a merger or consolidation in which the holders of new UMB preferred stock receive cash, securities or property for their shares, will constitute a liquidation, dissolution, or winding-up of UMB.

Because UMB is a holding company, UMB’s rights and the rights of UMB’s creditors and UMB’s shareholders, including the holders of the new UMB preferred stock, to participate in any distribution of assets of any of UMB’s subsidiaries upon that subsidiary’s liquidation, dissolution, reorganization or winding-up or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that UMB is a creditor with recognized claims against the subsidiary.

Holders of the new UMB preferred stock are subordinate to all of UMB’s indebtedness and to other non-equity claims on UMB and UMB’s assets, including in the event that UMB enters into a receivership, insolvency, liquidation or similar proceeding. The new UMB preferred stock may be fully subordinate to interests held by the U.S. government in the event UMB enters into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Voting Rights

Except as provided below and as determined by the UMB board of directors or a duly authorized committee of the UMB board of directors or as otherwise expressly required by law, the holders of the new UMB preferred stock will have no voting rights.

Whenever dividends on any shares of the new UMB preferred stock, or any parity stock having voting rights on parity with the voting rights provided to the new UMB preferred stock (“special voting preferred stock”), will have not been declared and paid in an aggregate amount equal to the amount of dividends payable on the new UMB preferred stock as contemplated herein for the equivalent of six or more quarterly dividend periods, whether or not consecutive (a “nonpayment”), the holders of the new UMB preferred stock, voting together as a class with holders of any special voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of a total of two additional members of the UMB board of directors (the “preferred directors”); provided that the UMB board of directors shall at no time include more than two preferred directors; provided, further, that the election of any such preferred directors may not cause UMB to violate any corporate governance requirement of the Nasdaq (or any other exchange on which UMB securities may be listed). In that event, the authorized number of directors on the UMB board of directors will be increased by two and, at the request of any holder of new UMB preferred stock, a special meeting of the holders of new UMB preferred stock and such special voting preferred stock for which dividends have not been paid will be called for the election of the two preferred directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of UMB stockholders, in which event such election will be held at such next annual or special meeting of UMB stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the new UMB preferred stock and such special voting preferred stock for four dividend periods following the nonpayment.

If and when full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) for at least four dividend periods following a nonpayment on the new UMB preferred stock and such special voting preferred stock, the holders of the new UMB preferred stock and such special voting preferred stock will be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment) and the term of office of each preferred director so elected will terminate and the number of directors on the UMB board of directors will automatically decrease by two.

Any preferred director may be removed at any time with or without cause by the holders of a majority of the outstanding shares of the new UMB preferred stock and such special voting preferred stock, voting together as a class based on their respective liquidation preferences, when they have the voting rights described above. So long as a nonpayment will continue, any vacancy in the office of a preferred director (other than removal from office as described above) may be filled by the written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of new UMB preferred stock and such special voting preferred stock, voting together as a class based on their respective liquidation preferences, to serve until the next annual meeting of UMB stockholders; provided that the filling of any such vacancy may not cause UMB to violate any corporate governance requirement of the Nasdaq (or any other exchange on which UMB securities may be listed). The preferred directors will each be entitled to one vote per director on any matter on which directors of UMB are entitled to vote.

Under regulations adopted by the Federal Reserve, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors, such series entitled to vote for the same director(s) will be deemed a class of voting securities and a company holding 25% or more of the series, or 5% or more if it otherwise exercises a “controlling influence” over UMB, will be subject to regulation as a bank holding company under the BHC Act unless it divests some or all of the securities so that it is no longer deemed to control or have a controlling influence over UMB. In addition, if the series is/are deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. While UMB does not believe the shares of new UMB preferred stock are considered “voting securities” currently, holders of such stock should consult their own counsel with regard to regulatory implications. A holder or group of holders may also be deemed to control UMB if they own one-third or more of UMB’s total equity.

So long as any shares of new UMB preferred stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the UMB articles of incorporation, as amended, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of new UMB preferred stock entitled to vote thereon, voting separately as a single class, will be required to:

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authorize, create, issue, or increase the authorized amount of any class or series of UMB capital stock ranking senior to the new UMB preferred stock with respect to payment of dividends or as to distributions upon UMB’s liquidation, dissolution, or winding-up, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of UMB capital stock;

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amend, alter, or repeal the provisions of the UMB articles of incorporation, as amended, including the certificate of designation for the new UMB preferred stock, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the powers, preferences, privileges, or rights of the new UMB preferred stock or any new UMB depositary shares, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase the authorized amount of, any junior stock or any parity stock, or any securities convertible into or exchangeable for junior stock or parity stock, will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of new UMB preferred stock or the new UMB depositary shares; or

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complete a binding share exchange or reclassification involving the new UMB preferred stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of UMB’s assets or business or consolidate with or merge into any other corporation, unless, in each case, the shares of new UMB preferred stock outstanding at the time of such consolidation or merger (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and powers (including voting powers), taken as a whole, that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and powers (including voting powers) of the new UMB preferred stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of new UMB preferred stock will have been redeemed or called for redemption upon proper notice and sufficient funds will have been set aside by UMB for the benefit of the holders of the new UMB preferred stock to effect such redemption.

Preemptive and Conversion Rights

Holders of new UMB preferred stock do not have any preemptive or conversion rights.

Listing

Shares of new UMB preferred stock are expected to be listed on the Nasdaq at the effective time.

Depositary, Transfer Agent, and Registrar

Computershare Trust Company, N.A. will serve as the initial depositary, transfer agent, and registrar for the new UMB preferred stock and the depositary for the new UMB depositary shares (the “depositary”). UMB may, in its sole discretion, remove the depositary in accordance with the agreement between UMB and the depositary; provided that UMB will appoint a successor who will accept such appointment prior to the effectiveness of its removal.

Calculation Agent

HTLF Bank and its successors and assigns will be the calculation agent for the new UMB preferred stock.

New UMB Depositary Shares

HTLF has issued fractional interests in shares of the HTLF preferred stock in the form of HTLF depositary shares, which at the effective time will represent a corresponding interest in shares of new UMB preferred stock. The shares of new UMB preferred stock will be deposited with the depositary, under the deposit agreement. Each new UMB depositary share will represent a 1/400th ownership interest in a share of new UMB preferred stock, and the new UMB depositary shares will be evidenced by a depositary receipt. Subject to the terms of the deposit agreement, each holder of a new UMB depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of new UMB preferred stock represented by such depositary share, to all the rights and preferences of the new UMB preferred stock represented thereby (including dividend, voting, redemption and liquidation rights) provided in the deposit agreement applicable thereto.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, holders of HTLF common stock will receive shares of UMB common stock and holders of HTLF preferred stock will receive shares of new UMB preferred stock and, in both cases, they will cease to be shareholders of HTLF. UMB is organized under the laws of the State of Missouri and HTLF is organized under the laws of the State of Delaware. The following is a summary of the material differences between (1) the current rights of holders of HTLF common stock under Delaware law and the HTLF certificate of incorporation and HTLF bylaws and (2) the current rights of holders of UMB common stock under Missouri law and the UMB articles of incorporation and UMB bylaws.

For more information on the new UMB preferred stock and the new UMB depositary shares, see the sections entitled “The Merger Agreement—Treatment of HTLF Preferred Stock and HTLF Depositary Shares” and “Description of New UMB Preferred Stock.”

UMB and HTLF believe that this summary describes the material differences between the rights of holders of UMB common stock as of the date of this joint proxy statement/prospectus and the rights of holders of HTLF common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to UMB’s and HTLF’s governing documents, which we urge you to read carefully and in their entirety. Copies of UMB’s and HTLF’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”

	UMB	HTLF
Authorized and Outstanding Capital Stock:	The UMB articles of incorporation currently authorizes UMB to issue up to (i) eighty million (80,000,000) shares of common stock, par value $1.00 per share and (ii) one million (1,000,000) shares of preferred stock, par value $0.01 per share. If the UMB articles amendment proposal is approved, the authorized capital stock of UMB immediately prior to the effective time will consist of (i) one hundred sixty million (160,000,000) shares of common stock, par value $1.00 per share and (ii) one million (1,000,000) shares of preferred stock, par value $0.01 per share. As of the record date for the UMB special meeting, there were 48,744,131 shares of UMB common stock outstanding and no shares of UMB preferred stock outstanding.

HTLF’s certificate of incorporation currently authorizes HTLF to issue up to (i) sixty million (60,000,000) shares of HTLF common stock, par value $1.00 per share and (ii) two hundred thousand (200,000) shares of HTLF preferred stock, par value $1.00 per share.

As of June 26, 2024, the record date for the HTLF special meeting, there were 42,828,519 shares of HTLF common stock outstanding and 11,500 shares of HTLF preferred stock outstanding.

Preferred Stock:	Upon authorization from the UMB board of directors, UMB has the authority to issue up to one million (1,000,000) shares of preferred stock, par value $0.01	Upon authorization from the HTLF board of directors, HTLF has the authority to issue up to two hundred thousand (200,000) shares of preferred stock, par

	UMB	HTLF

per share, without prior shareholder approval.

The UMB articles of incorporation authorizes the UMB board of directors, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

value $1.00 per share, without prior stockholder approval.

HTLF’s certificate of incorporation authorizes the HTLF board of directors, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in series, and to establish the number of shares constituting any such series (but not below the number of shares thereof then outstanding), and to fix by resolution the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

Voting Rights:

With the exception of the election of directors, UMB shareholders are entitled to one (1) vote for each share on all matters with respect to which UMB shareholders are entitled to vote.

UMB shareholders have the right to cumulate their votes with respect to the election of directors.

Holders of HTLF common stock are entitled to one (1) vote for each share on all matters with respect to which the holders of HTLF common stock are entitled to vote.

Holders of HTLF common stock do not have the right to cumulate their votes with respect to the election of directors.

Qualification of Directors:	Directors need not be UMB shareholders.	Directors need not be HTLF stockholders. No person is eligible for election to the HTLF board of directors if such person has attained the age of seventy-two (72) prior to the date of the HTLF stockholders’ meeting at which directors are to be elected.
Size of Board of Directors:

The number of members of the UMB board of directors must be at least eight (8) and not more than eighteen (18) and the UMB board of directors may increase or decrease the size of the UMB board of directors within that range.

There are currently eleven (11) directors serving on the UMB board of directors.

Pursuant to the merger agreement, the surviving corporation’s board will consist of sixteen (16) directors, of which (i) eleven

The number of members of the HTLF board of directors must be at least three (3) and not more than thirteen (13). The HTLF board of directors may increase or decrease the size of the HTLF board of directors within that range by resolution of not less than 66 2/3% of the HTLF board of directors immediately prior to such proposed change.

The HTLF board of directors may appoint one or more non-voting associate directors. The associate directors, who are not members of

	UMB	HTLF
	(11) will be members of the UMB board of directors as of immediately prior to the effective time, and (ii) five (5) will be members of the HTLF board of directors as of immediately prior to the effective time.	the HTLF board of directors, serve in a non-voting advisory capacity. There are currently twelve (12) directors and two (2) associate directors serving on the HTLF board of directors.
Election of Directors:	Each director holds office until the earlier of (i) the next succeeding annual meeting at which directors are elected or the date when such director’s successor has been duly elected and qualified or (ii) such director’s earlier death, resignation, removal or disqualification.	Each director holds office until the next annual meeting of HTLF stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office.
Vacancies on the Board of Directors:	Vacancies on the UMB board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director. Any director elected to fill a vacancy will hold office until the next annual meeting of UMB shareholders.	Any vacancies in the HTLF board of directors for any reason, and any directorships resulting from any increase in the number of directors on the HTLF board of directors, may be filled by the HTLF board of directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen will hold office until the next election and until their successors will be elected and qualified.
Removal of Directors:	Any director or the entire UMB board of directors may be removed from office with or without cause if at a meeting specially called for the purpose of removing directors, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock then entitled to vote in elections of directors. In addition, any director may be removed for cause by action of a majority of the UMB board of directors if the director to be removed, at the time of removal, fails to meet the qualifications for election as a director stated in the UMB articles of incorporation or UMB bylaws or is in breach of any agreement between such director and UMB	Any director can be removed at any time, with or without cause. The removal of any director requires the affirmative vote of the holders of not less than 70% of the outstanding shares of HTLF common stock entitled to vote generally in the election of directors, voting together as a single class, cast at an annual meeting of HTLF stockholders or at a meeting of the HTLF stockholders called for that purpose.

	UMB	HTLF
relating to such director’s services as a director or employee of UMB. Notice of the proposed removal of a director by the UMB board of directors must be given to all directors of UMB prior to action thereon.
Amendments to Organizational Documents:	The UMB articles of incorporation provide that an amendment to the UMB articles of incorporation to (i) authorize other or additional classes of shares, (ii) increase or decrease the number of shares authorized, (iii) establish, limit or deny to shareholders of any class the right to purchase or subscribe for any shares of stock of UMB of any class or to purchase or subscribe for any obligations, bonds, notes, debentures or securities or convertible stock, (iv) vary the preferences, priorities, special powers, qualifications, limitations, restrictions and the special or relative rights or other characteristics in respect of the shares of each class, or (v) accept and avail itself of, or subject itself to, the provisions of any statutes of Missouri hereafter enacted pertaining to general and business corporations, to exercise all the rights, powers and privileges conferred upon corporations organized thereunder or accepting the provisions thereof and to assume the obligations and duties imposed therein, (x) requires the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of UMB stock entitled to vote thereon or (y) if Missouri law requires a separate vote by classes of shares, upon the affirmative vote of the holders of a majority of shares of each class whose separate vote is required. None of the provisions of Articles III, X or XI of the UMB articles of

Under the DGCL, an amendment to a Delaware corporation’s certificate of incorporation requires (i) a board resolution stating the advisability of the amendment, (ii) approval by a majority of the holders of outstanding capital stock of each class entitled to vote thereon and (iii) approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

Amendments to HTLF’s certificate of incorporation may be effected in the manner prescribed by the DGCL, except that the amendment of Articles VI, XII, XIII, XIV, XV or sections of Article VIII of HTLF’s certificate of incorporation requires the affirmative vote of the holders of at least 70% of the voting power of all of the then outstanding capital stock of HTLF entitled to vote thereon, unless approved by not less not less than 66 2/3% of the HTLF board of directors.

The HTLF bylaws may be amended by (i) the affirmative vote of not less than 66 2/3% of the HTLF board of directors, or the written consent of all of such directors; or (ii) the affirmative vote of the holders of shares of HTLF capital stock having at least 70% of the voting power of all outstanding HTLF capital stock entitled to vote thereon.

	UMB	HTLF

incorporation may be amended or repealed nor may any provision be added that would be inconsistent with Articles III, X or XI of the UMB articles of incorporation or the UMB bylaws, unless such amendment, repeal or additional provision shall be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of UMB entitled to vote thereon.

The UMB bylaws may be altered, amended, suspended or repealed, or new bylaws may be adopted, by (i) the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, (ii) a resolution adopted by a majority of the UMB board of directors at a meeting thereof or (iii) unanimous written consent of the entire UMB board of directors in lieu of a meeting.

Shareholder Action by Written Consent:	Any action required or permitted to be taken by the shareholders of UMB may be taken without a meeting if consents in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.	Any action required or permitted to be taken by the HTLF stockholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such holders.
Special Meetings of Shareholders:	Special meetings of the UMB shareholders may be called (i) at any time by the chair of the UMB board of directors, or in the case of the absence or disability of the chair, by the chief executive officer or the president of UMB, (ii) upon the written request of a majority of the UMB board of directors or (iii) upon the written request of the holders of not less than one-fifth of the outstanding stock of the Corporation entitled to vote at such meeting.	Special meetings of the HTLF stockholders may be called by the chairman or a vice chairman of the HTLF board of directors, the chief executive officer, the president, the HTLF board of directors, or at the request in writing of HTLF stockholders owning a majority of the issued and outstanding voting stock of the corporation. Within ten days after the receipt of such a written request, the chairman of the board, chief executive officer, president or another designated officer must send a notice of meeting.
Record Date:	The UMB board of directors may fix a record date that is not more than seventy (70) days before any	The HTLF board of directors may fix a record date that is not more than sixty (60) days before nor

	UMB	HTLF
	meeting of the UMB shareholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change, conversion or exchange of shares will go into effect.	less than ten (10) days before any meeting of HTLF stockholders. If no record date is fixed, the record date for determining HTLF stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
Quorum:

Under Missouri law, shares of UMB common stock representing a majority of the votes entitled to be cast on a matter must be present or represented by proxy to constitute a quorum for action on such matter.

At any meeting of the UMB shareholders, a majority of the outstanding shares of stock entitled to vote at such meeting will constitute a quorum for all purposes, including for the election of directors. Shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on any matter will be deemed represented for quorum purposes. Shares that are given voting instructions on at least one matter to be voted upon will also be deemed represented for quorum purposes. If the proxy states how shares will be voted absent instructions by the shareholder, then such shares will be deemed to be represented at the meeting for quorum purposes.

A majority of the outstanding shares of HTLF stock entitled to vote, represented in person or by proxy, will constitute a quorum at any meeting of HTLF stockholders; provided, however, that if less than a majority of the outstanding shares of HTLF entitled to vote are represented at said meeting, a majority of the shares of HTLF stock entitled to vote may adjourn the meeting. At any adjourned meeting of the HTLF stockholders at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

Abstentions are considered present for purposes of establishing a quorum.

Notice of Shareholder Actions/Meetings:	Notice of each UMB shareholders’ meeting must be served to the UMB shareholders entitled to vote at such meeting not less than ten (10) days or more than seventy (70) days before the meeting date and that such notice must set forth the time and the place where and/or electronic	Written notice stating the place and time of an HTLF stockholder meeting must be provided to HTLF stockholders of record entitled to vote at such meeting, along with the place where the HTLF stockholder list may be examined prior to such meeting, which notice must include, in the

	UMB	HTLF

platform upon which, the meeting is to be held.

In the case of an annual meeting, the notice must state that the purposes thereof are, at a minimum, the election of directors and the transaction of such other business as may properly come before the meeting. In the case of a special meeting, such notice must state the purpose or purposes for which the meeting is called, and any other information required by Missouri law or the UMB bylaws.

case of a special meeting, the purposes for which the HTLF stockholder meeting is called, not less than ten (10) nor more than sixty (60) days before the date of such meeting, or in the case of a merger or consolidation of HTLF requiring stockholder approval or a sale, lease or exchange of all or substantially all of HTLF’s property and assets, not less than twenty (20) nor more than sixty (60) days before the date of the HTLF stockholder meeting. The notice will state the means of remote communications, if any, by which HTLF stockholders and proxy holders may be deemed present in person and vote at the meeting. If the voting list for the HTLF stockholder meeting is to be made available by means of an electronic network or if the meeting is to be held solely by remote communication, the notice must include the information required to access the reasonably accessible electronic network on which HTLF will make its voting list available either prior to the meeting or, in the case of a meeting held solely by remote communication, during the meeting.

Advance Notice Requirements for Shareholder Nominations and Other Proposals:	To be properly brought before any meeting of UMB shareholders nominations for the election of director or other business (i) must be a proper matter for UMB shareholder action, (ii) must be (A) specified in the notice of meeting (including any supplemental notice) given by or at the direction of the UMB board of directors, (B) otherwise properly brought before the meeting by or at the direction of the UMB board of directors, or (C) otherwise properly brought before the meeting by a shareholder of record who is

For a stockholder proposal for the election of directors or other business to be properly brought before a special or annual meeting by a HTLF stockholder, the HTLF stockholder must have given timely notice thereof in writing to the secretary of HTLF.

To be timely, a HTLF stockholder’s notice must be delivered, mailed or telegraphed to HTLF’s principal executive offices not less than thirty (30) days nor more than seventy-five (75) days prior to the date of the originally scheduled meeting of HTLF stockholders; provided,

	UMB	HTLF
	entitled to vote at the meeting and (iii) if brought by a UMB shareholder, must have been identified in a notice in writing that complies with applicable law and that is given to the UMB secretary at the principal office of UMB (regardless of any other public or private notice that may exist) and received by the UMB secretary (A) if the meeting is to be held on a day that is not more than thirty (30) days from the anniversary of the previous year’s annual meeting, not later than the close of business on the 120th day and not earlier than the close of business on the 150th day before the date of UMB’s proxy statement released to UMB shareholders in connection with the previous year’s annual meeting or (B) otherwise not later than the close of business on the tenth (10th) day following the date when UMB provides notice or public disclosure of the date of the meeting.	however, that, if less than forty (40) days’ notice of the date of the scheduled meeting of HTLF stockholders is given or made, notice by the HTLF stockholder, to be timely, must be so delivered, mailed or telegraphed not later than the close of business on the tenth (10th) day following the day on which notice of the date of the scheduled meeting was first mailed to the HTLF stockholders. Any such notice must also comply with the information requirements set forth in the HTLF bylaws.
Limitation of Liability of Directors and Officers:	Neither the UMB articles of incorporation nor its bylaws contain provisions limiting liability of directors and officers.	To the fullest extent permitted by the DGCL, HTLF directors will not be liable to HTLF or the HTLF stockholders for monetary damages for breach of fiduciary duty as a director.
Indemnification of Directors and Officers:	UMB will indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a defendant party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action, suit, or proceeding by or in the right of UMB), by reason of the fact that such person is or was a director or officer of UMB or any of its subsidiaries, or is or was serving at the request of UMB as a director or officer of another corporation, partnership, joint	HTLF will indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of HTLF) by reason of the fact that he or she is or was a director or officer of HTLF, or is or was serving at the request of HTLF as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans), against expenses (including attorneys’ fees), judgments, fines and amounts paid

UMB	HTLF

venture, trust, or other enterprise (which will be deemed to include service in a fiduciary capacity or otherwise with respect to any employee benefit plan of UMB or any other corporation or other entity), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of such action, suit, or proceeding if such person (i) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of UMB or the participants or beneficiaries of any employee benefit plan and (ii) with respect to any criminal action, suit, or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

UMB will indemnify, to the fullest extent permitted by applicable law, any person who was or is a party to any proceeding by or in the right of UMB to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of UMB or any of its subsidiaries or is or was serving at the request of UMB as a director, officer, employee or agent of another enterprise, against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of UMB.

Notwithstanding any indemnification under the provisions of the UMB bylaws described above, no indemnification will be made in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of HTLF, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

HTLF will also indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action or suit by or in the right of HTLF to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of HTLF, or is or was serving at the request of HTLF as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans), against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of HTLF, and except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to HTLF unless an applicable court determines that such person is fairly and reasonably entitled to indemnity for such expenses that such court deems proper.

	UMB	HTLF
where any person is adjudged to be liable for negligence or misconduct in the performance of their duty to UMB, unless and only to the extent that a court determines that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Anti-Takeover Provisions:

Under Section 351.459 of Missouri law, business combinations with interested shareholders that beneficially own 20% or more of the corporation’s outstanding voting stock are prohibited without certain additional approvals unless such business combination receives the prior approval of the corporation’s board of directors.

Under Section 351.407 of Missouri law, control shares acquired in a control share acquisition will have the same voting rights as were given to the shares before the control share acquisition but only to the extent granted by shareholders of UMB. The resolution must be approved by (i) the affirmative vote of a majority of all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, and (ii) the affirmative vote of a majority of all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares.

The HTLF certificate of incorporation provides that HTLF expressly elects to be governed by Section 203 of the DGCL. Under Section 203 of the DGCL, HTLF may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of HTLF (for purposes of this paragraph, an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (i) the HTLF board of directors approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of HTLF, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans or (iii) the transaction is approved by the HTLF board of

	UMB	HTLF

directors and by the affirmative vote of two-thirds (2/3) of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of HTLF who was the owner of 15% or more of the outstanding voting stock within the preceding three (3) year period (subject to certain exceptions).

The affirmative vote of the holders of at least 70% of the voting power of all outstanding HTLF stock entitled to vote will be required for (i) any merger or consolidation of HTLF or any subsidiary, (ii) any sale, lease, exchange or other disposition by HTLF or any subsidiary of all or substantially all of HTLF’s assets, (iii) any issuance or transfer by HTLF or any subsidiary of any voting securities of HTLF (other than stock options) to a third party in exchange for cash, assets or securities and (iv) any voluntary dissolution of HTLF, except that this additional 70% vote will not be required for transactions that (x) are approved prior to consummation by at least 66 2/3% of the HTLF board of directors, (y) any transaction with a corporation that is majority owned by HTLF or (z) which is a merger with another corporation without action by HTLF’s stockholders to the extent permitted under the DGCL.

Rights of Dissenting Shareholders:	Under Section 351.455 of Missouri law, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of such shareholder’s shares in the event of certain corporate actions, like certain mergers and consolidations. However, when	Under Section 262 of the DGCL, stockholders may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However,

	UMB	HTLF
	such appraisal rights are available, then such appraisal rights are to be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.	stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.
Exclusive Forum:	Neither the UMB articles of incorporation nor the UMB bylaws contain an exclusive forum provision.	Neither the HTLF certificate of incorporation nor the HTLF bylaws contain an exclusive forum provision.

LEGAL MATTERS

The validity of the shares of UMB common stock in connection with the merger will be passed upon for UMB by Sandberg Phoenix & Von Gontard P.C.

Certain federal income tax consequences of the mergers will be passed upon for UMB by Davis Polk & Wardwell LLP, counsel for UMB, and for HTLF by Wachtell, Lipton, Rosen & Katz, counsel for HTLF.

EXPERTS

The consolidated financial statements of UMB Financial Corporation as of December 31, 2023 and 2022, and for each of the years in the three (3)-year period ended December 31, 2023, and management’s assessment of the effectiveness of UMB’s internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of HTLF as of December 31, 2023 and 2022, and for each of the years in the three (3)-year period ended December 31, 2023, and management’s assessment of the effectiveness of HTLF’s internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

UMB

Stockholder Proposals (Rule 14a-8). If a UMB shareholder wishes to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) for inclusion in UMB’s proxy statement for its 2025 annual meeting of shareholders (the “UMB 2025 annual meeting”), UMB must have received such proposal and support statements, if any, at its principal executive offices no later than November 13, 2024, unless the date of the UMB 2025 annual meeting of shareholders is changed by more than thirty (30) days from April 30, 2025 (the one (1) year anniversary date of UMB’s 2024 annual meeting of shareholders), in which case the proposal must be received a reasonable time before UMB begins to print and mail its proxy materials. Only proper proposals that are timely received and in compliance with Rule 14a-8 will be included in UMB’s proxy statement for the UMB 2025 annual meeting.

Other Business Proposals or Nominations. Under the UMB bylaws, to be properly brought before any annual meeting, nominations or other business, if brought by a shareholder, must have been identified in a notice in writing that complies with applicable law and that is given to the secretary of UMB at the principal office of UMB (regardless of any other public or private notice that may exist) and received by the secretary (i) if the meeting is to be held on a day that is not more than thirty (30) days from the anniversary of the previous year’s annual meeting, not later than the close of business on the 120th day and not earlier than the close of business on the 150th day before the date of UMB’s proxy statement released to shareholders in connection with the previous year’s annual meeting or (ii) otherwise not later than the close of business on the 10th day following the date when UMB provides notice or public disclosure of the date of the meeting.

HTLF

Upon the completion of the mergers, HTLF will be merged with and into UMB and, consequently, will no longer hold annual meetings of HTLF stockholders. HTLF does not anticipate holding a 2025 annual meeting of stockholders (the “HTLF 2025 annual meeting”) if the mergers are completed as currently expected. In the event that the mergers are not completed within the expected time frame, or at all, HTLF may hold the HTLF 2025 annual meeting. Any stockholder nominations or proposals for other business intended to be presented at HTLF’s next annual meeting must be submitted to HTLF as set forth below.

Stockholder Proposals (Rule 14a-8). If a HTLF stockholder wishes to submit a proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in HTLF’s proxy statement for the HTLF 2025 annual meeting, HTLF must receive such proposal and supporting statements, if any, at its principal executive office no later than December 10, 2024, unless the date of the HTLF 2025 annual meeting is changed by more than 30 days from May 22, 2025 (the one-year anniversary date of the HTLF 2024 annual meeting), in which case the proposal must be received a reasonable time before HTLF begins to print and mail its proxy materials. Only proper proposals that are timely received and in compliance with Rule 14a-8 will be included in HTLF’s proxy statement for the HTLF 2025 annual meeting.

Other Business Proposals or Nominations. For proposals to be made by a HTLF stockholder outside of Rule 14a-8 and to be brought before the HTLF 2025 annual meeting, the HTLF stockholder’s written notice of the proposal must be delivered or mailed to HTLF, at its corporate secretary’s address indicated on the cover page of this joint proxy statement/prospectus, not less than 30 days nor more than 75 days prior to the scheduled date of the HTLF 2025 annual meeting, regardless of any postponements, deferrals or adjournments of the meeting to a later date; provided, however, that if less than 40 days’ notice of the date of the scheduled HTLF annual 2025 meeting is given or made by HTLF, the HTLF stockholder’s written notice must be delivered, mailed or telegraphed to HTLF not later than the close of business on the 10th day following the date on which notice of the date of the scheduled meeting was first mailed to the HTLF stockholders. The HTLF stockholder’s notice must comply with the requirements set forth in the advance notice provisions of the HTLF bylaws.

WHERE YOU CAN FIND MORE INFORMATION

UMB and HTLF file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both UMB and HTLF, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by UMB, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing the investor relations page of UMB’s website at www.investorrelations.umb.com or, alternatively, by directing a request by telephone or mail to UMB Financial Corporation, Attn: John Pauls, 1010 Grand Boulevard, Kansas City, Missouri 64106, (816) 860-7889, and documents filed with the SEC by HTLF will be available free of charge by accessing the investor relations page of HTLF’s website at www.ir.htlf.com or, alternatively, by directing a request by telephone or mail to Heartland Financial USA, Inc, 1800 Larimer Street, Suite 1800, Denver, Colorado 80202, (303) 285-9200.

The web addresses of the SEC, UMB and HTLF are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

UMB has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to UMB’s securities to be issued in the merger. This document constitutes the prospectus of UMB filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows UMB and HTLF to incorporate by reference into this document documents filed with the SEC by UMB and HTLF. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus. UMB and HTLF incorporate by reference the documents listed below and any documents filed by UMB or HTLF under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated as well as between the date of this joint proxy statement/prospectus and the date on which the UMB special meeting is held and the date on which the HTLF special meeting is held:

UMB Filings (SEC File No. 001-38481)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2023, filed February 22, 2024

Annual Report on Form 11-K	Filed June 26, 2024

Quarterly Reports on Form 10-Q	Filed May 7, 2024

Proxy Statement on Schedule 14A	Filed March 13, 2024

Current Reports on Form 8-K	Filed February 5, 2024, April 29, 2024 (SEC Accession No. 0001193125-24-120054), May 1, 2024 and May 2, 2024

UMB Filings (SEC File No. 001-38481)	Periods Covered or Date of Filing with the SEC
The description of UMB common stock contained in UMB’s registration statement on Form 8-A filed under Section 12 of the Exchange Act, including all amendments and reports filed with the SEC for purposes of updating such description	Filed May 1, 2018

HTLF Filings (SEC File No. 001-15393)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2023, filed February 23, 2024

Quarterly Reports on Form 10-Q	Filed May 8, 2024

Current Reports on Form 8-K	Filed February 13, 2024, February 20, 2024, April 29,2024 (SEC Accession No. 0001140361-24-022730) and May 28, 2024

Definitive Proxy Statement on Schedule 14A	Filed April 9, 2024

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

• if you are a UMB shareholder:	• if you are a HTLF stockholder:

UMB Financial Corporation 1010 Grand Boulevard Kansas City, Missouri 64106 (816) 860-7889 Attention: Corporate Secretary	Heartland Financial USA, Inc. 1800 Larimer Street, Suite 1800 Denver, Colorado 80202 (303) 285-9200 Attention: Corporate Secretary

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to UMB and Merger Sub was provided by UMB and the information contained in this document with respect to HTLF was provided by HTLF.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HEARTLAND FINANCIAL USA, INC.,

UMB FINANCIAL CORPORATION

and

BLUE SKY MERGER SUB INC.

Dated as of April 28, 2024

A-i

A-ii

A-iii

Exhibit A – Form of UMB Articles Amendment
Exhibit B – Form of Certificate of Designations for the UMB Series A Preferred Stock
Exhibit C – Form of Bank Merger Agreement
Exhibit D – Form of HTLF Support Agreement
Exhibit E – Form of UMB Support Agreement
Exhibit F – Form of Surviving Entity Charter

A-iv

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	82
affiliate	93
Agreement	1
Assumed Equity Awards	7
Assumed Option	7
Assumed PSU Award	6
Assumed RSU Award	5
Bank Merger	10
Bank Merger Act	20
Bank Merger Agreement	11
Bank Merger Certificates	11
BHC Act	15
business day	93
Capitalization Date	17
CARES Act	30
Certificate of Merger	3
Chosen Courts	94
Closing	3
Closing Date	3
Code	2
Collective Bargaining Agreement	29
Confidentiality Agreement	74
Continuing Employee	77
Delaware Secretary	3
DGCL	3
DOL	26
Effective Time	3
Employee Benefit Plan	25
Enforceability Exceptions	19
Environmental Laws	33
ERISA	25
ERISA Affiliate	26
ESPP	8
Exchange Act	22
Exchange Agent	11
Exchange Fund	11
Exchange Ratio	3
FCPA	41
FDIC	17
Federal Reserve Board	20
FINRA	39
GAAP	15
Governmental Entity	20
HSR Act	20
HTLF	1
HTLF Agent	40
HTLF Benefit Plans	25
HTLF Board Recommendation	75
HTLF Bylaws	16

A-v

HTLF Charter	16
HTLF Common Stock	3
HTLF Contract	31
HTLF Directors	81
HTLF Disclosure Schedule	14
HTLF Equity Awards	7
HTLF Indemnified Parties	79
HTLF Insiders	84
HTLF Insurance Subsidiary	40
HTLF Meeting	74
HTLF Option	6
HTLF Owned Properties	34
HTLF Preferred Stock	17
HTLF PSU Award	6
HTLF Qualified Plans	26
HTLF Real Property	34
HTLF Regulatory Agencies	21
HTLF Reports	29
HTLF RSU Award	5
HTLF Securities	18
HTLF Series E Preferred Stock	4
HTLF Stock Plan	5
HTLF Subsidiary	16
HTLF Subsidiary Bank	10
HTLF Subsidiary Securities	18
HTLF Supervisory Action	32
HTLF Support Agreement	2
HTLF Terminating Award Consideration	7
HTLF Terminating Awards	7
HTLF Terminating Option	7
HTLF Terminating Option Consideration	7
HTLF Terminating PSU Award	6
HTLF Terminating PSU Award Consideration	6
HTLF Terminating RSU Award	5
HTLF Terminating RSU Award Consideration	6
Intellectual Property	35
Intended Tax Treatment	2
Investment Advisers Act	39
IRS	26
IT Assets	35
Joint Proxy Statement	20
Key Employee	68
knowledge	93
Liens	18
Loans	37
made available	93
Material Adverse Effect	15
Materially Burdensome Regulatory Condition	73
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Bylaws	43

A-vi

Merger Sub Charter	43
Merger Sub Common Stock	5
Mergers	1
Missouri Secretary	9
Multiemployer Plan	25
Multiple Employer Plan	27
OCC	20
OFAC	41
Old Certificate	4
Pandemic	16
Pandemic Measures	16
PBGC	27
Permitted Encumbrances	34
person	93
Personal Data	30
Premium Cap	79
Recommendation Change	75
Representatives	81
Requisite HTLF Vote	19
Requisite Regulatory Approvals	72
Requisite UMB Vote	46
Riegle-Neal Act	20
RSM	9
S-4	20
Sanctions	41
Sarbanes-Oxley Act	22
SEC	20
Second Effective Time	9
Second Merger Articles of Merger	9
Second Step Merger	1
Securities Act	29
Subsidiary	16
Surviving Corporation	1
Surviving Entity	1
Takeover Statutes	37
Tax	25
Tax Return	25
Taxes	25
Termination Date	88
Termination Fee	90
Trust Preferred Securities	84
UMB	1
UMB Advisory Entity	62
UMB Agent	64
UMB Articles	43
UMB Articles Amendment	10
UMB Benefit Plans	51
UMB Board Recommendation	75
UMB Broker-Dealer Subsidiary	63
UMB Bylaws	43
UMB Common Stock	3
UMB Contract	56

A-vii

UMB Directors	81
UMB Disclosure Schedule	20
UMB Equity Awards	44
UMB Insurance Subsidiary	64
UMB Meeting	74
UMB Option Awards	44
UMB Owned Properties	59
UMB Preferred Stock	44
UMB PSU Awards	44
UMB Qualified Plan	78
UMB Qualified Plans	52
UMB Real Property	59
UMB Regulatory Agencies	47
UMB Reports	55
UMB Restricted Stock Awards	44
UMB RSU Awards	44
UMB Securities	44
UMB Series A Preferred Stock	4
UMB Share Issuance	46
UMB Subsidiary	43
UMB Subsidiary Bank	10
UMB Subsidiary Securities	45
UMB Supervisory Action	57
UMB Support Agreement	2

A-viii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2024 (this “Agreement”), is by and among Heartland Financial USA, Inc., a Delaware corporation (“HTLF”), UMB Financial Corporation, a Missouri corporation (“UMB”), and Blue Sky Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of UMB (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of HTLF, UMB and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders and shareholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which (a) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into HTLF (the “Merger”), so that HTLF is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger, and (b) immediately following the Merger and as part of a single, integrated transaction, UMB shall cause the Surviving Entity to be merged with and into UMB (the “Second Step Merger”, and together with the Merger, the “Mergers”), so that UMB is the surviving corporation in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Board of Directors of HTLF has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of HTLF and HTLF’s stockholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by HTLF of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, the Board of Directors of each of UMB and Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers and the UMB Articles Amendment, are in the best interests of UMB and Merger Sub and their respective shareholders and stockholders, as applicable, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by UMB and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the UMB Articles Amendment;

WHEREAS, the Board of Directors of HTLF, subject to the terms of this Agreement, has resolved to recommend that HTLF’s stockholders adopt this Agreement and to submit this Agreement to HTLF’s stockholders for adoption;

WHEREAS, the Board of Directors of UMB, subject to the terms of this Agreement, has resolved to recommend that UMB’s shareholders approve the UMB Share Issuance and the UMB Articles Amendment and to submit the UMB Share Issuance and the UMB Articles Amendment to UMB’s shareholders for approval;

WHEREAS, for federal income tax purposes, it is intended that (i) the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code and (ii) the Bank Merger shall qualify as a “reorganization” within the meaning of the Code, and this Agreement is intended to be adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code ((i) and (ii) collectively, the “Intended Tax Treatment”);

WHEREAS, the Chief Executive Officer of HTLF is supportive of this Agreement and the transactions contemplated hereby, including the Merger, and has determined that it is in his best interests to provide for his support for this Agreement and such transactions and, concurrently with the execution of this Agreement, is entering into a support agreement with UMB in the form set forth in Exhibit D (the “HTLF Support Agreement”), pursuant to which, among other things, he is agreeing, subject to the terms of the HTLF Support Agreement, to vote all shares of HTLF Common Stock such holder owns and has the sole power to vote or direct the voting thereof in favor of the approval and adoption of this Agreement, and the HTLF Support Agreement is further a condition and inducement for UMB to enter into this Agreement;

WHEREAS, the Chief Executive Officer of UMB is supportive of this Agreement and the transactions contemplated hereby, including the Merger, and has determined that it is in his best interests to provide for his support for this Agreement and such transactions and, concurrently with the execution of this Agreement, is entering into a support agreement with HTLF in the form set forth in Exhibit E (the “UMB Support Agreement”), pursuant to which, among other things, he is agreeing, subject to the terms of the UMB Support Agreement, to vote all shares of UMB Common Stock such holder owns and has the sole power to vote or direct the voting thereof in favor of the UMB Share Issuance and the UMB Articles Amendment, and the UMB Support Agreement is further a condition and inducement for HTLF to enter into this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGERS

Section 1.01. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into HTLF, with HTLF surviving the Merger as the Surviving Entity. The Surviving Entity shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article 7 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by HTLF and UMB. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.03. Effective Time. On or (if agreed by HTLF and UMB) prior to the Closing Date, the parties shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (the “Certificate of Merger”). The Merger shall become effective at such time as specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

Section 1.04. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

Section 1.05. Conversion of HTLF Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of UMB, Merger Sub, HTLF or the holder of any securities of UMB, Merger Sub or HTLF:

(a) Subject to Section 2.02(e), each share of the common stock, par value $1.00 per share, of HTLF issued and outstanding immediately prior to the Effective Time (the “HTLF Common Stock”), except for shares of

HTLF Common Stock owned by HTLF or UMB (in each case other than shares of HTLF Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by HTLF or UMB in respect of debts previously contracted), shall be converted into the right to receive 0.5500 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of common stock, par value $1.00, of UMB (the “UMB Common Stock”).

(b) All of the shares of HTLF Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of HTLF Common Stock) previously representing any such shares of HTLF Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of UMB Common Stock which such shares of HTLF Common Stock have been converted into the right to receive pursuant to this Section 1.05, (ii) cash in lieu of fractional shares which the shares of HTLF Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.05 and Section 2.02(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.02, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of UMB Common Stock or HTLF Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give UMB and the holders of HTLF Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit HTLF or UMB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of HTLF Common Stock that are owned by HTLF or UMB (in each case other than shares of HTLF Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by HTLF or UMB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no UMB Common Stock or other consideration shall be delivered in exchange therefor.

Section 1.06. HTLF Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of UMB, Merger Sub, HTLF or the holder of any securities of UMB, Merger Sub or HTLF, each share of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, par value $1.00 per share, of HTLF (“HTLF Series E Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of a newly created series of preferred stock of UMB having the terms set forth in the Form of Certificate of Designations of the Series A Preferred Stock attached hereto as Exhibit B (all shares of such newly created series, collectively, the “UMB Series A Preferred Stock”) and, upon such conversion, the HTLF Series E Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

Section 1.07. Merger Sub Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Entity and such shares of common stock of the Surviving Entity shall constitute the only outstanding capital stock of the Surviving Entity.

Section 1.08. Treatment of HTLF Equity Awards.

(a) Restricted Stock Units.

(i) At the Effective Time, except as set forth in Section 1.08(a)(ii), each time-vesting restricted stock unit award (not including any award that vests based on the achievement of a combination of time- and performance-based vesting conditions but including any award that was subject to one or more performance-based vesting conditions but is no longer subject to any performance-based vesting conditions) in respect of shares of HTLF Common Stock granted under the Heartland Financial USA, Inc. 2020 Long-Term Incentive Plan (the “HTLF Stock Plan) (each such restricted stock unit award, a “HTLF RSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of HTLF or any holder of such HTLF RSU Award, shall be assumed by UMB and shall be converted into a restricted stock unit award (each, an “Assumed RSU Award”) that settles (subject to achievement of the applicable time-based vesting conditions) in a number of shares of UMB Common Stock equal to the number of shares of HTLF Common Stock underlying the HTLF RSU Award immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share. Each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding HTLF RSU Award immediately prior to the Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the Mergers).

(ii) At the Effective Time, each HTLF RSU Award that is outstanding immediately prior to the Effective Time and (A) is vested as of immediately prior to the Effective Time or (B) is held by (x) a former employee, officer, director or other service provider of HTLF or any Subsidiary of HTLF, (y) a non-employee member of the Board of Directors of HTLF or any Subsidiary of HTLF or (z) a non-employee member of an advisory board of HTLF or any Subsidiary of HTLF, in each case, whether or not vested immediately prior to the Effective Time (each HTLF RSU Award described in the foregoing clauses (A) and (B), a “HTLF Terminating RSU Award”), by virtue of the Merger and without any required action on the part of HTLF or any holder of such HTLF Terminating RSU Award, shall fully vest (if unvested) and be cancelled and converted automatically into the right to receive, with respect to each share of HTLF Common Stock underlying the HTLF Terminating RSU Award, the Merger Consideration, as if such HTLF Terminating RSU Award had been settled in shares of HTLF Common Stock immediately prior to the Effective Time (the “HTLF Terminating RSU Award Consideration”).

(b) Performance-Based Restricted Stock Units.

(i) At the Effective Time, except as set forth in Section 1.08(b)(ii), each restricted stock unit award in respect of shares of HTLF Common Stock granted under the HTLF Stock Plan that is subject to vesting based on the achievement of a combination of time- and performance-based vesting conditions (each, a “HTLF PSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of HTLF or any holder of such HTLF PSU Award, shall be assumed by UMB and shall be converted into a restricted stock unit award (each, an “Assumed PSU Award”) that settles (subject to the achievement of the applicable time-based vesting conditions) in a number of shares of UMB Common Stock equal to the number of shares of HTLF Common Stock underlying the HTLF PSU Award immediately prior to the Effective Time (based on target performance) multiplied by the Exchange Ratio. Each Assumed PSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding HTLF PSU Award (other than performance-based vesting conditions) immediately prior to the Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the Mergers).

(ii) At the Effective Time, each HTLF PSU Award that is outstanding immediately prior to the Effective Time and is held by a former employee, officer, director or other service provider of HTLF or any Subsidiary of HTLF (each, a “HTLF Terminating PSU Award), by virtue of the Merger and without any required action on the part of HTLF or any holder of such HTLF Terminating PSU Award, shall fully vest (based on target performance) and be cancelled and converted automatically into the right to receive, with respect to each share of HTLF Common Stock underlying the HTLF Terminating PSU Award, the Merger Consideration, as if such HTLF Terminating PSU Award had been settled in shares of HTLF Common Stock immediately prior to the Effective Time (the “HTLF Terminating PSU Award Consideration”).

(c) Stock Options.

(i) At the Effective Time, except as set forth in Section 1.08(c)(ii), each stock option in respect of shares of HTLF Common Stock granted under the HTLF Stock Plan (each such stock option, a “HTLF Option” and, collectively with the HTLF RSU Awards and the HTLF PSU Awards, the “HTLF Equity Awards”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of HTLF or any holder of such HTLF Option, shall be assumed by UMB and shall be converted into a stock option (each, an “Assumed Option” and, together with the Assumed RSU Awards and the Assumed PSU Awards, “Assumed Equity Awards”) that (x) is exercisable for (subject to achievement of the applicable time-based vesting conditions) a number of shares of UMB Common Stock equal to the number of shares of HTLF Common Stock underlying the HTLF Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share and (y) has an exercise price per share of UMB Common Stock equal to the exercise price applicable to the underlying HTLF Option divided by the Exchange Ratio, rounded up to the nearest cent. Each Assumed Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding HTLF Option immediately prior to the Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the Mergers). The assumption of HTLF Options pursuant to this Section 1.08(c) shall be effected in a manner that satisfies the requirements of Section 409A of the Code and this Section 1.08(c) will be construed with this intent.

(ii) At the Effective Time, each HTLF Option that is outstanding immediately prior to the Effective Time and (A) is vested as of immediately prior to the Effective Time or (B) is held by a former employee, officer, director or other service provider of HTLF or any Subsidiary of HTLF (each of the HTLF Options described in the foregoing clauses (A) and (B), a “HTLF Terminating Option” and, collectively with the HTLF Terminating RSU Awards and HTLF Terminating PSU Awards, the “HTLF Terminating Awards”), by virtue of the Merger and without any required action on the part of HTLF or any holder of such HTLF Terminating Option, shall fully vest (if unvested) and be cancelled and converted automatically into the right to receive, a number of shares of UMB Common Stock (if any) equal to (x) the Exchange Ratio multiplied by (y) the number of shares of HTLF Common Stock underlying the HTLF Terminating Option less a number of shares of HTLF Common Stock having a fair market value (determined by reference to the closing price of a share of HTLF Common Stock on the trading day immediately preceding the Closing Date) equal to the aggregate exercise price applicable to such HTLF Terminating Option (the “HTLF Terminating Option Consideration” and, collectively with the HTLF Terminating RSU Consideration and the HTLF Terminating PSU Consideration, the “HTLF Terminating Award Consideration”). For the avoidance of doubt, each HTLF Terminating Option for which the applicable per-share exercise price exceeds the closing price of a share of HTLF Common Stock on the trading day immediately preceding the Closing Date shall be cancelled as of the Effective Time for no consideration.

(d) “Qualified Termination” means that a holder experiences a Termination of Service (as defined in the HTLF Stock Plan) due to (i) UMB, the Surviving Entity or one of their Affiliates terminating such holder’s service other than for Cause (as defined in the HTLF Stock Plan), (ii) death or Disability (as defined in the HTLF Stock Plan), (iii) Qualifying Retirement (as defined in the award agreement applicable to the corresponding HTLF Equity Award) or (iv) the holder terminating employment for Good Reason (as defined in Section 1.08(d)

of the HTLF Disclosure Schedule), in each case during the period beginning at the Effective Time and ending on the twenty-four (24)-month anniversary of the Closing Date.

(e) The HTLF Terminating Award Consideration shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date, and shall be reduced by any withholding Taxes required to be paid by or collected on behalf of the recipients of the HTLF Terminating Award Consideration (which withholding Taxes shall be satisfied by retaining a number of shares of HTLF Common Stock having a fair market value (determined by reference to the closing price of a share of HTLF Common Stock on the Closing Date) equal to the minimum statutory amount required to be withheld). Notwithstanding anything in this Section 1.08 to the contrary, with respect to any HTLF Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be treated as contemplated by this Section 1.08 at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the HTLF Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(f) Prior to the Effective Time, HTLF, the Board of Directors of HTLF or the appropriate committee thereof shall adopt any resolutions reasonably necessary to effectuate the provisions of Section 1.08.

(g) UMB shall take all corporate actions that are necessary for the assumption of the Assumed Equity Awards pursuant to Sections 1.08(a)(i), 1.08(b)(i) and 1.08(c)(i), including the reservation, issuance and listing of UMB Common Stock as necessary to effect the transactions contemplated by this Section 1.08. As soon as practicable following the Effective Time, UMB shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) or an amendment to an existing registration statement on Form S-8 to register the issuance of the shares of UMB Common Stock underlying such Assumed Equity Awards to holders of such Assumed Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Assumed Equity Awards remain outstanding.

Section 1.09. HTLF ESPP. Prior to the Effective Time, the HTLF Board of Directors or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any reasonably necessary resolutions, with respect to the Heartland Financial USA, Inc. 2016 Employee Stock Purchase Plan (the “ESPP”) to: (i) cause the offering period (as defined in the ESPP) ongoing as of the date of this Agreement to be the final offering period under the ESPP and the options under the ESPP to be exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is ten business days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares of HTLF Common Stock promptly returned to the participant), (ii) prohibit any individual who is not participating in the ESPP as of the date of this Agreement from commencing participation in the ESPP following the date of this Agreement, (iii) prohibit participants in the ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (iv) terminate the ESPP as of, and subject to, the Effective Time.

Section 1.10. Certificate of Incorporation of Surviving Entity. At the Effective Time, the certificate of incorporation of the Surviving Entity shall be in the form set forth on Exhibit F until thereafter amended in accordance with applicable law.

Section 1.11. Bylaws of Surviving Entity. At the Effective Time, the Merger Sub Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

Section 1.12. Directors and Officers of Surviving Entity. At the Effective Time, the officers and directors of Merger Sub as of immediately prior to the Effective Time shall be the officers and directors of the Surviving Entity.

Section 1.13. Second Step Merger.

(a) Immediately following the Effective Time, in accordance with the Revised Statutes of Missouri, Chapter 351 (the “RSM”) and the DGCL, UMB shall cause the Surviving Entity to be merged with and into UMB in the Second Step Merger, with UMB surviving the Second Step Merger as the Surviving Corporation and continuing its existence under the laws of the State of Missouri, and the separate corporate existence of the Surviving Entity shall cease as of the Second Effective Time. In furtherance of the foregoing, UMB shall cause to be filed with the Secretary of State of the State of Missouri (the “Missouri Secretary”), in accordance with the RSM, articles of merger relating to the Second Step Merger and shall cause to be filed with the Delaware Secretary, in accordance with the DGCL, a certificate of merger relating to the Second Step Merger (collectively, the “Second Merger Articles of Merger”). The Second Step Merger shall become effective at such time specified in the Second Merger Articles of Merger in accordance with the relevant provisions of the RSM and the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Second Effective Time”).

(b) At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of UMB or the Surviving Entity or the holder of any securities of UMB or the Surviving Entity, each share of common stock, par value $0.01 per share, of the Surviving Entity shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) At and after the Second Effective Time, each share of UMB Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of UMB Common Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, the UMB Common Stock, including the shares issued to former holders of HTLF Common Stock, shall be the common stock of the Surviving Corporation.

(d) At and after the Second Effective Time, each share of UMB Series A Preferred Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of UMB Series A Preferred Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, the UMB Series A Preferred Stock issued to former holders of HTLF Series E Preferred Stock shall be the preferred stock of the Surviving Corporation.

(e) At the Second Effective Time, the Amended and Restated Articles of Incorporation of UMB, as amended immediately prior to the Effective Time as set forth in Exhibit A (such amendment, the “UMB Articles Amendment”), shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

(f) At the Second Effective Time, the UMB Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

(g) At the Second Effective Time, the officers and directors of UMB as of immediately following the Effective Time (including, for the avoidance of doubt, as provided in Section 6.12) shall be the officers and directors of the Surviving Corporation.

Section 1.14. Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Section 1.15. UMB Articles Amendment. Subject to the receipt of the Requisite UMB Vote, UMB shall, immediately prior to the Effective Time, file the UMB Articles Amendment with the Missouri Secretary and cause the UMB Articles Amendment to be effective immediately prior to the Effective Time.

Section 1.16. Bank Merger.

(a) On the day immediately following the Closing Date, UMB shall cause HTLF Bank (“HTLF Subsidiary Bank”) to be merged with and into UMB Bank, National Association, a national bank and a wholly owned Subsidiary of UMB (“UMB Subsidiary Bank”) (the “Bank Merger”). UMB Subsidiary Bank shall be the surviving entity of the Bank Merger and, following the Bank Merger, the separate corporate existence of HTLF Subsidiary Bank shall cease. Promptly after the date of this Agreement, HTLF Subsidiary Bank shall enter into an agreement and plan of merger with UMB Subsidiary Bank in substantially the form set forth in Exhibit C (the “Bank Merger Agreement”). The Board of Directors of HTLF Subsidiary Bank and the Board of Directors of UMB Subsidiary Bank shall approve the Bank Merger Agreement, and each of HTLF and UMB shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholders of HTLF Subsidiary Bank and UMB Subsidiary Bank, respectively, and HTLF and UMB shall, and shall cause HTLF Subsidiary Bank and UMB Subsidiary Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) as of the day immediately following the Closing Date. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

(b) It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the Bank Merger Agreement is intended to be and will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

ARTICLE 2

EXCHANGE OF SHARES

Section 2.01. UMB to Make Consideration Available. At or prior to the Effective Time, UMB shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by UMB and HTLF (the “Exchange Agent”), for exchange in accordance with this Article 2 for the benefit of the holders of Old Certificates (which for purposes of this Article 2 shall be deemed to include certificates or book-entry account statements representing shares of HTLF Series E Preferred Stock, as applicable), evidence in book-entry form representing shares of UMB Common Stock or UMB Series A Preferred Stock to be issued pursuant to Section 1.05 and Section 1.06, respectively, and any cash in lieu of any fractional shares to be paid pursuant to Section 2.02(e) (such cash in lieu of any fractional shares to be paid pursuant to Section 2.02(e) and shares of UMB Common Stock or UMB Series A Preferred Stock to be issued pursuant to Section 1.05 and Section 1.06, respectively, together with any dividends or distributions with respect to shares of UMB Common Stock or UMB Series A Preferred Stock payable in accordance with Section 2.02(b), being referred to herein as the “Exchange Fund”).

Section 2.02. Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of HTLF Common Stock or HTLF Series E Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive UMB Common Stock or UMB Series A Preferred Stock, as applicable, pursuant to Article 1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the number of whole shares of UMB Common Stock and any cash in lieu of fractional shares or shares of UMB Series A Preferred Stock, as applicable which the shares of HTLF Common Stock or HTLF Series E Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.02(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of HTLF Common Stock or HTLF Series E Preferred Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, (x) (i) that number of whole shares of UMB Common Stock to which such holder of HTLF Common Stock shall have become entitled pursuant to the provisions of Section 1.05(a) and (ii) a check or other method of cash payment representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article 2 and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.02(b) or (y) (i) that number of shares of UMB Series A Preferred Stock to which such holder of HTLF Series E Preferred Stock shall have become entitled pursuant to the provisions of Section 1.06, and (ii) a check or other method of cash payment representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.02(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.02, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of UMB Common Stock or shares of UMB Series A Preferred Stock which the shares of HTLF Common Stock or HTLF Series E Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.02.

(b) No dividends or other distributions declared with respect to UMB Common Stock or UMB Series A Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article 2. After the surrender of an Old Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of UMB Common Stock or UMB Series A Preferred Stock that the shares of HTLF Common Stock or HTLF Series E Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c) If any share of UMB Common Stock or UMB Series A Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of the shares of UMB Common Stock or UMB Series A Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of HTLF of the shares of HTLF Common Stock or HTLF Series E Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for shares of UMB Common Stock or UMB Series A Preferred Stock, cash in lieu of fractional shares and dividends or distributions as provided in this Article 2, as applicable.

(e) Notwithstanding anything to the contrary contained herein, no fractional shares of UMB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to UMB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of UMB. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former holder of HTLF

Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of UMB Common Stock on NASDAQ as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by UMB and HTLF) by (ii) the fraction of a share (after taking into account all shares of HTLF Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of UMB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.05. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of HTLF for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of HTLF Common Stock or HTLF Series E Preferred Stock who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the shares of UMB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the UMB Common Stock deliverable in respect of each former share of HTLF Common Stock such holder holds as determined pursuant to this Agreement, or the shares of UMB Series A Preferred Stock and any unpaid dividends and distributions on the UMB Series A Preferred Stock deliverable in respect of each former share of HTLF Series E Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of UMB, HTLF, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of HTLF Common Stock or HTLF Series E Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of HTLF Common Stock or HTLF Series E Preferred Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g) The Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of UMB Common Stock, cash dividends or distributions payable pursuant to this Section 2.02 or any other amounts otherwise payable pursuant to this Agreement to any holder of HTLF Common Stock, HTLF Series E Preferred Stock or HTLF Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of HTLF Common Stock, HTLF Series E Preferred Stock or HTLF Equity Awards in respect of which the deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of UMB Common Stock and any cash in lieu of fractional shares, or the shares of UMB Series A Preferred Stock, as applicable, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HTLF

Except (a) as disclosed in the disclosure schedule delivered by HTLF to UMB concurrently herewith (the “HTLF Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the HTLF Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HTLF that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article 3 shall be deemed to qualify (1) any other section of this Article 3 specifically referenced or cross-referenced and (2) other sections of this Article 3 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) except with respect to matters that relate to the representations and warranties contained in Section 3.02, as disclosed in any HTLF Reports filed by HTLF since December 31, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), HTLF hereby represents and warrants to UMB as follows:

Section 3.01. Corporate Organization.

(a) HTLF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). HTLF has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. HTLF is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HTLF. As used in this Agreement, the term “Material Adverse Effect” means, with respect to UMB, HTLF or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood and agreed that this clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby), or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the word “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. For purposes of this Article 3, the terms “Subsidiary” and “HTLF Subsidiary Bank” shall be deemed to include, unless the context otherwise requires, the former Subsidiaries of HTLF set forth on Section 3.01(a)(ii) of the HTLF Disclosure Schedule, in their capacity as such and for the relevant time periods during which such entities were wholly owned Subsidiaries of HTLF. True and complete copies of the certificate of incorporation of HTLF (the “HTLF Charter”) and the bylaws of HTLF (the “HTLF Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by HTLF to UMB.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HTLF, each Subsidiary of HTLF (a “HTLF Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of HTLF or any Subsidiary of HTLF to pay dividends or distributions except, in the case of HTLF or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of HTLF Subsidiary Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of HTLF, threatened. Section 3.01(b) of the HTLF Disclosure Schedule sets forth a true and complete list of all Subsidiaries of HTLF as of the date hereof. No Subsidiary of HTLF is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of HTLF. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of HTLF other than the HTLF Subsidiaries.

Section 3.02. Capitalization.

(a) The authorized capital stock of HTLF consists of 60,000,000 shares of HTLF Common Stock and 200,000 shares of preferred stock, par value $1.00 per share (“HTLF Preferred Stock”), with 11,500 shares of such HTLF Preferred Stock (and no others) having been designated as HTLF Series E Preferred Stock. As of April 25, 2024 (the “Capitalization Date ”), there are (i) 42,790,564 shares of HTLF Common Stock issued and outstanding, (ii) 11,500 shares of HTLF Series E Preferred Stock issued and outstanding, (iii) no shares of HTLF Common Stock held in treasury, (iv) 397,859 shares of HTLF Common Stock reserved for issuance upon the settlement of outstanding HTLF RSU Awards, (v) 188,437 shares of HTLF Common Stock reserved for issuance upon the settlement of outstanding HTLF PSU Awards assuming performance goals are satisfied at the target level or 279,790 shares of HTLF Common Stock reserved for issuance upon the settlement of outstanding HTLF PSU Awards assuming performance goals are satisfied at the maximum level, (vi) 52,905 shares of HTLF Common Stock reserved for issuance upon the exercise and settlement of outstanding HTLF Options, (vii) 391,904 shares of HTLF Common Stock reserved for issuance upon settlement of outstanding purchase rights under the ESPP (determined by reference to the closing price of a share of HTLF Common Stock on the Capitalization Date), and (viii) no other shares of capital stock or other voting securities or equity interests of HTLF issued, reserved for issuance or outstanding. All of the issued and outstanding shares of HTLF Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of HTLF may vote. Other than the HTLF Equity Awards outstanding as of the date of this Agreement, and shares of HTLF Common Stock issuable pursuant to the ESPP, as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in HTLF, or contracts, commitments, understandings or arrangements by which HTLF may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in HTLF, or that otherwise obligate HTLF or any HTLF Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “HTLF Securities”). No HTLF Subsidiary owns any capital stock of HTLF. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which HTLF or any of its Subsidiaries is a party with respect to the voting or transfer of HTLF Common Stock, capital stock or other voting or equity securities or ownership interests of HTLF or granting any stockholder or other person any registration rights.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HTLF, HTLF owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the HTLF Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any HTLF Subsidiary, or contracts, commitments, understandings or arrangements by which any HTLF Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such HTLF Subsidiary, or otherwise obligating HTLF or any HTLF Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “HTLF Subsidiary Securities”).

(c) Section 3.02(c) of the HTLF Disclosure Schedule sets forth, for each HTLF Equity Award as of the date hereof, as applicable, the holder, type of award, grant date, number of shares, vesting schedule, exercise price and expiration date. Within five (5) days prior to the Closing Date, HTLF will provide UMB with a revised version of Section 3.02(c) of the HTLF Disclosure Schedule, updated as of the most recent practicable date. Each HTLF Equity Award has been granted in compliance with applicable securities laws or exemptions therefrom and all requirements set forth in the applicable HTLF Stock Plan and other applicable contracts.

Section 3.03. Authority; No Violation.

(a) HTLF has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Board of Directors of HTLF. The Board of Directors of HTLF, acting with the approval of not less than 66-2/3% of the number of the members of the Board of Directors, has determined that the Mergers, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of HTLF and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers), and has directed that this Agreement be submitted to HTLF’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of HTLF Common Stock entitled to vote on this Agreement at a meeting called therefor (the “Requisite HTLF Vote”), and subject to the adoption and approval of the Bank Merger Agreement by the Board of Directors of HTLF Subsidiary Bank and HTLF as HTLF Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of HTLF are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HTLF and (assuming due authorization, execution and delivery by UMB) constitutes a valid and binding obligation of HTLF, enforceable against HTLF in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by HTLF nor the consummation by HTLF of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by HTLF with any of the terms or provisions hereof, will (i) violate any provision of the HTLF Charter or the HTLF Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any HTLF Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.04 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HTLF or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of HTLF or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HTLF or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HTLF.

Section 3.04. Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, (ii) the Office of the Comptroller of the Currency (the “OCC”) under the Bank Merger Act, 12 U.S.C. § 1828(c) (the “Bank Merger Act”) and the Riegle-Neal Interstate Banking and Branching Efficiency Act, 12 U.S.C. § 1831u (the “Riegle-Neal Act”), and (iii) any state banking, securities or insurance regulatory authorities listed on Section 3.04 of the HTLF Disclosure Schedule or Section 4.04 of the disclosure schedule delivered by UMB to HTLF concurrently herewith (the “UMB Disclosure Schedule”) and approval of such applications, filings and notices, (c) the filing by HTLF with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by UMB in connection with the transactions contemplated by this Agreement (the “S-4”), and the declaration of effectiveness of the S-4, (d) the filing of the UMB Articles Amendment with the Missouri Secretary, the filing of the Certificate of Designation for the UMB Series A

Preferred Stock with the Missouri Secretary, the filing of the Certificate of Merger with the Delaware Secretary and the Second Merger Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Missouri Secretary pursuant to the RSM, as applicable, and the filing of the Bank Merger Certificate with the applicable Governmental Entities as required by applicable law, (e) if required by the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing of any applications, filings or notices under the HSR Act and compliance with the HSR Act and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of UMB Common Stock and UMB Series A Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such UMB Common Stock and UMB Series A Preferred Stock (or depositary shares in respect thereof) on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission, or other governmental or regulatory authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by HTLF of this Agreement or (y) the consummation by HTLF of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of HTLF, there is no reason why the necessary regulatory approvals and consents will not be received by HTLF to permit consummation of the Mergers and the Bank Merger on a timely basis.

Section 3.05. Reports. HTLF and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) each of the state bank regulatory authorities listed on Section 3.04 of the HTLF Disclosure Schedule and any other state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (clauses (i) – (vi), collectively, “HTLF Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any HTLF Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HTLF. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF. Subject to Section 9.14, except for normal examinations conducted by a HTLF Regulatory Agency in the ordinary course of business of HTLF and its Subsidiaries, no HTLF Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of HTLF, investigation into the business or operations of HTLF or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any HTLF Regulatory Agency with respect to any report or statement relating to any examinations or inspections of HTLF or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any HTLF Regulatory Agency with respect to the business, operations, policies or procedures of HTLF or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF.

Section 3.06. Financial Statements.

(a) The financial statements of HTLF and its Subsidiaries included (or incorporated by reference) in the HTLF Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of HTLF and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of HTLF and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount),

(iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of HTLF and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2022, no independent public accounting firm of HTLF has resigned (or informed HTLF that it intends to resign) or been dismissed as independent public accountants of HTLF as a result of or in connection with any disagreements with HTLF on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, neither HTLF nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of HTLF included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of HTLF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HTLF or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on HTLF. HTLF (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to HTLF, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of HTLF by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to HTLF’s outside auditors and the audit committee of HTLF’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect HTLF’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in HTLF’s internal controls over financial reporting. These disclosures were made in writing by management to HTLF’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by HTLF to UMB. Neither HTLF nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. HTLF has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2022, (i) neither HTLF nor any of its Subsidiaries, nor, to the knowledge of HTLF, any Representative of HTLF or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of HTLF or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HTLF or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing HTLF or any of its Subsidiaries, whether or not employed by HTLF or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HTLF or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of HTLF or any committee thereof or the Board of Directors or similar governing body of any HTLF Subsidiary or any committee thereof, or to the knowledge of HTLF, to any director or officer of HTLF or any HTLF Subsidiary.

Section 3.07. Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither HTLF nor any HTLF Subsidiary nor any of their respective officers or directors on behalf of HTLF has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement. HTLF has disclosed to UMB as of the date hereof the aggregate fees provided for in connection with the engagement by HTLF of Keefe, Bruyette & Woods, Inc. related to the Mergers and the other transactions contemplated hereunder.

Section 3.08. Absence of Certain Changes or Events.

(a) Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF.

(b) Since December 31, 2023, and until the date of this Agreement, HTLF and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

Section 3.09. Legal Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on HTLF, neither HTLF nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of HTLF, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HTLF or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon HTLF, any of its Subsidiaries or the assets of HTLF or any of its Subsidiaries (or that, upon consummation of the Mergers or the Bank Merger, would apply to the Surviving Corporation or any of its affiliates).

Section 3.10. Taxes and Tax Returns.

(a) Each of HTLF and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither HTLF nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of HTLF and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of HTLF and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither HTLF nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither HTLF nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of HTLF, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of HTLF and its Subsidiaries or the assets of HTLF and its Subsidiaries. Neither HTLF nor any of its Subsidiaries has any deferred payroll Tax Liability under Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-65 or any similar or analogous provision of state, local or non-U.S. applicable law or guidance. HTLF has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three

(3) years. Neither HTLF nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among HTLF and its Subsidiaries or agreements or arrangements the principal purpose of which is not Taxes). Neither HTLF nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was HTLF) or (B) has any liability for the Taxes of any person (other than HTLF or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither HTLF nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither HTLF nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Neither HTLF nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws) occurring or existing prior to the Closing. Neither HTLF nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a tax and imposed by a Governmental Entity with jurisdiction over taxes, together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

Section 3.11. Employees.

(a) Section 3.11(a) of the HTLF Disclosure Schedule sets forth a true and complete list of all material HTLF Benefit Plans. For purposes of this Agreement, the term “HTLF Benefit Plans” means an Employee Benefit Plan to which HTLF, any Subsidiary of HTLF or any of their respective ERISA Affiliates (as defined below) is a party or has any current or future obligation or that are maintained, contributed to or sponsored by HTLF, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of HTLF, any of its Subsidiaries or any of their ERISA Affiliates, or for which HTLF, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). For purposes of this Agreement, the term “Employee Benefit Plan” means any (i) employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any rules or regulations promulgated thereunder (“ERISA”)), whether or not subject to ERISA, and (ii) equity or equity-based compensation, bonus, profit sharing, incentive, deferred compensation, post-employment or retiree benefits, life insurance, supplemental retirement, termination, change in control, retention, compensation, employment, consulting, retirement or similar plan, agreement, arrangement, program or policy, insurance (including any self-insured arrangement), health and welfare, disability or sick leave benefits, vacation benefit, relocation or expatriate benefits, perquisite or other benefit plans, programs, agreements, contracts, policies or arrangements, in each case whether or not written. For purposes of this Agreement, the term “ERISA Affiliate”

means with respect to an entity, any other entity, trade or business, whether or not incorporated, that together with such first entity would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(b) HTLF has heretofore made available to UMB true and complete copies of each material HTLF Benefit Plan and the following related documents, to the extent applicable, (i) all summary plan descriptions, material amendments, material modifications or material supplements, (ii) the annual report (Form 5500) and accompanying schedules and attachments thereto filed with the U.S. Department of Labor (the “DOL”) for the last two (2) plan years, (iii) the most recently received U.S. Internal Revenue Service (“IRS”) determination or opinion letter, and (iv) the most recently prepared actuarial report and financial statements for each of the last two (2) years.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, each HTLF Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, neither HTLF nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any HTLF Benefit Plan, and neither HTLF nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the HTLF Disclosure Schedule identifies each HTLF Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “HTLF Qualified Plans”). The IRS has, if applicable, issued a favorable determination letter with respect to each HTLF Qualified Plan and the related trust, which letter has not expired or been revoked (nor has revocation been threatened), and, to the knowledge of HTLF, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any HTLF Qualified Plan or the related trust. Each trust created under any HTLF Qualified Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, with respect to each HTLF Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or Section 302 of ERISA, (iii) the present value of accrued benefits under such HTLF Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such HTLF Benefit Plan’s actuary with respect to such HTLF Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such HTLF Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by HTLF or any of its Subsidiaries or any of their respective ERISA Affiliates, and (vii) the PBGC has not instituted proceedings to terminate any such HTLF Benefit Plan.

(f) None of HTLF, any of its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of HTLF, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g) Neither HTLF nor any of its Subsidiaries sponsors, has sponsored or has any current or projected obligation or liability with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, directors, individual independent contractors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, all contributions required to be made to any HTLF Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any HTLF Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of HTLF.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), actions, suits, audits, lawsuits or arbitrations which have been asserted or instituted, and, to HTLF’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, action, suit, audit, lawsuit or arbitration against the HTLF Benefit Plans, any fiduciaries thereof with respect to their duties to the HTLF Benefit Plans or the assets of any of the trusts under any of the HTLF Benefit Plans that would reasonably be expected to result in any material liability of HTLF or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a HTLF Benefit Plan, or any other party.

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, none of HTLF, any of its Subsidiaries or any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the HTLF Benefit Plans or their related trusts, HTLF, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that HTLF or any of its Subsidiaries has an obligation to indemnify, to any material Tax, penalty or other liability imposed under Section 4975 of the Code or Section 502 of ERISA.

(k) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, each HTLF Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and HTLF and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of HTLF or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any HTLF Benefit Plan, or (iii) result in any limitation on the right of HTLF or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any HTLF Benefit Plan or related trust.

(m) The transactions contemplated by this Agreement will not cause or require HTLF or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(n) No HTLF Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code and neither HTLF or any of its Subsidiaries and any obligation to gross-up or reimburse any current or former employee, director or individual independent contractor for any Taxes under Section 409A or 4999 of the Code, or otherwise.

(o) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, there are no pending or, to HTLF’s knowledge, threatened labor grievances or unfair labor practice claims or charges against HTLF or any of its Subsidiaries, or any strikes, or other labor disputes against HTLF or any of its Subsidiaries. Neither HTLF nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or employee association (a “Collective Bargaining Agreement”), or work rules or practices agreed to with any labor organization or employee association applicable to service provider of HTLF or any of its Subsidiaries and, to the knowledge of HTLF, there are no organizing efforts by any union or other group seeking to represent any employees of HTLF or any of its Subsidiaries.

(p) HTLF and its Subsidiaries are, and have been since January 1, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF. Neither HTLF nor any of its Subsidiaries has taken any action that would reasonably be expected to cause UMB or any of its affiliates to have any material liability or other obligations following the Closing Date under the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

Section 3.12. SEC Reports. HTLF has previously made available to UMB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by HTLF pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “HTLF Reports”) and (b) communication mailed by HTLF to its stockholders since December 31, 2022 and prior to the date hereof, and no such HTLF Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all HTLF Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of HTLF has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the HTLF Reports.

Section 3.13. Compliance with Applicable Law.

(a) HTLF and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HTLF, and to the knowledge of HTLF, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. HTLF has not elected to be treated as a financial holding company under the BHC Act and HTLF and each of its Subsidiaries other than HTLF

Subsidiary Bank are engaged solely in activities permissible under section 4 of the BHC Act (12 U.S.C. § 1843) for a bank holding company that has not elected to be treated as a financial holding company.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HTLF, HTLF and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to HTLF or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “CARES Act”) and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) HTLF Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) HTLF maintains a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Personal Data owned, controlled or processed by HTLF and its Subsidiaries against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful operations performed upon such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on HTLF, to the knowledge of HTLF, since December 31, 2022, no third party has gained unauthorized access to any information technology networks or Personal Data controlled by HTLF and its Subsidiaries.

(e) As of the date hereof, each of HTLF and HTLF Subsidiary Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither HTLF nor HTLF Subsidiary Bank has received any indication from a Governmental Entity that its status as “well-capitalized” or that the Community Reinvestment Act rating of HTLF Subsidiary Bank will be downgraded within one (1) year from the date of this Agreement.

Section 3.14. Certain Contracts.

(a) Except as set forth on Section 3.14(a) of the HTLF Disclosure Schedule, as of the date hereof, neither HTLF nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any HTLF Benefit Plan: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of HTLF or any of its Subsidiaries (or after the Mergers, the ability of the Surviving Corporation or any of its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements); (iii) with or to a labor union or guild (including any Collective Bargaining Agreement); (iv) which (other than extensions of credit, other customary banking products offered by HTLF or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice) creates future payment obligations in excess of $1,000,000 annually and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less; (v) that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of HTLF or its Subsidiaries taken as a whole; (vi) which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a HTLF Regulatory Agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to HTLF and its Subsidiaries, taken as a whole; (vii) that provides for contractual indemnification to any director, officer or employee; (viii) (A) that relates to the incurrence of indebtedness by HTLF or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, credit support, indemnification, assumption or endorsement by HTLF or any of its Subsidiaries of, or any similar commitment by HTLF or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $5,000,000 or more; (ix) with any record or beneficial owner of five percent (5%) or more of the outstanding shares of HTLF Common Stock; or (x) which is a settlement, consent or similar agreement and contains any material continuing obligations of HTLF or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) (excluding any HTLF Benefit Plan), whether or not set forth in the HTLF Disclosure Schedule, is referred to herein as a “HTLF Contract.” HTLF has made available to UMB true, correct and complete copies of each HTLF Contract in effect as of the date hereof.

(b) (i) Each HTLF Contract is valid and binding on HTLF or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HTLF, (ii) HTLF and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each HTLF Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HTLF, (iii) to the knowledge of HTLF, each third-party counterparty to each HTLF Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such HTLF Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HTLF, (iv) neither HTLF nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any HTLF Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of HTLF or any of its Subsidiaries, or to the knowledge of HTLF, any other party thereto, of or under any such HTLF Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HTLF.

Section 3.15. HTLF Supervisory Actions. Subject to Section 9.14, neither HTLF nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, directive or other supervisory action by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any HTLF Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or practices, its management or its business (each, whether or not set forth in the HTLF Disclosure Schedule, a “HTLF Supervisory Action ”), nor has HTLF or any of its Subsidiaries been advised since January 1, 2022, of any HTLF Supervisory Action by any HTLF Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such HTLF Supervisory Action.

Section 3.16. Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of HTLF or any of its Subsidiaries or for the account of a customer of HTLF or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any HTLF Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of HTLF or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. HTLF and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to HTLF’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

Section 3.17. Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, HTLF and its Subsidiaries are in compliance, and have complied, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of HTLF, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on HTLF or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against HTLF, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF. To the knowledge of HTLF, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF. HTLF is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, HTLF Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF.

Section 3.18. Investment Securities and Commodities.

(a) Each of HTLF and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to HTLF on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of HTLF or its Subsidiaries. Such securities and commodities are valued on the books of HTLF in accordance with GAAP in all material respects.

(b) HTLF and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that HTLF believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, HTLF has made available to UMB the material terms of such policies, practices and procedures.

Section 3.19. Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, HTLF or a HTLF Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the HTLF Reports as being owned by HTLF or a HTLF Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “HTLF Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties or the free transferability of such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such HTLF Reports or acquired after the date thereof which are material to HTLF’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the HTLF Owned Properties, the “HTLF Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of HTLF, the lessor. There are no pending or, to the knowledge of HTLF, threatened condemnation proceedings against the HTLF Real Property.

Section 3.20. Intellectual Property.

(a) Section 3.20(a) of the HTLF Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration of any and all registered Intellectual Property owned (or purported to be owned) by HTLF and each of its Subsidiaries as of the date hereof. HTLF and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used, held for use in or otherwise necessary for the conduct of its business as currently conducted.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF: (i) to the knowledge of HTLF, the use of any Intellectual Property by HTLF and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which HTLF or any HTLF Subsidiary acquired the right to use any Intellectual Property, (ii) to the knowledge of HTLF, no person has asserted in writing to HTLF that HTLF or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (iii) to the knowledge of HTLF, no person is challenging, infringing on or otherwise violating any right of HTLF or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to HTLF or its Subsidiaries and (iv) neither HTLF nor any HTLF Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by HTLF or any HTLF Subsidiary, and HTLF and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by HTLF and its Subsidiaries and to maintain, enforce and protect the confidentiality of all Intellectual Property owned or licensed, respectively, by HTLF and its Subsidiaries the value of which is contingent upon maintaining the confidentiality thereof.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, to the knowledge of HTLF, none of the software owned or distributed by HTLF or any of its Subsidiaries contains any software code that is licensed under any terms or conditions that require that any software containing such code be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, the IT Assets of HTLF operate and perform in a manner that permits HTLF and its Subsidiaries to conduct their business as currently conducted.

(e) For purposes of this Agreement, (i) “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any and all renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any and all renewals or extensions thereof; and any and all similar intellectual property or proprietary rights throughout the world and (ii) “IT Assets” of any person means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned by, or licensed or leased to, such person or any of its Subsidiaries.

Section 3.21. Customer Relationships.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on HTLF, each trust or wealth management customer of HTLF or any of its Subsidiaries has been originated and serviced (i) in conformity with the applicable policies of HTLF and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with the applicable policies of HTLF and its Subsidiaries regarding instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile in effect at such time and (v) in compliance with all applicable laws and HTLF’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder and in effect at such time. Each contract governing a relationship with a trust or wealth management customer of HTLF or any of its Subsidiaries has been duly and validly executed and delivered by HTLF and each Subsidiary and, to the knowledge of HTLF, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and HTLF and its Subsidiaries and, to the knowledge of HTLF, the other contracting parties thereto, have duly performed in all material respects their obligations thereunder, and HTLF and its Subsidiaries and, to the knowledge of HTLF, such other contracting parties are in material compliance with each of the terms thereof.

(b) Since January 1, 2022, none of HTLF, any of its Subsidiaries or any of their respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any trust or wealth management customer of HTLF or any of its Subsidiaries. Since January 1, 2022, none of HTLF or any of its Subsidiaries has been, and none are currently, engaged in any material dispute with, or subject to material claims by, any such trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

Section 3.22. Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between HTLF or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of HTLF or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding HTLF Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of HTLF) on the other hand, of the type required to be reported in any HTLF Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

Section 3.23. State Takeover Laws. The Board of Directors of HTLF has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the HTLF Charter or HTLF Bylaws (collectively, with any similar provisions of the UMB Articles or UMB Bylaws, “Takeover Statutes”). In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of HTLF Common Stock or the HTLF Series E Preferred Stock (or any depositary shares in respect thereof) in connection with the Mergers.

Section 3.24. Reorganization. HTLF has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, or the Bank Merger from qualifying for the Intended Tax Treatment.

Section 3.25. Opinion. Prior to the execution of this Agreement, the board of directors of HTLF has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio provided for in the Merger is fair from a financial point of view to the holders of HTLF Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.26. HTLF Information. The information relating to HTLF and its Subsidiaries or that is provided by HTLF or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any HTLF Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to HTLF and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to HTLF or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 3.27. Loan Portfolio.

(a) As of the date hereof, neither HTLF nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which HTLF or any Subsidiary of HTLF is a creditor that, as of December 31, 2023, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of December 31, 2023 over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of HTLF or any of its Subsidiaries, or to the knowledge of HTLF, any affiliate of any of the foregoing. Set forth in Section 3.27(a) of the HTLF Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of HTLF and its Subsidiaries that, as of December 31, 2023, had an outstanding balance of $1,000,000 and were classified by HTLF as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of HTLF or any of its Subsidiaries that, as of December 31, 2023, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, each Loan of HTLF or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of HTLF and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, each outstanding Loan of HTLF or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of HTLF and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), including the policy set forth on Section 3.27(c) of the HTLF Disclosure Schedule, and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which HTLF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by HTLF or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of HTLF or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, neither HTLF nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or HTLF Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to HTLF’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by HTLF or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.04 and Section 4.04 have been made or obtained.

Section 3.28. Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on HTLF, (a) HTLF and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of HTLF reasonably has determined to be prudent and consistent with industry practice, and HTLF and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of HTLF and its Subsidiaries, HTLF or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by HTLF or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither HTLF nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

Section 3.29. Investment Advisory and Broker-Dealer Matters.

(a) No Subsidiary of HTLF is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).

(b) No Subsidiary of HTLF is a broker-dealer or is required to be registered, licensed or qualified as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or any other federal or state regulatory or legal requirement or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority (“FINRA”)) any member firm of FINRA.

(c) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on HTLF, (i) neither HTLF nor any Subsidiary of HTLF nor, to the knowledge of HTLF, any “associated person” thereof (A) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (B) is subject to a disqualification that, as a result of becoming an “associated person” of any UMB Broker-Dealer Subsidiary, would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any UMB Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of HTLF, threatened in writing, that is reasonably likely to result in any such person being subject to a “statutory disqualification” as described in clause (A) or subject to a disqualification as described in clause (B) (in each case, qualified by the knowledge of HTLF with respect to “associated persons” of HTLF and its Subsidiaries).

(d) Neither HTLF nor any Subsidiary of HTLF nor, to the knowledge of HTLF, any “person associated with” (as defined in the Investment Advisers Act) HTLF or any Subsidiary of HTLF is ineligible pursuant to Section 203(e) or (f) of the Investment Advisers Act to serve as a registered investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on HTLF.

Section 3.30. Insurance Subsidiaries.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HTLF, to the knowledge of HTLF, (i) since January 1, 2022, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any HTLF Subsidiary (“HTLF Agent”) wrote, sold, produced, managed, administered or procured business for a HTLF Subsidiary, such HTLF Agent was, at the time the HTLF Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no HTLF Agent has been since January 1, 2022, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such HTLF Agent’s writing, sale, management, administration or production of insurance business for any HTLF Insurance Subsidiary (as defined below), and (iii) each HTLF Agent was appointed by HTLF or a HTLF Insurance Subsidiary in material compliance with applicable insurance laws, rules and regulations and, to the knowledge of HTLF, all processes and procedures undertaken with respect to such HTLF Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “HTLF Insurance Subsidiary” means each Subsidiary of HTLF through which insurance operations is conducted.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HTLF, (i) since January 1, 2022, HTLF and, to the knowledge of HTLF, the HTLF Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) to the knowledge of HTLF, all contracts, agreements, arrangements and transactions in effect between any HTLF Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) to the knowledge of HTLF, each HTLF Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

Section 3.31. Sanctions, Anti-Money Laundering and Anti-Corruption Laws.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HTLF, HTLF and its Subsidiaries, and, to the knowledge of HTLF, each of their respective directors, officers, employees, agents, representatives and any other person acting on behalf of HTLF and its Subsidiaries, acting alone or together, is and has been in compliance with the Foreign Corrupt Practices Act (the “FCPA”) and any other anti-corruption or anti-bribery Applicable Law.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HTLF, none of HTLF nor any of its Subsidiaries, nor, to the knowledge of HTLF, any of their respective directors, officers, employees, agents, representatives or other persons acting on behalf of HTLF and its Subsidiaries, acting alone or together, has, directly or indirectly, (i) used any funds of HTLF or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of HTLF or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of HTLF or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of HTLF or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for HTLF or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for HTLF or any of its Subsidiaries.

(c) None of HTLF nor any of its Subsidiaries, nor, to the knowledge of HTLF, any of their respective directors, officers, employees, agents, representatives or other persons acting on their behalf, is, or is 50% or more owned or controlled by one or more persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, the Kherson oblast, and the Zaporizhzhia oblast regions of Ukraine), except as otherwise authorized pursuant to Sanctions. Neither HTLF nor any of its Subsidiaries has engaged in business with foreign nations, organizations or individuals named on any of the following lists maintained by the OFAC or the United States Department of the Treasury: (x) the Specially Designated Nationals and Blocked Persons List; (y) the Sanctions Program and Countries Summaries Lists; or (z) Executive Order 13224.

(d) HTLF and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with the FCPA, and other anti-corruption and anti-bribery applicable laws, Sanctions and applicable laws governing anti-money laundering.

(e) No Governmental Entity has in the past five (5) years commenced legal, administrative, arbitral or other proceedings, claims, or actions against, or, to the knowledge of HTLF, is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of, HTLF or any of its Subsidiaries (or any of their respective directors, officers, employees, agents or representatives) for alleged violation of the FCPA and other anti-corruption and anti-bribery applicable laws, Sanctions and applicable laws governing anti-money laundering.

Section 3.32. No Other Representations or Warranties.

(a) Except for the representations and warranties made by HTLF in this Article 3, neither HTLF nor any other person makes any express or implied representation or warranty with respect to HTLF, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HTLF hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither HTLF nor any other person makes or has made any representation or warranty to UMB, Merger Sub or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to HTLF, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to UMB, Merger Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of HTLF, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by HTLF in this Article 3.

(b) HTLF acknowledges and agrees that neither UMB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF UMB AND MERGER SUB

Except (a) as disclosed in the UMB Disclosure Schedule; provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the UMB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by UMB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article 4 shall be deemed to qualify (1) any other section of this Article 4 specifically referenced or cross-referenced and (2) other sections of this Article 4 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) except with respect to matters that relate to the representations and warranties contained in Section 4.02, as disclosed in any UMB Reports filed by UMB since December 31, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), UMB and Merger Sub hereby represent and warrant to HTLF as follows:

Section 4.01. Corporate Organization.

(a) UMB is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and is a bank holding company duly registered under the BHC Act that has successfully elected to be treated as a financial holding company under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of UMB and Merger Sub has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of UMB and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UMB . True and complete copies of the articles of incorporation of UMB (the “UMB Articles”), the bylaws of UMB (the “UMB Bylaws”), the certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and the bylaws of Merger Sub (the “Merger Sub Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by UMB to HTLF.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UMB, each Subsidiary of UMB (a “UMB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of UMB or any Subsidiary of UMB to pay dividends or distributions except, in the case of UMB or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of UMB Subsidiary Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of UMB, threatened. No Subsidiary of UMB is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of UMB.

Section 4.02. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of UMB consists of 80,000,000 shares of UMB Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “UMB Preferred Stock”). As of the Capitalization Date, there are (i) 48,744,208 shares of UMB Common Stock issued and outstanding, including zero shares of UMB Common Stock granted in respect of time-based restricted stock awards (“UMB Restricted Stock Awards”), (ii) 157,633 shares of UMB Common Stock (assuming performance goals are satisfied at the target level) or 315,266 shares of UMB Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance-based restricted stock unit awards in respect of shares of UMB Common Stock (“UMB PSU Awards”), (iii) 386,275 shares of UMB Common Stock reserved for issuance upon the settlement of outstanding time-vesting restricted stock unit awards in respect of shares of UMB Common Stock (“UMB RSU Awards”), (iv) 92,710 shares of UMB Common Stock reserved for issuance upon the exercise and settlement of outstanding stock options awards in respect of shares of UMB Common Stock (“UMB Option Awards”), (v) zero shares of UMB Preferred Stock issued and outstanding, (vi) 6,312,522 shares of UMB Common Stock held in treasury, and (vii) no other shares of capital stock or other voting securities or equity interests of UMB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of UMB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of UMB may vote. Other than UMB Restricted Stock Awards, UMB PSU Awards, UMB RSU Awards and UMB Option Awards (collectively, “UMB Equity Awards”) outstanding as of the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in UMB, or contracts, commitments, understandings or arrangements by which UMB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in UMB or that otherwise obligate UMB or any UMB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “UMB Securities”). No UMB Subsidiary owns any capital stock of UMB. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which UMB or any of its Subsidiaries is a party with respect to the voting or transfer of UMB Common Stock, capital stock or other voting or equity securities or ownership interests of UMB or granting any stockholder or other person any registration rights.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UMB, UMB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the UMB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any UMB Subsidiary, or contracts, commitments, understandings or arrangements by which any UMB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such UMB Subsidiary, or otherwise obligating UMB or any UMB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (“UMB Subsidiary Securities”). The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock of which, as of the date of this Agreement, 1,000 were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time will be, owned by UMB. Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Mergers and the other transactions contemplated hereby.

Section 4.03. Authority; No Violation.

(a) Each of UMB and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the Mergers and the UMB Articles Amendment have been duly and validly approved by the Board of Directors of each of UMB and Merger Sub. The Board of Directors of UMB has determined that each of the Mergers, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of UMB and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers and the UMB Articles Amendment), and has directed that the UMB Articles Amendment and the issuance of the shares of UMB Common Stock constituting the Merger Consideration pursuant to this Agreement (the “UMB Share Issuance”) be submitted to UMB’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. The Board of Directors of Merger Sub has determined that the Mergers and the other transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are in the best interests of Merger Sub and its sole stockholder and has adopted a resolution to the foregoing effect. UMB, as Merger Sub’s sole stockholder, has approved this Agreement and the transactions contemplated hereby by written consent. Except for (i) the approval of the UMB Share Issuance by the affirmative vote of holders of a majority of the votes cast by holders of shares of UMB Common Stock at the UMB Meeting and (ii) the approval of the UMB Articles Amendment by the affirmative vote of holders of two-thirds of the voting power of the issued and outstanding shares of UMB Common Stock entitled to vote thereon, voting together as a single class (such approvals in clauses (i) and (ii), collectively, the “Requisite UMB Vote”), and subject to the approval of the Bank Merger Agreement by the Board of Directors of UMB Subsidiary Bank and UMB as UMB Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of UMB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of UMB and Merger Sub and (assuming due authorization, execution and delivery by HTLF) constitutes a valid and binding obligation of each of UMB and Merger Sub, enforceable against each of UMB and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of UMB Common Stock to be issued in the Merger will, upon issuance and delivery at the Closing, be validly authorized (subject to the receipt of the Requisite UMB Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of UMB will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by UMB or Merger Sub, nor the consummation by UMB or Merger Sub of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by UMB or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the UMB Articles, the UMB Bylaws, the Merger Sub Charter or the Merger Sub Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any other UMB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.04 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UMB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of UMB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which UMB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on UMB.

Section 4.04. Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with (i) the Federal Reserve Board under the BHC Act, (ii) the OCC under the Bank Merger Act and the Riegle-Neal Act, and (iii) any state banking, securities or insurance regulatory authorities listed on Section 3.04 of the HTLF Disclosure Schedule or Section 4.04 of the UMB Disclosure Schedule and approval of such applications, filings and notices, (c) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (d) the filing of the UMB Articles Amendment with the Missouri Secretary, the filing of the Certificate of Designation for the UMB Series A Preferred Stock with the Missouri Secretary, the filing of the Certificate of Merger with the Delaware Secretary and the Second Merger Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Missouri Secretary pursuant to the RSM, as applicable, and the filing of the Bank Merger Certificate with the applicable Governmental Entities as required by applicable law, (e) if required by the HSR Act, the filing of any applications, filings or notices under the HSR Act and compliance with the HSR Act and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of UMB Common Stock and UMB Series A Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such UMB Common Stock and UMB Series A Preferred Stock (or depositary shares in respect thereof) on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by UMB or Merger Sub of this Agreement or (y) the consummation by UMB or Merger Sub of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of UMB, there is no reason why the necessary regulatory approvals and consents will not be received by UMB to permit consummation of the Mergers and the Bank Merger on a timely basis.

Section 4.05. Reports. UMB and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) each state bank regulatory authority and any other state regulatory authority, (ii) the OCC, (iii) the SEC, (iv) the Federal Reserve Board, (v) the FDIC, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (clauses (i) – (vii), collectively, “UMB Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any UMB Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UMB. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB. Subject to Section 9.14, except for normal examinations conducted by a UMB Regulatory Agency in the ordinary course of business of UMB and its Subsidiaries, no UMB Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of UMB, investigation into the business or operations of UMB or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any UMB Regulatory Agency with respect to any report or statement relating to any examinations or inspections of UMB or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any UMB Regulatory Agency with respect to the business, operations, policies or procedures of UMB or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB.

Section 4.06. Financial Statements.

(a) The financial statements of UMB and its Subsidiaries included (or incorporated by reference) in the UMB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of UMB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of UMB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of UMB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2022, no independent public accounting firm of UMB has resigned (or informed UMB that it intends to resign) or been dismissed as independent public accountants of UMB as a result of or in connection with any disagreements with UMB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, neither UMB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of UMB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of UMB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of UMB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on UMB. UMB (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Exchange Act) to ensure that material information relating to UMB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of UMB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the

Sarbanes-Oxley Act and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to UMB’s outside auditors and the audit committee of UMB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect UMB’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in UMB’s internal controls over financial reporting. These disclosures were made in writing by management to UMB’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by UMB to HTLF. Neither UMB nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. UMB has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2022, (i) neither UMB nor any of its Subsidiaries, nor, to the knowledge of UMB, any Representative of UMB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of UMB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that UMB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing UMB or any of its Subsidiaries, whether or not employed by UMB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by UMB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of UMB or any committee thereof or the Board of Directors or similar governing body of any UMB Subsidiary or any committee thereof, or to the knowledge of UMB, to any director or officer of UMB or any UMB Subsidiary.

Section 4.07. Broker’s Fees. With the exception of the engagement of BofA Securities, Inc., neither UMB nor any UMB Subsidiary nor any of their respective officers or directors on behalf of UMB has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement. UMB has disclosed to HTLF as of the date hereof the aggregate fees provided for in connection with the engagement by UMB of BofA Securities, Inc. related to the Mergers and the other transactions contemplated hereunder.

Section 4.08. Absence of Certain Changes or Events.

(a) Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB.

(b) Since December 31, 2023 and until the date of this Agreement, UMB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

Section 4.09. Legal Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on UMB, neither UMB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of UMB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against UMB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon UMB, any of its Subsidiaries or the assets of UMB or any of its Subsidiaries (or that, upon consummation of the Mergers or the Bank Merger, would apply to the Surviving Corporation or any of its affiliates).

Section 4.10. Taxes and Tax Returns. Each of UMB and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither UMB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of UMB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of UMB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither UMB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither UMB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of UMB, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of UMB and its Subsidiaries or the assets of UMB and its Subsidiaries. Neither UMB nor any of its Subsidiaries has any deferred payroll Tax Liability under Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-65 or any similar or analogous provision of state, local or non-U.S. applicable law or guidance. UMB has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years. Neither UMB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among UMB and its Subsidiaries or agreements or arrangements the principal purpose of which is not Taxes). Neither UMB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was UMB) or (B) has any liability for the Taxes of any person (other than UMB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither UMB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither UMB nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Neither UMB nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws) occurring or existing prior to the Closing. Neither UMB nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

Section 4.11. Employees.

(a) Section 4.11(a) of the UMB Disclosure Schedule sets forth a true and complete list of all material UMB Benefit Plans. For purposes of this Agreement, the term “UMB Benefit Plans” means an Employee Benefit Plan to which UMB, any Subsidiary of UMB or any of their respective ERISA Affiliates is a party or has any current or future obligation or that are maintained, contributed to or sponsored by UMB, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of UMB, any of its Subsidiaries or any of their ERISA Affiliates, or for which UMB, any of its

Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, excluding, in each case, Multiemployer Plan.

(b) UMB has heretofore made available to HTLF true and complete copies of each material UMB Benefit Plan and the following related documents, to the extent applicable, (i) all summary plan descriptions, material amendments, material modifications or material supplements, (ii) the annual report (Form 5500) and accompanying schedules and attachments thereto filed with the DOL for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letter, and (iv) the most recently prepared actuarial report and financial statements for each of the last two (2) years.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, each UMB Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, neither UMB nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any UMB Benefit Plan, and neither UMB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 4.11(d) of the UMB Disclosure Schedule identifies each UMB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “UMB Qualified Plans”). The IRS has, if applicable, issued a favorable determination letter with respect to each UMB Qualified Plan and the related trust, which letter has not expired or been revoked (nor has revocation been threatened), and, to the knowledge of UMB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any UMB Qualified Plan or the related trust. Each trust created under any UMB Qualified Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, with respect to each UMB Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or Section 302 of ERISA, (iii) the present value of accrued benefits under such UMB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such UMB Benefit Plan’s actuary with respect to such UMB Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such UMB Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by UMB or any of its Subsidiaries or any of their respective ERISA Affiliates, and (vii) the PBGC has not instituted proceedings to terminate any such UMB Benefit Plan.

(f) None of UMB, any of its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of UMB, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g) Neither UMB nor any of its Subsidiaries sponsors, has sponsored or has any current or projected obligation or liability with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, directors, individual independent contractors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, all contributions required to be made to any UMB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any UMB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of UMB.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), actions, suits, audits, lawsuits or arbitrations which have been asserted or instituted, and, to UMB’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, action, suit, audit, lawsuit or arbitration against the UMB Benefit Plans, any fiduciaries thereof with respect to their duties to the UMB Benefit Plans or the assets of any of the trusts under any of the UMB Benefit Plans that would reasonably be expected to result in any material liability of UMB or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a UMB Benefit Plan, or any other party.

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, none of UMB, any of its Subsidiaries or any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the UMB Benefit Plans or their related trusts, UMB, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that UMB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, each UMB Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and UMB and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of UMB or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any UMB Benefit Plan, or (iii) result in any limitation on the right of UMB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any UMB Benefit Plan or related trust.

(m) The transactions contemplated by this Agreement will not cause or require UMB or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(n) No UMB Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code and neither UMB nor any of its Subsidiaries has any obligation to gross-up or reimburse any current or former employee, director or individual independent contractor for any Taxes under Section 409A or 4999 of the Code, or otherwise.

(o) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, there are no pending or, to UMB’s knowledge, threatened labor grievances or unfair labor practice claims or charges against UMB or any of its Subsidiaries, or any strikes, or other labor disputes against UMB or any of its Subsidiaries. Neither UMB nor any of its Subsidiaries is party to or bound by any Collective Bargaining Agreement, or work rules or practices agreed to with any labor organization or employee association applicable to service provider of UMB or any of its Subsidiaries and, to the knowledge of UMB, there are no organizing efforts by any union or other group seeking to represent any employees of UMB or any of its Subsidiaries.

(p) UMB and its Subsidiaries are, and have been since January 1, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB. Neither UMB nor any of its Subsidiaries has taken any action that would reasonably be expected to cause HTLF or any of its affiliates to have any material liability or other obligation following the Closing Date under the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

Section 4.12. SEC Reports. UMB has previously made available to HTLF an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by UMB pursuant to the Securities Act or the Exchange Act (the “UMB Reports”) and (b) communication mailed by UMB to its shareholders since December 31, 2022 and prior to the date hereof, and no such UMB Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all UMB Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of UMB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the UMB Reports.

Section 4.13. Compliance with Applicable Law.

(a) UMB and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UMB, and to the knowledge of UMB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UMB, UMB and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to UMB or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure

Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the CARES Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) UMB Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) UMB maintains a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Personal Data owned, controlled or processed by UMB and its Subsidiaries against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful operations performed upon such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on UMB, to the knowledge of UMB, since December 31, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of UMB and its Subsidiaries.

(e) As of the date hereof, UMB and UMB Subsidiary Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither UMB nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that UMB Subsidiary Bank’s Community Reinvestment Act rating will be downgraded within one (1) year from the date of this Agreement.

Section 4.14. Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral), but excluding any UMB Benefit Plan, which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which UMB or any of its Subsidiaries is a party or by which UMB or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by UMB (or a Current Report on Form 8-K subsequent thereto) (each, a “UMB Contract”).

(b) (i) Each UMB Contract is valid and binding on UMB or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UMB, (ii) UMB and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each UMB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UMB, (iii) to the knowledge of UMB, each third-party counterparty to each UMB Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such UMB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UMB, (iv) neither UMB nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any UMB Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of UMB or any of its Subsidiaries or, to the knowledge of UMB, any other party thereto, of or under any such UMB Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UMB.

Section 4.15. UMB Supervisory Actions. Subject to Section 9.14, neither UMB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, directive or other supervisory action by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any UMB Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or practices, its management or its business (each, whether or not set forth in the UMB Disclosure Schedule, a “UMB Supervisory Action”), nor has UMB or any of its Subsidiaries been advised since January 1, 2022, of any UMB Supervisory Action by any UMB Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such UMB Supervisory Action.

Section 4.16. Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of UMB or any of its Subsidiaries or for the account of a customer of UMB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any UMB Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of UMB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. UMB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to UMB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

Section 4.17. Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, UMB and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of UMB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on UMB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against UMB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB. To the knowledge of UMB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB. UMB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB.

Section 4.18. Investment Securities and Commodities.

(a) Each of UMB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to UMB on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of UMB or its Subsidiaries. Such securities and commodities are valued on the books of UMB in accordance with GAAP in all material respects.

(b) UMB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that UMB believes are prudent and reasonable in the context of such businesses.

Section 4.19. Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on UMB, UMB or a UMB Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the UMB Reports as being owned by UMB or a UMB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “UMB Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such UMB Reports or acquired after the date thereof which are material to UMB’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the UMB Owned Properties, the “UMB Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of UMB, the lessor. There are no pending or, to the knowledge of UMB, threatened condemnation proceedings against the UMB Real Property.

Section 4.20. Intellectual Property.

(a) UMB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used, held for use in or otherwise necessary for the conduct of its business as currently conducted.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB: (i) to the knowledge of UMB, the use of any Intellectual Property by UMB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which UMB or any UMB Subsidiary acquired the right to use any Intellectual Property, (ii) to the knowledge of UMB, no person has asserted in writing to UMB that UMB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (iii) to the knowledge of UMB, no person is challenging, infringing on or otherwise violating any right of UMB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to UMB or its Subsidiaries and (iv) neither UMB nor any UMB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by UMB or any UMB Subsidiary, and UMB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by UMB and its Subsidiaries and to maintain, enforce and protect the confidentiality of all Intellectual Property owned or licensed, respectively, by UMB and its Subsidiaries the value of which is contingent upon maintaining the confidentiality thereof.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, the IT Assets of UMB operate and perform in a manner that permits UMB and its Subsidiaries to conduct their business as currently conducted.

Section 4.21. Customer Relationships.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on UMB, each trust or wealth management customer of UMB or any of its Subsidiaries has been originated and serviced (i) in conformity with the applicable policies of UMB and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with the applicable policies of UMB and its Subsidiaries regarding instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile in effect at such time and (v) in compliance with all applicable laws and UMB’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder and in effect at such time. Each contract governing a relationship with a trust or wealth management customer of UMB or any of its Subsidiaries has been duly and validly executed and delivered by UMB and each Subsidiary and, to the knowledge of UMB, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and UMB and its Subsidiaries and, to the knowledge of UMB, the other contracting parties thereto, have duly performed in all material respects their obligations thereunder, and UMB and its Subsidiaries and, to the knowledge of UMB, such other contracting parties are in material compliance with each of the terms thereof.

(b) Since January 1, 2022, none of UMB, any of its Subsidiaries or any of their respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any trust or wealth management customer of UMB or any of its Subsidiaries. Since January 1, 2022, none of UMB or any of its Subsidiaries has been, and none are currently, engaged in any material dispute with, or subject to material claims by, any such trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

Section 4.22. Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between UMB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of UMB or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding UMB Common Stock or voting power thereof (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of UMB) on the other hand, of the type required to be reported in any UMB Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

Section 4.23. State Takeover Laws. The Board of Directors of each of UMB and Merger Sub, as applicable, has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 351-455 of the RSM, no appraisal or dissenters’ rights will be available to the holders of UMB Common Stock in connection with the Mergers.

Section 4.24. Reorganization. UMB has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, or the Bank Merger from qualifying for the Intended Tax Treatment.

Section 4.25. Opinion. Prior to the execution of this Agreement, the board of directors of UMB has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from BofA Securities, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio provided for in the Merger is fair from a financial point of view to UMB. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.26. UMB Information. The information relating to UMB and its Subsidiaries or that is provided by UMB or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any UMB Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to UMB and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate to HTLF or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 4.27. Loan Portfolio.

(a) As of the date hereof, neither UMB nor any of its Subsidiaries is a party to any written or oral (i) Loans in which UMB or any Subsidiary of UMB is a creditor that, as of December 31, 2023, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of December 31, 2023 over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of UMB or any of its Subsidiaries, or to the knowledge of UMB, any affiliate of any of the foregoing.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, each Loan of UMB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of UMB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, each outstanding Loan of UMB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of UMB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which UMB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by UMB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of UMB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, neither UMB nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or UMB Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to UMB’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by UMB or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.04 and Section 4.04 have been made or obtained.

Section 4.28. Investment Advisor Subsidiaries.

(a) Each Subsidiary of UMB that provides investment management, investment advisory or sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act (each such Subsidiary, a “UMB Advisory Entity”) is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2022 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on UMB.

(b) The accounts of each advisory client of UMB or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable UMB Advisory Entity in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on UMB.

(c) None of the UMB Advisory Entities nor, to the knowledge of UMB, any “person associated with” (as defined in the Investment Advisers Act) a UMB Advisory Entity is ineligible pursuant to Section 203(e) or (f) of the Investment Advisers Act to serve as registered investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on UMB.

Section 4.29. Broker-Dealer Subsidiaries.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on UMB: (i) each Subsidiary of UMB that is a broker-dealer (each, a “UMB Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each UMB Broker-Dealer Subsidiary is a member in good standing with FINRA and any other required self-regulatory organizations and in compliance with all applicable rules and regulations of FINRA and any other self-regulatory organization of which it is a member or which otherwise has authority over it; (iii) each UMB Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of UMB, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on UMB, (i) none of the UMB Broker-Dealer Subsidiaries nor, to the knowledge of UMB, any “associated person” thereof (A) is ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any UMB Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of UMB, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

Section 4.30. Insurance Subsidiaries.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UMB, to the knowledge of UMB, (i) since January 1, 2022, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any UMB Subsidiary (“UMB Agent”) wrote, sold, produced, managed, administered or procured business for a UMB Subsidiary, such UMB

Agent was, at the time the UMB Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no UMB Agent has been since January 1, 2022, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such UMB Agent’s writing, sale, management, administration or production of insurance business for any UMB Insurance Subsidiary (as defined below), and (iii) each UMB Agent was appointed by UMB or a UMB Insurance Subsidiary in material compliance with applicable insurance laws, rules and regulations and, to the knowledge of UMB, all processes and procedures undertaken with respect to such UMB Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “UMB Insurance Subsidiary” means each Subsidiary of UMB through which insurance operations is conducted.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UMB, (i) since January 1, 2022, UMB and, to the knowledge of UMB, the UMB Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) to the knowledge of UMB, all contracts, agreements, arrangements and transactions in effect between any UMB Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) to the knowledge of UMB, each UMB Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

Section 4.31. Sanctions, Anti-Money Laundering and Anti-Corruption Laws.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UMB, UMB and its Subsidiaries, and, to the knowledge of UMB, each of their respective directors, officers, employees, agents, representatives and any other person acting on behalf of UMB and its Subsidiaries, acting alone or together, is and has been in compliance with the FCPA and any other anti-corruption or anti-bribery Applicable Law.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UMB, none of UMB nor any of its Subsidiaries, nor, to the knowledge of UMB, any of their respective directors, officers, employees, agents, representatives or other persons acting on behalf of UMB and its Subsidiaries, acting alone or together, has, directly or indirectly, (i) used any funds of UMB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of UMB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of UMB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of UMB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for UMB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for UMB or any of its Subsidiaries.

(c) None of UMB nor any of its Subsidiaries, nor, to the knowledge of UMB, any of their respective directors, officers, employees, agents, representatives or other persons acting on their behalf, is, or is 50% or more owned or controlled by one or more persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, the Kherson oblast, and the Zaporizhzhia oblast regions of Ukraine), except as otherwise authorized pursuant to Sanctions. Neither UMB nor any of its Subsidiaries has engaged in business with foreign nations, organizations or individuals named on any of the following lists maintained by the OFAC or the United States Department of the Treasury: (x) the Specially Designated Nationals and Blocked Persons List; (y) the Sanctions Program and Countries Summaries Lists; or (z) Executive Order 13224.

(d) UMB and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with the FCPA, and other anti-corruption and anti-bribery applicable laws, Sanctions and applicable laws governing anti-money laundering.

(e) No Governmental Entity has in the past five (5) years commenced legal, administrative, arbitral or other proceedings, claims, or actions against, or, to the knowledge of UMB, is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of, UMB or any of its Subsidiaries (or any of their respective directors, officers, employees, agents or representatives) for alleged violation of the FCPA and other anti-corruption and anti-bribery applicable laws, Sanctions and applicable laws governing anti-money laundering.

Section 4.32. No Other Representations or Warranties.

(a) Except for the representations and warranties made by UMB and Merger Sub in this Article 4, neither UMB nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to UMB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and UMB and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither UMB nor Merger Sub nor any other person makes or has made any representation or warranty to HTLF or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to UMB, Merger Sub, any of their respective Subsidiaries or their respective businesses or (ii) any oral or written information presented to HTLF or any of its affiliates or Representatives in the course of their due diligence investigation of UMB, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by UMB in this Article 4.

(b) Each of UMB and Merger Sub acknowledges and agrees that neither HTLF nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 3.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01. Conduct of Businesses by HTLF Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the HTLF Disclosure Schedule), required by law or as consented to in writing by UMB (such consent not to be unreasonably withheld, conditioned or delayed), HTLF shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either UMB or HTLF to obtain any necessary approvals of any UMB Regulatory Agency, HTLF Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

Section 5.02. Forbearances of HTLF. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the HTLF Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, HTLF shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of UMB (such consent not to be unreasonably withheld, conditioned or delayed):

(a) (i) incur any indebtedness for borrowed money in excess of $25,000,000, other than (I) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and in the ordinary course of business consistent with past practice, (II) deposits in the ordinary course of business consistent with past practice and (III) indebtedness of HTLF or any of its wholly owned Subsidiaries to HTLF or any of its wholly owned Subsidiaries; provided that (I) such indebtedness is on customary and reasonable market terms, (II) such indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty, (III) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby shall result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under, or any loss of a material benefit of HTLF or any of its Subsidiaries under, or result in the creation of any Lien upon any of the assets of HTLF or any of its Subsidiaries under such indebtedness, or would reasonably be expected to require the preparation or delivery of separate financial statements of HTLF, the Surviving Corporation or their respective Subsidiaries and (IV) such indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, Trust Preferred Securities (as defined below) or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any HTLF Securities or HTLF Subsidiary Securities except, in each case, (A) regular quarterly cash dividends at a rate not in excess of $0.30 per share of HTLF Common Stock and with record and payment dates consistent with past practice, (B) dividends paid by any wholly owned Subsidiaries of HTLF, (C) regular distributions on outstanding Trust Preferred Securities in accordance with their terms, (D) dividends provided for and paid on HTLF Series E Preferred Stock in accordance with the terms thereof or (E) the acceptance of shares of HTLF Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of HTLF Equity Awards, in each case, outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the HTLF Disclosure Schedule;

(iii) grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any HTLF Securities under a HTLF Stock Plan or otherwise; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any HTLF Securities or HTLF Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any HTLF Securities or HTLF Subsidiary Securities, except pursuant to the settlement of any HTLF Equity Awards outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the HTLF Disclosure Schedule;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly owned Subsidiary of HTLF;

(e) in each case except for transactions in the ordinary course of business consistent with past practice, (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any HTLF Contract (or any contract entered into after the date hereof that would be a HTLF Contract if it were in effect on the date of this Agreement), or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to HTLF, or (ii) enter into any contract that would constitute a HTLF Contract, if it were in effect on the date of this Agreement;

(f) except as required by the terms (in effect as of the date hereof) of any HTLF Benefit Plan or by applicable law, (i) enter into, adopt, amend or terminate any employment agreement, offer letter, retention agreement, change in control or transaction bonus agreement, severance agreement or similar arrangement, other than offer letters (with standard terms and substantially in the form made available to UMB prior to the date hereof) in the ordinary course of business consistent with past practice with respect to employees other than any executive officer or any employee reporting directly to an executive officer (each, a “Key Employee”), (ii) enter into, adopt, materially amend or terminate any Employee Benefit Plan or any Collective Bargaining Agreement, (iii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases in base salary or wage rate in the ordinary course of business consistent with past practice up to the percentage set forth in Section 5.02(f) of the HTLF Disclosure Schedule, (iv) pay or award, or accelerate the vesting of, any non-equity bonuses or incentive compensation, other than in the ordinary course of business consistent with past practice, (v) grant or accelerate the vesting or payment of any equity-based compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment of any Key Employee, other than for cause, or (viii) hire any individual who would be a Key Employee;

(g) settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to HTLF, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Mergers, taken together, or the Bank Merger from qualifying for the Intended Tax Treatment;

(i) amend its certificate of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j) other than in prior consultation with UMB, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;

(l) enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m) other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, in each case except as required by law or requested by a HTLF Regulatory Agency;

(n) make or acquire any Loan (except for any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any existing Loan, in each case that involves or results in a total credit exposure to any borrower and its affiliates of (i) in the case of any non-recourse or unsecured Loan, $5,000,000 or greater or (ii) in the case of any other Loan, $10,000,000 or greater; provided, that if UMB does not respond to a request for consent pursuant to this Section 5.02(n) within five (5) business days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent;

(o) make, or commit to make, any capital expenditures that exceed the amounts set forth in HTLF’s capital expenditure budget set forth in Section 5.02(o) of the HTLF Disclosure Schedule;

(p) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(q) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.02.

Section 5.03. Conduct of Businesses by UMB Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the UMB Disclosure Schedule), required by law or as consented to in writing by HTLF (such consent not to be unreasonably withheld, conditioned or delayed), UMB shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either UMB or HTLF to obtain any necessary approvals of any UMB Regulatory Agency, HTLF Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

Section 5.04. Forbearances of UMB. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the UMB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, UMB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of HTLF (such consent not to be unreasonably withheld, conditioned or delayed):

(a)

(i) adjust, split, combine or reclassify any shares of UMB Common Stock; or

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, trust preferred securities or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any UMB

Securities or UMB Subsidiary Securities except, in each case, (A) regular quarterly cash dividends at a rate not in excess of the amounts set forth in Section 5.04(a)(ii) of the UMB Disclosure Schedule and with record and payment dates consistent with past practice, (B) dividends paid by any wholly owned Subsidiaries of UMB, (C) regular distributions on outstanding trust preferred securities in accordance with their terms, (D) the acceptance of shares of UMB Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of UMB Equity Awards or (E) repurchases of UMB Common Stock pursuant to any repurchase authorized by the Board of Directors of UMB prior to the date hereof in an amount not in excess of the amounts set forth in Section 5.04(a)(ii) of the UMB Disclosure Schedule and in compliance with applicable law;

(b) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Mergers, taken together, or the Bank Merger from qualifying for the Intended Tax Treatment;

(c) amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries in a manner that would materially and adversely affect the holders of HTLF Common Stock, or adversely affect the holders of HTLF Common Stock relative to other holders of UMB Common Stock; or

(d) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.04.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.01. Regulatory Matters.

(a) Promptly after the date of this Agreement, UMB and HTLF shall prepare and file with the SEC the Joint Proxy Statement, and UMB shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and the parties shall use reasonable best efforts to make such filings as promptly as practicable after the date of this Agreement. The S-4 shall also, to the extent required under the Securities Act and the regulations promulgated thereunder, register the shares of UMB Series A Preferred Stock (or depositary shares in lieu thereof) that will be issued in the transaction. Each of UMB and HTLF shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and UMB and HTLF shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders or stockholders, as applicable. UMB shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and HTLF shall furnish all information concerning HTLF and the holders of HTLF Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45) days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, UMB and HTLF shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. UMB and HTLF shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. UMB and HTLF shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to HTLF or UMB, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of, and the filing of notices to, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all permits, consents, orders, approvals, waivers, non-objections and authorizations (and the expiration or termination of all statutory waiting periods in respect thereof) from (i) the Federal Reserve Board under the BHC Act, (ii) the OCC under the Bank Merger Act and the Riegle-Neal Act, (iii) any Governmental Entity set forth on Section 6.01(b) of the UMB Disclosure Schedule and (iv) any Governmental Entity set forth in Section 3.04 or Section 4.04 the non-receipt of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(c) Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require UMB or HTLF or any of their respective Subsidiaries, and neither UMB nor HTLF nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Mergers (measured on a scale relative to HTLF and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d) UMB and HTLF shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of UMB, HTLF or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.

(e) UMB and HTLF shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

Section 6.02. Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, each of HTLF and UMB, for the purposes of verifying the representations and warranties of the other and preparing for the Mergers and the Bank Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records (or in the case of access by HTLF, all of the foregoing as reasonably requested, taking into account the circumstances of HTLF as a party to the transactions contemplated hereby), provided that such investigation or requests shall not interfere unnecessarily with normal operations of the party, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of HTLF and UMB shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that HTLF or UMB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request in light of such party’s circumstances as a party to the transactions contemplated hereby. Neither UMB nor HTLF nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of UMB’s or HTLF’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of HTLF and UMB shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 22, 2024, between UMB and HTLF (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.03. Stockholder and Shareholder Approvals. Each of UMB and HTLF shall call, give notice of, establish a record date for, convene and hold a meeting of its shareholders and stockholders, respectively (the “UMB Meeting” and the “HTLF Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) in the case of HTLF, the Requisite HTLF Vote, and in the case of UMB, the Requisite UMB Vote, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of HTLF and UMB shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Subject to the remainder of this Section 6.03, each of UMB and HTLF and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of UMB and the stockholders of HTLF, as applicable, the Requisite UMB Vote and the Requisite HTLF Vote, as applicable, including by communicating to the shareholders of UMB and the stockholders of HTLF, as applicable, its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of UMB, the shareholders of UMB approve the UMB Share Issuance and the UMB Articles Amendment (the “UMB Board Recommendation”), and, in the case of HTLF, the stockholders of HTLF adopt and approve this Agreement and the transactions contemplated hereby (the “HTLF Board Recommendation”). Subject to the remainder of this Section 6.03, each of UMB and HTLF and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the UMB Board Recommendation, in the case of UMB, or the HTLF Board Recommendation, in the case of HTLF, (ii) fail to make the UMB Board Recommendation, in the case of UMB, or the HTLF Board Recommendation, in the case of HTLF, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the UMB Board Recommendation, in the case of UMB, or the HTLF Board Recommendation, in the case of HTLF, in each case within ten (10) business days (or such fewer number of days as remains prior to the UMB Meeting or the HTLF Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.01 and Section 8.02, if the Board of Directors of UMB or HTLF, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the UMB Board Recommendation or the HTLF Board Recommendation, as applicable, such Board of Directors may, in the case of UMB, prior to the receipt of the Requisite UMB Vote, and in the case of HTLF, prior to the receipt of the Requisite HTLF Vote, effect a Recommendation Change, including by submitting this Agreement to its shareholders or stockholders, respectively, without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for such Recommendation Change to its shareholders or stockholders, as applicable, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the UMB Board Recommendation or HTLF Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.03 and will require a new notice period as referred to in this Section 6.03. Neither UMB nor HTLF shall adjourn or postpone the UMB Meeting or the HTLF Meeting, as the case may be, except that UMB or HTLF (1) shall be permitted to adjourn or postpone the UMB Meeting or the HTLF Meeting, as the case may be, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of UMB or the Board of Directors of HTLF, as the case may be, has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s shareholders or stockholders, as applicable, prior to the UMB Meeting or the HTLF Meeting, as the case may be and (2) shall adjourn or postpone the UMB Meeting or the HTLF Meeting, as the case may be, up to two times, if, as of the time for which such meeting is originally scheduled there are insufficient shares of UMB Common Stock or HTLF Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting HTLF or UMB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite HTLF Vote or the Requisite UMB Vote; provided that, without the prior written consent of the other party, neither UMB nor HTLF shall adjourn or postpone the UMB Meeting or the HTLF Meeting, as the case may be, under this clause (2) for more than five (5) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate. If the HTLF Meeting or the UMB Meeting is adjourned or postponed, UMB or HTLF, respectively, may elect to cause the UMB Meeting or the HTLF Meeting, respectively, to also be adjourned such that the meetings occur on the same date. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the UMB Meeting shall be convened and this Agreement shall be submitted to the shareholders of UMB at the UMB Meeting and (y) the HTLF Meeting shall be convened and this Agreement shall be submitted to the stockholders of HTLF at the HTLF Meeting, and nothing contained herein shall be deemed to relieve either UMB or HTLF of such obligation.

Section 6.04. Legal Conditions to Mergers. Subject in all respects to Section 6.01 of this Agreement, each of UMB and HTLF shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article 7 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by HTLF or UMB or any of their respective Subsidiaries in connection with the Mergers and the Bank Merger and the other transactions contemplated by this Agreement.

Section 6.05. Stock Exchange Listing. UMB shall cause the shares of UMB Common Stock and UMB Series A Preferred Stock (or depositary shares in respect thereof), to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 6.06. Employee Matters.

(a) For a period commencing at the Effective Time and ending on the first anniversary of the Closing Date, UMB shall provide, or cause to be provided, to each individual who is employed by HTLF or any of its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate thereof) during such period (a “Continuing Employee”), with (i) a base salary or base wage rate that is no less than the base salary or base wage rate in effect for such Continuing Employee as of immediately prior to the Effective Time, (ii) short-term incentive compensation opportunities and long-term incentive compensation opportunities that, when combined with the Continuing Employee’s base salary or base wage rate, provide total target direct compensation no less favorable in the aggregate than that provided to similarly situated employees of UMB and its Subsidiaries, (iii) other compensation and employee benefits (in each case of clause (i), (ii) and (iii) of this Section 6.06(a), excluding defined benefit pension, retiree medical, change in control and severance benefits) that are no less favorable in the aggregate than the other compensation and benefits (excluding defined benefit pension, retiree medical, change in control and severance benefits) provided to similarly situated employees of UMB and its Subsidiaries, and (iv) to any Continuing Employee who experiences an involuntary termination of employment without cause (or other severance-qualifying termination) during such period, severance benefits pursuant to the greater of (x) the HTLF Benefit Plan applicable to such Continuing Employee as of immediately prior to the Effective Time (which HTLF Benefit Plans are set forth in Section 6.06 of the HTLF Disclosure Schedule) and (y) UMB’s severance policy (which is set forth on Section 6.06(a) of the UMB Disclosure Schedule), and which shall apply to Continuing Employees in a manner no less favorable than as applicable to similarly situated employees of UMB and its Subsidiaries.

(b) With respect to any UMB Benefit Plans in which any Continuing Employees first become eligible to participate on or after the Closing Date, UMB or the Surviving Corporation shall: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such UMB Benefit Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous HTLF Benefit Plan immediately prior to the Closing Date, (ii) provide each such Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Closing Date (or, if later, prior to the time such employee commenced participation in such UMB Benefit Plan) under such UMB Benefit Plan (to the same extent that such credit was given under the analogous HTLF Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any such UMB Benefit Plans, and (iii) recognize service of such employees with HTLF and its respective Subsidiaries, for all purposes to the same extent that such service was taken into account under the analogous HTLF Benefit Plan prior to the Closing Date; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of benefit accrual under any UMB Benefit Plan that is a defined benefit pension plan, for purposes of any UMB Benefit Plan that provides retiree welfare benefits, or to any UMB Benefit Plan that is a frozen plan, either with respect to level of benefits or participation, or provides grandfathered benefits.

(c) If directed in writing by UMB at least ten (10) business days prior to the Effective Time, HTLF shall terminate any HTLF Qualified Plan, in each case effective as of, and contingent upon, the Effective Time. In connection with the termination of such HTLF Qualified Plan, UMB shall take any and all actions as may be required to permit each affected HTLF employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such affected employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of UMB or any of its Subsidiaries (a “UMB Qualified Plan”). If a HTLF Qualified Plan is terminated as described herein, the affected employees shall be eligible immediately upon the Closing Date to commence participation in a UMB Qualified Plan.

(d) Prior to the Closing, HTLF shall adopt resolutions and use commercially reasonable effort to take such other actions that may be necessary or appropriate to effect the amendments to certain HTLF Benefit Plans described on Section 6.06(d) of the HTLF Disclosure Schedule.

(e) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of HTLF or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, HTLF, UMB or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, HTLF, UMB or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of HTLF or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any HTLF Benefit Plan, UMB Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, except as set forth in Section 6.07, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement, including any current or former employee, officer, director or consultant of UMB or HTLF or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Prior to making any written communications to any service provider of HTLF or any of its Subsidiaries pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement or employment with UMB following the Effective Time, HTLF or any of its Subsidiaries shall provide UMB with a copy of the intended communication, and UMB shall have a reasonable period of time to review and comment on the communication, and HTLF or any of its Subsidiaries shall give reasonable and good faith consideration to any comments made by UMB with respect thereto; provided that, after UMB has reviewed and commented on a communication, HTLF or any of its Subsidiaries shall not have any obligation to provide to UMB subsequent communications that are substantially similar in all respects.

Section 6.07. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by HTLF pursuant to the HTLF Charter, the HTLF Bylaws, the governing or organizational documents of any Subsidiary of HTLF and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.07(a) of the HTLF Disclosure Schedule, each present and former director or officer of HTLF and its Subsidiaries (in each case, when acting in such capacity)

(collectively, the “HTLF Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of HTLF or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any HTLF Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such HTLF Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by HTLF (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by HTLF for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, UMB or HTLF, in consultation with, but only upon the consent of UMB, may (and at the request of UMB, HTLF shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under HTLF’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.07 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each HTLF Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.07.

Section 6.08. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of UMB, on the one hand, and a Subsidiary of HTLF, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by UMB.

Section 6.09. Advice of Changes. UMB and HTLF shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.09 or the failure of any condition set forth in Section 7.02 or 7.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.02 or 7.03 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.09 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 6.10. Dividends. After the date of this Agreement, each of UMB and HTLF shall coordinate with the other the declaration of any dividends in respect of UMB Common Stock and HTLF Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of HTLF Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of HTLF Common Stock and any shares of UMB Common Stock any such holder receives in exchange therefor in the Merger.

Section 6.11. Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and HTLF shall give UMB the opportunity to participate (at UMB’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. HTLF shall not agree to settle any such litigation without UMB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that UMB shall not be obligated to consent to any settlement which does not include a full release of UMB and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

Section 6.12. Corporate Governance. Effective as of the Effective Time, in accordance with the UMB Bylaws, the number of directors that will comprise the full Board of Directors of UMB (and, as of the Second Effective Time, that will comprise the full Board of Directors of the Surviving Corporation) shall be sixteen (16). Of the members of the Board of Directors of UMB as of the Effective Time (and, as of the Second Effective Time, the Board of Directors of the Surviving Corporation), (i) eleven (11) shall be the members of the Board of Directors of UMB as of immediately prior to the Effective Time (the “UMB Directors”), and (ii) an additional five (5) shall be members of the Board of Directors of HTLF as of immediately prior to the Effective Time (the “HTLF Directors”); provided that any HTLF Director must meet any applicable requirements or standards that may be imposed by a UMB Regulatory Agency for service on the Board of Directors of UMB. The HTLF Directors shall be eligible and given due consideration for committee service to the same extent as the UMB Directors. Prior to the Effective Time, the parties (coordinating through the respective Chairman of each of HTLF and UMB) shall cooperate in good faith to mutually agree on the selection of the HTLF Directors who will join the Board of Directors of the Surviving Corporation and their respective committee appointments, taking into account relevant considerations including skill sets, experience, diversity and inclusion, and the needs of the Board of Directors of the Surviving Corporation.

Section 6.13. Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite UMB Vote, in the case or UMB, or the Requisite HTLF Vote, in the case of HTLF, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.13(a), such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than HTLF or UMB, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to UMB or HTLF, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, twenty-five percent (25%) or more of any class of equity or voting securities of a party or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

Section 6.14. Public Announcements. HTLF and UMB agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

Section 6.15. Change of Method. HTLF and UMB shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of HTLF and

UMB (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that unless this Agreement is amended by agreement of each party in accordance with Section 9.01, no such change shall (i) alter or change the Exchange Ratio or the number of shares of UMB Common Stock received by holders of HTLF Common Stock in exchange for each share of HTLF Common Stock, (ii) adversely affect the Tax treatment of HTLF’s stockholders or UMB’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of HTLF or UMB pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.01.

Section 6.16. Takeover Statutes. UMB, Merger Sub, HTLF and their respective Boards of Directors shall not take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 6.17. Treatment of HTLF Indebtedness. Upon the Effective Time, UMB shall assume the due and punctual performance and observance of the covenants to be performed by HTLF under the indentures set forth on Section 6.17 of the HTLF Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, (i) UMB and HTLF shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures or other documents and (ii) HTLF shall use reasonable best efforts to execute and deliver any officer’s certificates, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time.

Section 6.18. Trust Preferred Securities. Upon the Effective Time, UMB shall assume all of the obligations to be performed by HTLF with respect to HTLF’s outstanding trust preferred securities and related debt instruments set forth on Section 6.18 of the HTLF Disclosure Schedule (the “Trust Preferred Securities”). In connection therewith, (i) UMB and HTLF shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures or other documents and (ii) HTLF shall use reasonable best efforts to execute and deliver any officer’s certificates, and to provide any opinion of counsel to the trustee thereof, in each case, required to make such assumptions effective as of the Effective Time.

Section 6.19. Exemption from Liability Under Section 16(b). HTLF and UMB agree that, in order to most effectively compensate and retain HTLF Insiders, both prior to and after the Effective Time, it is desirable that HTLF Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of HTLF Common Stock into shares of UMB Common Stock or shares of HTLF Series E Preferred Stock(or depositary shares in respect thereof) into shares of UMB Series A Preferred Stock (or depositary shares in respect thereof), as applicable, in the Merger and the conversion of any HTLF Equity Awards into corresponding UMB Equity Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.19. HTLF shall deliver to UMB in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of HTLF subject to the reporting requirements of Section 16(a) of the Exchange Act (the “HTLF Insiders”), and the Board of Directors of UMB and of HTLF, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of HTLF) any dispositions of HTLF Common Stock, HTLF Series E Preferred Stock (or depositary shares in respect thereof) or HTLF Equity Awards by the HTLF Insiders, and (in the case of UMB) any acquisitions of UMB Common Stock, UMB Series A Preferred Stock (or depositary shares in respect thereof) or UMB Equity Awards by any HTLF Insiders who, immediately following the Mergers, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

Section 6.20. Tax Cooperation. UMB and HTLF shall cooperate and use their respective reasonable best efforts in order for (i) UMB to receive the opinion described in Section 7.02(c) and (ii) HTLF to receive the opinion described in Section 7.03(c).Section 6.21. Commitments to the Community. Following the Effective Time, the Surviving Corporation will maintain the level of philanthropic and community investment provided by each of HTLF and UMB in their respective communities prior to the Effective Time.

ARTICLE 7

CONDITIONS PRECEDENT

Section 7.01. Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder and Stockholder Approvals. (i) The UMB Share Issuance and the UMB Articles Amendment shall have been approved by the shareholders of UMB by the Requisite UMB Vote and (ii) this Agreement shall have been adopted by the stockholders of HTLF by the Requisite HTLF Vote.

(b) NASDAQ Listing. The shares of UMB Common Stock and UMB Series A Preferred Stock (or depositary shares in respect thereof) that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or the Bank Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers or the Bank Merger.

Section 7.02. Conditions to Obligations of UMB and Merger Sub. The obligation of UMB and Merger Sub to effect the Mergers is also subject to the satisfaction, or waiver by UMB, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of HTLF set forth in Section 3.02(a) and Section 3.08(a) (in each case after giving effect to the lead-in to Article 3) shall be true and correct (other than, in the case of Section 3.02(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of HTLF set forth in Section 3.01(a), Section 3.01(b) (but only with respect to HTLF Subsidiary Bank), Section 3.02(b) (but only with respect to HTLF Subsidiary Bank), Section 3.03(a) and Section 3.07 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 3) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of HTLF set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 3) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HTLF or the Surviving Corporation. UMB shall have received a certificate dated as of the Closing Date and signed on behalf of HTLF by the Chief Executive Officer or the Chief Financial Officer of HTLF to the foregoing effect.

(b) Performance of Obligations of HTLF. HTLF shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and UMB shall have received a certificate dated as of the Closing Date and signed on behalf of HTLF by the Chief Executive Officer or the Chief Financial Officer of HTLF to such effect.

(c) Federal Tax Opinion. UMB shall have received the opinion of Davis Polk & Wardwell LLP (or, if Davis Polk & Wardwell LLP is unwilling or unable to issue the opinion, a written opinion of Wachtell, Lipton, Rosen & Katz), in form and substance reasonably satisfactory to UMB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of UMB and HTLF, reasonably satisfactory in form and substance to such counsel.

Section 7.03. Conditions to Obligations of HTLF. The obligation of HTLF to effect the Mergers is also subject to the satisfaction, or waiver by HTLF, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of UMB and Merger Sub set forth in Section 4.02(a) and Section 4.08(a) (in each case, after giving effect to the lead-in to Article 4) shall be true and correct (other than, in the case of Section 4.02(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of UMB and Merger Sub set forth in Section 4.01(a), Section 4.01(b) (but only with respect to UMB Subsidiary Bank), Section 4.02(b) (but only with respect to UMB Subsidiary Bank), Section 4.03(a) and Section 4.07 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of UMB and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on UMB. HTLF shall have received a certificate dated as of the Closing Date and signed on behalf of UMB by the Chief Executive Officer or the Chief Financial Officer of UMB to the foregoing effect.

(b) Performance of Obligations of UMB and Merger Sub. Each of UMB and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and HTLF shall have received a certificate dated as of the Closing Date and signed on behalf of UMB by the Chief Executive Officer or the Chief Financial Officer of UMB to such effect.

(c) Federal Tax Opinion. HTLF shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or, if Wachtell, Lipton, Rosen & Katz is unwilling or unable to issue the opinion, a written opinion of Davis Polk & Wardwell LLP), in form and substance reasonably satisfactory to HTLF, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of UMB and HTLF, reasonably satisfactory in form and substance to such counsel.

ARTICLE 8

TERMINATION AND AMENDMENT

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite HTLF Vote or the Requisite UMB Vote:

(a) by mutual written consent of UMB and HTLF;

(b) by either UMB or HTLF if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of either of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of either of the Mergers or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein or any other breach by such party of this Agreement;

(c) by either UMB or HTLF if the Merger shall not have been consummated on or before October 28, 2025 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein or any other breach by such party of this Agreement;

(d) by either UMB or HTLF (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of HTLF, in the case of a termination by UMB, or UMB, in the case of a termination by HTLF, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.02, in the case of a termination by UMB, or Section 7.03, in the case of a termination by HTLF, and which is not cured within forty-five (45) days following written notice to HTLF, in the case of a termination by UMB, or UMB, in the case of a termination by HTLF, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by HTLF, prior to the receipt of the Requisite UMB Vote, if (i) UMB or the Board of Directors of UMB shall have made a Recommendation Change or (ii) UMB or the Board of Directors of UMB shall have breached its obligations under Section 6.03 or Section 6.13 in any material respect;

(f) by UMB, prior to the receipt of the Requisite HTLF Vote, if (i) HTLF or the Board of Directors of HTLF shall have made a Recommendation Change or (ii) HTLF or the Board of Directors of HTLF shall have breached its obligations under Section 6.03 or Section 6.13 in any material respect; or

(g) by either UMB or HTLF, if (i) the Requisite UMB Vote shall not have been obtained upon a vote thereon taken at the UMB Meeting (including any adjournment or postponement thereof) or (ii) the Requisite HTLF Vote shall not have been obtained upon a vote thereon taken at the HTLF Meeting (including any adjournment or postponement thereof).

Section 8.02. Effect of Termination.

(a) In the event of termination of this Agreement by either UMB or HTLF as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of UMB, HTLF, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.02(b) (Confidentiality), Section 6.14 (Public Announcements), this Section 8.02 and Article 9 (but, in the case of Section 9.12, only in respect of covenants that survive termination) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither UMB nor HTLF shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement (including the loss to the shareholders of UMB or the stockholders of HTLF, as applicable, of the benefits of the transactions contemplated by this Agreement, including, in the case of HTLF, the loss of the premium offered to the stockholders of HTLF).

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of HTLF or shall have been made directly to the stockholders of HTLF or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the HTLF Meeting) an Acquisition Proposal, in each case with respect to HTLF and (A) (x) thereafter this Agreement is terminated by either UMB or HTLF pursuant to Section 8.01(c) without the Requisite HTLF Vote having been obtained (and all other conditions set forth in Section 7.01 and Section 7.03 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by UMB pursuant to Section 8.01(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either HTLF or UMB pursuant to Section 8.01(g) as a result of the Requisite HTLF Vote not having been obtained upon a vote taken thereon at the HTLF Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, HTLF enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then HTLF shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay UMB, by wire transfer of same-day funds, a fee equal to $70,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.02(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by (x) UMB pursuant to Section 8.01(f) or (y) either UMB or HTLF pursuant to Section 8.01(g) as a result of the Requisite HTLF Vote not having been obtained upon a vote taken thereon at the HTLF Meeting (including any adjournment or postponement thereof) and at such time UMB could have terminated this Agreement pursuant to Section 8.01(f), then HTLF shall pay UMB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of UMB or shall have been made directly to the shareholders of UMB or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the UMB Meeting) an Acquisition Proposal, in each case with respect to UMB and (A) (x) thereafter this Agreement is terminated by either UMB or HTLF pursuant to Section 8.01(c) without the Requisite UMB Vote having been obtained (and all other conditions set forth in Section 7.01 and Section 7.02 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by HTLF pursuant to Section 8.01(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either HTLF or UMB pursuant to Section 8.01(g) as a result of the Requisite UMB Vote not having been obtained upon a vote taken thereon at the UMB Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, UMB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then UMB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay HTLF the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.02(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by (x) HTLF pursuant to Section 8.01(e) or (y) either UMB or HTLF pursuant to Section 8.01(g) as a result of the Requisite UMB Vote not having been obtained upon a vote taken thereon at the UMB Meeting (including any adjournment or postponement thereof) and at such time HTLF could have terminated this Agreement pursuant to Section 8.01(e), then UMB shall pay HTLF, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of UMB and HTLF acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if UMB or HTLF, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.02, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if UMB or HTLF, as the case may be, fails to pay the amounts payable pursuant to this Section 8.02, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite UMB Vote or the Requisite HTLF Vote; provided that after the receipt of the Requisite UMB Vote or the Requisite HTLF Vote, there may not be, without further approval of the shareholders of UMB or stockholders of HTLF, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.02. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of UMB or Merger Sub, in the case of HTLF, or HTLF, in the case of UMB or Merger Sub, (b) waive any inaccuracies in the representations and warranties of UMB or Merger Sub, in the case of HTLF, or HTLF, in the case of UMB or Merger Sub, contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided that after the receipt of the Requisite UMB Vote or the Requisite HTLF Vote, there may not be, without further approval of the shareholders of UMB or stockholders of HTLF, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.03. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.07 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 9.04. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Mergers, the Bank Merger and the other transactions contemplated hereby shall be borne equally by UMB and HTLF.

Section 9.05. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to HTLF, to:

Heartland Financial USA, Inc.

1800 Larimer Street, Suite 1800

Denver, Colorado 80202

Attention:   Jay L. Kim

Email:      jkim@htlf.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:    Jacob A. Kling

        Steven R. Green

E-mail:     JAKling@wlrk.com

        SRGreen@wlrk.com

and

(b)	if to UMB, to:

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, Missouri 64106

Attention:    Amy Harris

Email:       Amy.Harris@umb.com

         legalnotices@umb.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:    Randall D. Guynn

        Lee Hochbaum

E-mail:     randall.guynn@davispolk.com

        lee.hochbaum@davispolk.com

Section 9.06. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of HTLF means the actual knowledge of any of the officers of HTLF listed on Section 9.06 of the HTLF Disclosure Schedule, and the “knowledge” of UMB means the actual knowledge of any of the officers of UMB listed on Section 9.06 of the UMB Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its Representatives to the other party and its Representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof and (iv) the term “business day” means any day other than a Saturday, a Sunday or a day on which banks in Kansas City, Missouri or Denver, Colorado are authorized by law or executive order to be closed. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

Section 9.07. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.08. Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 9.09. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of UMB shall be subject to the laws of the State of Missouri).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.

Section 9.10. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11. Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except (i) as otherwise specifically provided in Section 6.07 and (ii) the rights of UMB, on behalf of the UMB shareholders (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), and HTLF, on behalf of the HTLF stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or granted as a remedy, damages (including damages based on the loss of the benefits of the transactions contemplated by this Agreement to such shareholders or stockholders, including, in the case of HTLF, the loss of the premium offered to the stockholders of HTLF) in accordance with Section 8.02 in the event of a willful and material breach of any provision of this Agreement, it being agreed that in no event shall any UMB shareholder or HTLF stockholder be entitled to enforce any of their rights, or UMB’s, Merger Sub’s or HTLF’s obligations, under this Agreement in the event of any such breach, but rather that (x) UMB shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the UMB shareholders and (y) HTLF shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the HTLF stockholders, and UMB or HTLF may retain any amounts obtained in connection therewith. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers and the Bank Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 9.13. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 9.14. Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b)(1) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 9.15. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, HTLF, UMB and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Bruce K. Lee
Name: Bruce K. Lee
Title: President & Chief Executive Officer

UMB FINANCIAL CORPORATION

By:	/s/ J. Mariner Kemper
Name: J. Mariner Kemper
Title: Chairman of the Board & Chief Executie Officer

BLUE SKY MERGER SUB INC.

By:	/s/ John C. Pauls
Name: John C. Pauls
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AMENDMENT OF ARTICLES OF INCORPORATION

Pursuant to the General and Business Corporation Law of Missouri (the “GBCL”), the undersigned Corporation hereby submits the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the Corporation is UMB Financial Corporation (the “Corporation”).

2.	An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders of the Corporation on [•], 2024 (the “Amendment”).

3.	The Amendment is set out in full as follows:

See attached Annex A hereto.

4.	Of the [•] of shares outstanding, [•] of such shares were entitled to vote on the Amendment.

The number of outstanding shares of each class entitled to vote on the Amendment as a class were as follows:

Class	Number of Outstanding Shares
Common Stock	[	•]

5.	The number of shares voted for the Amendment was [•]. The number of shares voted against the Amendment was [•].

The number of shares of each class voted for and against the Amendment were as follows:

Class	Number of Shares Voted For		Number of Shares Voted Against
Common Stock	[	•]	[	•]

6.	[The effective date of the Amendment will be [•].]

[signature page follows]

IN AFFIRMATION THEREOF, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under § 575.040, RSMo.)

[OFFICER NAME], [TITLE]

[DATE]

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Annex A

Reference is made to ARTICLE III of the Articles of Incorporation of UMB Financial Corporation, a Missouri corporation, as amended March 6, 2003. The first paragraph of ARTICLE III is hereby amended and restated in its entirety as follows:

“The aggregate number of shares which the corporation shall have the authority to issue is one hundred sixty-one million (161,000,000). One hundred sixty million (160,000,000) of such shares shall be common stock with a par value of one dollar ($1.00) per share, and such common stock shall have no preferences, qualifications, limitations, restrictions or special relative or convertible rights. The remaining one million (1,000,000) shares shall be preferred stock with a par value of one cent ($0.01) per share.”

Except as amended hereby, the Articles of Incorporation of UMB Financial Corporation, as amended March 6, 2003, remains unchanged and in full force and effect.

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EXHIBIT B

CERTIFICATE OF DESIGNATION

OF

7.00%

FIXED-RATE RESET NON-CUMULATIVE

PERPETUAL PREFERRED STOCK, SERIES A

OF

UMB FINANCIAL CORPORATION

UMB Financial Corporation, a corporation organized and existing under the laws of the State of Missouri (the “Corporation”), in accordance with the provisions of Section 351.180 of the General and Business Corporation Law of Missouri, does hereby certify:

The Board of Directors of the Corporation (the “Board”) duly adopted resolutions on [•], 2024 (the “Board Resolutions”) and acting in accordance with such resolutions, the Corporation’s Articles of Incorporation, the Corporation’s Bylaws, and applicable law, adopted the following resolution on [•], 2024, creating a series of Preferred Stock of up to 11,500 shares from the Corporation’s authorized Preferred Stock, which series of Preferred Stock is to be designated as “7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A” (“Series A Preferred Stock”):

RESOLVED, that pursuant to the provisions of the Articles of Incorporation of the Corporation, the Bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the number of shares of such series, and the terms, preferences, privileges, designations, rights, qualifications, limitations, and restrictions thereof, are hereby established as set forth below:

1. Definitions. The following terms used herein shall be defined as set forth below:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as it may be amended or restated from time to time.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Bylaws” means the Bylaws of the Corporation, as they may be amended or restated from time to time.

“Calculation Agent” means HTLF Bank and its successors and assigns, including any successor calculation agent with respect to shares of Series A Preferred Stock duly appointed by the Corporation.

“Common Stock” means any and all shares of common stock of the Corporation, par value $1.00 per share.

“Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

“First Reset Date” means July 15, 2025.

“Five-Year Treasury Rate” means, as of any Reset Dividend Determination Date:

(a) The average of the yields to maturity on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the Reset Dividend Determination Date, appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve, as determined by the Calculation Agent in its sole discretion; and

(b) If no calculation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, shall determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry accepted successor Five-Year Treasury Rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the Business Day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The Five-Year Treasury Rate shall be determined by the Calculation Agent on the Reset Dividend Determination Date. If the Five-Year Treasury Rate for any Dividend Period cannot be determined pursuant to the methods described in clauses (a) and (b) above, the dividend rate for such dividend period shall be the same as the dividend rate determined for the immediately preceding dividend period.

“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

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“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, shall not be adjusted for Business Days.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period, subject to any adjustments made by the Calculation Agent as provided for herein.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

2. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A” (hereinafter called “Series A Preferred Stock”); the authorized number of shares that shall constitute such series shall be 11,500 shares, $0.01 par value per share; and such shares shall have a liquidation preference of $10,000 per share. The number of shares constituting the Series A Preferred Stock may be increased from time to time by resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Articles of Incorporation (as then in effect), less all unredeemed shares of any other series of Preferred Stock, or decreased from time to time by a resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law but not below the number of shares of Series A Preferred Stock then outstanding. Shares of Series A Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series A Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Preferred Stock, undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

3. Ranking. The shares of Series A Preferred Stock shall rank:

(a) senior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series A Preferred Stock or senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series A Junior Securities”);

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(b) on a parity, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series A Parity Securities”); and

(c) junior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be.

The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities from time to time without the consent of the holders of the Series A Preferred Stock.

4. Dividends.

(a) Holders of Series A Preferred Stock will be entitled to receive, only when, as, and if declared by the Board or a duly authorized committee of the Board, on each Dividend Payment Date (as defined below), out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock of $10,000 per share. Dividends on each share of Series A Preferred Stock shall accrue at a rate equal to (i) 7.00% per annum on the liquidation preference of $10,000 per share from [•]1 to, but excluding, the First Reset Date and (ii) from, and including, the First Reset Date, during each Reset Period, a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Dividend Determination Date, plus 6.675% on the liquidation preference of $10,000 per share. In the event the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, beginning on [•]2 (each such day a “Dividend Payment Date”), based on a liquidation preference of $10,000 per share. In the event that any Dividend Payment Date falls on a day that is not a Business Day, the dividend payment due on that date shall be postponed to the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement.

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To reflect the last dividend payment date in respect of the 7.00% Series E Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share, of Heartland Financial USA, Inc. (the “HTLF Series E Preferred”), which is the dividend payment date for which the last record date under the HTLF Series E Preferred occurred prior to the closing.

[2]	To reflect the first such Dividend Payment Date to occur after the last dividend payment date in respect of the HTLF Series E Preferred.

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(c) Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not less than 15 calendar days nor more than 30 calendar days before the applicable Dividend Payment Date, as such record date shall be fixed by the Board or a duly authorized committee of the Board.

(d) A “Dividend Period” is the period from and including a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date or any earlier redemption date, except that the initial Dividend Period will commence on and include [•]3 and continue to, but exclude, the next Dividend Payment Date. Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from the calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series A Preferred Stock redeemed, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(e) Dividends on the Series A Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series A Preferred Stock in respect of a Dividend Period, then such unpaid dividends shall cease to accrue and shall not be payable on the applicable Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay (and the holders of the Series A Preferred Stock will have no right to receive) dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Dividend Period with respect to the Series A Preferred Stock, the Common Stock, or any other class or series of the Corporation’s Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not declared.

(f) Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid, or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy rules of the Federal Reserve or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Federal Banking Agency.

[3]	To reflect the last dividend payment date in respect of the HTLF Series E Preferred.

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(g) So long as any share of Series A Preferred Stock remains outstanding:

(1) no dividend or distribution shall be declared, paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities, other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend or distribution in connection with any existing shareholders’ rights plan or the implementation of any future shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan;

(2) no shares of Series A Junior Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (ii) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (iv) purchases, redemptions, or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3) no shares of Series A Parity Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (ii) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (iii) the exchange or conversion of one share of Series A Parity Securities for or into another share of Series A Parity Securities or Series A Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities, (v) purchases of shares of Series A Parity Securities pursuant to a contractually binding requirement to buy Series A Parity Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation;

unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

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(h) Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date, upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities for such dividend payment date shall be declared on a pro rata basis in proportion to the respective amounts of undeclared and unpaid dividends for the Series A Preferred Stock and all Series A Parity Securities on such dividend payment date. To the extent a dividend period with respect to any Series A Parity Securities coincides with more than one Dividend Period, for purposes of the immediately preceding sentence the Board shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period, or shall treat such dividend period(s) with respect to any Series A Parity Securities and Dividend Period(s) for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Series A Parity Securities and the Series A Preferred Stock. To the extent a Dividend Period coincides with more than one dividend period with respect to any Series A Parity Securities, for purposes of the first sentence of this paragraph the Board shall treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Series A Parity Securities, or shall treat such Dividend Period(s) and dividend period(s) with respect to any Series A Parity Securities for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series A Preferred Stock and such Series A Parity Securities. For the purposes of this paragraph, the term “dividend period” as used with respect to any Series A Parity Securities means such dividend periods as are provided for in the terms of such Series A Parity Securities.

(i) Subject to the foregoing, dividends (payable in cash, stock, or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any securities then outstanding ranking senior to or on parity with Series A Preferred Stock with respect to distributions of assets, before any distribution or payment out of the assets of the Corporation is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $10,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution, without accumulation of any dividends that have not been declared prior to the payment of the liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

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(b) In any such liquidating distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of Series A Preferred Stock or any Series A Parity Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this Section 5, neither the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation for cash, securities, or other property, nor the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities, or property for their shares, shall constitute a liquidation, dissolution, or winding-up of the Corporation.

6. Redemption.

(a) Series A Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provision. Series A Preferred Stock is not redeemable prior to the First Reset Date. Shares of Series A Preferred Stock then outstanding will be redeemable at the option of the Corporation, in whole or in part, on any Reset Date on or after the First Reset Date, at a redemption price equal to $10,000 per share, plus any accrued and unpaid dividends to, but excluding, the date of redemption. In the event the applicable Reset Date that is the redemption date is not a Business Day, the redemption price shall be paid on the next Business Day without any adjustment to the amount of the redemption price. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined below), including prior to the First Reset Date, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $10,000 per share, plus any accrued and unpaid dividends to, but excluding, the date of redemption, upon notice given as provided in sub-section (b) below. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption

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price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4(c) above. In all cases, the Corporation may not redeem shares of the Series A Preferred Stock without having received the prior approval of the Federal Reserve or any successor Appropriate Federal Banking Agency if then required under capital rules applicable to the Corporation.

A “Regulatory Capital Treatment Event” means the good faith determination by the Board or a duly authorized committee of the Board that, as a result of (i) any amendment to, clarification of, or change in (including any announced prospective change in), the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal banking agencies) that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock; (ii) any proposed change in those laws, rules, or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of $10,000 per share of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(b) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of Series A Preferred Stock to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Corporation’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the certificate numbers and number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place of redemption; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock; such shares of Series A Preferred Stock shall no longer be deemed outstanding; and all rights of the holders of such shares will terminate, except the right to receive the redemption price described in sub-section (a) above, without interest.

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(c) In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (1) pro rata, (2) by lot, or (3) in such other manner as determined by resolution of the Board to be fair and proper and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.

7. Voting Rights.

(a) Except as provided below and as determined by the Board or a duly authorized committee of the Board or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(1) authorize, create, or issue, or increase the authorized amount of, shares of any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up of the Corporation, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of the Corporation’s capital stock;

(2) amend, alter, or repeal the provisions of the Articles of Incorporation (including this Certificate of Designation), whether by merger, consolidation, or otherwise, so as to materially and adversely affect the powers, preferences, privileges, or rights of Series A Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase the authorized amount of, any Series A Junior Securities or any Series A Parity Securities, or any securities convertible into or exchangeable for Series A Junior Securities or Series A Parity Securities will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of Series A Preferred Stock; or

(3) complete a binding share exchange or reclassification involving the Series A Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation or consolidate with or merge into any other corporation, unless, in any case, the shares of Series A Preferred Stock outstanding at the time of such

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consolidation or merger or sale either (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling the surviving entity having such rights, preferences, privileges, and powers (including voting powers), taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges, and powers (including voting powers) of the Series A Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series A Preferred Stock to effect such redemption.

(c) If the Corporation fails to pay, or declare and set aside for payment, dividends on outstanding shares of the Series A Preferred Stock or any Series A Parity Securities having voting rights on parity with the voting rights provided to the Series A Preferred Stock (“Special Voting Preferred Stock”) for six or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall be increased by two and the holders of the Series A Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences), shall have the right to elect two directors (hereinafter, the “Preferred Directors” and each, a “Preferred Director”) to fill such newly created directorships; provided, however, that at no time shall the Board include more than two Preferred Directors; provided further that the election of any such Preferred Directors may not cause the Corporation to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which the Corporation’s securities may be listed). At the request of any holder of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and any such Special Voting Preferred Stock shall be called by the Corporation for the election of the Preferred Directors; provided, however, that if such request for special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the Corporation’s shareholders, such election of Preferred Directors shall be held at such next annual or special meeting of shareholders), followed by such election of such Preferred Directors at each subsequent annual meeting of shareholders until full dividends have been declared and paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred Stock for four Dividend Periods after the Nonpayment Event, except as provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment Event.

When dividends have been paid in full (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred Stock for at least four Dividend Periods after a Nonpayment Event, then the right of the holders of Series A Preferred Stock and any Special Voting Preferred Stock to elect the Preferred Directors shall cease (but subject in any case to re-vesting of such voting rights in the case of each and every subsequent Nonpayment Event), and the Preferred Directors

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shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately, and the Corporation’s authorized number of directors shall be automatically reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, by a majority of the outstanding shares of Series A Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences); provided that the filling of any such vacancy may not cause the Corporation to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which the Corporation’s securities may be listed). The Preferred Directors shall each be entitled to one vote per director on any matter on which directors of the Corporation are entitled to vote.

(d) The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law and the rules of any national securities exchange on which the Series A Preferred Stock is listed or traded at the time.

8. Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

9. Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.

10. Certificates. Shares of the Series A Preferred Stock may be represented in the form of uncertificated or certificated shares; provided however, that any holder of Series A Preferred Stock shall be entitled to have a certificate for shares of Series A Preferred Stock signed by, or in the name of, the Corporation, certifying the number of shares owned by such holder.

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11. Transfer Agent. The Corporation shall appoint a transfer agent for the Series A Preferred Stock. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

12. Registrar. The Corporation shall appoint a registrar for the Series A Preferred Stock. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

13. No Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Articles of Incorporation, or as provided by applicable law.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by [•], its [•], on [•], [•].

UMB FINANCIAL CORPORATION

By:
Name: [•]
Title: [•]

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EXHIBIT C

FORM OF AGREEMENT AND PLAN OF MERGER

HTLF BANK

with and into

UMB BANK, National Association

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made this [●]th day of April, 2024, between HTLF Bank (“HTLF Bank”), a Colorado chartered bank that is not a member of the Federal Reserve System, with its main office located at 1800 Larimer Street, Suite 100, Denver, Colorado 80202; and UMB Bank, National Association (“UMB Bank” or the “Resulting Bank”), a national banking association, with its main office located at 1010 Grand Boulevard, Kansas City, Missouri, 64106. Collectively, HTLF Bank and UMB Bank are referred to as the “Banks”.

WHEREAS, the board of directors of HTLF Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Bank Merger Act, 12 U.S.C. § 1828(c) (the “Bank Merger Act”) and the laws of the State of Colorado;

WHEREAS, the board of directors of UMB Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Bank Merger Act and the National Bank Act (such laws, together with the laws of the State of Colorado and their respective implementing regulations, as applicable, the “Bank Merger Laws”);

WHEREAS, Heartland Financial USA, Inc. (“Heartland”), which owns all of the outstanding shares of capital stock of HTLF Bank, UMB Financial Corporation (“UMB”), which owns all of the outstanding shares of capital stock of UMB Bank, and Blue Sky Merger Sub Inc., a direct, wholly-owned subsidiary of UMB (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”), dated as of April 28, 2024, which, among other things, provides for the merger of Merger Sub with and into Heartland (the “Merger”), immediately followed by the merger of Heartland with and into UMB (the “Second Step Merger” and, together with the Merger, the “HC Mergers”), all subject to the terms and conditions of such Holding Company Agreement;

WHEREAS, Heartland, as the sole shareholder of HTLF Bank, and UMB, as the sole shareholder of UMB Bank, have approved this Agreement;

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of HTLF Bank with and into UMB Bank, with UMB Bank being the surviving bank of such merger transaction (the “Bank Merger”), subject to, and on the day immediately following, the closing of the Second Step Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Bank Merger Laws, HTLF Bank shall be merged with and into UMB Bank in the Bank Merger. UMB Bank shall continue its existence as the Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of HTLF Bank shall cease. The closing of the Bank Merger shall become effective at the date and time specified in the articles of merger filed with the Office of the Comptroller of the Currency (the “OCC”) as the date and time at which the Bank Merger shall be effective, or such later date as specified by the OCC; provided that in no event shall the Effective Time be earlier than the day immediately following the Second Step Merger (such time when the Bank Merger becomes effective, the “Effective Time”). It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

SECTION 2

The name of the Resulting Bank at the Effective Time shall be “UMB Bank, National Association”. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 1010 Grand Boulevard, Kansas City, MO, 64106, as well as at its legally established branches, including the main office and each of the legally established branches of HTLF Bank existing at the Effective Time, at the officially designated address of each such office or branch, in each case without limiting the authority under applicable law of the Resulting Bank to close, relocate or otherwise make any change regarding any such branch. The deposit accounts of the Resulting Bank will be insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

SECTION 4

At the Effective Time, each share of capital stock of UMB Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

SECTION 5

All assets of HTLF Bank and UMB Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of HTLF Bank and UMB Bank existing as of the Effective Time, all in accordance with the provisions of the Bank Merger Laws.

SECTION 6

By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of HTLF Bank, at the Effective Time, each outstanding share of capital stock of HTLF Bank shall be cancelled with no consideration being paid therefor.

By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of HTLF Bank, outstanding certificates representing shares of the capital stock of HTLF Bank shall, at the Effective Time, be cancelled.

SECTION 7

Upon the Effective Time, the then outstanding shares of UMB Bank’s common stock shall continue to remain outstanding shares of UMB Bank’s common stock, all of which shall continue to be owned by UMB.

SECTION 8

Effective as of the Effective Time, the number of directors that will comprise the full Board of Directors of the Resulting Bank shall be sixteen (16). Of the members of the initial Board of Directors of the Resulting Bank as of the Effective Time, (i) eleven (11) shall be those members of the Board of Directors of UMB Bank as of immediately prior to the Effective Time and (ii) five (5) shall be the Heartland Directors (as such term is defined in the Holding Company Agreement). Effective as of the Effective Time, each director of the Resulting Bank shall serve until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Resulting Bank.

C-2

SECTION 9

This Agreement has been approved by Heartland, which owns all of the outstanding shares of capital stock of HTLF Bank, and by UMB, which owns all of the outstanding shares of capital stock of UMB Bank.

SECTION 10

The Bank Merger is also subject to the following terms and conditions:

(a) The HC Mergers shall have closed and become effective.

(b) The OCC shall have approved the Bank Merger consistent with the terms set forth herein and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

(c) This Agreement may be amended or terminated, and the Bank Merger may be abandoned, only by the mutual written agreement of HTLF Bank and UMB Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger and notwithstanding the prior approval of this Agreement and the Bank Merger by the sole shareholder of HTLF Bank or UMB Bank.

SECTION 11

Effective as of the Effective Time, the Articles of Incorporation and Bylaws of the Resulting Bank shall consist of the Articles of Incorporation and Bylaws of UMB Bank as in effect immediately prior to the Effective Time; provided that the Articles of Incorporation and Bylaws shall be amended effective at or prior to the Effective Time to the extent necessary to give effect to Section 8 of this Agreement.

SECTION 12

This Agreement shall automatically terminate if and at the time of any termination of the Holding Company Agreement.

SECTION 13

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

C-3

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

C-4

IN WITNESS WHEREOF, HTLF Bank and UMB Bank, National Association have entered into this Agreement as of the date and year first set forth above.

HTLF BANK

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]

UMB BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]

EXHIBIT D

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of April 28, 2024, is entered into by and between UMB Financial Corporation, a Missouri corporation (“UMB”), and the undersigned shareholder (the “Shareholder”) of Heartland Financial USA, Inc., a Delaware corporation (“HTLF”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among UMB, HTLF, and Blue Sky Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of UMB (“Merger Sub”), (i) Merger Sub will be merged with and into HTLF (the “Merger”), with HTLF as the surviving corporation (sometimes referred to in such capacity as the “Surviving Entity”) and (ii) immediately following the Merger and as part of a single, integrated transaction, UMB shall cause the Surviving Entity to be merged with and into UMB (the “Second Step Merger,” and, together with the Merger, the “Mergers”), with UMB as the surviving corporation in the Second Step Merger;

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.00 per share, of HTLF (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);

WHEREAS, the Board of Directors of HTLF has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are in the best interests of HTLF and HTLF’s stockholders, and declared that the Merger Agreement is advisable, and (ii) approved the execution, delivery and performance by HTLF of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers; and

WHEREAS, the Shareholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Mergers, and has determined that it is in his best interests to enter into this Agreement to provide for his support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for UMB to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.

Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms or (b) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.

Support Agreement. From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of HTLF’s stockholders, however called, and in connection with any written consent of HTLF’s stockholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of the Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which the Shareholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any HTLF Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of HTLF’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any Acquisition Proposal, and (D) against any action, proposal, transaction, agreement or amendment of the HTLF Charter or HTLF Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of HTLF contained in the Merger Agreement, or of the Shareholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers. The Shareholder agrees to exercise all voting or other determination rights the Shareholder has in any trust or other legal entity to carry out the intent and purposes of the Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder represents, covenants and agrees that, except for this Agreement, the Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with the Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of HTLF at the request of the HTLF Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the HTLF stockholders. The Shareholder represents, covenants and agrees that he has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer. With respect to any shares of Common Stock over which the Shareholder has shared voting power, the Shareholder shall exercise his individual voting power over such shares, to the extent within his control, in a manner consistent with the Shareholder’s voting obligations under this Agreement with respect to the Shares, it being understood that the Shareholder shall not have the power to cause other persons to exercise their voting power accordingly.

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4.

Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that the Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) adoption of the Merger Agreement by the stockholders of HTLF by the Requisite HTLF Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Shareholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom UMB has consented with respect to a Transfer by the Shareholder in advance in writing, (iii) to (A) any Family Member (as defined below) of the Shareholder or to a trust solely for the benefit of the Shareholder and/or any Family Member of the Shareholder or (B) upon the death of the Shareholder pursuant to the terms of any trust or will of the Shareholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the Shareholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and the Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee in form reasonably acceptable to UMB agreeing to be bound by and comply with the provisions of this Agreement) to UMB, in which case the Shareholder shall remain responsible for any breach of this Agreement by such transferee and (iv) to the extent set forth on Schedule B hereto (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (iv), the Shareholder may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means (I) Shareholder and Shareholder’s spouse, individually, (II) any descendant, niece or nephew of Shareholder or Shareholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).

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5.

Representations of the Shareholder. The Shareholder represents and warrants as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of the Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by the Shareholder and over which the Shareholder, directly or indirectly, has sole voting and dispositive authority; (e) the Shareholder beneficially owns the Shareholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of the Shareholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.

Publicity. The Shareholder hereby authorizes UMB to publish and disclose in any announcement or disclosure in connection with the Mergers, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Mergers, the Shareholder’s identity and ownership of the Shareholder’s Shares and the nature of the Shareholder’s obligations under this Agreement; provided that, prior to any such announcement or disclosure, as well as any other disclosure that references the Shareholder (individually or as part of a group), UMB shall use commercially reasonable efforts to provide the Shareholder with the opportunity to review and comment on any references to the Shareholder generally in such announcement or disclosure and consider such comments in good faith. The Shareholder agrees to notify UMB as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

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7.

Stock Dividends, Etc. In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.

Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.

Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.

Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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11.

Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles. Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.

Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Shareholder, to his address set forth on the signature pages hereto, and if to UMB, to the following addresses:

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

Attention:    Amy Harris

E-mail:     Amy.Harris@umb.com

      legalnotices@umb.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:   Randall D. Guynn

        Lee Hochbaum

E-mail:     randall.guynn@davispolk.com

     lee.hochbaum@davispolk.com

13.

Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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14.

Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.

No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to the Shareholder in the Shareholder’s capacity as a shareholder of HTLF, and, to the extent the Shareholder serves as a member of the board of directors or as an officer of HTLF, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as a director or officer and not as a shareholder.

17.

Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

UMB FINANCIAL CORPORATION

By:
Name: J. Mariner Kemper
Title: Chairman of the Board & Chief Executive Officer

SHAREHOLDER:

Name: Bruce K. Lee

Address for Notices:

1800 Larimer Street, Suite 1800
Denver, Colorado 80202

[Support Agreement Signature Page]

SCHEDULE A

Existing Share Information

Name of Record Holder	Existing Shares
Bruce K. Lee	85,905

SCHEDULE B

Permitted Transfers

1.	Sales to satisfy any Tax liability incurred by the Shareholder in respect of vesting, exercise or settlement of HTLF Equity Awards held by Shareholder.

EXHIBIT E

UMB SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of April 28, 2024, is entered into by and between Heartland Financial USA, Inc., a Delaware corporation (“HTLF”), and the undersigned shareholder (the “Shareholder”) of UMB Financial Corporation, a Missouri corporation (“UMB”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among UMB, HTLF, and Blue Sky Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of UMB (“Merger Sub”), (i) Merger Sub will be merged with and into HTLF (the “Merger”), with HTLF as the surviving corporation (sometimes referred to in such capacity as the “Surviving Entity”) and (ii) immediately following the Merger and as part of a single, integrated transaction, UMB shall cause the Surviving Entity to be merged with and into UMB (the “Second Step Merger,” and, together with the Merger, the “Mergers”), with UMB as the surviving corporation in the Second Step Merger;

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.00 per share, of UMB (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);

WHEREAS, the Board of Directors of UMB has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the UMB Articles Amendment, are in the best interests of UMB and UMB’s shareholders and declared the Merger Agreement advisable, approved the consummation, delivery and performance by UMB of the Merger Agreement and resolved to recommend that UMB’s shareholders approve the UMB Share Issuance and the UMB Articles Amendment and submit the UMB Share Issuance and the UMB Articles Amendment to UMB’s shareholders for approval; and

WHEREAS, the Shareholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the UMB Share Issuance and the UMB Articles Amendment, and has determined that it is in his best interests to enter into this Agreement to provide for his support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for HTLF to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.

Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms or (b) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.

Support Agreement. From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of UMB’s shareholders, however called, and in connection with any written consent of UMB’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of the Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which the Shareholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any UMB Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the UMB Share Issuance, (B) in favor of the UMB Articles Amendment, (C) in favor of any proposal to adjourn or postpone such meeting of UMB’s shareholders to a later date if there are not sufficient votes to approve the UMB Share Issuance or the UMB Articles Amendment, (D) against any Acquisition Proposal, and (E) against any action, proposal, transaction, agreement or amendment of the UMB Articles of Incorporation or UMB Bylaws, in each case of this clause (E), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of UMB contained in the Merger Agreement, or of the Shareholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers. The Shareholder agrees to exercise all voting or other determination rights the Shareholder has in any trust or other legal entity to carry out the intent and purposes of the Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder represents, covenants and agrees that, except for this Agreement, the Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with the Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of UMB at the request of the UMB Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the UMB shareholders. The Shareholder represents, covenants and agrees that he has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer. With respect

2

to any shares of Common Stock over which the Shareholder has shared voting power, the Shareholder shall exercise his individual voting power over such shares, to the extent within his control, in a manner consistent with the Shareholder’s voting obligations under this Agreement with respect to the Shares, it being understood that the Shareholder shall not have the power to cause other persons to exercise their voting power accordingly.

4.

Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that the Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) approval of the UMB Share Issuance and the UMB Articles Amendment by the shareholders of UMB by the Requisite UMB Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Shareholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom HTLF has consented with respect to a Transfer by the Shareholder in advance in writing, (iii) to (A) any Family Member (as defined below) of the Shareholder or to a trust solely for the benefit of the Shareholder and/or any Family Member of the Shareholder or (B) upon the death of the Shareholder pursuant to the terms of any trust or will of the Shareholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the Shareholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and the Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee in form reasonably acceptable to HTLF agreeing to be bound by and comply with the provisions of this Agreement) to HTLF, in which case the Shareholder shall remain responsible for any breach of this Agreement by such transferee and (iv) to the extent set forth on Schedule B hereto (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (iv), the Shareholder may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means (I) Shareholder and Shareholder’s spouse, individually, (II) any descendant, niece or nephew of Shareholder or Shareholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).

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5.

Representations of the Shareholder. The Shareholder represents and warrants as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to the Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); (d) the Shareholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of the Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by the Shareholder and over which the Shareholder, directly or indirectly, has sole voting and dispositive authority; (e) the Shareholder beneficially owns the Shareholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on the Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of the Shareholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.

Publicity. The Shareholder hereby authorizes HTLF to publish and disclose in any announcement or disclosure in connection with the Mergers, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Mergers, the Shareholder’s identity and ownership of the Shareholder’s Shares and the nature of the Shareholder’s obligations under this Agreement; provided that, prior to any such announcement or disclosure, as well as any other disclosure that references the Shareholder (individually or as part of a group), HTLF shall use commercially reasonable efforts to provide the Shareholder with the opportunity to review and comment on any references to the Shareholder generally in such announcement or disclosure and consider such comments in good faith. The Shareholder agrees to notify HTLF as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

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7.

Stock Dividends, Etc. In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.

Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.

Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.

Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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11.

Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles (except that matters relating to the corporate laws of the State of Missouri shall be governed by such laws). Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.

Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Shareholder, to his address set forth on the signature pages hereto, and if to HTLF, to the following addresses:

Heartland Financial USA, Inc.

1800 Larimer Street, Suite 1800

Denver, Colorado 80202

Attention:    Jay L. Kim

Email:      jkim@htlf.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:   Jacob A. Kling

       Steven R. Green

E-mail:    JAKling@wlrk.com

          SRGreen@wlrk.com

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13.

Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.

Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.

No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to the Shareholder in the Shareholder’s capacity as a shareholder of UMB, and, to the extent the Shareholder serves as a member of the board of directors or as an officer of UMB, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as a director or officer and not as a shareholder.

17.

Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

7

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

HEARTLAND FINANCIAL USA, INC.

By:
Name: Bruce K. Lee
Title: President & Chief Executive Officer

SHAREHOLDER:

By:
Name: J. Mariner Kemper

Address for Notices: 1010 Grand Blvd. Kansas City, MO 64106

[Support Agreement Signature Page]

SCHEDULE A

Existing Share Information

Name of Record Holder	Existing Shares
J. Mariner Kemper	231,271
Custodial Accounts in the Names of the Shareholder’s Children[1]	2,000
ESOP	2,281
William T. Kemper Charitable Trust	47,422
R. Crosby Kemper Jr. Marital Trust	1,738,604
Alexander Kemper 2019 GST Exempt Irr Trust	2,357
Pioneer Service Corporation	395,989
Kemper Realty	290,397
Mary S. Hunt Trust	12,422
Mariner Kemper Vested Stock Options	27,964

[1]

1,000 shares are owned by Mr. Kemper’s son, and 1,000 shares are owned by Mr. Kemper’s daughter, and are managed in custodial accounts in their names. Mr. Kemper is the custodian of these accounts and retains voting and dispositional power over these shares.

SCHEDULE B

Permitted Transfers

1.

Transfers under the existing stock sale plan in existence on the date of this Agreement adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Securities Exchange Act of 1934 for the sale of shares of the Common Stock.

2.	Sales to satisfy any Tax liability incurred by the Shareholder in respect of vesting, exercise or settlement of UMB Equity Awards held by Shareholder.

EXHIBIT F

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HEARTLAND FINANCIAL USA, INC.

FIRST: The name of the corporation is Heartland Financial USA, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is United Agent Group Inc., Brandywine Plaza, 1521 Concord Pike, Suite 201, Wilmington, County of New Castle, Delaware 19803. The name of its registered agent at such address is United Agent Group Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4) The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

NINTH: Except as provided in ARTICLE EIGHTH above, the Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

Annex B

AMENDMENT OF ARTICLES OF INCORPORATION

Pursuant to the General and Business Corporation Law of Missouri (the “GBCL”), the undersigned Corporation hereby submits the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the Corporation is UMB Financial Corporation (the “Corporation”).

2.	An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders of the Corporation on [●], 2024 (the “Amendment”).

3.	The Amendment is set out in full as follows:

See attached Annex A hereto.

4.	Of the [●] of shares outstanding, [●] of such shares were entitled to vote on the Amendment.

The number of outstanding shares of each class entitled to vote on the Amendment as a class were as follows:

Class	Number of Outstanding Shares
Common Stock	[	●]

5.	The number of shares voted for the Amendment was [●]. The number of shares voted against the Amendment was [●].

The number of shares of each class voted for and against the Amendment were as follows:

Class	Number of Shares Voted For		Number of Shares Voted Against
Common Stock	[	●]	[	●]

6.	[The effective date of the Amendment will be [●].]

[signature page follows]

IN AFFIRMATION THEREOF, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under § 575.040, RSMo.)

[OFFICER NAME], [TITLE]

[DATE]

Annex A

Reference is made to ARTICLE III of the Articles of Incorporation of UMB Financial Corporation, a Missouri corporation, as amended March 6, 2003. The first paragraph of ARTICLE III is hereby amended and restated in its entirety as follows:

“The aggregate number of shares which the corporation shall have the authority to issue is one hundred sixty-one million (161,000,000). One hundred sixty million (160,000,000) of such shares shall be common stock with a par value of one dollar ($1.00) per share, and such common stock shall have no preferences, qualifications, limitations, restrictions or special relative or convertible rights. The remaining one million (1,000,000) shares shall be preferred stock with a par value of one cent ($0.01) per share.”

Except as amended hereby, the Articles of Incorporation of UMB Financial Corporation, as amended March 6, 2003, remains unchanged and in full force and effect.

Annex C

CERTIFICATE OF DESIGNATION

OF

7.00%

FIXED-RATE RESET NON-CUMULATIVE

PERPETUAL PREFERRED STOCK, SERIES A

OF

UMB FINANCIAL CORPORATION

UMB Financial Corporation, a corporation organized and existing under the laws of the State of Missouri (the “Corporation”), in accordance with the provisions of Section 351.180 of the General and Business Corporation Law of Missouri, does hereby certify:

The Board of Directors of the Corporation (the “Board”) duly adopted resolutions on [●], 2024 (the “Board Resolutions”) and acting in accordance with such resolutions, the Corporation’s Articles of Incorporation, the Corporation’s Bylaws, and applicable law, adopted the following resolution on [●], 2024, creating a series of Preferred Stock of up to 11,500 shares from the Corporation’s authorized Preferred Stock, which series of Preferred Stock is to be designated as “7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A” (“Series A Preferred Stock”):

RESOLVED, that pursuant to the provisions of the Articles of Incorporation of the Corporation, the Bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the number of shares of such series, and the terms, preferences, privileges, designations, rights, qualifications, limitations, and restrictions thereof, are hereby established as set forth below:

1. Definitions. The following terms used herein shall be defined as set forth below:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as it may be amended or restated from time to time.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Bylaws” means the Bylaws of the Corporation, as they may be amended or restated from time to time.

“Calculation Agent” means HTLF Bank and its successors and assigns, including any successor calculation agent with respect to shares of Series A Preferred Stock duly appointed by the Corporation.

“Common Stock” means any and all shares of common stock of the Corporation, par value $1.00 per share.

“Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

“First Reset Date” means July 15, 2025.

“Five-Year Treasury Rate” means, as of any Reset Dividend Determination Date:

(a) The average of the yields to maturity on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the Reset Dividend

Determination Date, appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve, as determined by the Calculation Agent in its sole discretion; and

(b) If no calculation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, shall determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry accepted successor Five-Year Treasury Rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the Business Day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The Five-Year Treasury Rate shall be determined by the Calculation Agent on the Reset Dividend Determination Date. If the Five-Year Treasury Rate for any Dividend Period cannot be determined pursuant to the methods described in clauses (a) and (b) above, the dividend rate for such dividend period shall be the same as the dividend rate determined for the immediately preceding dividend period.

“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, shall not be adjusted for Business Days.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period, subject to any adjustments made by the Calculation Agent as provided for herein.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

2. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A” (hereinafter called “Series A Preferred Stock”); the authorized number of shares that shall constitute such series shall be 11,500 shares, $0.01 par value per share; and such shares shall have a liquidation preference of $10,000 per share. The number of shares constituting the Series A Preferred Stock may be increased from time to time by resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Articles of Incorporation (as then in effect), less all unredeemed shares of any other series of Preferred Stock, or decreased from time to time by a resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law but not below the number of shares of Series A Preferred Stock then outstanding. Shares of Series A Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series A Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Preferred Stock, undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

3. Ranking. The shares of Series A Preferred Stock shall rank:

(a) senior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series A Preferred Stock or senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series A Junior Securities”);

(b) on a parity, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series A Parity Securities”); and

(c) junior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be.

The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities from time to time without the consent of the holders of the Series A Preferred Stock.

4. Dividends.

(a) Holders of Series A Preferred Stock will be entitled to receive, only when, as, and if declared by the Board or a duly authorized committee of the Board, on each Dividend Payment Date (as defined below), out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock of $10,000 per share. Dividends on each share of Series A Preferred Stock shall accrue at a rate equal to (i) 7.00% per annum on the liquidation preference of $10,000 per share from [●]1 to, but excluding, the First Reset Date and (ii) from, and including, the First Reset Date, during each Reset Period, a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Dividend Determination Date, plus 6.675% on the liquidation preference of $10,000 per share. In the event the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, beginning on [●]2 (each such day a “Dividend Payment Date”), based on a liquidation preference of $10,000 per share. In the event that any Dividend Payment Date falls on a day that is not a Business Day, the dividend payment due on that date shall be postponed to the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement.

(c) Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not less than 15 calendar days nor more than

[1]

To reflect the last dividend payment date in respect of the 7.00% Series E Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share, of Heartland Financial USA, Inc. (the “HTLF Series E Preferred”), which is the dividend payment date for which the last record date under the HTLF Series E Preferred occurred prior to the closing.

[2]	To reflect the first such Dividend Payment Date to occur after the last dividend payment date in respect of the HTLF Series E Preferred.

30 calendar days before the applicable Dividend Payment Date, as such record date shall be fixed by the Board or a duly authorized committee of the Board.

(d) A “Dividend Period” is the period from and including a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date or any earlier redemption date, except that the initial Dividend Period will commence on and include [●]3 and continue to, but exclude, the next Dividend Payment Date. Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from the calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series A Preferred Stock redeemed, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(e) Dividends on the Series A Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series A Preferred Stock in respect of a Dividend Period, then such unpaid dividends shall cease to accrue and shall not be payable on the applicable Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay (and the holders of the Series A Preferred Stock will have no right to receive) dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Dividend Period with respect to the Series A Preferred Stock, the Common Stock, or any other class or series of the Corporation’s Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not declared.

(f) Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid, or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy rules of the Federal Reserve or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Federal Banking Agency.

(g) So long as any share of Series A Preferred Stock remains outstanding:

(1) no dividend or distribution shall be declared, paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities, other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend or distribution in connection with any existing shareholders’ rights plan or the implementation of any future shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan;

(2) no shares of Series A Junior Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (ii) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (iv) purchases, redemptions, or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3) no shares of Series A Parity Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) pursuant to pro rata offers to

[3]	To reflect the last dividend payment date in respect of the HTLF Series E Preferred.

purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (ii) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (iii) the exchange or conversion of one share of Series A Parity Securities for or into another share of Series A Parity Securities or Series A Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities, (v) purchases of shares of Series A Parity Securities pursuant to a contractually binding requirement to buy Series A Parity Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation;

unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(h) Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date, upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities for such dividend payment date shall be declared on a pro rata basis in proportion to the respective amounts of undeclared and unpaid dividends for the Series A Preferred Stock and all Series A Parity Securities on such dividend payment date. To the extent a dividend period with respect to any Series A Parity Securities coincides with more than one Dividend Period, for purposes of the immediately preceding sentence the Board shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period, or shall treat such dividend period(s) with respect to any Series A Parity Securities and Dividend Period(s) for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Series A Parity Securities and the Series A Preferred Stock. To the extent a Dividend Period coincides with more than one dividend period with respect to any Series A Parity Securities, for purposes of the first sentence of this paragraph the Board shall treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Series A Parity Securities, or shall treat such Dividend Period(s) and dividend period(s) with respect to any Series A Parity Securities for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series A Preferred Stock and such Series A Parity Securities. For the purposes of this paragraph, the term “dividend period” as used with respect to any Series A Parity Securities means such dividend periods as are provided for in the terms of such Series A Parity Securities.

(i) Subject to the foregoing, dividends (payable in cash, stock, or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any securities then outstanding ranking senior to or on parity with Series A Preferred Stock with respect to distributions of assets, before any distribution or payment out of the assets of the Corporation is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $10,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution, without accumulation of any dividends that have not been declared prior to the payment of the liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) In any such liquidating distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of Series A Preferred Stock or any Series A Parity Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this Section 5, neither the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation for cash, securities, or other property, nor the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities, or property for their shares, shall constitute a liquidation, dissolution, or winding-up of the Corporation.

6. Redemption.

(a) Series A Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provision. Series A Preferred Stock is not redeemable prior to the First Reset Date. Shares of Series A Preferred Stock then outstanding will be redeemable at the option of the Corporation, in whole or in part, on any Reset Date on or after the First Reset Date, at a redemption price equal to $10,000 per share, plus any accrued and unpaid dividends to, but excluding, the date of redemption. In the event the applicable Reset Date that is the redemption date is not a Business Day, the redemption price shall be paid on the next Business Day without any adjustment to the amount of the redemption price. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined below), including prior to the First Reset Date, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $10,000 per share, plus any accrued and unpaid dividends to, but excluding, the date of redemption, upon notice given as provided in sub-section (b) below. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4(c) above. In all cases, the Corporation may not redeem shares of the Series A Preferred Stock without having received the prior approval of the Federal Reserve or any successor Appropriate Federal Banking Agency if then required under capital rules applicable to the Corporation.

A “Regulatory Capital Treatment Event” means the good faith determination by the Board or a duly authorized committee of the Board that, as a result of (i) any amendment to, clarification of, or change in (including any announced prospective change in), the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal banking agencies) that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock; (ii) any proposed change in those laws, rules, or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of $10,000 per share of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(b) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of Series A Preferred Stock to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Corporation’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the certificate numbers and number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place of redemption; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock; such shares of Series A Preferred Stock shall no longer be deemed outstanding; and all rights of the holders of such shares will terminate, except the right to receive the redemption price described in sub-section (a) above, without interest.

(c) In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (1) pro rata, (2) by lot, or (3) in such other manner as determined by resolution of the Board to be fair and proper and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.

7. Voting Rights.

(a) Except as provided below and as determined by the Board or a duly authorized committee of the Board or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(1) authorize, create, or issue, or increase the authorized amount of, shares of any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up of the Corporation, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of the Corporation’s capital stock;

(2) amend, alter, or repeal the provisions of the Articles of Incorporation (including this Certificate of Designation), whether by merger, consolidation, or otherwise, so as to materially and adversely affect the powers, preferences, privileges, or rights of Series A Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase the authorized amount of, any Series A Junior Securities or any Series A Parity Securities, or any securities convertible into or exchangeable for Series A Junior Securities or Series A Parity Securities will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of Series A Preferred Stock; or

(3) complete a binding share exchange or reclassification involving the Series A Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation or consolidate with or merge into any other corporation, unless, in any case, the shares of Series A Preferred Stock outstanding at the time of such consolidation or merger or sale either (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling the surviving entity having such rights, preferences, privileges, and powers (including voting powers), taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges, and powers (including voting powers) of the Series A Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series A Preferred Stock to effect such redemption.

(c) If the Corporation fails to pay, or declare and set aside for payment, dividends on outstanding shares of the Series A Preferred Stock or any Series A Parity Securities having voting rights on parity with the voting rights provided to the Series A Preferred Stock (“Special Voting Preferred Stock”) for six or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall be increased by two and the holders of the Series A Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences), shall have the right to elect two directors (hereinafter, the “Preferred Directors” and each, a “Preferred Director”) to fill such newly created directorships; provided, however, that at no time shall the Board include more than two Preferred Directors; provided further that the election of any such Preferred Directors may not cause the Corporation to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which the Corporation’s securities may be listed). At the request of any holder of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and any such Special Voting Preferred Stock shall be called by the Corporation for the election of the Preferred Directors; provided, however, that if such request for special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the Corporation’s shareholders, such election of Preferred Directors shall be held at such next annual or special meeting of shareholders), followed by such election of such Preferred Directors at each subsequent annual meeting of shareholders until full dividends have been declared and paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred Stock for four Dividend Periods after the Nonpayment Event, except as provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment Event.

When dividends have been paid in full (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred Stock for at least four Dividend Periods after a Nonpayment Event, then the right of the holders of Series A Preferred Stock and any Special Voting Preferred Stock to elect the Preferred Directors shall cease (but subject in any case to re-vesting of such voting rights in the case of each and every subsequent Nonpayment Event), and the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately, and the Corporation’s authorized number of directors shall be automatically reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, by a majority of the outstanding shares of Series A Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences); provided that the filling of any such vacancy may not cause the Corporation to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which the Corporation’s securities may be listed). The Preferred Directors shall each be entitled to one vote per director on any matter on which directors of the Corporation are entitled to vote.

(d) The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law and the rules of any national securities exchange on which the Series A Preferred Stock is listed or traded at the time.

8. Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

9. Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.

10. Certificates. Shares of the Series A Preferred Stock may be represented in the form of uncertificated or certificated shares; provided however, that any holder of Series A Preferred Stock shall be entitled to have a certificate for shares of Series A Preferred Stock signed by, or in the name of, the Corporation, certifying the number of shares owned by such holder.

11. Transfer Agent. The Corporation shall appoint a transfer agent for the Series A Preferred Stock. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

12. Registrar. The Corporation shall appoint a registrar for the Series A Preferred Stock. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

13. No Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Articles of Incorporation, or as provided by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by [●], its [●], on [●], [●].

UMB FINANCIAL CORPORATION

By:
Name: [●]
Title: [●]

Annex D

UMB SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of April 28, 2024, is entered into by and between Heartland Financial USA, Inc., a Delaware corporation (“HTLF”), and the undersigned shareholder (the “Shareholder”) of UMB Financial Corporation, a Missouri corporation (“UMB”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among UMB, HTLF, and Blue Sky Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of UMB (“Merger Sub”), (i) Merger Sub will be merged with and into HTLF (the “Merger”), with HTLF as the surviving corporation (sometimes referred to in such capacity as the “Surviving Entity”) and (ii) immediately following the Merger and as part of a single, integrated transaction, UMB shall cause the Surviving Entity to be merged with and into UMB (the “Second Step Merger,” and, together with the Merger, the “Mergers”), with UMB as the surviving corporation in the Second Step Merger;

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.00 per share, of UMB (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);

WHEREAS, the Board of Directors of UMB has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the UMB Articles Amendment, are in the best interests of UMB and UMB’s shareholders and declared the Merger Agreement advisable, approved the consummation, delivery and performance by UMB of the Merger Agreement and resolved to recommend that UMB’s shareholders approve the UMB Share Issuance and the UMB Articles Amendment and submit the UMB Share Issuance and the UMB Articles Amendment to UMB’s shareholders for approval; and

WHEREAS, the Shareholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the UMB Share Issuance and the UMB Articles Amendment, and has determined that it is in his best interests to enter into this Agreement to provide for his support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for HTLF to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.

Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms or (b) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.

Support Agreement. From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of UMB’s shareholders, however called, and in connection with any written consent of UMB’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of the Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which the Shareholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any UMB Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the UMB Share Issuance, (B) in favor of the UMB Articles Amendment, (C) in favor of any proposal to adjourn or postpone such meeting of UMB’s shareholders to a later date if there are not sufficient votes to approve the UMB Share Issuance or the UMB Articles Amendment, (D) against any Acquisition Proposal, and (E) against any action, proposal, transaction, agreement or amendment of the UMB Articles of Incorporation or UMB Bylaws, in each case of this clause (E), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of UMB contained in the Merger Agreement, or of the Shareholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers. The Shareholder agrees to exercise all voting or other determination rights the Shareholder has in any trust or other legal entity to carry out the intent and purposes of the Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder represents, covenants and agrees that, except for this Agreement, the Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with the Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of UMB at the request of the UMB Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the UMB shareholders. The Shareholder represents, covenants and agrees that he has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer. With respect to any shares of Common Stock over which the Shareholder has shared voting power, the Shareholder shall exercise his individual voting power over such shares, to the extent within his control, in a manner consistent with the Shareholder’s voting obligations under this Agreement with respect to the Shares, it being understood that the Shareholder shall not have the power to cause other persons to exercise their voting power accordingly.

4.

Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that the Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) approval of the UMB Share Issuance and the UMB Articles Amendment by the shareholders of UMB by the Requisite UMB Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Shareholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom HTLF has consented with respect to a Transfer by the Shareholder in advance in writing, (iii) to (A) any Family Member (as defined below) of the Shareholder or to a trust solely for the benefit of the Shareholder and/or any Family Member of the Shareholder or (B) upon the death of the Shareholder pursuant to the terms of any trust or will of the Shareholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the Shareholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and

(iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and the Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee in form reasonably acceptable to HTLF agreeing to be bound by and comply with the provisions of this Agreement) to HTLF, in which case the Shareholder shall remain responsible for any breach of this Agreement by such transferee and (iv) to the extent set forth on Schedule B hereto (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (iv), the Shareholder may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means (I) Shareholder and Shareholder’s spouse, individually, (II) any descendant, niece or nephew of Shareholder or Shareholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).

5.

Representations of the Shareholder. The Shareholder represents and warrants as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to the Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); (d) the Shareholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of the Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by the Shareholder and over which the Shareholder, directly or indirectly, has sole voting and dispositive authority; (e) the Shareholder beneficially owns the Shareholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on the Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of the Shareholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.

Publicity. The Shareholder hereby authorizes HTLF to publish and disclose in any announcement or disclosure in connection with the Mergers, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Mergers, the Shareholder’s identity and ownership of the Shareholder’s Shares and the nature of the Shareholder’s obligations under this Agreement; provided that, prior to any such announcement or disclosure, as well as any other disclosure that references the Shareholder (individually or as part of a group), HTLF shall use commercially reasonable efforts to provide the Shareholder with the opportunity to review and comment on any references to the Shareholder generally in such announcement or disclosure and consider such comments in good faith. The Shareholder agrees to notify HTLF as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

7.

Stock Dividends, Etc. In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.

Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.

Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.

Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.

Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles (except that matters relating to the corporate laws of the State of Missouri shall be governed by such laws). Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.

Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Shareholder, to his address set forth on the signature pages hereto, and if to HTLF, to the following addresses:

Heartland Financial USA, Inc.

1800 Larimer Street, Suite 1800

Denver, Colorado 80202

Attention:    Jay L. Kim

Email:      jkim@htlf.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:   Jacob A. Kling

       Steven R. Green

E-mail:    JAKling@wlrk.com

         SRGreen@wlrk.com

13.

Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.

Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY

WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.

No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to the Shareholder in the Shareholder’s capacity as a shareholder of UMB, and, to the extent the Shareholder serves as a member of the board of directors or as an officer of UMB, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as a director or officer and not as a shareholder.

17.

Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Bruce K. Lee
Name: Bruce K. Lee
Title: President & Chief Executive Officer

SHAREHOLDER:

By:	/s/ J. Mariner Kemper
Name: J. Mariner Kemper

Address for Notices: 1010 Grand Blvd. Kansas City, MO 64106

[Support Agreement Signature Page]

SCHEDULE A

Existing Share Information

Name of Record Holder	Existing Shares
J. Mariner Kemper	231,271
Custodial Accounts in the Names of the Shareholder’s Children[1]	2,000
ESOP	2,281
William T. Kemper Charitable Trust	47,422
R. Crosby Kemper Jr. Marital Trust	1,738,604
Alexander Kemper 2019 GST Exempt Irr Trust	2,357
Pioneer Service Corporation	395,989
Kemper Realty	290,397
Mary S. Hunt Trust	12,422
Mariner Kemper Vested Stock Options	27,964

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1,000 shares are owned by Mr. Kemper’s son, and 1,000 shares are owned by Mr. Kemper’s daughter, and are managed in custodial accounts in their names. Mr. Kemper is the custodian of these accounts and retains voting and dispositional power over these shares.

SCHEDULE B

Permitted Transfers

1.

Transfers under the existing stock sale plan in existence on the date of this Agreement adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Securities Exchange Act of 1934 for the sale of shares of the Common Stock.

2.	Sales to satisfy any Tax liability incurred by the Shareholder in respect of vesting, exercise or settlement of UMB Equity Awards held by Shareholder.

Annex E

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of April 28, 2024, is entered into by and between UMB Financial Corporation, a Missouri corporation (“UMB”), and the undersigned shareholder (the “Shareholder”) of Heartland Financial USA, Inc., a Delaware corporation (“HTLF”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among UMB, HTLF, and Blue Sky Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of UMB (“Merger Sub”), (i) Merger Sub will be merged with and into HTLF (the “Merger”), with HTLF as the surviving corporation (sometimes referred to in such capacity as the “Surviving Entity”) and (ii) immediately following the Merger and as part of a single, integrated transaction, UMB shall cause the Surviving Entity to be merged with and into UMB (the “Second Step Merger,” and, together with the Merger, the “Mergers”), with UMB as the surviving corporation in the Second Step Merger;

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.00 per share, of HTLF (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);

WHEREAS, the Board of Directors of HTLF has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are in the best interests of HTLF and HTLF’s stockholders, and declared that the Merger Agreement is advisable, and (ii) approved the execution, delivery and performance by HTLF of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers; and

WHEREAS, the Shareholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Mergers, and has determined that it is in his best interests to enter into this Agreement to provide for his support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for UMB to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.

Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms or (b) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.

Support Agreement. From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of HTLF’s stockholders, however called, and in connection with any written consent of HTLF’s stockholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of the Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which the Shareholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire

Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any HTLF Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of HTLF’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any Acquisition Proposal, and (D) against any action, proposal, transaction, agreement or amendment of the HTLF Charter or HTLF Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of HTLF contained in the Merger Agreement, or of the Shareholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers. The Shareholder agrees to exercise all voting or other determination rights the Shareholder has in any trust or other legal entity to carry out the intent and purposes of the Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder represents, covenants and agrees that, except for this Agreement, the Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with the Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of HTLF at the request of the HTLF Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the HTLF stockholders. The Shareholder represents, covenants and agrees that he has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer. With respect to any shares of Common Stock over which the Shareholder has shared voting power, the Shareholder shall exercise his individual voting power over such shares, to the extent within his control, in a manner consistent with the Shareholder’s voting obligations under this Agreement with respect to the Shares, it being understood that the Shareholder shall not have the power to cause other persons to exercise their voting power accordingly.

4.

Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that the Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) adoption of the Merger Agreement by the stockholders of HTLF by the Requisite HTLF Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Shareholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom UMB has consented with respect to a Transfer by the Shareholder in advance in writing, (iii) to (A) any Family Member (as defined below) of the Shareholder or to a trust solely for the benefit of the Shareholder and/or any Family Member of the Shareholder or (B) upon the death of the Shareholder pursuant to the terms of any trust or will of the Shareholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the Shareholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and the Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee in form reasonably acceptable to

2

UMB agreeing to be bound by and comply with the provisions of this Agreement) to UMB, in which case the Shareholder shall remain responsible for any breach of this Agreement by such transferee and (iv) to the extent set forth on Schedule B hereto (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (iv), the Shareholder may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means (I) Shareholder and Shareholder’s spouse, individually, (II) any descendant, niece or nephew of Shareholder or Shareholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).

5.

Representations of the Shareholder. The Shareholder represents and warrants as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of the Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by the Shareholder and over which the Shareholder, directly or indirectly, has sole voting and dispositive authority; (e) the Shareholder beneficially owns the Shareholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of the Shareholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.

Publicity. The Shareholder hereby authorizes UMB to publish and disclose in any announcement or disclosure in connection with the Mergers, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Mergers, the Shareholder’s identity and ownership of the Shareholder’s Shares and the nature of the Shareholder’s obligations under this Agreement; provided that, prior to any such announcement or disclosure, as well as any other disclosure that references the Shareholder (individually or as part of a group), UMB shall use commercially reasonable efforts to provide the Shareholder with the opportunity to review and comment on any references to the Shareholder generally in such announcement or disclosure and consider such comments in good faith. The

3

Shareholder agrees to notify UMB as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

7.

Stock Dividends, Etc. In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.

Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.

Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.

Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.

Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles. Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

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12.

Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Shareholder, to his address set forth on the signature pages hereto, and if to UMB, to the following addresses:

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

Attention:    Amy Harris

E-mail:     Amy.Harris@umb.com

      legalnotices@umb.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:   Randall D. Guynn

        Lee Hochbaum

E-mail:     randall.guynn@davispolk.com

     lee.hochbaum@davispolk.com

13.

Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.

Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

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16.

No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to the Shareholder in the Shareholder’s capacity as a shareholder of HTLF, and, to the extent the Shareholder serves as a member of the board of directors or as an officer of HTLF, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as a director or officer and not as a shareholder.

17.

Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

6

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

UMB FINANCIAL CORPORATION

By:	/s/ J. Mariner Kemper
Name: J. Mariner Kemper
Title: Chairman of the Board & Chief Executive Officer

SHAREHOLDER:

/s/ Bruce K. Lee
Name: Bruce K. Lee

Address for Notices:

1800 Larimer Street, Suite 1800
Denver, Colorado 80202

[Support Agreement Signature Page]

SCHEDULE A

Existing Share Information

Name of Record Holder	Existing Shares
Bruce K. Lee	85,905

SCHEDULE B

Permitted Transfers

1.	Sales to satisfy any Tax liability incurred by the Shareholder in respect of vesting, exercise or settlement of HTLF Equity Awards held by Shareholder.

Annex F

Global Corporate & Investment Banking BofA Securities, Inc. One Bryant Park, New York, NY 10036

April 28, 2024

The Board of Directors

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, Missouri 64106

Members of the Board of Directors:

We understand that UMB Financial Corporation (“UMB”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), by and among UMB, Blue Sky Merger Sub Inc., a wholly owned subsidiary of UMB (“Merger Sub”), and Heartland Financial USA, Inc. (“Pierce”), pursuant to which, among other things, (a) Merger Sub will merge with and into Pierce (the “Merger”), with Pierce being the surviving corporation, and (b) immediately following the Merger, Pierce will merge with and into UMB, with UMB being the surviving corporation (the “Second Step Merger” and together with the Merger, the “Transaction”), and each outstanding share of common stock, par value $1.00 per share, of Pierce (“Pierce Common Stock”) will be converted into the right to receive 0.55 of a share (the “Exchange Ratio”) of common stock, par value $1.00 per share, of UMB (“UMB Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to UMB of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Pierce and UMB;

(2)	reviewed certain publicly available financial forecasts relating to Pierce (the “Pierce Public Forecasts”);

(3)	reviewed certain publicly available financial forecasts relating to UMB (the “UMB Public Forecasts”);

(4)

reviewed certain estimates as to (i) the amount and timing of cost savings and revenue enhancements (collectively, the “Synergies”) anticipated by the management of UMB to result from the Transaction, and (ii) the financial implications of an equity forward sale agreement to be entered into by UMB in connection with the Transaction (the “Forward Sale Agreement”);

(5)

discussed the past and current business, operations, financial condition and prospects of Pierce with members of senior managements of Pierce and UMB, and discussed the past and current business, operations, financial condition and prospects of UMB with members of senior management of UMB;

(6)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of UMB, including the potential effect on UMB’s estimated earnings per share;

(7)

reviewed the trading histories for Pierce Common Stock and UMB Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 1 of 4

(8)	compared certain financial information of Pierce and UMB with similar information of other companies we deemed relevant;

(9)	reviewed a draft, dated April 28, 2024, of the Forward Sale Agreement;

(10)	reviewed a draft, dated April 28, 2024, of the Agreement; and

(11)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of UMB and Pierce that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect.

As you are aware, we have not been provided with, and we did not have access to, financial forecasts relating to UMB or Pierce prepared by the management of UMB or Pierce, as applicable. Accordingly, we have been advised by UMB and have assumed, that the UMB Public Forecasts and Pierce Public Forecasts are a reasonable basis upon which to evaluate the future financial performance of UMB and Pierce, as applicable, and at the direction of UMB, we have used the UMB Public Forecasts and Pierce Public Forecasts in performing our analyses. With respect to the Synergies, we have assumed, at the direction of UMB, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of UMB as to the future financial performance of Pierce and UMB. We have relied, at the direction of UMB, on the assessments of the management of UMB as to UMB’s ability to achieve the Synergies and have been advised by UMB, and have assumed, that the Synergies will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pierce or UMB, nor have we made any physical inspection of the properties or assets of Pierce or UMB. We have not evaluated the solvency or fair value of Pierce or UMB under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of UMB, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Pierce, UMB or the contemplated benefits of the Transaction. We also have assumed, at the direction of UMB, that that the final executed versions of the Agreement and the Forward Sale Agreement will not differ in any material respect from the drafts thereof reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, to UMB of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 2 of 4

compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to UMB or in which UMB might engage or as to the underlying business decision of UMB to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of UMB Common Stock actually will be when issued or the prices at which UMB Common Stock or Pierce Common Stock will trade at any time, including following announcement or consummation of the Transaction. We are also not expressing any view or opinion with respect to, and we have relied at the direction of UMB, upon the assessments of representatives of UMB regarding legal, regulatory, accounting, tax and similar matters relating to UMB, Pierce and the Transaction (including the contemplated benefits of the Transaction), as to which we understand that UMB obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Transaction or any other matter.

We have acted as financial advisor to UMB in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, UMB has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of UMB, Pierce and certain of their respective affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, or in the future may provide, investment banking, commercial banking and other financial services to UMB and/or its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) acting for UMB on certain investment banking transactions including an equity offering expected to be undertaken concurrently with the Transaction, (ii) providing certain corporate banking and markets services, and (iii) acting as counterparty to UMB in the Forward Sale Agreement.

We and our affiliates in the future may provide, investment banking, commercial banking and other financial services to Pierce and/or its affiliates and in the future may receive compensation for the rendering of these services.

It is understood that this letter is for the benefit and use of the Board of Directors of UMB (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Board of Directors of UMB. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written consent in each instance.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 3 of 4

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc. Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to UMB.

Very truly yours,

/s/ BOFA SECURITIES, INC.

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 4 of 4

Annex G

April 28, 2024

The Board of Directors

Heartland Financial USA, Inc.

1800 Larimer Street, Suite 1800

Denver, CO 80202

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Heartland Financial USA, Inc. (“Heartland”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Blue Sky Merger Sub Inc. (“Merger Sub”), a newly-formed wholly-owned subsidiary of UMB Financial Corporation (“UMB”), with and into Heartland, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Heartland, UMB and Merger Sub. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of UMB, Merger Sub, Heartland or the holder of any securities of UMB, Merger Sub or Heartland, each share of common stock, par value $1.00 per share, of Heartland (“Heartland Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Heartland Common Stock owned by Heartland or UMB (in each case other than shares of Heartland Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Heartland or UMB in respect of debts previously contracted), shall be converted into the right to receive 0.5500 of a share of common stock, par value $1.00 per share, of UMB (“UMB Common Stock”). The ratio of 0.5500 of a share of UMB Common Stock for one share of Heartland Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement also provides that (i) immediately following the Effective Time and as part of a single, integrated transaction, UMB shall cause Heartland to be merged with and into UMB (the “Second Step Merger”), and (ii) on the day immediately following the Closing Date (as defined in the Agreement), UMB shall cause HTLF Bank, a wholly-owned subsidiary of Heartland, to be merged with and into UMB Bank, National Association, a wholly-owned subsidiary of UMB, pursuant to a separate bank merger agreement (the “Bank Merger”).

KBW has acted as financial advisor to Heartland and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between KBW broker-dealer affiliates and each of Heartland and UMB), may from time to time purchase securities from, and sell securities to, Heartland and UMB. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Heartland or UMB for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Heartland (the “Board”) in rendering this opinion and will receive a fee from Heartland for our services. A portion of our fee is payable upon the rendering of this

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors — Heartland Financial USA, Inc.

April 28, 2024

opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Heartland has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years KBW has provided investment banking and financial advisory services to Heartland and received compensation for such services. KBW acted as financial advisor to Heartland in connection with its February 2024 announced sale of its Rocky Mountain Bank division in Montana. In the past two years, KBW has not provided investment banking or financial advisory services to UMB. We may in the future provide investment banking and financial advisory services to Heartland or UMB and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Heartland and UMB and bearing upon the Merger, including among other things, the following: (i) an execution version of the Agreement dated April 28, 2024; (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of Heartland; (iii) certain preliminary draft and unaudited financial results for the quarter ended March 31, 2024 of Heartland (provided by Heartland); (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of UMB; (v) certain preliminary draft and unaudited financial results for the quarter ended March 31, 2024 of UMB (provided by UMB); (vi) certain regulatory filings of Heartland and UMB and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2023; (vii) certain other interim reports and other communications of Heartland and UMB to their respective stockholders or shareholders; and (viii) other financial information concerning the businesses and operations of Heartland and UMB furnished to us by Heartland and UMB or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Heartland and UMB; (ii) the assets and liabilities of Heartland and UMB; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Heartland and UMB with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus “street estimates” of Heartland, as well as assumed long-term Heartland growth rates provided to us by Heartland management, all of which information was discussed with us by such management and used and relied upon by us at the direction of Heartland management and with the consent of the Board; (vi) publicly available consensus “street estimates” of UMB, as well as assumed long-term UMB growth rates provided to us by UMB management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Heartland management and with the consent of the Board; (vii) pro forma balance sheet and capital data of Heartland as of March 31, 2024, as adjusted for the recently announced sale by Heartland of its Rocky Mountain Bank division in Montana that was prepared by Heartland management, provided to and discussed with us by such management and used and relied upon by us at the direction of Heartland management and with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on UMB (including, without limitation, the cost savings expected to result or be derived from the Merger) that were prepared by UMB management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of Heartland management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Heartland and UMB regarding the past and current business operations, regulatory relations, financial

The Board of Directors — Heartland Financial USA, Inc.

April 28, 2024

condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Heartland as to the reasonableness and achievability of the publicly available consensus “street estimates” of Heartland and the assumed Heartland long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Heartland “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Heartland management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of Heartland, upon UMB management as to the reasonableness and achievability of the publicly available consensus “street estimates” of UMB, the assumed UMB long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on UMB (including, without limitation, the cost savings expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the UMB “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of UMB management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Heartland and UMB that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Heartland and UMB referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Heartland and UMB and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Heartland or UMB since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Heartland and UMB are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Heartland or UMB, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Heartland or UMB under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have

The Board of Directors — Heartland Financial USA, Inc.

April 28, 2024

made note of the classification by each of Heartland and UMB of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and have also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the respective financial statements of Heartland and UMB, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Second Step Merger and the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Heartland Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Heartland, UMB or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Heartland that Heartland has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Heartland, UMB, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Heartland Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Second Step Merger and the Bank Merger), including, without limitation, the form or structure of the Merger or any such related transaction, the treatment of outstanding preferred stock of Heartland in the Merger, any consequences of the Merger or any such related transaction to Heartland, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Heartland

The Board of Directors — Heartland Financial USA, Inc.

April 28, 2024

to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Heartland or the Board; (iii) the fairness of the amount or nature of any compensation to any of Heartland’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Heartland Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Heartland (other than the holders of Heartland Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of outstanding preferred stock of Heartland or any other class of securities) or holders of any class of securities of UMB or any other party to any transaction contemplated by the Agreement; (v) the actual value of UMB Common Stock or shares of newly created preferred stock of UMB to be issued in the Merger; (vi) the prices, trading range or volume at which Heartland Common Stock or UMB Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which UMB Common Stock will trade following the consummation of the Merger; (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (viii) any legal, regulatory, accounting, tax or similar matters relating to Heartland, UMB, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Second Step Merger and the Bank Merger), including whether or not the Merger and the Second Step Merger, taken together, would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Heartland Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder or shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Heartland Common Stock.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 351.355 of Missouri Law provides as follows:

1. A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3. Except as otherwise provided in the articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

4. Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

5. Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

6. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7. A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

8. The corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement the corporation may for the benefit of persons indemnified by the corporation create a trust fund, establish any form of self insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, or establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation. In the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

9. Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

10. For the purpose of this section, references to “the corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

11. For purposes of this section, the term “other enterprise” shall include employee benefit plans; the term “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

The UMB bylaws provide that any person who was or is a party or is threatened to be made a defendant party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action, suit, or proceeding by or in the right of UMB, a “general action”) by reason of the fact that they are or were a director or officer of UMB or any of its subsidiaries (a subsidiary being defined as another corporation or other entity included in a controlled group of corporations or other entities of which UMB is a common parent), or is or was serving at the request of UMB as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise (including service in a fiduciary capacity or otherwise with respect to any employee benefit plan of UMB or any other corporation or other entity) (each such director or officer, an “executive”) will, to the maximum extent permitted by applicable law, be indemnified against expenses (including attorneys’ fees), judgments, fines, and amounts (collectively, “expenses”) paid in settlement actually and reasonably incurred by them in defense of such general action, if they (i) acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of UMB or the participants or beneficiaries of any employee benefit plan and (ii) with respect to any criminal general action, had no reasonable cause to believe their conduct was unlawful.

The UMB bylaws further provide that any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by or in the right of UMB to procure a judgment in its favor (each such an action, suit or proceeding, a “corporate action,” and together with a general action, an “action”) by reason of the fact that they were or are an executive shall, to the maximum extent permitted by applicable law, be indemnified against expenses paid in settlement actually and reasonably incurred by them in connection with the defense or settlement of the corporate action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of UMB.

The UMB bylaws further provide that, notwithstanding the above, no indemnification shall be made in respect of any matter in which any person has been adjudged to be liable for negligence or misconduct in the performance of their duty to UMB unless and only to the extent that a court determines that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

The UMB bylaws further provide that any person who has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue, or matter therein, shall be indemnified against expenses actually and reasonably incurred by them in connection therewith.

The UMB bylaws further provide that, except as provided in the immediately following paragraph, indemnification of anyone as discussed above, unless ordered by a court of competent jurisdiction, shall only be made by UMB in each case upon a determination that it is proper because the person has met the applicable standard of conduct. Such a determination may be made by the UMB board of directors, or a committee of the UMB board of directors composed solely of non-employee directors, and as otherwise permitted by applicable law.

The UMB bylaws further provide that, unless required by applicable law, no person shall be indemnified against any expenses incurred (i) to the extent prohibited by applicable law, or to the extent an indemnification otherwise constitutes a “prohibited indemnification payment” (as such term is defined under the Federal Deposit Insurance Act and regulations thereunder), except as specifically permitted by the Federal Deposit Insurance Act and regulations, (ii) unless the person notifies UMB in writing of the action promptly on becoming aware and, before incurring expense of any kind in connection with the action, gives UMB or its insurer the opportunity to provide an independent attorney to represent them in connection with the action, (iii) in connection with any settlement of any action brought or threatened against them unless the UMB board of directors (A) approved the amount of such settlement as (I) reasonable and (II) not affecting UMB’s safety and soundness, or (B) could not, by reason of the action, act with complete independence and free of circumscription in relation to the action or (iv) in connection with any (A) claim made against them for an accounting of profits made from the purchase or sale by them of securities of UMB within the meaning of Section 16b of the Exchange Act or similar provisions of any applicable law, or (B) action, suit, or proceeding (or part thereof) initiated by such person claiming indemnification unless such action, suit, or proceeding (or part thereof) initiated by such person was authorized by the UMB board of directors.

The UMB bylaws further provide that, to the extent permissible under applicable law, the right to indemnification of executives includes the right to be paid by UMB reasonable expenses (but not including any retainers or prepayments of fees, unless such retainers or prepayments are specifically approved), incurred in defending any such action, in advance of its final disposition, but only (i) upon such executive’s delivery to UMB of a written agreement, in which they agree to repay all amounts advanced if it should be ultimately determined by a court or other tribunal or by the UMB board of directors (or its designee) that (A) such person is not entitled to be indemnified, or (B) such person is assessed a civil money penalty by a bank regulatory agency, is removed or prohibited from banking, or is subject to a final order to cease an action or take an affirmative action by a bank regulatory agency and (ii) until such time as a final determination regarding indemnification has been made; provided, that if indemnification is determined to not be proper, any advancement will immediately cease. If indemnification is determined to be proper, advancement of expenses will continue.

If the claim of an executive for indemnification under the provisions of the UMB bylaws described above is not paid in full by UMB within thirty (30) days after a written claim has been received by UMB, the claimant may bring suit against UMB to recover the unpaid amounts, and if successful in whole or in part, the claimant will be entitled to recover the expense of prosecuting such claim. Neither the failure of UMB to have made a determination prior to the commencement of such action that the claimant is entitled to indemnification under the circumstances, nor an actual determination by UMB that the claimant is not entitled to indemnification, will be a defense to the action or create a presumption that the claimant is not entitled to indemnification.

The UMB bylaws provide that UMB may purchase and maintain insurance, or another similar arrangement, on behalf of any person who is or was an executive or employee, against any liability asserted against, or incurred by, them in any such capacity, or arising out of their status as such, whether or not UMB would have the power to indemnify them against such liability under the UMB bylaws or applicable law; provided, however, that such insurance or other arrangement may not provide coverage inconsistent with that permitted by applicable law.

The UMB bylaws further provide that the indemnification provided for executives or employees (i) is not exclusive of any other rights to which those executives or employees may be entitled to under the UMB articles of incorporation, UMB bylaws, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office and (ii) will continue as to any person who has ceased to be an executive or employee and will inure to the benefit of their heirs, executors, and administrators.

The UMB bylaws further provide that the right of any executive to be indemnified, reimbursed, or advanced amounts pursuant to the UMB bylaws (i) is a contract right, enforceable by the executive as if the applicable provisions of the UMB bylaws were set forth in a separate written contract between UMB and the executive, (ii) is intended to be retroactive and (iii) will continue to exist after the rescission or restrictive modification of the UMB bylaws with respect to prior events.

Item 21. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith or incorporated herein by reference

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 28, 2024, by and among Heartland Financial USA, Inc., UMB Financial Corporation and Blue Sky Merger Sub Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this registration statement)*

3.1	Restated Articles of Incorporation of UMB Financial Corporation (incorporated herein by reference to Exhibit 3.1 to UMB Financial Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 9, 2006)

3.2	Form of Amendment to the Restated Articles of Incorporation of UMB Financial Corporation (attached as Annex B to the joint proxy statement/prospectus forming a part of this registration statement)

3.3	Bylaws of UMB Financial Corporation (incorporated herein by reference to Exhibit 3.1 to UMB Financial Corporation’s Current Report on Form 8-K, filed on April 13, 2023)

4.1	Form of Certificate representing shares of UMB Financial Corporation common stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A, filed on May 1, 2018)

4.2	Form of Certificate of Designations of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of UMB Financial Corporation (attached as Annex C to the joint proxy statement/prospectus forming a part of this registration statement)

4.3	Form of Deposit Agreement among UMB Financial Corporation, Computershare Trust Company, N.A., Computershare, Inc. and the holders from time to time of the depositary receipts described therein

5.1	Opinion of Sandberg Phoenix & Von Gontard P.C. as to validity of the securities being registered

8.1	Opinion of Davis Polk & Wardwell LLP regarding certain U.S. income tax aspects of the merger

8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the merger

10.1	Support Agreement, dated as of April 28, 2024, by and between J. Mariner Kemper and Heartland Financial USA, Inc. (attached as Annex D to the joint proxy statement/prospectus forming a part of this registration statement)

10.2	Support Agreement, dated as of April 28, 2024, by and between Bruce K. Lee and UMB Financial Corporation (attached as Annex E to the joint proxy statement/prospectus forming a part of this registration statement)

21.1	List of subsidiaries of UMB Financial Corporation (incorporated by reference to Exhibit 21.1 of Form 10-K for the fiscal year ended December 31, 2023, filed February 22, 2024)

23.1	Consent of KPMG LLP (independent registered public accounting firm for UMB Financial Corporation)

23.2	Consent of KPMG LLP (independent registered public accounting firm for Heartland Financial USA, Inc.)

23.3	Consent of Sandberg Phoenix & Von Gontard P.C. (included as part of the opinion filed as Exhibit 5.1)

23.4	Consent of Davis Polk & Wardwell LLP (included as part of its opinion filed as Exhibit 8.1)

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2)

Exhibit No.	Description

24.1	Powers of Attorney of Directors and Officers of UMB Financial Corporation**

99.1	Form of Proxy Card of UMB Financial Corporation

99.2	Form of Proxy Card of Heartland Financial USA, Inc.

99.3	Consent of Keefe, Bruyette & Woods, Inc.

99.4	Consent of BofA Securities, Inc.

107	Filing Fee Table**

* Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules (or similar attachments) have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request; provided, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules (or similar attachments) so furnished.

** Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)

That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)

To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(11)

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on July 2, 2024.

UMB FINANCIAL CORPORATION

By:	/s/ J. Mariner Kemper
	Name:	J. Mariner Kemper
	Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 2, 2024.

Signature	Title

/s/ J. Mariner Kemper (J. Mariner Kemper)	Director, Chairman of the Board, Chief Executive Officer (Principal Executive Officer)

/s/ Ram Shankar	Chief Financial Officer (Principal Financial Officer)
(Ram Shankar)

/s/ David C. Odgers	Chief Accounting Officer (Principal Accounting Officer)
(David C. Odgers)

*	Director
(Robin C. Beery)

*	Director
(Janine A. Davidson)

*	Director
(Kevin C. Gallagher)

*	Director
(Greg M. Graves)

*	Director
(Gordon E. Lansford III)

*	Director
(Timothy R. Murphy)

*	Director
(Tamara M. Peterman)

*	Director
(Kris A. Robbins)

Signature	Title

*	Director
(L. Joshua Sosland)

*	Director
(Leroy J. Williams, Jr.)

By:	/s/ John C. Pauls
	Name:	John C. Pauls
	Title:	Attorney-In-Fact